Filed pursuant to Rule 424(b)(5)

Registration No. 333-291593

Prospectus Supplement
(To Prospectus dated November 17, 2025)

APTORUM GROUP LIMITED

December 5, 2025

Up to 2,060,000 Class A Ordinary Shares Upon Exercise of Certain Warrants

Aptorum Group Limited (the “Company”), a holding company incorporated in the Cayman Islands with its operations conducted by its subsidiaries is filing this prospectus for the offer and sale from time to time by the selling securityholders named in this prospectus (and any of their pledgees, assignees, transferees and successors-in-interest) (the “Selling Securityholders”) of up to 2,060,000 shares of its Class A Ordinary Shares, par value of $0.00001 each (the “Class A Ordinary Shares”), issuable upon the exercise of (i) Ordinary Share Purchase Warrants to purchase up to 2,000,000 Class A Ordinary Shares (“Investor Warrant Shares”) at an original exercise price of $2.00 per share, subject to adjustment (the “October 2025 Warrants”), issued by us to certain accredited investors on October 14, 2025 in a concurrent private placement and registered direct transaction pursuant to a securities purchase agreement, dated as of October 10, 2025 (the “Purchase Agreement”) and (ii) placement agent ordinary share purchase warrants (the “Placement Agent Warrants,” together with the October 2025 Warrants, the “2025 Warrants”) to purchase an aggregate of 60,000 Class A Ordinary Shares (the “Placement Agent Warrant Shares,” together with the Investor Warrant Shares, the “2025 Warrant Shares”) issued to H.C. Wainwright & Co., LLC or its designees, as exclusive placement agent (the “Placement Agent”), at an exercise price of $2.50 per share. The Investor Warrants are exercisable immediately and expire on the 5-year anniversary of the effective date of this registration statement. The Placement Agent Warrants were exercisable immediately upon issuance on October 10, 2025, and expire on the earlier of 24 months from the effective date of this registration statement or October 10, 2030.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We will, however, receive the exercise price of $2.00 per share of any of the October 2025 Warrants exercised for cash and $2.50 per share of any Placement Agent Warrants exercised for cash. Additionally, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders is set forth in this prospectus in the Prospectus Summary under the heading “Registered Direct Offering and Concurrent Private Placement” and “Description of Securities.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. The Selling Securityholders may offer, sell, or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of Class A Common Stock held by our stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. We expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our Class A Ordinary Shares is listed on the Nasdaq Capital Market under the symbol “APM.” The last reported sale price of the Class A Ordinary Shares on December 4, 2025 was US$1.40 per Class A Ordinary Share.

We are aware that in recent years, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using  variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these regulatory actions and statements are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our business operations in Hong Kong, the ability to accept foreign investments and list on a U.S. or other foreign exchange. Although currently our business is not affected under these regulatory actions, if the legislative or administrative regulation making bodies change their focus to the sector which we operate in, it may impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange.

As of the date of this prospectus, we are also aware that the China Security Regulatory Commission, or CSRC, promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines thereto, which came into effect on March 31, 2023 and request that the domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC within three working days following its submission of confidential or public registration statement for initial public offerings or listing. As of the date hereof, we maintain a contractual arrangement with one variable interest entity (the “VIE”): Libra Sciences Limited, which is incorporated under the laws of the Cayman Islands, and although Aptorum holds a 97.27% economic interest and 31.51% voting power in Libra, in accordance with ASC 810, we previously concluded that we are not the primary beneficiary of Libra and therefore we do not consolidate its financial statements into ours. Previously, we determined that we were the primary beneficiary of another VIE, Mios Pharmaceuticals Limited; however, Mios was dissolved on 31 October 2024 and therefore we no longer maintain any ownership over such entity. Our corporate structure is based on the equity ownership and control we have over our subsidiaries. Our corporate structure was not set up to be used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. Foreign investment can be made directly into the VIE, however, your investments into Aptorum are made into the Cayman Islands holding company, not our VIE, and you may never own any equity into the VIE or any other subsidiary. Therefore, we do not believe that we are required to obtain approval or clearance from the CSRC as the listing of our ordinary shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” nor that we are required to complete the filing procedures as stipulated by the Trial Measures because the Company’s majority business activities are neither carried out in Mainland China, nor is its main place of business located in Mainland China. However, if our assessment that we are not required to complete the filing procedures as stipulated by the Trial Measures is incorrect, and if the Trial Measures do eventually apply to us, we cannot assure you that we will be able to receive the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements, including but limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. For a detailed description of the risks related to doing business in the PRC, See “Risk Factors - Risks Related to Our Corporate Structure” and “Risk Factors - Risks Relating to Doing Business in Hong Kong”.

Regarding the cash transfer throughout our organization, our management is directly supervising cash management. Our finance department is responsible for establishing the cash management policies and procedures among our departments and the operating entities. Majority of the cash are managed by Aptorum. Each department or operating entity initiates a cash request by putting forward a payment requisition form, which explains the specific amount and timing of cash requested, and submitting it to designated management members of our Company, based on the amount and the nature of payment. The designated management member examines and approves the cash transfer based on the sources of cash and the priorities of the needs, and submit it to the cashier specialists of our finance department for a second review. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. As of the date of this prospectus, none of our subsidiaries have ever faced difficulties or limitations on the ability to transfer cash to another subsidiary.  We have implemented cash management policies for all of our subsidiaries, which require the relevant financial staff to verify that the relevant documents issued by the requesting staff with the approval of the competent supervisor are qualified, and then transfer the payment to the cashier upon competent supervisor of the relevant financial staff. Any voucher will be stamped after payment and the payee will sign the request for payment as receipt. In addition, all payments shall be made by remittance, crossed and stamped non-endorsed transfer cheques except for certain specified cash payables. When transferring any inter-group funds, the cash management procedures are the same as the cash management policies for external payment as set out above. For a detailed description on the transfer of cash through our organization, see “Cash Transfers and Dividend Distribution” in the Prospectus Summary section.

Our group intends to retain all available funds and future earnings, if any, for the operation and expansion of our business and does not anticipate declaring or paying any dividends in the foreseeable future. We also intend to settle amounts owned under our operating structure through bank loans and loans from related parties. We currently do not have any dividend policy, and any future determination will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Save as disclosed, there were no other transfers, dividends or distributions which have been made between our holding company, our subsidiaries or to our investors. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries in Hong Kong. If our VIE or subsidiaries incur debt on their own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. To date, there have not been any such dividends or other distributions from our VIE or subsidiaries to our subsidiaries located outside of China. In addition, as of the date of this prospectus, neither our VIE or any of our subsidiaries nor investments have ever issued any dividends or distributions to us or their respective shareholders outside of China. For a detailed description on our intentions to distribute earnings  or settle amounts owed and any transfers, dividends or distributions made to date, see “Cash Transfers and Dividend Distribution” in the Prospectus Summary Section.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong, because of positions taken by the PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditors have been inspected by the PCAOB on a periodic basis. Therefore, our auditors were not identified in this report as a firm subject to the PCAOB’s determination. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our control. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. As such, trading in our securities may be prohibited under the HFCAA if we appoint an auditor that the PCAOB determines that it cannot inspect or investigate completely, and as a result our securities may be delisted. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before a Company’s securities may be prohibited from trading or delisted. See “Risk Factors – If the U.S. Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditors as required under the Holding Foreign Companies Accountable Act, the SEC will prohibit the trading of our Class A Ordinary Shares. A trading prohibition for our Class A Ordinary Shares, or the threat of a trading prohibition, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections.” and “The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.” for more information.

The interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us, hinder our ability to offer or continue to offer the Class A Ordinary Shares, result in a material adverse effect on our business operations, and damage our reputation, which might further cause the Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong,” the section “Our Company” in the Prospectus Summary and “Permission Required from the PRC Authorities” in the Regulation section.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 23 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2025

We have not authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

For investors outside of the United States: We have not done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus outside of the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

All references in this prospectus to “$,” “U.S.$,” “U.S. dollars,” “dollars,” “US$,” and “USD” mean United States dollars unless otherwise noted. All references to the “UK” in this prospectus refer to the United Kingdom. All references to the “PRC” or “China” in this prospectus refer to the People’s Republic of China. All references to “Hong Kong” or “H.K.” in this prospectus refer to Hong Kong Special Administrative Region of the People’s Republic of China. All references to the “United States,” “U.S.” or “US” refer to the United States of America.

Unless otherwise noted in this prospectus, disclosure herein including disclosure incorporated by reference herein pertains to Aptorum Group Limited, a Cayman Islands exempted company with limited liability.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Our Business,” and “Operating and Financial Review and Prospects” as well as information we incorporated herein by reference, contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus and the documents incorporated herein by reference include, but are not limited to, statements about:

●	the initiation, timing, progress and results of our preclinical and clinical trials, and our research and development programs;

●	our ability to advance our drug candidates into, and successfully complete, clinical trials;

●	our ability to identify and develop new drug and device candidates;

●	our reliance on the success of our drug candidates currently undergoing preclinical development; in particular, our Lead Project candidates;

●	the timing or likelihood of regulatory filings and approvals;

●	the commercialization of our drug and device candidates, if approved;

●	our ability to develop sales and marketing capabilities;

●	the pricing and reimbursement of our drug candidates, if approved;

●	the implementation of our business model, strategic plans for our business and technology;

●	the scope of protection we are able to establish and maintain for IP rights covering our drug and device candidates and technology;

●	our ability to operate our business without infringing the IP rights and proprietary technology of other parties;

●	costs associated with defending IP infringement, product liability and other claims;

●	regulatory development in the U.S., Europe and PRC and other jurisdictions;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;

●	our ability to maintain and establish collaborations or obtain additional grant funding; the rate and degree of market acceptance of our drug and device candidates;

●	developments relating to our competitors and industry, including competing therapies;

●	our ability to effectively manage our anticipated growth;

●	our ability to attract and retain qualified employees and key personnel;

●	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;

●	the future trading price of our Class A Ordinary Shares and impact of securities analysts’ reports on these prices;

●	statements about DiamiR’s business and operations;

●	statements about the DiamiR Merger and operations of the Combined Company; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminologies. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus contains market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.

COMMONLY USED DEFINED TERMS

Unless the context otherwise requires, in this registration statement references to:

●	“505(b)(2) Application” refers to an application for which one or more of the investigations relied upon by the applicant for approval “were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted” (21 U.S.C. 355(b)(2)).

●	“A*STAR” refers to Agency for Science, Technology and Research.

●	“Acticule” refers to Acticule Life Sciences Limited, an 80% owned subsidiary of Aptorum Group.

●	“AD” refers to Alzheimer’s disease.

●	“Aeneas Group” refers to Aeneas Limited and its subsidiaries. Aeneas Limited is 76.8% owned by Jurchen Investment Corporation. Because Mr. Huen, a director, holds 100% equity interest in Jurchen Investment Corporation, we refer Aeneas Group as a subsidiary of Aptorum Group.

●	“AML” refers to Aptorum Medical Limited, a 90% owned subsidiary of Aptorum Group, as of the date of this prospectus.

●	“Aptorum Group,” and “Group” refer to Aptorum Group Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Hong Kong and all of its subsidiaries.

●	“CAP” refers to College of Clinical Pathology (CAP) accredited laboratory

●	“cGCP” refers to Current Good Clinical Practice as adopted by the applicable regulatory authority.

●	“cGLP” refers to Current Good Laboratory Practice as adopted by the applicable regulatory authority.

●	“cGMP” refers to Current Good Manufacturing Practice as adopted by the applicable regulatory authority.

●	“Combined Company” refers to the Company immediately following the consummation of the DiamiR Merger.

●	“Class A Ordinary Shares” refers to the Company’s Class A Ordinary Shares, par value $0.00001 per share.

●	“Class B Ordinary Shares” refers to the Company’s Class B Ordinary Shares, par value $0.00001 per share.

●	“CLIA” refers to Clinical Laboratory Improvement Amendments.

●	“Company,” “we” and “us” and “our” refer to Aptorum Group Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Hong Kong.

●	“CMC” refers to chemical, manufacturing and control.

●	“Covar” refers to Covar Pharmaceuticals Incorporated, a contract research organization engaged by the Company.

●	“CROs” refers to contract research organizations.

●	“CTA” refers to Clinical Trial Application.

●	“DiamiR” refers to DiamiR Biosciences Corp., a Delaware corporation and its wholly-owned subsidiary DiamiR, LLC a private Delaware limited liability company.

●	“DiamiR Merger” means the merger contemplated by that certain merger agreement (“Merger Agreement”) by and among the Company and DiamiR dated July 14, 2025, pursuant to which the Company shall acquire 100% of DiamiR outstanding shares of common stock with consideration to be paid in shares after which, DiamiR will become the Company’s wholly-owned subsidiary, and the existing DiamiR stockholders and existing Company shareholders will own approximately 70% and 30%, respectively, of the outstanding shares of the post-closing Company.

●	“EEA” refers to the European Economic Area.

●	“EMA” refers to the European Medicines Agency.

●	“EMEA” refers to Europe, the Middle East and Africa.

●	“EPO” refers to the European Patent Organization or the European Patent Office operated by it.

●	“European Patent” refers to patents issuable by the EPO.

●	“EU” refers to the European Union.

●	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

●	“FDA” refers to U.S. Food and Drug Administration.

●	“FDCA” refers to the U.S. Federal Food, Drug and Cosmetic Act.

●	“Fiscal year” refers to the period from January 31 of each calendar year to December 31 of the following calendar year.

●	“HKD” refers to Hong Kong Dollars.

●	“Hong Kong” or “H.K.” refers to Hong Kong Special Administrative Region of the People’s Republic of China.

●	“IND” refers to Investigational New Drugs.

●	“IP” refers to intellectual property.

●	“IPO” or “Offering” means the initial public offering by the Company of 76,142 Class A Ordinary Shares consummated on December 17, 2018.

●	“IVD” refers to an in vitro diagnostic.

●	“Jurchen” refers to Jurchen Investment Corporation, a company wholly-owned by our CEO and director, Ian Huen, and a holding company of Aptorum Group.

●	“Laboratory” refers to DiamiR’s laboratory in New Haven, CT, unless otherwise noted.

●	“LDT” refers to lab-developed test. An LDT is an in vitro diagnostic (IVD) test that is designed, manufactured, and performed within a single laboratory. The development of the lab-developed test includes custom assay design and validation of the test system, including accuracy and replicability of the test.

●	“Lead Projects” refers to ALS-4 and SACT-1.

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●	“Libra” refers to Libra Sciences Limited, a VIE in which we hold 97.27% economic interest and 31.51% voting power. Libra is incorporated under the laws of the Cayman Islands. We are not deemed as the primary beneficiary of Libra for accounting purposes.

●	“LIMS” refers to Laboratory Information Management System.

●	“Major Patent Jurisdictions” refers to the United States, member states of the European Patent Organization and the People’s Republic of China.

●	“MCI” refers to Mild Cognitive Impairment.

●	“microRNA” (miRNA) refers to non-coding small nucleic acid molecules.

●	“Nativus” refers to Nativus Life Sciences Limited, a wholly-owned subsidiary of Aptorum Group.

●	“NMPA” refers to China’s National Medical Products Administration and its predecessor, the China Food and Drug Administration.

●	“ND” refers to neurodegenerative diseases.

●	“NDA” refers to a New Drug Application issued by the FDA.

●	“NIH” refers to National Institute of Health.

●	“Ordinary Shares” refers to the Class A Ordinary Shares and Class B Ordinary Shares collectively.

●	“PD” refers to Parkinson’s disease.

●	“PRC” and “China” refer to the People’s Republic of China.

●	“Restructure” refers to the Company’s change from an investment fund with management shares and non-voting participating redeemable preference shares to a holding company with operating subsidiaries, effective as of March 1, 2017.

●	“R&D” refers to research and development.

●	“R&D Center” refers to an in-house pharmaceutical development center located in Hong Kong Science and Technology Park.

●	“Risk Stratification” in the context of clinical tests refers to the process of categorizing individuals or patients into different risk groups based on certain factors or parameters measured through diagnostic tests. The goal is to identify individuals who are at higher risk of developing a particular condition or experiencing certain outcomes, such as disease progression based on their testing results. Risk stratification typically involves assessing various clinical variables, biomarkers, demographic information, medical history, and other relevant factors to determine an individual’s level of risk for a certain condition. This information helps healthcare professionals tailor their management strategies, interventions, and follow-up plans according to the specific needs of each risk group. For example, in brain health, risk stratification may involve assessing factors such as miRNA profile, protein biomarker status, APOE genotype, and family history of AD to categorize patients into low, moderate, or high-risk groups. This information guides decisions regarding treatment options, lifestyle modifications, and preventive measures for each risk category.

●	“SBIR” refers to Small Business Innovation Research, a funding program administered by the National Institutes of Health.

●	“Securities Exchange Commission,” “SEC,” “Commission” or similar terms refer to the Securities Exchange Commission.

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

●	“Scipio” refers to Scipio Life Sciences Limited, originally a consolidated VIE in which we indirectly hold 97.93% economic interest and 35.06% voting power, and Aptorum was regarded as the primary beneficiary of Scipio for accounting purposes. In November 2024, the Group acquired 10,000 Class A Ordinary Shares and 5,850,000 Class B Ordinary Shares of Scipio, achieving control over the entity. As a result of this acquisition, Scipio is no longer classified as a VIE under the Group and it became a subsidiary under the Group.

●	“Securities Act” refers to the Securities Act of 1933.

●	“UK” refers to the United Kingdom.

●	“United States,” “U.S.” and “US” refer to the United States of America.

●	“Videns” refers to Videns Incorporation Limited, a wholly-owned subsidiary of Aptorum Group.

●	“VIE” refers to a variable interest entity.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced.  We understand that the Company would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read the entire prospectus, including our financial statements and the related notes and management’s discussion and analysis incorporated herein by reference. You should also consider, among other things, the matters described under “Risk Factors” in each case appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “Aptorum,” “we,” the “Company,” the “group” and similar designations refer to Aptorum Group Limited, a Cayman Islands exempted company with limited liability and all references to “DiamiR” refer to DiamiR Biosciences Corp., a Delaware corporation.

Business Overview of Aptorum

The Company is a clinical stage biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutic assets to treat diseases with unmet medical needs, particularly in oncology (including orphan oncology indications) and infectious diseases.

The Company now focuses all of its efforts on R&D. In the past, the Company had provided clinic services. While the Company may re-commence clinic services in the future, as of December 31, 2024 and the date hereof, it only operates in one segment.

Our goal is to develop a broad range of novel and repurposed therapeutics and diagnostics technology across a wide range of disease/therapeutic areas. Key components of our strategy for achieving this goal include: (for details of our strategy, See “Business Overview – Company’s Strategy”)

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas;

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs;

●	Collaborating with leading academic institutions and CROs;

●	Expanding our in-house pharmaceutical development center;

●	Leveraging our management’s expertise, experience and commercial networks;

●	Obtaining and leveraging government grants to fund project development.

Aptorum’s Lead Projects are ALS-4 and SACT-1. ALS-4 is a small drug molecule which appears to target the products produced by bacterial genes that facilitate the successful colonization and survival of the bacterium in the body or that cause damage to the body’s systems. These products of bacterial genes are referred to as “virulence expression.” Targeting bacterial virulence is an alternative approach to antimicrobial therapy that offers promising opportunities to overcome the emergence and increasing prevalence of antibiotic-resistant bacteria. SACT-1 is the first repurposed drug candidate to be developed under the Smart-ACT® drug discovery platform. SCAT-1 is one of the Company’s proprietary technologies. Our first targeted indication is neuroblastoma. Neuroblastoma is a rare form of cancer, and classified as an orphan disease, that forms in certain types of nerve tissue and most frequently in the adrenal glands as well as spine, chest, abdomen or neck, predominantly in children, especially for those aged 5 years and below.

In March 2023, Aptorum announced that it completed the Pre-IND discussions with the US FDA on ALS-4. With the positive feedback on the overall development strategy from the US FDA, it is proceeding towards the IND submission of ALS-4. In March 2023, Aptorum also announced the completion of the End of Phase 1 (EOP1) meeting of SACT-1 with the US FDA. The FDA generally agreed with the chemistry-manufacturing-control (CMC) strategy and Aptorum’s proposed clinical development plan for SACT-1 Phase 1/2 trials. The timing and scope of advancing both ALS-4 Phase 2 clinical trials and SACT-1 Phase 1/2 trials will be contingent upon securing appropriate collaborative partnerships and adequate funding resources. The Company is actively seeking strategic collaborators who can provide both financial support and clinical expertise to advance these therapeutic programs. During the second quarter of 2023, the Company decided to streamline its operations by terminating clinic services and suspending non-lead R&D projects. This was done to optimize the allocation of the Company’s resources and focusing efforts on advancing our lead projects, which hold the most promise for commercial success and beneficial impact. This decision aligns with our commitment to enhance shareholder value and effectively drive our core objectives forward in the competitive landscape.

Prior to March 2017, the Company had pursued passive healthcare related investments in early-stage companies primarily in the United States. However, we have since ceased pursuing further passive investment operations and intend to exit all such portfolio investments over an appropriate timeframe to focus resources on our current business.

Our Company

Aptorum is not a Chinese operating company. Aptorum is a Cayman Islands holding company with operations conducted through our subsidiaries and the variable interest entity (VIE). We have determined that we have one VIE: Libra, according to the U.S. GAAP. In accordance with ASC 810, we concluded that we are not the primary beneficiary of Libra and therefore we do not consolidate its financial statements into ours. Previously, we determined that we were the primary beneficiary of another VIE, Mios Pharmaceuticals Limited; however, Mios was dissolved on October 31, 2024 and therefore we no longer maintain any ownership over such entity.

Our current corporate structure does not contain any variable interest entity in mainland China and we do not have intention establishing any VIEs in mainland China in the future. However, if in the future there is any significant change to the current political arrangements between mainland China and Hong Kong and mainland China’s expanded authority in Hong Kong result in the PRC regulatory authorities disallowing our current corporate structure, or if in the future our structure were to contain a VIE and the mainland PRC regulatory authorities expand to Hong Kong and disallow our corporate structure, it would likely result in a material adverse change in the VIE’s operations, and the value of our securities may decline significantly in value or become worthless.

Although currently we do not have any business operations or VIE in mainland China and we believe that the laws and regulations of the PRC applicable in China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to our VIE or subsidiaries, data and cyberspace security, and anti-monopoly concerns, would be applicable to Scipio, given its substantial operations in Hong Kong and the Chinese government’s significant oversight authority over the conduct of business in Hong Kong.

In light of China’s prior expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. The Chinese government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. We believe that, on the basis that we currently do not have any business operations in mainland China, we currently are not required to obtain approvals from Chinese authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, neither our VIE nor any of the subsidiaries is currently required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), Cyberspace Administration of China (“CAC”) or any other PRC governmental authority to operate its business or for us to continue to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Should the PRC government choose to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to our VIE or subsidiaries in the future. Such governmental actions: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and (iii) may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the VIEs’ daily business operation, and the continued listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. If any or all of the foregoing were to occur, it may significantly limit or completely hinder our ability to complete this offering or cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors - Risks Related to Our Corporate Structure” and “Risk Factors - Risks Relating to Doing Business in Hong Kong”.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act, as amended (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years beginning in 2021. Our auditor, Marcum Asia CPAs LLP, have been inspected by the PCAOB on a regular basis, and Marcum Asia CPAs LLP is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. While our auditor is based in the U.S. and is registered with the PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our Ordinary Shares to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our Ordinary Shares. On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the CSRC and China’s Ministry of Finance. The SOP Agreement, together with two protocol agreements (collectively, “SOP Agreements”), governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

The Company now focuses all of its efforts on R&D; it no longer performs any therapeutic services. While the Company may commence therapeutic services in the future, as of December 31, 2024 and the date hereof, it only operates in one segment.

Recent Events

Registered Direct Offering and Concurrent Private Placement

On October 10, 2025, the Company entered into certain securities purchase agreement (the “Purchase Agreement”) with certain non-affiliated institutional investors (the “Purchasers”) pursuant to which the Company agreed to sell (1) 1,000,000 Class A Ordinary Shares pursuant to an effective registration statement, and (2) in a concurrent private placement, unregistered warrants to purchase an aggregate of up to 2,000,000 Ordinary Shares (the “October 2025 Warrants”), for aggregate gross proceeds of approximately $2 million (the “October 2025 Offering”).

Each October 2025 Warrant is exercisable immediately as of the date of issuance at an exercise price of $2.00 per Ordinary Share and expires twenty-four months from the effective date of this registration statement. The October 2025 Warrants and the Ordinary Shares issuable upon the exercise of the warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

The Company agreed in the Purchase Agreement that it would not issue any Class A Ordinary Shares, or securities exercisable or convertible into Class A Ordinary Shares for thirty (30) calendar days following the closing of the October 2025 Offering, subject to certain exceptions.

Concurrently with the execution of the Purchase Agreement, the officers and directors of the Company entered into lock-up agreements (the “Lock-Up Agreement”) pursuant to which they have agreed, among other things, not to sell or dispose of any Ordinary Shares which are or will be beneficially owned by them for thirty (30) days following the closing of the October 2025 Offering.

H.C. Wainwright & Co., LLC, acted as the exclusive placement agent (the “Placement Agent”), in connection with the October 2025 Offering. The Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds raised in the October 2025 Offering. The Company will also pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in the October 2025 Offering, $5,000 for non-accountable expenses, up to $50,000 for expenses of legal counsel and other out-of-pocket expenses and $10,000 for clearing fees all associated with the October 2025 Offering. We also issued the Placement Agent’s designees warrants (the “Placement Agent Warrants”) to purchase up to 60,000 Class A Ordinary Shares, at an exercise price equal to $2.50 per share. The Placement Agent Warrant are exercisable immediately upon issuance on October 1, 2025 and expire on the earlier of 24 months from the effective date of this registration statement or October 10, 2030

After deducting fees due to the Placement Agent and our estimated offering expenses, we expect the net proceeds from the October 2025 Offering to be approximately $1.725 million.

Registered Direct Offering

On January 2, 2025, the Company entered into a certain securities purchase agreement (the “Securities Purchase Agreement”) with certain non-affiliated institutional investors pursuant to which the Company sold 1,535,000 Class A Ordinary Shares of the Company, par value $0.00001 per share at a per share price of $2.00 for gross proceeds of $3,070,000 in a registered direct offering under the Company’s existing shelf registration statement on Form F-3 (File No. 333-268873).

Merger Transaction

In the second quarter of fiscal 2025, the Company determined that it would be in its and its shareholders best interest to merge with DiamiR On June 2, 2025, we entered into the Letter of Intent with DiamiR for the acquisition of 100% of the outstanding shares of DiamiR for consideration in shares.

Pursuant to the Letter of Intent, we entered into the Merger Agreement on July 14, 2025, where the Company will acquire 100% of DiamiR outstanding shares of common stock with consideration to be paid in shares at the closing (the “DiamiR Closing”). Upon consummation of DiamiR Merger, DiamiR will become a wholly-owned subsidiary of the Company, and the existing DiamiR stockholders and existing Company shareholders will own approximately 70% and 30%, respectively, of the outstanding shares of the combined company. Pursuant to the Letter of Intent, the Company entered into a licensing agreement and management agreement with DiamiR concurrently with the Merger Agreement. The closing of the DiamiR Merger will be subject to customary closing conditions, including the preparation and receipt of certain audited financials and obtaining shareholder approval of the DiamiR Merger. Therefore, there is no guarantee that such a transaction will occur.

DiamiR is a molecular diagnostic company focused on developing minimally invasive tests for early detection and monitoring of Mild Cognitive Impairment, Alzheimer’s, Parkinson’s, other neurodegenerative diseases, and cancer. The proprietary technology developed at DiamiR is based on quantitative analysis of circulating organ-enriched microRNAs in plasma. Long term objectives of DiamiR include the development and commercialization of Lab-Developed tests (LDTs) from its CLIA certified lab based on the identified miRNA expression signatures. In parallel, DiamiR is also expanding its menu to offer Pharma testing services to companies involved in developing therapeutic and treatment products. These Pharma services biomarker tests could be used for screening and patient stratification, or as disease and treatment monitoring, or to better select and characterize patients in clinical trials.

DiamiR was incorporated in Delaware on June 16, 2014, and primarily operates through its wholly-owned subsidiary, DiamiR, LLC, which was incorporated as a limited liability company in Delaware on September 17, 2009. In October 2014, DiamiR entered into a Share Exchange Agreement with DiamiR, LLC, pursuant to which DiamiR acquired 100% of the issued and outstanding units of DiamiR, LLC in exchange for 4,282,000 shares (100%) of DiamiR’s common stock (the “Share Exchange”), and DiamiR, LLC became a wholly-owned subsidiary of DiamiR. The Share Exchange was recognized as a combination of entities under common control as both DiamiR, LLC and DiamiR have been controlled before and after the transaction by the same shareholders.

DiamiR has incurred net losses in each year since its inception, including net losses of $743,235 and $614,405 for the years ended May 31, 2025 and 2024, respectively. At May 31, 2025, DiamiR had an accumulated deficit of $5,822,571, primarily due to operating expenses. DiamiR has devoted most of its financial resources to conducting studies on analysis of circulating organ-enriched miRNA biomarkers and building its patent portfolio. DiamiR has not completed development of any product candidate and has therefore not generated any revenues from product sales. Because of the numerous risks and uncertainties associated with the development of DiamiR’s LDTs, DiamiR is unable to accurately predict the timing or amount of increased expenses or when, or if, DiamiR will be able to achieve or maintain profitability. DiamiR expects to incur increased expenses as it conducts its clinical studies. DiamiR also expects an increase in its expenses associated with creating additional infrastructure (including hiring additional personnel) to develop and launch CogniMIR® and support operations. As a result, DiamiR expects to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on DiamiR’s stockholders’ equity and working capital.

To date, DiamiR has financed its operations through grant funding, including SBIR grants of approximately $9.7 million, an Alzheimer’s Drug Discovery Foundation (ADDF) Award of $492,000, the sale of DiamiR equity securities to its founders in the total aggregate amount of $350,000 and borrowings from its founders in the total aggregate amount of $1,075,000. In addition, while DiamiR has not earned revenue from its planned primary operations, DiamiR has received fees for performing specified clinical and other testing services from commercial entities from time to time. DiamiR has not, however, received such fees since March 2022. The amount of DiamiR’s future net losses will depend, in part, on the rate of future growth of its expenses and DiamiR’s ability to generate revenues. If DiamiR is unable to develop and commercialize CogniMIR® or any other product candidates that it may seek to develop, either alone or with collaborators, or if revenues from any product candidate that receives marketing approval are insufficient, DiamiR will not achieve profitability. Even if DiamiR does achieve profitability, DiamiR may not be able to sustain or increase profitability.

Since inception, DiamiR has raised over $9.7 million in grant funding from government agencies and disease foundations. On October 1, 2020, DiamiR announced that it received two grants from the National Institutes of Health (NIH) in the total amount of approximately $3.86 million. The National Institute on Aging (NIA) awarded DiamiR approximately $3.36 million in a Commercialization Readiness Pilot (CRP) grant as part of its Small Business Innovation Research (SBIR) program. The award builds upon earlier studies conducted by DiamiR in collaboration with leading academic centers and continues to support development of CogniMIR®, DiamiR’s lead diagnostic product candidate for early detection and monitoring of mild cognitive impairment and AD. The second award of $498,572 was granted to DiamiR by the National Institute for Neurological Disorders and Stroke (NINDS) for a project entitled “Circulating Organ-enriched microRNAs as biomarkers of Rett Syndrome.”

From June 2020 through April 2023, Kira Sheinerman, one of the founders and the Executive Director of DiamiR, served as senior strategic consultant to Aptorum, which role included reviewing therapeutic and diagnostic opportunities, and making industry and academia introductions for Aptorum. Kira Sheinerman currently hold 2,772 shares of Aptorum.

Company management believes that by merging these two companies together, it can achieve greater shareholder value and have a stronger growth trajectory.

Merger Agreement with DiamiR

Pursuant to the Letter of Intent, we entered into the Merger Agreement with DiamiR on July 14, 2025 for the DiamiR Merger. Pursuant to the Merger Agreement, the Company will newly incorporate a wholly owned, direct subsidiary in the state of Delaware for purposes of consummating the transactions contemplated therein (the “Merger Sub”). At the closing, subject to terms and conditions of the Merger Agreement, the Merger Sub will merge with and into DiamiR, with DiamiR surviving, resulting in DiamiR becoming a direct wholly-owned subsidiary of the Company.

Prior to the closing of DiamiR Merger, the Company will transfer by way of continuation to and domesticate as a Delaware corporation (the “Domestication”; the Company immediately following the Domestication and prior to the closing of DiamiR Merger, “Aptorum Delaware”). In connection with the Domestication, each then issued and outstanding Class A ordinary share of the Company will convert automatically, on a one-for-one basis, into a share of common stock of Aptorum Delaware, each then issued and outstanding Class B ordinary share of the Company will convert automatically, on a one-for-one basis, into a share of common stock of Aptorum Delaware and a share of non-voting and non-convertible Series A preferred stock of Aptorum Delaware.

At the closing of DiamiR Merger, in exchange for all the outstanding common stock of DiamiR, Aptorum Delaware will issue shares of its common stock to stockholders of DiamiR (excluding the dissenting stockholders to DiamiR Merger), at a pre-determined conversion ratio to the extent that the stockholders of DiamiR and existing Company shareholders will own approximately 70% and 30%, respectively, of the outstanding shares of the Combined Company immediately following the closing.

Concurrently with the execution of the Merger Agreement, ATL, a wholly owned subsidiary of the Company, and DiamiR entered into a management services agreement pursuant to which ATL shall pay a monthly service fee and reimburse expenses to DiamiR in exchange for the officers and employees of DiamiR providing services to ATL to develop a diagnostic test for early detection and monitoring of progression of glioblastoma until the earlier of the closing of the Merger or December 31, 2025 in the following positions, subject to change as set forth in the agreement: Alidad Mireskandari, President or CEO; Gary Anthony, Comptroller or CFO; Gyanendra Kumar, V.P. of Assay Development; Kenny Ablordeppey, Director of Assay Development; Jacob Goldman, Data Scientist; and Sydney Finkelstein, Medical Director.

In addition, concurrently with the execution of the Merger Agreement, DiamiR, DiamiR LLC, and ATL entered into an intellectual property license agreement pursuant to which DiamiR and DiamiR LLC shall license on a non-exclusive basis their respective intellectual properties to the Company in exchange for upfront and periodic payments and royalties until the earlier of the closing of the Merger or December 31, 2025.

Upon closing of the DiamiR Merger, Aptorum and certain stockholders of DiamiR, who collectively own 84.9% of DiamiR’s outstanding shares, will sign a stockholders agreement (“Stockholders Agreement”), which will be effective until the earlier of (i) twelve (12) months following the date thereof and (ii) the date on which the stockholders of DiamiR beneficially own, in the aggregate, a number of shares of common stock of the Combined Company equal to at least 25% of the then outstanding shares of the Combined Company (such beneficial ownership, the “DiamiR Stockholders Beneficial Ownership”; such period, the “Appointment Period”). The parties agree that, during the Appointment Period, they will take all necessary actions to cause the number of directors at the Board of the Combined Company to be fixed at five (5). In addition, Kira S. Sheinerman, the co-founder and a stockholder of DiamiR, and her affiliates (“DiamiR Primary Stockholder Parties”) will have the right to appoint two (2) designees (each designee, the “Primary Stockholder Designee”, collectively, the “Primary Stockholder Designees”) for nomination and election to the Board of Combined Company, and at least one (1) designee shall satisfy the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq listing rules, provided that the DiamiR Stockholders Beneficial Ownership is not less than 36%, and the DiamiR Primary Stockholder Parties will have the right to appoint one (1) director nominee to the Board of Combined Company, provided that the DiamiR Stockholders Beneficial Ownership is no less than 25%.

For the election of directors of the Combined Company: (1) each stockholder of DiamiR, who is a party to the Stockholders Agreement, will agree to vote all of its shares of the Combined Company in favor of each Primary Stockholder Designee; (2) with respect to the election of nominees who are not Primary Stockholder Designees, (a) until Aptorum’s 2027 annual stockholders meeting (the “2027 Meeting”), each stockholder of DiamiR will agree to vote all of its shares of the Combined Company in accordance with the recommendations of the nominating and governance committee of the Board of the Combined Company; and (b) beginning at the 2027 Meeting and at each annual meeting thereafter: (i) each stockholder of DiamiR, who is a party to the Stockholders Agreement, may vote, in its sole discretion, all of its shares of the Combined Company in favor of one additional nominee who is not an Primary Stockholder Designee; provided that if the number of directors constituting the Board of the Combined Company is increased above five (5), then the number of additional nominees (i) shall automatically increase by such number of additional directors (each such additional nominee or nominees, as applicable, an “Primary Stockholder Nominee”); and (ii) with respect to any uncontested election of a nominee who is not a Primary Stockholder Designee or a Primary Stockholder Nominee, each Stockholder shall vote its shares of the Combined Company in the same manner as, and in the same proportion to, all shares voted by stockholders of the Combined Company, excluding the votes or actions of the stockholders of DiamiR with respect to its shares of the Combined Company. For all other proposals or resolutions to be voted on by the stockholders of the Combined Company, each stockholder of DiamiR, who is a party to the Stockholders Agreement, may vote all of its shares of the Combined Company in its sole discretion.

In addition, DiamiR will appoint Alidad Mireskandari as a non-voting observer (the “Observer”) to the Board of Combined Company upon closing of the DiamiR Merger until the earliest of (i) two (2) years from the date thereof, (ii) the Observer’s death, disability, retirement or resignation or (iii) such time as may be determined by a majority of the directors of Combined Company who are Primary Stockholder Designees.

Furthermore, so long as the DiamiR Stockholder Beneficial Ownership is no less than 25%, the Combined Company should obtain prior written approval from the DiamiR Primary Stockholder Parties for certain significant corporate actions, including but not limited to (i) voluntary dissolution, winding up or bankruptcy of the Combined Company or any significant subsidiary of it; (ii) issuance of common stock or securities convertible into the shares of common stock representing more than 10% of the outstanding shares of the Combined Company in a six-month period; (iii) any amendment to the governing documents of the Combined Company that will adversely affect the Primary Stockholder Designee, or the Combined Company’s ability to fulfill its obligations under the Stockholders Agreement; (iv) any acquisition, sale of assets, merger, amalgamation nor consolidation transactions; and (v) replacement of the CEO or CFO of the Combined Company.

If, at any time that the DiamiR Stockholder Beneficial Ownership is less than 25%, the Primary Stockholder Parties shall no longer have any right to designate any nominee for election to the Board of the Combined Company, or have the right to veto on the significant corporate actions as set forth in the Stockholders Agreement.

Pursuant to the Merger Agreement, the Company will file a proxy/registration statement on Form S-4 shortly following the execution of the Merger Agreement to solicit shareholders’ approval for the Merger Agreement and the consummation of the transactions contemplated therein, including DiamiR Merger and Domestication. Ian Huen, our Chairman and CEO, who beneficially owns 87.17% of the Company’s total voting power, signed a voting agreement simultaneously with the execution of the Merger Agreement, pursuant to which he agreed to vote in favor of the transactions contemplated in the Merger Agreement and as described in the Form S-4.

The obligations of the parties (or, in some cases, some of the parties) to consummate the DiamiR Merger will be subject to the satisfaction or waiver of customary conditions to closing, including, among other things:

●	the approval of the Domestication Proposal and the completion of the Domestication;

●	the approval of the Nasdaq Stock Issuance Proposal;

●	the conversion of all outstanding convertible debt of Aptorum and of DiamiR;

●	the completion of review by Nasdaq of Aptorum’s listing of additional securities application for the shares to be issued in connection with the Merger, and the continuous listing of Aptorum’s shares on Nasdaq;

●	the declaration by the SEC of the effectiveness of a registration statement on Form S-4 registering the shares of Aptorum Delaware common stock issuable pursuant to the Merger Agreement;

●	the composition of the board of directors of the Combined Company is as agreed between DiamiR and Aptorum, and the post-merger officers and directors shall have entered into employment agreements with Aptorum;

●	the execution and delivery by each counterparty to the Stockholders Agreement;

●	Aptorum maintaining a certain amount of cash balance and working capital as required at closing; and

●	the lack of any order issued by any governmental authority of competent jurisdiction preventing the consummation of the Merger being in effect, and no applicable law having been enacted, entered, promulgated or enforced by any governmental authority or otherwise being in effect that prohibits or makes illegal the consummation of the Merger.

In addition, Aptorum’s obligation to complete the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver by Aptorum at or prior to the closing of the following conditions:

●	the truth and accuracy of certain representations and warranties of DiamiR set forth in the Merger Agreement as of the date of the Merger Agreement and as of the closing (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty will be true, complete and correct as of such specific date), in each case, subject to certain specified materiality standards;

●	the performance in all material respects of all obligations required to be performed by DiamiR, and the compliance in all material respects of all agreements and covenants required to be complied with by DiamiR, in each case, under the Merger Agreement at or prior to the closing;

●	the receipt by Aptorum of a certificate signed on behalf of DiamiR by an executive officer of DiamiR to the effect that the conditions set forth in the two immediately preceding items have been satisfied; and

●	the absence of any event, circumstance, development, occurrence, change or effect since the date of the Merger Agreement that has had, or would, individually or in the aggregate, reasonably be expected to have, a material adverse effect on DiamiR.

In addition, DiamiR’s obligation to complete the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver by DiamiR at or prior to the closing of the following conditions:

●	the truth and accuracy of certain representations and warranties of Aptorum set forth in the Merger Agreement as of the date of the Merger Agreement and as of the closing (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty will be true, complete and correct as of such specific date), in each case, subject to certain specified materiality standards;

●	the performance in all material respects of all obligations required to be performed by Aptorum, and the compliance in all material respects of all agreements and covenants required to be complied with by Aptorum under the Merger Agreement at or prior to the closing;

●	the receipt by DiamiR of a certificate signed on behalf of Aptorum by an executive officer of Aptorum to the effect that the conditions set forth in the two immediately preceding items have been satisfied; and

●	the absence of any event, circumstance, development, occurrence, change or effect since the date of the Merger Agreement that has had, or would, individually or in the aggregate, reasonably be expected to have, a material adverse effect on Aptorum.

The Merger Agreement will contain customary representations and warranties of the parties thereto with respect to, among other things, the following as applicable to each party: (i) due authorization; (ii) no conflicts; (iii) governmental authorities and consents; (iv) capitalization; (v) financial statements and absence of changes; (vi) undisclosed liabilities; (vii) litigation and proceedings; (viii) compliance with laws; (ix) contracts and no defaults; (x) labor matters; (xi) tax matters; (xii) real property; (xiii) intellectual property, privacy and data security; (xiv) brokers’ fees; (xv) related party transactions; (xvi) information supplied; (xvii) insurance; and (xviii) U.S. business. The representations and warranties of the respective parties to the Merger Agreement will not survive the closing.

The Merger Agreement includes customary covenants of the parties, including (i) with respect to the conduct of their respective businesses prior to the closing, including agreements, subject to certain exceptions or unless the other party otherwise consents in writing, to conduct business and operations in the ordinary course and use commercially reasonable efforts to maintain and preserve substantially intact their respective business organization and the goodwill of their business partners or other third-party relationships, and retain the services of their present officers and key employees; (ii) using commercially reasonable efforts to obtain any necessary clearance, approval or consent under any applicable laws prescribed or enforceable by any governmental authority for DiamiR Merger, and to resolve any objections as may be asserted by any governmental authority with respect to DiamiR Merger; and (iii) not initiating, soliciting, engaging, participating or encouraging any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving the parties that precludes or is mutually exclusive with DiamiR Merger.

The Merger Agreement may be terminated by the Company or DiamiR under certain circumstances prior to the closing, including, among others, (i) mutual written agreement of parties, (ii) legal impediments from any applicable law or governmental order permanently restraining, enjoining, or making DiamiR Merger illegal, provided such order becomes final and non-appealable, (iii) either party breaches its representations, warranties, or covenants, subject to conditions outlined in the Merger Agreement, (iv) either party fails to obtain its shareholder approval, (v) if the closing does not occur by December 31, 2025 (the “Termination Date”),  subject to specific conditions and extensions outlined in the Merger Agreement, or (vi) the Merger Agreement becomes void, except for surviving provisions concerning confidentiality, termination fees, and expenses. Upon termination, each party will be responsible for all of their expenses actually incurred in connection with the DiamiR Merger. The Termination Date may be extended if expressly so agreed in writing by Aptorum and DiamiR. If the Merger Agreement is terminated for reasons other than DiamiR’s breach or failure to perform, and Aptorum has raised capital by issuance of its equity securities during the Interim Period, Aptorum agrees to pay in cash to DiamiR, a fee in the amount equal to the higher of (i) 70% of cash that Aptorum has as of the date of Termination, and (ii) $2,000,000 (the “Termination Fee”). In the event that the Merger Agreement is terminated and that Aptorum has not raised capital by issuance of its equity securities during the Interim Period, each party agrees to bear its own expenses incurred with the Merger and the related transactions.

Reasons for the Merger

Aptorum’s Reasons for the Merger

Since inception, the Company has sought to maximize shareholder value by licensing and acquiring technologies that have scientific merit and ultimately, meaningful market value after commercialization. We believe great opportunity exists for therapeutic agents developed for CNS indications, including neurodegenerative diseases such as Alzheimer’s and Parkinson’s, as well as certain cancers like glioblastoma and neuroblastoma. Due to the heterogeneity of these diseases, there is a wide spectrum of clinical manifestations and outcomes in patients with these conditions. Therefore, there is a strong need for accurate, minimally invasive biomarkers reflective of pathophysiological processes underlying these diseases that can be used for disease progression and treatment response monitoring. As such, the Company’s management finds great value in DiamiR’s innovation and proprietary technology.

DiamiR’s platform technology, which is based on targeted selection and quantitative analysis of organ-enriched, including brain-enriched, microRNA (miRNAs) detectable in blood plasma, has a strong potential to provide molecular diagnostic solutions for risk assessment and monitoring of neuro and other indications in clinical trials, which we believe will enable more effective drug development for these indications. DiamiR’s CLIA/CAP-certified lab offers and is planning to offer additional genetic and protein markers used in clinical trials for. For example, DiamiR’s validated APOE genotyping test (APOE e4 allele is an established risk factor of AD, while APOE e2 is considered to be neuroprotective) can be used as a screening tool for enrollment into clinical trials targeting APOE e4 carriers or non-carriers. The Company is aware of a need in such test first-hand as it holds a position in a private life sciences company Alzheon that is developing a therapeutic agent for AD patients who are APOE e4 carriers. The Company’s private investment position in Alzheon, which consists of 622,600 shares of Alzheon’s preferred stock, may create synergies for the post-merger Combined Company to potentially provide a diagnostic tool consisting of APOE genotype and miRNA panel testing for their therapeutic offering. Further, DiamiR’s technology and biomarker panels can facilitate identification of new indications for repurposed drugs, such as SACT-1 in our pipeline, an agent with previously unrecognized kinase inhibitory activity against MEK5/ERK5 signaling pathway that has shown promise in neuroblastoma.

As described below, while building Aptorum’s pipeline via acquisitions and internal efforts, the Company’s executives have accumulated expertise in clinical studies and services. We recognize the importance of effective biomarkers for drug development, and therefore, deem DiamiR’s programs as highly synergistic with ours. As a post-merger Combined Company, the Company plans to utilize DiamiR’s biomarker panels in various clinical studies, including through collaborations with academic institutions and clinical centers in the US and other countries through Company Chief Executive Officer’s extensive global medical network, expanding therapeutic focus and geographical outreach for the Combined Company.

In approving the Letter of Intent and the Merger, Company’s board of directors considered the pros and cons of the Merger versus other alternatives, which is likely a delisting of Company’s Class A ordinary shares from Nasdaq if the Merger is not completed, and the opportunities and risks presented with the Merger.

In particular, Company’s board of directors took into account the following reasons, facts and circumstances in approving the Merger:

●	the potential for DiamiR’s product candidates in brain health, cancer and inflammatory diseases to create long term value for Company’s stockholders;

●	the potential synergies available when combining Company’s existing SACT-1 therapeutic program for neuroblastoma and potentially other indications with DiamiR’s technology;

●	the potential enhanced ability to raise capital utilizing a broader potential product portfolio;

●	Company’s projected cash position and the difficulties the Company has encountered in raising sufficient capital on a stand-alone basis;

●	the risks of continuing to operate Company on a stand-alone basis, including uncertainty regarding Company’s product development and the need to raise significant additional financing for future clinical and commercial development;

●	the low valuation of the Company on a stand-alone basis currently evidenced by the trading price of Company’s Class A ordinary shares;

●	the strategic alternatives to the Merger, including the discussions that Company’s management and advisors previously conducted with other potential partners, and the lack of any viable alternatives; and

●	the view of Company that the consideration is fair, from a financial point of view, to the holders of Company’s Class A ordinary shares.

The Company’s board of directors believed that, as a result of arm’s length negotiations with DiamiR, Company and its management team negotiated the most favorable implied value and equity split for its stockholders that DiamiR was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Company in the aggregate to which DiamiR was willing to agree. Immediately prior to signing the Merger Agreement, Company’s stock price was $0.94 per share, as quoted on Nasdaq on July 11, 2025. Aptorum and DiamiR agreed that DiamiR would have a valuation of $18.7 million at the time of closing of the Merger.

The Company board of directors also believed, after a thorough review of strategic alternatives and discussions with Company’s senior management and legal counsel, that the Merger is more favorable to its stockholders than the potential value that might have resulted from other strategic options available to Company, which would likely be a delisting of the Company’s Class A ordinary shares from Nasdaq if the Merger is not consummated.

After giving consideration to these and other factors, the Company board of directors approved the Merger, which the Company board of directors believes better positions Company for long-term success.

DiamiR’s Reasons for the Merger

DiamiR’s decision to proceed with the strategic combination with Aptorum Group, is based on the following considerations:

●	DiamiR Biosciences has experience in microRNA (miRNA) biomarker discovery and validation and experience in miRNA testing, characterization and quantification; DiamiR’s prospective biopharma services partners and customers are life sciences companies developing therapeutic treatments; Aptorum has accumulated significant knowledgebase in drug development processes and appreciates the importance of biomarkers as tools to quantify drug response, progression and target engagement;

●	Aptorum’s and DiamiR’s visions are aligned regarding combining therapeutic programs with accurate and minimally invasive biomarker panels for better patient outcomes; success in drug development is partly dependent on having the tools and technologies to recruit the “right” patient into clinical studies and to monitor drug response in study participants; DiamiR can help Aptorum develop and use a number of different diagnostic platforms to achieve this goal; DiamiR’s robust IP portfolio will allow this work to remain proprietary and gives the Combined Company an edge in the market place for such services;

●	DiamiR’s patent-protected platform technology has shown to be effective in detecting and differentiating neurodegenerative diseases, cancer, and inflammatory diseases; we believe there are synergies with Aptorum’s programs, in particular SACT-1 drug repurposing program;

●	Aptorum and its executives have strong background in clinical services; DiamiR pursues dual business model of clinical testing and biopharma services;

●	DiamiR’s CLIA-certified, CAP-accredited laboratory is staffed with experienced assay development executives and staff with years of experience in developing molecular and biomarker testing solutions. Prior to its acquisition by DiamiR, the laboratory and its team validated and launched the first commercially available miRNA clinical test in oncology (thyroid cancer) and will apply their know-how to help Aptorum in its clinical development programs;

●	The combination with Aptorum Group will allow DiamiR to grow as part of a global company with broader network of experts and key opinion leaders;

●	Business combination with a publicly listed company is expected to provide DiamiR with access to additional resources, including capital, to advance its product candidates for brain health, cancer and inflammatory diseases and to create value to shareholders;

●	DiamiR’s lead program is focused on detecting, monitoring, and predicting risk of progression of brain health indications, such as mild cognitive impairment and Alzheimer’s disease; there is a huge need in these testing solutions and a public company platform is better suited for this objective.

After giving consideration to these and other factors (including such factors as mentioned above for Aptorum’s reasoning for entering the merger), DiamiR’s board of directors approved the Merger, which the DiamiR board of directors believes better positions DiamiR for long-term success.

Management Services Agreement

At the time of the execution of the Merger Agreement, Aptorum Therapeutics Limited, a wholly owned subsidiary of the Company (“Aptorum Therapeutics”), and DiamiR entered into a management services agreement pursuant to which Aptorum Therapeutics shall pay a monthly service fee and reimburse expenses to DiamiR in exchange for the officers and employees of DiamiR providing services to Aptorum Therapeutics to develop a diagnostic test for early detection and monitoring of progression of glioblastoma until the earlier of the closing of the DiamiR Merger or December 31, 2025 in the following positions, subject to change as set forth in the agreement: Alidad Mireskandari, President or CEO; Gary Anthony, Comptroller or CFO; Gyanendra Kumar, V.P. of Assay Development; Kenny Ablordeppey, Director of Assay Development; Jacob Goldman, Data Scientist; and Sydney Finkelstein, Medical Director.

At the time of the execution of the Merger Agreement, DiamiR, DiamiR LLC and Aptorum Therapeutics Limited entered into that certain Limited Interim Patent and Know-How License Agreement (the “Intellectual Property License Agreement”) pursuant to which DiamiR and DiamiR LLC shall license on a non-exclusive basis their respective intellectual properties to the Company in exchange for upfront and periodic payments until the earlier of the closing of the Merger or December 31, 2025. The upfront payment is equal to $5,000 and is not refundable, provided that Aptorum Therapeutics Limited complied with all its obligations under the Intellectual Property License Agreement. Aptorum Therapeutics Limited shall also pay DiamiR a monthly fee of $1,200 until the earlier of the closing of the Merger or December 31, 2025. This agreement is effective until the earliest of (i) December 31, 2025, (ii) the closing of the Merger or (iii) the termination of the Merger by either party.

Voting and Support Agreement

Ian Huen, our Chairman and Chief Executive Officer, who beneficially owns 87.05% of the Company’s total voting power, signed a voting and support agreement simultaneously with the execution of the Merger Agreement, pursuant to which he agreed to vote in favor of the transactions contemplated in the Merger Agreement. Mr. Huen did not receive any compensation for entering into this agreement.

Upon closing of the Merger, Aptorum and stockholders of DiamiR will sign a stockholders agreement (“Stockholders Agreement”), which will be effective until the earlier of (i) twelve (12) months following the date thereof and (ii) the date on which the stockholders of DiamiR beneficially own, in the aggregate, a number of shares of common stock of the Combined Company equal to at least 25% of the then outstanding shares of the Combined Company (such beneficial ownership, the “DiamiR Stockholders Beneficial Ownership”; such period, the “Appointment Period”). The parties agree that, during the Appointment Period, they will take all necessary actions to cause the number of directors at the Board of the Combined Company to be fixed at five (5). In addition, Kira S. Sheinerman, the co-founder and a stockholder of DiamiR, and her affiliates (“DiamiR Primary Stockholder Parties”) will have the right to appoint two (2) designees (each designee, the “Primary Stockholder Designee”, collectively, the “Primary Stockholder Designees”) for nomination and election to the Board of Combined Company, and at least one (1) designee shall satisfy the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq listing rules, provided that the DiamiR Stockholders Beneficial Ownership is not less than 36%, and the DiamiR Primary Stockholder Parties will have the right to appoint one (1) director nominee to the Board of Combined Company, provided that the DiamiR Stockholders Beneficial Ownership is no less than 25%.

For the election of directors of the Combined Company: (1) each stockholder of DiamiR, who is a party to the Stockholders Agreement, will agree to vote all of its shares of the Combined Company in favor of each Primary Stockholder Designee; (2) with respect to the election of nominees who are not Primary Stockholder Designees, (a) until Aptorum’s 2027 annual stockholders meeting (the “2027 Meeting”), each stockholder of DiamiR, who is a party to the Stockholders Agreement, will agree to vote all of its shares of the Combined Company in accordance with the recommendations of the nominating and governance committee of the Board of the Combined Company; and (b) beginning at the 2027 Meeting and at each annual meeting thereafter: (i) each stockholder of DiamiR, who is a party to the Stockholders Agreement, may vote, in its sole discretion, all of its shares of the Combined Company in favor of one additional nominee who is not an Primary Stockholder Designee; provided that if the number of directors constituting the Board of the Combined Company is increased above five (5), then the number of additional nominees (i) shall automatically increase by such number of additional directors (each such additional nominee or nominees, as applicable, an “Primary Stockholder Nominee”); and (ii) with respect to any uncontested election of a nominee who is not a Primary Stockholder Designee or a Primary Stockholder Nominee, each stockholder of DiamiR, who is a party to the Stockholders Agreement, shall vote its shares of the Combined Company in the same manner as, and in the same proportion to, all shares voted by stockholders of the Combined Company, excluding the votes or actions of the stockholders of DiamiR with respect to its shares of the Combined Company. For all other proposals or resolutions to be voted on by the stockholders of the Combined Company, each stockholder of DiamiR, who is a party to the Stockholders Agreement, may vote all of its shares of the Combined Company in its sole discretion.

In addition, DiamiR will appoint Alidad Mireskandari as a non-voting observer (the “Observer”) to the Board of Combined Company upon closing of the Merger until the earliest of (i) two (2) years from the date thereof, (ii) the Observer’s death, disability, retirement or resignation or (iii) such time as may be determined by a majority of the directors of Combined Company who are Primary Stockholder Designees.

Furthermore, so long as the DiamiR Stockholder Beneficial Ownership is no less than 25%, the Combined Company should obtain prior written approval from the DiamiR Primary Stockholder Parties for certain significant corporate actions, including but not limited to (i) voluntary dissolution, winding up or bankruptcy of the Combined Company or any significant subsidiary of it; (ii) issuance of common stock or securities convertible into the shares of common stock representing more than 10% of the outstanding shares of the Combined Company in a six-month period; (iii) any amendment to the governing documents of the Combined Company that will adversely affect the Primary Stockholder Designee, or the Combined Company’s ability to fulfill its obligations under the Stockholders Agreement; (iv) any acquisition, sale of assets, merger, amalgamation nor consolidation transactions; and (v) replacement of the Chief Executive Officer or Chief Financial Officer of the Combined Company.

If, at any time that the DiamiR Stockholder Beneficial Ownership is less than 25%, the Primary Stockholder Parties shall no longer have any right to designate any nominee for election to the Board of the Combined Company, or have the right to veto on the significant corporate actions as set forth in the Stockholders Agreement.

Wainwright Financial Advisory Agreement

On July 7, 2025, after the consideration, review, and approval of DiamiR’s Chief Executive Officer, DiamiR entered into a financial advisory agreement with H.C. Wainwright & Co., LLC (“Wainwright”), with Wainwright to act as exclusive financial advisor to DiamiR in connection with the merger with Aptorum. As compensation for its services, upon the consummation of the Merger, Wainwright will receive common stock purchase warrants to purchase up to a number of shares of common stock of the Combined Company equal to $500,000 divided by the closing price of the Combined Company’s common stock on the date of consummation of the Merger, which warrants shall have an exercise price of $0.01 per share and a term of exercise of five years. For illustrative purposes only, since the ultimate warrant will be based on the Combined Company’s closing price and will provide the right to receive shares of the Combined Company’s common stock, based on the closing price of Aptorum’s Class A ordinary shares on September 30, 2025, Wainwright would receive warrants to purchase up to 247,525 shares of the Combined Company’s common stock. In the event that DiamiR (or the Combined Company) consummates one or more financing transactions, with gross proceeds of at least $4,000,000 following the execution of the Merger Agreement through and including the consummation of the Merger and within 90 days thereafter, Wainwright shall receive a cash fee of $250,000, which cash fee shall be paid in lieu of a number of warrants equal to $250,000 as described in the immediately preceding sentence (and, if previously issued, a number of warrants equal to $250,000 shall be cancelled). In addition, Wainwright shall receive reimbursement of reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Wainwright in connection with financial advisory agreement. As of October 3, 2025, Wainwright has incurred $0 in out-of-pocket expenses. Dr. Kira Sheinerman, the co-founder of DiamiR, is currently a managing director of Wainwright and shall be appointed to the Combined Company’s board of directors.

Management of the Combined Company

Please refer to “Management – Management Following Merger” for more details.

Cash Transfers and Dividend Distribution

Our management is directly supervising cash management. Our finance department is responsible for establishing the cash management policies and procedures among our departments and the operating entities. Majority of the cash are managed by Aptorum. Each department or operating entity initiates a cash request by putting forward a payment requisition form, which explains the specific amount and timing of cash requested, and submitting it to designated management members of our Company, based on the amount and the nature of payment. The designated management member examines and approves the cash transfer based on the sources of cash and the priorities of the needs, and submit it to the cashier specialists of our finance department for a second review. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds.

As of the date hereof, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Company’s Strategy

The Company seeks to position itself to catalyze the development and improvement of a broad range of novel and repurposed therapeutics and diagnostics across a wide range of disease/therapeutic areas. Failure to achieve positive results in at least one of the programs for a Lead Project could have a material adverse effect on the Company’s prospects and business. As such, it is important that we consistently look for promising assets which have a strong strategic fit with our core corporate direction.

To achieve this  goal, we are implementing the following strategies:

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs. We have selected innovations for development which we believe are of superior scientific quality, whilst taking into account the potential market size and demand for same, for example, taking into consideration whether the relevant product can satisfy significant unmet medical needs. In particular, Aptorum Group Limited has established a Scientific Advisory Board, which helped us to select our current projects and which we expect will provide input from a scientific perspective towards any future opportunities for acquiring or licensing life science innovations. We intend to continue expanding our line of projects under development, and subject to our financial and other resource limitations, exploring acquisitions or licenses of additional products which may be able to attain orphan drug designations (e.g., rare types of cancer) or satisfy significant unmet medical needs and that show strong preclinical and/or early clinical data to provide promising opportunities for clinical and commercial success.

●	Collaborating with leading academic institutions and CROs. In building and developing our product portfolio, we believe that accessing external innovation, expertise and technology through collaboration with leading academic institutions and CROs is a vital and cost-efficient strategy. We have established strong relationships with leading academic institutions around the world and expect to continue to strengthen our collaborations by, for example, seeking to provide their affiliated Principal Investigators resources through sponsorship to conduct further research in specialty fields of interest and association with personnel connected to our current project companies, in exchange for obtaining for the Company the first right to negotiate for an exclusive license to any resulting innovations. In addition, we have entered and will continue to actively source arrangements with pharmaceutical companies, in most cases in roles as contract research organizations, to streamline the development of our projects. This may include outsourcing part of the preclinical, clinical studies and clinical supplies manufacturing to externally accredited cGLP, cGMP and cGCP standard contract research organizations or laboratories in order to attain the required studies for submission to the regulatory authorities as part of the clinical development plan. (See “Arrangements with Other Parties”)

●	Obtaining and leveraging government grants to fund project development. Governments across the world pay close attention to the development of the biotechnology sector and provide support and funding. We intend to seek government support from the governments in the United States, the United Kingdom, Hong Kong, Singapore and elsewhere for our product development and to facilitate the development of some of our projects.

Aptorum’s corporate strategy has been to license cutting edge medical technologies that we deem to have substantial potential value. DiamiR’s liquid biopsy for the mild cognitively impaired patients fits with the technologies that we are looking for as it provides minimally invasive and early diagnosis of a disease that will impact an ever-growing aging population.

Arrangements with Other Parties

Historically, we licensed early-stage programs from universities and further development work is mainly conducted in universities via SRAs. As for the development of our drug candidates, our R&D Center conducts part of the CMC work. However, since our current facilities are not cGMP, cGLP or cGCP qualified, we will have to rely on CROs to conduct that type of work, if and when our drug candidates reach the level of development that requires such qualification.

Company’s Securities

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 100 votes. Due to the Class B Ordinary Share’s voting power, the holders of Class B Ordinary shares have a concentration of voting power, which limits the holders of Class A Ordinary Shares’ ability to influence corporate matters. (See “Risk Factors – Risks Related to our securities – Our Class B Ordinary Shares have greater voting power than our Class A Ordinary Shares and certain existing shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders.”) Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. (See “Description of Share Capital”)

Summary Risk Factors

The following summarizes some, but not all, of the risks provided below. Please carefully consider all of the information discussed in “Risk Factors” in this registration statement for a more thorough description of these and other risks.

Risks Related to the Merger

●	Risks related to not completing the Merger.

●	Risks related to some Aptorum and DiamiR officers and directors having interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

●	Risks related to the possibility that market price of the combined company’s shares may decline as a result of the Merger.

●	Risks related to Aptorum and DiamiR shareholders not realizing a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

●	Risks related to Aptorum and DiamiR being prohibited from seeking out alternative business combinations before the Merger is complete, especially if it is never consummated.

●	Risks related to management of the Combined Company.

●	Because DiamiR has yet to generate revenue from product sales on which to evaluate its potential for future success and to determine if DiamiR will be able to execute its business plan, it is difficult to evaluate DiamiR’s prospects and the likelihood of success or failure of its business.

Risks Related to Doing Business in Hong Kong

●	Risks relating to legal and regulatory risks associated with our operations in Hong Kong.

●	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

●	Our business, financial condition and results of operations, and/or the value of our Class A Ordinary Shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.

●	Our Class A Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

●	Even though our auditor is based in New York, New York and under full inspection by the PCAOB and that it is not currently subject to the determinations announced by the PCAOB on December 16, 2021, if any PRC law relating to the access of the PCAOB to auditor files were to apply to a company such as Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP) or its auditor, the PCAOB may be unable to fully inspect our auditor, which may result in our securities being delisted or prohibited from being traded “over-the-counter” pursuant to the HFCA Act and materially and adversely affect the value and/or liquidity of your investment.

●	The uncertainties with respect to the Chinese legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

Risks Related to the Preclinical and Clinical Development of Our Drug Candidates

●	Risks relating to not generate sufficient revenue

●	Risks relating to uncertainty in preclinical development process

●	Risks relating to fail to identify additional drug candidates

●	Risks relating to conduct clinical trials in or outside the U.S.

Risks Related to Obtaining Regulatory Approval for Our Drug Candidates

●	Risks relating to fail or delay to obtain regulatory approval

●	Risks relating to undesirable adverse event

●	Risks relating to fail to complete the 505(b)(2) pathway for the pediatric formulation

●	Risks relating to our third-party suppliers fail to comply with the FDA’s good manufacturing practice regulations or fail to respond to an FDA Form 483 or subsequent Warning Letter

Risks Related to Commercialization of Our Drug Candidates

●	Risks relating to fail to achieve market acceptance

Risks Related to Our IP

●	Risks relating to being unaware of others’ pending patent applications

●	Risks relating to unable to protect and enforce our IP rights throughout the world

●	Risks relating to lawsuits for protecting our IP or against infringing IP rights of other parties

●	Risks relating to non-compliance with patent protection requirements or obligations in the license agreements

●	Risks relating to the terms and scope of our patents not sufficient to protect our candidates

●	Risks relating to unable to obtain or maintain rights of the developing technology through acquisitions or licenses

Risks Related to Our Reliance on Unrelated Parties

●	Risks relating to manufacturers fail to provide sufficient quantities of clinical supply on our candidate at acceptable quality levels or prices

Risks Related to Our Industry, Business and Operation

●	Risks relating to not complying with laws

●	Risks relating to difficulties in managing our growth

●	Risks relating to unable to collaborations, strategic alliances or acquisitions or enter into royalty-seeking or sublicensing arrangements

●	Risks relating to our disclosure controls and procedures and internal financial reporting controls

●	Risks relating to do business internationally

●	Risks relating to product liability lawsuits arise from clinical trials

●	Risks relating to inadequate insurance coverage

●	Risks relating to failure in safeguarding our computer network system

●	Risks relating to outbreak of the novel coronavirus disease, COVID-19, or other pandemic, epidemic or outbreak of an infectious disease

Risks Related to Our Corporate Structure

●	Risks relating to our Class B shareholders have higher voting rights

Risks Related to Our Securities

●	Risks relating to certain existing shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders

●	Risks relating to conduct substantially all of our operations outside the United States

●	Risks relating to adopt certain home country practices or take advantage of certain reduced reporting requirements

Risks Related to DiamiR

●	Risks related to not completing the DiamiR merger.

●	Risks relating to researchers, clinicians and healthcare administrators not adopting DiamiR’s screening and diagnostic products

●	Risks related to the long process associated with new product development and the inability to commercialize CogniMIR® or any other products including risks associated with obtaining reimbursement.

●	Risks related to DiamiR having a sole supplier for some of the materials used in its tests and services.

●	Risks related to DiamiR’s inability to enter into and maintain new clinical collaborations.

●	Risks related to DiamiR’s clinical tests not performing as expected and being unable to achieve widespread market adoption among physicians.

●	Risks associated maintaining and renewing licenses (CLIA and CAP) for DiamiR laboratory.

●	Risks related to future changes in FDA oversight of LDTs.

Implications of Being a Foreign Private Issuer

The Company is considered a “foreign private issuer.” In its capacity as a foreign private issuer, the Company is exempted from certain rules under the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, the Company’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A Ordinary Shares. Moreover, the Company is not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (“SEC”), as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, the Company is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

The Company may take advantage of these exemptions until such time as it is no longer a foreign private issuer. The Company would cease to be a foreign private issuer at such time when more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of the Company’s executive officers or directors are U.S. citizens or residents; (2) more than 50% of its assets are located in the United States; or (3) its business is administered principally in the United States.

The Company has taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

In connection with the DiamiR Merger, the Company will transfer by way of continuation to and domesticate as a Delaware corporation and it is anticipated that the Combined Company will not be considered a foreign private issuer.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus is based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of pharmaceutical industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

Accordingly, actual events or circumstances may differ materially from events and circumstances that are assumed in this information and you are cautioned not to give undue weight to such data.

Company Corporate Information

The Company’s principal executive office is located at 17 Hanover Square, London W1S 1BN, United Kingdom. Its telephone number is +44 20 80929299.

The Company’s website is www.aptorumgroup.com. The information on our website is not part of this prospectus.

THE OFFERING

Issuer	Aptorum Group Limited

Shares of Common Stock offered by Selling Securityholder	Up to 2,060,000 shares of Class A Ordinary Shares consisting of: (i) 2,000,000 Class A Ordinary Shares upon exercise of the October 2025 Warrants; and (ii) 60,000 Class A Ordinary Shares issuable upon exercise of the Placement Agent Warrants.

Class A Common Stock outstanding on December 4, 2025	6,346,823

Use of proceeds

We will not receive any of the proceeds received from the Selling Securityholders. We will receive proceeds if any of the 2025 Warrants are exercised at the exercise prices per share (assuming the floor price of $2.00 per share for the October 2025 Warrants and $2.50 for the Placement Agent Warrants) for cash which, if exercised in full, would result in gross proceeds of approximately $4.15 million. The exercise of the 2025 Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Class A Ordinary Shares and the spread between the exercise price of such securities and the market price of our Class A Ordinary Shares at the time of exercise. It is possible that we may never generate any cash proceeds from the exercise of the 2025 Warrants.

We intend to use any proceeds from the exercise of the 2025 Warrants for general corporate purposes and working capital, as well as to fund expenses expected to be incurred in connection with the merger between the Company and DiamiR Biosciences Corp. and for general working capital of the two companies pending anticipated closing of the merger.

Risk factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Symbol	Our Class A Ordinary Shares is listed on the Nasdaq Capital Market under the symbol APM.

RISK FACTORS

Investing in the Company’s securities involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including the Company’s financial statements, consolidated financial statements and the related notes, before making an investment decision regarding the Company’s securities. The risks and uncertainties described below are those significant risk factors, currently known and specific to the Company that it believes are relevant to an investment in its securities. If any of these risks materialize, the Company’s business, financial condition or results of operations could suffer, the price of our Class A Ordinary Shares could decline and you could lose part or all of your investment.

RISKS RELATED TO THE MERGER

If the Merger Agreement with DiamiR is not consummated, Aptorum’s share price could decline.

The consummation of the Merger with DiamiR is subject to a number of closing conditions, including the completion of the Domestication, conversion of all outstanding convertible debt of ours and DiamiR’s, approval by our shareholders, completion of review by Nasdaq of Aptorum’s listing of additional securities application of the shares of common stock of the Combined Company to be issued in connection with the closing of the Merger, and other customary closing conditions. In addition, at the closing date of the Merger, Aptorum should maintain an aggregate amount of unrestricted cash and cash equivalents of not less than $2,260,000, and an amount of Working Capital (as defined in the Merger Agreement) of not less than $1,644,000. As of June 30, 2025, Aptorum has approximately $2.8 million in cash and a current assets of approximately $3.0 million. We intend to address any shortfall through the execution of a public or private financing. The Company is targeting a closing of the transaction in the fourth quarter of 2025.

If the DiamiR Merger is not consummated, Aptorum may be subject to a number of material risks, and its share price could be adversely affected, as follows:

●	Aptorum has incurred and expects to continue to incur significant expenses related to the Merger with DiamiR, even if the DiamiR Merger is not consummated.

●	The Merger Agreement contains covenants restricting Aptorum’s solicitation of competing acquisition proposals and the conduct of Aptorum’s business between the date of signing the Merger Agreement and the closing of the Merger. As a result, significant business decisions and transactions before the closing of the Merger require the consent of DiamiR. Accordingly, Aptorum may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. Aptorum has invested significant time and resources in the transaction process and if the Merger Agreement is terminated Aptorum will have a limited ability to continue its current operations without obtaining additional financing.

●	Aptorum’s collaborators and other business partners and investors in general may view the failure to consummate the DiamiR Merger as a poor reflection on its business or prospects.

●	Some of Aptorum’s collaborators and other business partners may seek to change or terminate their relationships with Aptorum as a result of the Merger or the failure thereof.

●	As a result of the Merger, current and prospective employees could experience uncertainty about their future roles within the Combined Company. This uncertainty may adversely affect Aptorum’s ability to retain its key employees, who may seek other employment opportunities.

●	Aptorum’s management team may be distracted from day-to-day operations as a result of the Merger.

●	Nasdaq could determine to delist Aptorum’s Class A ordinary shares which could have an adverse effect on the value of Aptorum’s ordinary shares and any future ability to raise capital.

●	Subject to the terms and conditions in the Merger Agreement, Aptorum may have to pay DiamiR a termination fee in the amount equal to the higher of (i) 70% of cash that Aptorum has as of the date of termination and (ii) $2,000,000.

In addition, if the Merger Agreement is terminated and Aptorum’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger. In such circumstances, Aptorum’s board of directors may elect to, among other things, divest all or a portion of Aptorum’s business, and in such case, the consideration that Aptorum receives may be less attractive than the consideration to be received by Aptorum pursuant to the Merger Agreement.

If the conditions to the Merger Agreement are not met, the Merger will not occur.

Even if the Merger is approved by the shareholders of Aptorum and DiamiR, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement. Aptorum and DiamiR cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Aptorum and DiamiR each may lose some or all of the intended benefits of the Merger.

Some Aptorum and DiamiR officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of Aptorum and DiamiR participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the Combined Company, continued indemnification and the potential ability to sell an increased number of shares of the Combined Company in accordance with Rule 144 under the Securities Act. These interests, among others, may influence the officers and directors of Aptorum and DiamiR to support or approve the Merger.

No fairness opinion was obtained in connection with the Merger.

In connection with determination of consideration of the Merger, Aptorum did not request any independent investment banker or other professional to provide a fairness opinion. The consideration to be received by the holders of DiamiR securities in the Merger was reached through negotiation by Aptorum and DiamiR, and was found to be fair to the stockholders of Aptorum by Aptorum’s board of directors. In determining whether to obtain a fairness opinion in connection with consideration of the merger, Aptorum’s board considered the cost of such an opinion as well as, among other factors, the extensive negotiations with DiamiR by Aptorum and DiamiR, the board’s assessment of the prospects for DiamiR based on its evaluation of its intellectual property and the valuation of DiamiR implicit in its prior financings, when compared to and in light of Aptorum’s current market value and its financial position.

The market price of the Combined Company’s shares may decline as a result of the Merger.

The market price of the Combined Company’s shares may decline as a result of the Merger for a number of reasons, including if:

●	the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

●	the effect of the Merger on the Combined Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	investors react negatively to the effect on the Combined Company’s business and prospects from the Merger.

Aptorum and DiamiR shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the Combined Company is unable to realize the strategic and financial benefits currently anticipated from the Merger, Aptorum shareholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to operate the two companies. Delays in this process could adversely affect the Combined Company’s business, financial results, financial condition and share price following the Merger. Even if the Combined Company were able to operate the two businesses successfully, there can be no assurance that this operation will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

During the pendency of the Merger, Aptorum and DiamiR will be subject to contractual limitations set forth in the Merger Agreement that restrict the parties’ ability to enter into business combination transactions with another party.

Covenants in the Merger Agreement impede the ability of Aptorum or DiamiR to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of Aptorum’s securities, a tender offer for Aptorum’s securities, a Merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s shareholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Aptorum and DiamiR from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals. Because the lack of a public market for DiamiR shares makes it difficult to evaluate the fairness of the Merger, the shareholders of DiamiR may receive consideration in the Merger that is less than the fair market value of the DiamiR shares.

Aptorum and DiamiR may become involved in securities litigation or shareholder derivative litigation in connection with the Merger, and this could divert the attention of Aptorum and DiamiR management and harm the Combined Company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or shareholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Aptorum and DiamiR may become involved in this type of litigation in connection with the Merger, and the Combined Company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Aptorum, DiamiR and the Combined Company.

If any of the events described in “Risks Related to DiamiR’s Business and Operations” occur, those events could cause the potential benefits of the Merger not to be realized.

DiamiR’s business is expected to constitute a significant portion of the business of the Combined Company following the Merger. As a result, the risks described below in the section entitled “Risks Related to DiamiR’s Business and Operations” beginning on page 78 are among the most significant risks to the Combined Company if the Merger is completed. To the extent any of the events in the risks described in the sections referenced in the previous sentence occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the Combined Company’s shares to decline.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the Company’s financial condition or results of operations following the completion of the Merger.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be an indication of the Company’s financial condition or results of operations following the completion of the Merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Aptorum and DiamiR and adjustments and assumptions have been made regarding the Combined Company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. As a result, the actual financial condition and results of operations of the Combined Company following the completion of the Merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Merger. Any decline or potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the market price of the Combined Company’s securities.

DiamiR has never generated revenue from product sales and all of DiamiR’s product candidates are currently in the pre-commercial stage, and DiamiR may continue to incur significant losses for the foreseeable future and never generate revenue from product sales.

DiamiR is a molecular diagnostic company focused on developing minimally invasive tests for early detection and monitoring of Mild Cognitive Impairment, Alzheimer’s, Parkinson’s, other neurodegenerative diseases, and cancer. The proprietary technology they developed is based on quantitative analysis of circulating organ-enriched microRNAs in plasma. Short-term objectives of the Company include the development of Lab-Developed tests (LDTs) in its CLIA licensed lab based on the identified miRNA expression signatures. The tests could also be used for patient screening and stratification, as well as disease and treatment monitoring. DiamiR has devoted most of its financial resources to conducting studies on analysis of circulating organ-enriched miRNA biomarkers and building its patent portfolio. DiamiR has not completed development of any product candidate and has therefore not generated any revenues from product sales. DiamiR’s ability to fully develop its products and market them successfully is depending on may factors, some of which are out of their control and many of which are described elsewhere in this proxy statement/prospectus. Although DiamiR has received revenue in the past from providing testing services to life sciences companies, and may again in the future, they cannot be certain that such services will bring sufficient revenue to support its operation and R&D. Thus, DiamiR may not be able to generate a profit until its product candidates become profitable, which may never occur.

The Combined Company will need to raise additional capital by issuing securities or debt or through licensing or other strategic arrangements, which may cause dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations or impact its proprietary rights.

The Combined Company may be required to raise additional funds sooner than currently planned. If either or both of Aptorum or DiamiR hold less cash at the time of the Merger Closing than the parties currently expect, the Combined Company will need to raise additional capital sooner than expected. Additional financing may not be available to the Combined Company when it needs it or may not be available on favorable terms. To the extent that the Combined Company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the Combined Company’s stockholders’ ownership and the terms of any new equity securities may have preferences over the Combined Company’s common stock. Any debt financing the Combined Company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the Combined Company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the Combined Company raises additional funds through licensing, partnering or other strategic arrangements, it may be necessary to relinquish rights to some of the Combined Company’s technologies or product candidates and proprietary rights, or grant licenses on terms that are not favorable to the Combined Company.

The Combined Company’s failure to raise capital as and when needed would have a negative effect on its financial condition and its ability to develop and commercialize its pipeline and otherwise pursue the Combined Company’s business strategy and the Combined Company may be unable to continue as a going concern.

Anti-takeover provisions in the Proposed Charter and the Proposed Bylaws and under Delaware law could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove the Combined Company’s management.

The Proposed Charter and the Proposed Bylaws, each of which will be in effect upon completion of the Merger, and the DGCL contains provisions that could make it more difficult for a third party to acquire the Combined Company, even if doing so might be beneficial to the Combined Company’s stockholders. Among other things, these provisions include:

●	allow the Combined Company Board to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of other stockholders;

●	provide that, at any time, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of Combined Company Common Stock entitled to vote thereon, voting together as a single class;

●	prohibit stockholder action by written consent;

●	provide that special meetings may only be called by or at the direction of the Chairman of the Combined Company Board, the Combined Company Board or the Chief Executive Officer;

●	provide that any alteration, amendment or repeal, in whole or in part, of any provision of the Proposed Bylaws by Combined Company’s stockholders will require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of the Combined Company Common Stock entitled to vote thereon, voting together as a single class; and

●	establish advance notice requirements for nominations for elections to the Combined Company Board and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. Combined Company has expressly elected not to be governed by Section 203 of the DGCL. At that time, such election shall be automatically withdrawn and Combined Company will thereafter be governed by Section 203 of the DGCL. These provisions could discourage, delay or prevent a transaction involving a change in control of Combined Company. These provisions could also discourage proxy contests and make it more difficult for Combined Company’s stockholders to elect directors of their choosing and cause Combined Company to take other corporate actions they desire, including actions that Combined Company’s stockholders may deem advantageous. In addition, because the Combined Company Board is responsible for appointing the members of Combined Company’s management team, these provisions could in turn affect any attempt by Combined Company’s stockholders to replace current members of Combined Company’s management team.

These anti-takeover provisions and other provisions in the Proposed Charter, the Proposed Bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of the Combined Company Board or initiate actions that are opposed by Combined Company’s then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving Combined Company. The existence of these provisions could negatively affect the price of Combined Company Common Stock and limit opportunities for a stockholder to realize value in a corporate transaction. In addition, if prospective takeovers are not consummated for any reason, Combined Company may experience negative reactions from the financial markets, including negative impacts on the price of Combined Company Common Stock.

The Proposed Charter that will be in effect upon the Closing of the Merger will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by Combined Company’s stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit Combined Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with Combined Company.

Pursuant to the Proposed Charter, which the Combined Company will adopt upon the completion of the Merger, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Combined Company’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Combined Company’s current or former directors, officers, employees or stockholders to Combined Company or its stockholders; (iii) any action asserting a claim against Combined Company or any of its current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws; (v) any action or proceeding asserting a claim against Combined Company or any of its current or former directors, officers, employees or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter will also provide that, unless Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed Charter will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of Combined Company Common Stock is deemed to have notice of and consented to the provisions of the Proposed Charter described above.

The forum selection provisions in the Proposed Charter may have the effect of discouraging lawsuits against the Combined Company’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If the enforceability of the Combined Company’s forum selection provisions were to be challenged, it may incur additional costs associated with resolving such challenge. While the Combined Company currently has no basis to expect any such challenge would be successful, if a court were to find its forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, the Combined Company may incur additional costs associated with having to litigate in other jurisdictions, which could result in a diversion of the time and resources of the Combined Company’s employees, management and board of directors, and could have an adverse effect on its business, financial condition and results of operations.

Risk related to Aptorum’s Preclinical and Clinical Development of Its Drug Candidates

We currently do not generate revenue from product sales and may never become profitable; unless we can raise more capital through additional financings, of which there can be no guarantee.

Our ability to generate revenue and become profitable depends upon our ability to successfully complete the development of, and obtain the necessary regulatory approvals for, the drug candidates in our Lead Projects and any future drug candidates we may develop, as we do not currently have any drugs that are available for commercial sale. We expect to continue to incur losses before commercialization of our drug candidates and any future drug candidates. None of our drug candidates has been approved for marketing in the U.S., Europe, the PRC or any other jurisdictions and may never receive such approval. Our ability to generate revenue and achieve profitability is dependent on our ability to complete the development of our drug candidates and any future drug candidates we develop in our portfolio, obtain necessary regulatory approvals, and have our drugs products under development manufactured and successfully marketed, of which there can be no guarantee. We may not be able to generate a profit until our drug candidates become profitable.

Even if we receive regulatory approval and marketing authorization for one or more of our drug candidates or one or more of any future drug candidates for commercial sale, a potential product may not generate revenue at all unless we are successful in:

●	developing a sustainable and scalable manufacturing process for our drug candidates and any approved products, including establishing and maintaining commercially viable supply relationships with third parties;

●	launching and commercializing drug candidates following regulatory approvals and marketing authorizations, either directly or with a collaborator or distributor;

●	obtaining market acceptance of our drug candidates as viable treatment options;

●	addressing any competing technological and market developments;

●	negotiating and maintaining favorable terms in any collaboration, licensing or other arrangement into which we may enter to commercialize drug candidates for which we have obtained required approvals and marketing authorizations; and

●	maintaining, protecting and expanding our portfolio of IP rights, including patents, trade secrets and know-how.

In addition, our ability to achieve and maintain profitability depends on timing and the amount of expenses we will incur. Our expenses could increase materially if we are required by the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities to perform studies in addition to those that we currently have anticipated. Even if our drug candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of these products.

Our ability to become and remain profitable depends on our ability to generate revenue. Even if we are able to generate revenues from the sale or sublicense of any products we may develop or license, we may not become profitable on a sustainable basis or at all. Our failure to become and remain profitable would decrease the value of our Company and adversely affect the market price of Aptorum Class A ordinary shares, which could impair our ability to raise capital, expand Aptorum’s business or continue our operations.

Preclinical development is a long, expensive and uncertain process, and we may terminate one or more of our current preclinical development programs.

Traditionally, drug discovery and development is a time-consuming, costly and high-risk business. On average, the cost of launching a new drug is estimated to approach US$2.6 billion and can take around 12 years to make it to the market (4 key benefits of drug repositioning. (n.d.). Retrieved from http://www.totalbiopharma.com/2012/07/04/4-key-benefits-drug-repositioning/). Despite the huge expenditures, only approximately 1 in 1,000 potential drugs is graduated to human clinical trials after pre-clinical testing in the United States, (Norman, G. A. Drugs, Devices, and the FDA: Part 1. JACC: Basic to Translational Science, 1(3), 170-179, 2016) and nearly 86.2% of drug candidates entering phase 1 trials fails to achieve drug approval. (Wong C. H., Siah K. W. & Lo A. W. (2019, April), “Estimation of clinical trial success rates and related parameters,” retrieved from https://academic.oup.com/biostatistics/article/20/2/273/4817524). Even after a drug is commercialized, there are just too many factors affecting the sales of pharmaceutical products, including unmet need/burden of disease (68.2%), clinical efficacy (47.3%), comparator choice (36.4%), and price (35.5%) (Sendyona, S., Odeyemi, I., & Maman, K. “Perceptions and factors affecting pharmaceutical market access: Results from a literature review and survey of stakeholders in different settings” Journal of Market Access & Health Policy, 4(1), 31660, 2016). In the end, on average, only 20% of approved new drugs generate revenues that exceed the average R&D investment. (Rosenblatt, M. (2014, December 19) “The Real Cost of “High-Priced” Drugs,” retrieved from https://hbr.org/2014/11/the-real-cost-of-high-priced-drugs). We may determine that certain preclinical product candidates or programs do not have sufficient potential to warrant the allocation of resources toward them. Accordingly, we may elect to terminate our programs for and, in certain cases, our licenses to, such product candidates or programs. If we terminate a preclinical program in which we have invested significant resources, we will have expended resources on a program that will not provide a full return on our investment and missed the opportunity to have allocated those resources to potentially more productive uses.

Management has discretion to terminate the development of any of our projects at any time.

In light of the costs, both in time and expense, as well as the preclinical results and general business considerations, management may decide not to continue developing a particular preclinical program without announcement. Management will always base its decision on what it believes to be the most efficient use of the Company’s resources to provide the most value to its shareholders. As a result, investors may not always be aware of the termination of a previously announced study or trial. The Company will continue to provide update on its active preclinical projects in its SEC filings and/or press releases, as appropriate.

We may not be successful in our efforts to identify or discover additional drug candidates. Due to our limited resources and access to capital, we must continue to prioritize development of certain drug candidates; such decisions may prove to be wrong and may adversely affect Aptorum’s business.

Although we intend to explore other therapeutic opportunities in addition to the drug candidates that we are currently developing, we may fail to identify other drug candidates for a number of reasons. For example, our research methodology may be unsuccessful in identifying potential drug candidates or those we identify may be shown to have harmful side effects or other undesirable characteristics that make them unmarketable or unlikely to receive regulatory approval.

Research programs to pursue the development of our drug candidates for additional indications and to identify new drug candidates and disease targets require substantial technical, financial and human resources whether or not we ultimately are successful. Our research programs may initially show promise in identifying potential indications and/or drug candidates, yet fail to yield results for clinical development for a number of reasons, including but not limited to:

●	the research methodology used may not be successful in identifying potential indications and/or drug candidates;

●	potential drug candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or

●	it may take greater human and financial resources to identify additional therapeutic opportunities for our drug candidates or to develop suitable potential drug candidates through internal research programs than we will possess, thereby limiting our ability to diversify and expand our drug portfolio.

Because we have limited financial and managerial resources, we have chosen to focus at present on our three Lead Projects, which may ultimately prove to be unsuccessful. As a result of this focus, we may forego or delay pursuit of opportunities with other drug candidates, or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Even if we determine to pursue alternative therapeutic or diagnostic drug candidates, these other drug candidates or other potential programs may ultimately prove to be unsuccessful. In short, our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to develop suitable potential drug candidates through internal research programs. This could materially adversely affect our future growth and prospects.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Although we obtained CTA/FDA approval to initiate clinical trials for our Lead Projects, there can be no assurance, timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who meet the trial criteria and remain in the trial until its conclusion. We may experience difficulties enrolling and retaining appropriate patients in our clinical trials for a variety of reasons, including but not limited to:

●	the size and nature of the patient population;

●	patient eligibility criteria defined in the clinical protocol;

●	the size of study population required for statistical analysis of the trial’s primary endpoints;

●	the proximity of patients to trial sites;

●	the design of the trial and changes to the design of the trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	competing clinical trials for similar therapies or other new therapeutics exist and will reduce the number and types of patients available to us;

●	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the drug candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are investigating;

●	our ability to obtain and maintain patient consents;

●	patients enrolled in clinical trials may not complete a clinical trial; and

●	the availability of approved therapies that are similar to our drug candidates.

Even if we are able to enroll a sufficient number of patients in our clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our drug candidates.

Clinical drug development involves a lengthy and expensive process and could fail at any stage of the process. We have limited experience in conducting clinical trials and results of earlier studies and trials may not be reproduced in future clinical trials.

For our drug candidates, clinical testing is expensive and can take many years to complete, while failure can occur at any time during the clinical trial process. The results of studies in animals and early clinical trials of our drug candidates may not predict the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through studies in animals and initial clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same drug candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations (including genetic differences), patient adherence to the dosing regimen and the patient dropout rate. Results in later trials may also differ from earlier trials due to a larger number of clinical trial sites and additional countries and languages involved in such trials. In addition, the design of a clinical trial can determine whether its results will support approval of a drug candidate, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced and significant expense has been incurred.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of demonstrated efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. Furthermore, if the trials we conduct fail to meet their primary statistical and clinical endpoints, they will not support the approval from the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities for our drug candidates. If this occurs, we would need to replace the failed study with new trials, which would require significant additional expense, cause substantial delays in commercialization and materially adversely affect Aptorum’s business, financial condition, cash flows and results of operations.

If clinical trials of our drug candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities, or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

Before applying for and obtaining regulatory approval for the sale of any of our drug candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and may fail. A failure of one or more of our clinical trials can occur at any stage of testing and successful interim results of a clinical trial do not necessarily predict successful final results.

We and our CROs are required to comply with current Good Clinical Practices (“cGCP”) requirements, which are regulations and guidelines enforced by the FDA, NMPA, EMA, Health Canada and other comparable regulatory authorities for all drugs in clinical development. Regulatory authorities enforce these cGCP through periodic inspections of trial sponsors, principal investigators and trial sites. Compliance with cGCP can be costly and if we or any of our CROs fail to comply with applicable cGCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, NMPA, EMA, Health Canada or comparable regulatory authorities may require us to perform additional clinical trials before approving our marketing applications.

We may experience numerous unexpected events during, or as a result of, clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our drug candidates, including but not limited to:

●	regulators, institutional review boards (“IRBs”) or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	clinical trials of our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon drug development programs;

●	the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment may be insufficient or slower than we anticipate or patients may drop out at a higher rate than we anticipate;

●	our contractors and investigators may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	we might have to suspend or terminate clinical trials of our drug candidates for various reasons, including a lack of clinical response or a determination that participants are being exposed to unacceptable health risks;

●	regulators, IRBs or ethics committees may require that we or our investigators suspend or terminate clinical research for various reasons, including non-compliance with regulatory requirements;

●	the cost of clinical trials of our drug candidates may be greater than we anticipate;

●	the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate; and

●	our drug candidates may cause adverse events, have undesirable side effects or other unexpected characteristics, causing us, our investigators, or regulators to suspend or terminate the trials.

If we are required to conduct additional clinical trials or other testing of our drug candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if they raise safety concerns, we may:

●	be delayed in obtaining regulatory approval for our drug candidates;

●	not obtain regulatory approval at all;

●	obtain approval for indications that are not as broad as intended;

●	have a drug removed from the market after obtaining regulatory approval;

●	be subject to additional post-marketing testing requirements;

●	be subject to restrictions on how a drug is distributed or used; or

●	be unable to obtain reimbursement for use of a drug.

Delays in testing or approvals may result in increases in our drug development costs. We do not know whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all.

Clinical trials may produce negative or inconclusive results. Moreover, these trials may be delayed or proceed less quickly than intended. Delays in completing our clinical trials will increase our costs, slow down our drug candidate development and approval process, and jeopardize our ability to commence product sales and generate revenues and we may not have sufficient funding to complete the testing and approval process. Any of these events may significantly harm Aptorum’s business, financial condition and prospects, lead to the denial of regulatory approval of our drug candidates or allow our competitors to bring drugs to market before we do, impairing our ability to commercialize our drugs if and when approved.

Significant clinical trial delays also could shorten any periods during which we have the exclusive right to commercialize our drug candidates or allow our competitors to bring products to market before we do, impair our ability to commercialize our drug candidates and may harm Aptorum’s business and results of operation

Risks Related to Aptorum’s Obtaining Regulatory Approval for Its Drug Candidates

The regulatory approval processes of the FDA, NMPA, EMA, Health Canada and other comparable regulatory authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our current drug candidates or any future drug candidates we may develop, Aptorum’s business will be substantially harmed.

We cannot commercialize drug candidates without first obtaining regulatory approval to market each drug from the FDA, NMPA, EMA, Health Canada or comparable regulatory authorities. Before obtaining regulatory approvals for the commercial sale of any drug candidate for a target indication, we must demonstrate in studies in animals and well-controlled clinical trials, and, with respect to approval in the United States and other regulatory agencies, to the satisfaction of the FDA, NMPA, EMA, Health Canada or comparable regulatory authorities, that the drug candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

The time required to obtain approval from the FDA, NMPA, EMA, Health Canada and other comparable regulatory authorities is unpredictable but typically takes many years following the commencement of studies in animals and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities.

In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval can differ among regulatory authorities and may change during the course of the development of a drug candidate. We have not obtained regulatory approval for any drug candidate. It is possible that neither our existing drug candidates nor any drug candidates we may discover or acquire for development in the future will ever obtain regulatory approval. Even if we obtain regulatory approval in one jurisdiction, we may not obtain it in other jurisdictions.

Aptorum’s drug candidates could fail to receive regulatory approval from any of the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities for many reasons, including but not limited to:

●	disagreement with regulators regarding the design or implementation of our clinical trials;

●	failure to demonstrate that a drug candidate is safe and effective or safe, pure and potent for its proposed indication;

●	failure of clinical trial results to meet the level of statistical significance required for approval;

●	failure to demonstrate that a drug candidate’s clinical and other benefits outweigh its safety risks;

●	disagreement with regulators regarding our interpretation of data from studies in animals or clinical trials;

●	insufficiency of data collected from clinical trials of Aptorum’s drug candidates to support the submission and filing of a New Drug Application (“NDA”), or other submission or to obtain marketing approval;

●	the FDA, NMPA, EMA, Health Canada or a comparable regulatory authority’s finding of deficiencies related to the manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies; and

●	changes in approval policies or regulations that render our preclinical studies and clinical data insufficient for approval.

Any of the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities may require more information, including additional preclinical studies or clinical data, to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of Aptorum’s drug candidates for fewer or more limited indications than we request. Regulatory authorities also may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a drug candidate with a label that is not desirable for the successful commercialization of that drug candidate. In addition, if Aptorum’s drug candidate produces undesirable side effects or involves other safety issues, the FDA may require the establishment of a Risk Evaluation Mitigation Strategy (“REMS”), or NMPA, EMA, Health Canada or other comparable regulatory authorities may require the establishment of a similar strategy. Such a strategy may, for instance, restrict distribution of Aptorum’s drug candidates, require patient or physician education, or impose other burdensome implementation requirements on us.

Regulatory approval may be substantially delayed or may not be obtained for one or all of Aptorum’s drug candidates if regulatory authorities require additional time or studies to assess the safety or efficacy of Aptorum’s drug candidates.

Aptorum currently does not have any drug candidates that have gained approval for sale by the FDA, NMPA or EMA, Health Canada or other regulatory authorities in any other country, and it cannot guarantee that it will ever have marketable drugs. Despite SACT-1 having been granted orphan drug status, this is not an approval for sale by the FDA. Aptorum’s business is substantially dependent on its ability to complete the development of, obtain marketing approval for and successfully commercialize drug candidates in a timely manner. Aptorum cannot commercialize drug candidates without first obtaining marketing approval from the FDA, NMPA, EMA, Health Canada and comparable regulatory authorities. In the U.S., it hopes to file INDs for the drug candidates from our Lead Projects and, subject to the approval of IND, Phase 1 clinical trials in humans. The timing and scope of advancing both ALS-4 Phase 2 clinical trials and SACT-1 Phase 1/2 trials are contingent upon securing appropriate collaborative partnerships and adequate funding resources. The Company is actively seeking strategic collaborators who can provide both financial support and clinical expertise to advance these therapeutic programs. Even if Aptorum is permitted to commence such clinical trials, they may not be successful and regulators may not agree with our conclusions regarding the data generated by our clinical trials.

It may be unable to complete development of Aptorum’s drug candidates or initiate or complete development of any future drug candidates we may develop on our projected schedule. While we believe that our existing cash will likely enable us to complete the preclinical development of at least one of our current Lead Projects, the full clinical development, manufacturing and launch of that drug candidate, will take significant additional time and likely require funding beyond the existing cash. In addition, if regulatory authorities require additional time or studies to assess the safety or efficacy of Aptorum’s drug candidates, we may not have or be able to obtain adequate funding to complete the necessary steps for approval for Aptorum’s drug candidates or any future drug candidates.

Preclinical studies in animals and clinical trials in humans to demonstrate the safety and efficacy of Aptorum’s drug candidates are time-consuming, expensive and take several years or more to complete. Delays in preclinical or clinical trials, regulatory approvals or rejections of applications for regulatory approval in the U.S., Europe, the PRC or other markets may result from many factors, including but not limited to:

●	our inability to obtain sufficient funds required to conduct or continue a trial, including lack of funding due to unforeseen costs or other business decisions;

●	regulatory reports for additional analysts, reports, data, preclinical studies and clinical trials;

●	failure to reach agreement with, or inability to comply with conditions imposed by the FDA, NMPA, EMA, Health Canada or other regulators regarding the scope or design of our clinical trials;

●	regulatory questions regarding interpretations of data and results and the emergence of new information regarding Aptorum’s drug candidates or other products;

●	delay or failure in obtaining authorization to commence a clinical trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

●	withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

●	unfavorable or inconclusive results of clinical trials and supportive non-clinical studies, including unfavorable results regarding effectiveness of drug candidates during clinical trials;

●	difficulty in maintaining contact with patients during or after treatment, resulting in incomplete data;

●	our inability to obtain approval from IRBs or ethics committees to conduct clinical trials at their respective sites;

●	our inability to enroll and retain a sufficient number of patients who meet the inclusion and exclusion criteria in a clinical trial;

●	our inability to conduct a clinical trial in accordance with regulatory requirements or our clinical protocols;

●	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, withdrawing from or dropping out of a trial, or becoming ineligible to participate in a trial;

●	failure of our clinical trial managers to satisfy their contractual duties or meet expected deadlines;

●	manufacturing issues, including problems with manufacturing or timely obtaining from third parties sufficient quantities of a drug candidate for use in a clinical trial;

●	ambiguous or negative interim results, or results that are inconsistent with earlier results;

●	feedback from the FDA, NMPA, EMA, Health Canada, an IRB, data safety monitoring boards, or comparable entities, or results from earlier stage or concurrent studies in animals and clinical trials, regarding Aptorum’s drug candidates, including which might require modification of a trial protocol;

●	unacceptable risk-benefit profile or unforeseen safety issues or adverse side effects; and

●	a decision by the FDA, NMPA, EMA, Health Canada, an IRB, comparable entities, or the Company, or recommendation by a data safety monitoring board or comparable regulatory entity, to suspend or terminate clinical trials at any time for safety issues or for any other reason.

Changes in regulatory requirements and guidance may also occur, and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs or ethics committees for re-examination, which may increase the costs or time required to complete a clinical trial.

If we experience delays in the completion of, or the termination of, a clinical trial, of any of Aptorum’s drug candidates, the commercial prospects of Aptorum’s drug candidates will be harmed, and our ability to generate product sales revenues from any of those drug candidates will be delayed. In addition, any delay in completing our clinical trials will increase our costs, slow down Aptorum’s drug candidate development and approval process, and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm Aptorum’s business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Aptorum’s drug candidates.

If we are required to conduct additional clinical trials or other studies with respect to any of Aptorum’s drug candidates beyond those that we initially contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these studies are not positive or are only modestly positive, we may be delayed in obtaining regulatory approval for that drug candidate, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals, and we may not have sufficient funding to complete the testing and approval process. Significant clinical trial delays could allow our competitors to bring their products to market before we do and impair our ability to commercialize Aptorum’s drugs, if and when approved. If any of this occurs, Aptorum’s business will be materially harmed.

Aptorum’s drug candidates may cause undesirable adverse events or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any regulatory approval.

Undesirable adverse events caused by Aptorum’s drug candidates or any future drug candidates we may develop could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities. Results of our potential clinical trials could reveal a high and unacceptable severity or prevalence of adverse effects. In such event, our trials could be suspended or terminated and the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities could order us to cease further development of, or deny approval of, Aptorum’s drug candidates for any or all target indications. Drug-related adverse events could also affect patient recruitment or the ability of enrolled subjects to complete the trial, could result in potential product liability claims and may harm our reputation, business, financial condition and business prospects significantly.

Additionally, if any of our current or future drug candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such drugs, a number of potentially significant negative consequences could result, including but not limited to:

●	suspending the marketing of the drug;

●	having regulatory authorities withdraw approvals of the drug;

●	adding warnings on the label;

●	developing a REMS for the drug or, if a REMS is already in place, incorporating additional requirements under the REMS, or to develop a similar strategy as required by a comparable regulatory authority;

●	conducting post-market studies;

●	being sued and held liable for harm caused to subjects or patients; and

●	damage to our reputation.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular drug candidate, if approved, and could significantly harm Aptorum’s business, results of operations and prospects.

Even if we receive regulatory approval for Aptorum’s drug candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with Aptorum’s drug candidates.

If Aptorum’s drug candidates or any future drug candidates we develop are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable regulatory authorities outside of the United States.

Manufacturers and manufacturers’ facilities are required to comply with extensive requirements from the FDA, NMPA, EMA, Health Canada and comparable regulatory authorities, including, in the United States, ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, other marketing application, and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory approvals that we receive for Aptorum’s drug candidates may be subject to limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the drug candidate. The regulatory authorities may also require risk management plans or programs as a condition of approval of Aptorum’s drug candidates (such as REMS of the FDA and risk-management plan of the EMA), which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA, NMPA, EMA, Health Canada or a comparable regulatory authority approves Aptorum’s drug candidates, we will have to comply with requirements including, for example, submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGCP and cGMP, for any clinical trials that we conduct post-approval.

The FDA may impose consent decrees or withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the drug reaches the market. Later discovery of previously unknown problems with Aptorum’s drug candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of Aptorum’s drug candidates, withdrawal of the product from the market, or voluntary or mandatory product recalls;

●	fines, untitled or warning letters, or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

●	product seizure or detention, or refusal to permit the import or export of Aptorum’s drug candidates; and

●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Companies may promote drugs only for the approved indications and in accordance with the provisions of the approved label and may not promote drugs for any off-label use, such as uses that are not described in the product’s labeling and that differ from those approved by the regulatory authorities. However, physicians may prescribe drug products for off-label uses and such off-label uses are common across some medical specialties. Thus, they may, unbeknownst to us, use our product for an “off label” indication for a specific treatment recipient. The FDA, NMPA, EMA, Health Canada and other regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses, and if we are found to be out of compliance with the requirements and restrictions imposed on us under those laws and restrictions, we may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions, and the off-label use of our products may increase the risk of product liability claims. In addition, management’s attention could be diverted from Aptorum’s business operations and our reputation could be damaged.

The policies of the FDA, NMPA, EMA, Health Canada and other regulatory authorities may change and we cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained and we may not achieve or sustain profitability.

Despite FDA’s consent for us to pursue the 505(b)(2) development pathway for SACT-1, we may be unable to successfully complete the 505(b)(2) pathway for the pediatric formulation of SACT-1 to treat neuroblastoma as planned, which would materially impact our likelihood of obtaining FDA approval.

Even though the FDA is allowing us to pursue the 505(b)(2) regulatory pathway for our product candidates, we will need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. We cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate. Any failure to obtain regulatory approval of our product candidates would significantly limit our ability to generate revenues, and any failure to obtain such approval for all of the indications and labeling claims we deem desirable could reduce our potential revenues.

If we or our third-party suppliers fail to comply with the FDA’s good manufacturing practice regulations or fail to adequately, timely, or sufficiently respond to an FDA Form 483 or subsequent Warning Letter, this could impair our ability to market our products in a cost-effective and timely manner and could result in FDA enforcement action.

We and our third-party suppliers are required to comply with the FDA’s Current Good Manufacturing Practices (cGMP) which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. The FDA audits compliance with the cGMP and related regulations through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct these inspections or audits at any time. If, during the inspection, FDA identifies issues which, in FDA’s judgment, may constitute violations of the Federal Food, Drug, and Cosmetic Act or FDA’s regulations, the FDA inspector may issue an FDA Form 483 listing these observations.

Note that if an entity does not address observations found in an FDA Form 483 to FDA’s satisfaction, the FDA could take enforcement action, including any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications or recall, detention or seizure of our product;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying our requests for pre-market approval of new products;

●	withdrawing pre-market approvals that have already been granted;

●	refusal to grant export approval for our product; or

●	criminal prosecution.

Any of the foregoing actions could have a material adverse effect on our reputation, business, financial condition and operating results.

Risks Related to Commercialization of Aptorum’s Drug Candidates

Even if any of our drug candidates receive regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

After we complete clinical trials and receive regulatory approval for any of our drug candidates, which may not happen for some time, we recognize that such candidate(s) may ultimately fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. We may not be able to achieve or maintain market acceptance of our products over time if new products or technology are introduced that are more favorably received than our products, are more cost effective or render our drug obsolete. We will face competition with respect to our drug candidates from other pharmaceutical companies developing products in the same disease/therapeutic area and specialty pharmaceutical and biotechnology companies worldwide. Many of the companies against which we may be competing have significantly greater financial resources and expertise in research and development, manufacturing, animal testing, conducting clinical trials, obtaining regulatory approvals and marketing approval for drugs than we do. Physicians, patients and third-party payors may prefer other novel products to ours, which means that we may not generate significant sales revenues for that product and that product may not become profitable. The degree of market acceptance of our drug candidates, if approved for commercial sale, will depend on a number of factors, including but not limited to:

●	clinical indications for which our drug candidates are approved;

●	physicians, hospitals, and patients considering our drug candidates as a safe and effective treatment;

●	the potential and perceived advantages of our drug candidates over alternative treatments;

●	the prevalence and severity of any side effects;

●	product labeling or product insert requirements of the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities;

●	limitations or warnings contained in the labeling approved by the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities;

●	the timing of market introduction of our drug candidates as well as competitive drugs;

●	the cost of treatment in relation to alternative treatments and their relative benefits;

●	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

●	lack of experience and financial and other limitations on our ability to create and sustain effective sales and marketing efforts or ineffectiveness of our sales and marketing partners; and

●	changes in legislative and regulatory requirements that could prevent or delay regulatory approval of our drug candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any drug candidates for which we obtain regulatory approval.

We depend substantially on the success of the drug candidates being researched as our current Lead Projects. If we are unable to license or sublicense, sell or otherwise commercialize our drug candidates, or experience significant delays in doing so, our business will be materially harmed.

Our business and the ability to generate revenue related to product sales, if ever achieved, will depend on the successful development, regulatory approval and licensing or sublicensing or other commercialization of our drug candidates or any other drug candidates we may develop. We have invested a significant amount of financial resources in the development of our drug candidates and we may invest in other drug candidates. The success of our drug candidates and any other potential drug candidates will depend on many factors, including but not limited to:

●	successful enrollment in, and completion of, studies in animals and clinical trials;

●	other parties’ ability in conducting our clinical trials safely, efficiently and according to the agreed protocol;

●	receipt of regulatory approvals from the FDA, NMPA, EMA, Health Canada and other comparable regulatory authorities for our drug candidates;

●	our ability to establish commercial manufacturing capabilities by making arrangements with third-party manufacturers;

●	reliance on other parties to conduct our clinical trials swiftly and effectively;

●	launch of commercial sales of our drug candidates, if and when approved;

●	obtaining and maintaining patents, trade secrets and other IP protection and regulatory exclusivity, as well as protecting our rights in our own IP;

●	ensuring that we do not infringe, misappropriate or otherwise violate patents, trade secrets or other IP rights of other parties;

●	obtaining acceptance of our drug candidates by doctors and patients;

●	obtaining reimbursement from third-party payors for our drug candidates, if and when approved;

●	our ability to compete with other drug candidates and drugs; and

●	maintenance of an acceptable safety profile for our drug candidates following regulatory approval, if and when received.

We may not achieve regulatory approval and commercialization in a timely manner or at all. Significant delays in obtaining approval for and/or to successfully commercialize our drug candidates would materially harm our business and we may not be able to generate sufficient revenues and cash flows to continue our operations.

Risks Related to Aptorum’s Intellectual Properties

A significant portion of our IP portfolio currently includes pending patent applications that have not yet been issued as granted patents and if the pending patent applications covering our product candidates fail to be issued, our business will be adversely affected. If we or our licensors are unable to obtain and maintain patent protection for our technology and drugs, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be adversely affected.

Our success depends largely on our ability to obtain and maintain patent protection and other forms of IP rights for the composition of matter, method of use and/or method of manufacture for each of our drug candidates. Failure to obtain, maintain protection, enforce or extend adequate patent and other IP rights could materially adversely affect our ability to develop and market one or more of our drug candidates. We also rely on trade secrets and know-how to develop and maintain our proprietary and IP position for each of our drug candidates. Any failure to protect our trade secrets and know-how with respect to any specific drug and diagnostics technology candidate could adversely affect the market potential of that potential product.

As of the date of this proxy statement/prospectus, the Company has, through its licenses, obtained rights to patents and patent applications covering some or all its drug and diagnostics technology candidates that have been filed in major jurisdictions such as the United States, member states of the European Patent Organization (the “EPO”) and the PRC (collectively, “Major Patent Jurisdictions”), as well as in other countries. We have also filed a number of provisional applications to establish earlier filing dates for certain of our other ongoing research, the specifics of which are currently proprietary and confidential. To the extent we do not seek or obtain patent protection in a particular jurisdiction, we may not have commercial incentive to seek marketing authorization in such jurisdiction. Nonetheless, other parties might enter those markets with generic versions or copies of our products and received regulatory approval without having significantly invested in their own research and development costs compared to the Company’s investment. For more information about our IP portfolio, please refer to the Intellectual Property section below.

With respect to issued patents in certain jurisdictions, for example in the U.S. and under the EPO, we may be entitled to obtain a patent term extension to extend the patent expiration date provided we meet the applicable requirements for obtaining such patent term extensions. We have sought to support our proprietary position by working with our licensors in filing patent applications in the names of the licensors in the United States and through the PCT, related to the Lead Projects and certain other drug candidates. In the future, we intend to file patent applications on supplemental or improvement IP derived from the licensed technologies, where those IP would be solely or jointly owned by the Company pursuant to the terms of respective license agreements. Filing patents covering multiple technologies in multiple countries is time-consuming and expensive, and we may not have the resources file and prosecute all necessary or desirable patent applications in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

We cannot be certain that patents will be issued or granted with respect to patent applications that are currently pending, or that issued or granted patents will not later be found to be invalid or unenforceable.

The patent position of biotechnology and pharmaceutical companies is generally uncertain because it involves complex legal and factual considerations. The standards applied by the EPO, the U.S. Patent and Trademark Office, or USPTO, and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in biotechnology and pharmaceutical patents. Consequently, patents may not issue from our pending patent applications and even if they do issue, such patents may not issue in a form that effectively prevents others from commercializing competing products. As such, we do not know the degree of future protection that we will have on our proprietary products and technology.

Additionally, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Even if patents do successfully issue and even if such patents cover our drug candidates, other parties may initiate, for patents filed before March 16, 2013 (i.e., the enactment of the America Invents Act), interference or re-examination proceedings, for patents filed on or after March 16, 2013, post-grant review, inter partes review, nullification or derivation proceedings, in court or before patent offices, or similar proceedings challenging the validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. Successful defense of its patents can constitute a material factor in a company’s expenses. According to an article published by BlueIron (https://finance.yahoo.com/news/current-patent-litigation-costs-between-120200165.html), depending on the value at stake, the American Intellectual Property Law Association’s “2019 Report of the Economic Survey” reported the average costs of a patent litigation are between $2.3 million to $4.0 million.

In addition, the fact that the Company has exclusive rights to prevent others from using a patented invention does not necessarily mean that the Company itself will have the unrestricted right to use that invention. Other parties may obtain ownership or licenses to patents or other IP rights that cover the manufacture, use or sale of our current or future products (or elements thereof). This may enable such other parties to enforce their patents or IP rights against us, and may, as a result, affect the commercialization of our products or exploitation of our own technology. We endeavor to identify early patents and patent applications which may block development of a product or technology and minimize this risk by conducting prior art searches before and during the projects. However, relevant documents may be overlooked, yet-to-be published or missed, which may in turn impact on the freedom to commercialize the relevant asset. In such cases, we may not be in a position to develop or commercialize products or drug candidates unless we successfully pursue litigation to nullify or invalidate the other IP rights concerned, or enter into a license agreement with the IP right holder, if available on commercially reasonable terms.

If we are unable to obtain and maintain the appropriate scope for our patents, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be adversely affected.

We may not obtain sufficient claim scope in those patents to prevent another party from competing successfully with our drug and diagnostics technology candidates. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technology or drug and diagnostics technology candidates in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and drug and diagnostics technology candidates, or limit the duration of the patent protection of our technology and drug and diagnostics technology candidates. Given the amount of time required for the development, testing and regulatory review of new drug and diagnostics technology candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing drug and diagnostics technology candidates similar or identical to ours.

Further, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ or collaboration partners’ patent rights are highly uncertain. Our and our licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products.

We may not be able to protect and enforce our IP rights throughout the world.

Our commercial success will depend, in part, on our ability to maintain IP protection for our drug candidates in which we seek to develop and commercialize. While we rely primarily upon a combination of patents, trademarks, trade secrets and other contractual obligations to protect the IP related to our brands, products and other proprietary technologies, these legal means may afford only limited protection.

Filing and prosecuting patents on drug candidates and defending the validity of the same (if challenged) in all countries throughout the world could be prohibitively expensive for us, and our IP rights in countries outside the Major Patent Jurisdictions can be less extensive than those in the Major Patent Jurisdictions. In addition, the laws of some countries in the rest of the world such as India do not protect IP rights to the same extent as laws in the Major Patent Jurisdictions. Consequently, we may not be able to prevent other parties from practicing our inventions in the rest of the world, despite our continued efforts in enforcing our IP rights through legal means. Competitors may use our technology in jurisdictions where we have not or not yet obtained patent protection to develop their own drugs and further, may export otherwise infringing drugs to non-U.S. jurisdictions where we have patent protection.

Our, our licensors’ or collaboration partners’ patent applications cannot be enforced against other parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. In addition, patents and other IP rights also will not protect our technology, drug candidates if another party, including our competitors, design around our protected technology, drug candidates without infringing, misappropriating or otherwise violating our patents or other IP rights.

Moreover, currently and as our R&D continues to progress, some of our patents and patent applications are or may be co-owned with another party. Some of our licenses already provide that future-developed technologies (and any resulting patents) will be co-owned with the licensors and other patents for technologies we may acquire or develop with other parties may also be jointly owned. If we are unable to obtain an exclusive license to any such co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other persons, including our competitors, and our competitors could market competing products and technology, and we will be unable to transfer or grant exclusive rights to potential purchasers or development partners of such co-owned technologies. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against other parties, and such cooperation may not be provided to us. Any of the foregoing could limit the revenue we might generate from our patents or patent applications and thus have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Because patent applications are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our licensors or collaborators were or will be the first to file any patent application related to a drug and diagnostics technology candidate. Furthermore, in the United States, if patent applications of other parties have an effective filing date before March 16, 2013, an interference proceeding can be initiated by such other party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If patent applications of other parties have an effective filing date on or after March 16, 2013, in the United States a derivation proceeding can be initiated by such other parties to determine whether our invention was derived from theirs.

Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. In addition, we may be subject to other challenges regarding our exclusive ownership of our IP. If another party were successful in challenging our exclusive ownership of any of our IP, we may lose our right to use such IP, such other party may be able to license such IP to other parties, including our competitors, and our competitors could market competing products and technology. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Many companies have encountered significant problems in protecting and defending IP rights in jurisdictions outside Major Patent Jurisdictions. The legal systems of some countries do not favor the enforcement of patents, trade secrets and other IP, which could make it difficult in those jurisdictions for us to stop the infringement or misappropriation of our patents or other IP rights, or the marketing of competing drugs in violation of our proprietary rights generally.

To date, we have not sought to enforce any issued patents in any jurisdictions. Proceedings to enforce our patent and other IP rights in any jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business.

Furthermore, such proceedings could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke other parties to assert claims of infringement or misappropriation against us. We may not prevail in any lawsuits that we initiate in jurisdictions where opposition proceedings are available and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe, the PRC, and developing countries including India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to other parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to another party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our IP rights around the world may be inadequate to obtain a significant commercial advantage from the IP that we develop.

We may become involved in lawsuits to protect or enforce our IP, which could be expensive, time-consuming and unsuccessful. Our patent rights relating to our drug and diagnostics technology candidates could be found invalid or unenforceable if challenged in court or before the USPTO or comparable non-U.S. authority.

Competitors may infringe our patent rights or misappropriate or otherwise violate our IP rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our IP rights, to protect our trade secrets or determine the validity and scope of our own IP rights or the proprietary rights of others. This can be expensive and time-consuming. Any claim that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their IP rights. Many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce and/or defend their IP rights than we can. Accordingly, despite our efforts, we may not be able to prevent other parties from infringing upon or misappropriating our IP. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that patent rights or other IP rights owned by us are invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent rights or other IP rights do not cover the technology in question. An adverse result in any litigation proceeding could put our patent, as well as any patents that may issue in the future from our pending patent applications, at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with IP litigation, there is risk that some of our confidential information could be compromised by disclosure during this type of litigation.

If we initiate legal proceedings against another party to enforce our patent, or any patents that may be issued in the future from our patent applications, that relates to one of our drug and diagnostics technology candidates, the defendant could counterclaim that such patent rights are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace, and there are numerous grounds upon which another party can assert invalidity or unenforceability of a patent. Parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include ex parte re-examination, inter partes review, post-grant review, derivation and equivalent proceedings in non-U.S. jurisdictions, such as opposition proceedings. Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover and protect our drug and diagnostics technology candidates. With respect to the validity of our patents, for example, there may be invalidating prior art of which we, our patent counsel, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our drug and diagnostics technology candidates. Such a loss of patent protection could have a material adverse impact on our business.

We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with IP litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We may be subject to claims challenging the inventorship of our patents and other IP.

Although we are not currently experiencing any claims challenging the inventorship of our patents or ownership of our IP, we may in the future be subject to claims that former employees, collaborators or other parties have an interest in our patents or other IP as inventors or co-inventors. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our drug and diagnostics technology candidates and who have not clearly contracted to transfer or assign any rights they may have to the Company. In addition, for our licensed patents, although a majority of our licensors have procured assignment forms and records from inventors to affirm their ownership in the licensed IP, another party or former employee or collaborator of our licensors not named in the patents may challenge the inventorship of claim an ownership interest in one or more of our or our licensors’ patents. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose rights such as exclusive ownership of, or right to use, our patent rights or other IP. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

If we are sued for infringing IP rights of other parties, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our drug candidates, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends in part on our avoiding infringement of the patents and other IP rights of other parties. There is a substantial amount of litigation involving patent and other IP rights in the biotechnology and pharmaceutical industries. Numerous issued patents, provisional patents and pending patent applications, which are owned by other parties, exist in the fields in which we are developing drug candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our drug candidates may give rise to claims of infringement of the patent rights of others.

Other parties may assert that we are employing their proprietary technology without authorization. There may be other patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our drug candidates. Because patent applications can take many years to issue, there may be currently pending patent applications or provisional patents which may later result in issued patents that our drug candidates may infringe. In addition, other parties may obtain patents in the future and claim that use of our technology infringes upon these patents. If any other patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our drug candidates, any molecules formed during the manufacturing process or any final drug itself, the holders of any such patents may be able to prevent us from commercializing such drug candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any other patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable drug candidate unless we obtain a license, limit our uses, or until such patent expires, or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Other parties who bring successful claims against us for infringement of their IP rights may obtain injunctive or other equitable relief, which could prevent us from developing and commercializing one or more of our drug candidates. Defense of these claims, regardless of their merits, would involve substantial litigation expense and be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement or misappropriation against us, we may have to pay substantial damages, including treble damages and attorneys’ fees in the case of willful infringement, obtain one or more licenses from other parties, pay royalties or redesign our infringing drug candidates, which may be impossible or require substantial time and monetary expenditure. In the event of an adverse result in any such litigation, or even in the absence of litigation, we may need to obtain licenses from other parties to advance our research or allow commercialization of our drug candidates. Any required license may not be available at all, or may not be available on commercially reasonable terms. In the event that we are unable to obtain such a license, we would be unable to further develop and commercialize one or more of our drug candidates, which could harm our business significantly. We may also elect to enter into license agreements in order to settle patent infringement claims or resolve disputes prior to litigation, and any such license agreements may require us to pay royalties and other fees that could significantly reduce our profitability for any product related to that patent and thus harm our business.

Even if resolved in our favor, litigation or other legal proceedings relating to IP claims may cause us to incur significant expenses, and could distract our technical personnel, management personnel, or both from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of Aptorum Class A ordinary shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

There may be patent applications pending of which we are not aware, but which cover similar products to the ones we are attempting to license or develop, which may result in lost time and money, as well as litigation.

It is possible that we have failed to identify relevant outstanding patents or applications. For example, U.S. applications filed before November 29, 2000 and certain U.S. applications filed after that date that will not be filed outside the United States remain confidential until patents are issued. Patent applications filed in the United States after November 29, 2000 and generally filed elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our products could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our products or the use of our products. Holders of any such unanticipated patents or patent applications may actively bring infringement claims against us, with the same potential litigation consequences as alluded to elsewhere in this proxy statement/prospectus. Any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and other patent agencies in several stages over the lifetime of the patent. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Although an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly submit documents requesting an extension of time. In any such event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

The terms of our patents may not be sufficient to effectively protect our drug and diagnostics technology candidates and business.

In most countries in which we file, including the United States, the term of an issued patent is generally 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. Although various extensions may be available, the life of a patent and the protection it affords is limited. For example, depending upon the timing, duration and specifics of the FDA regulatory approval for our drug candidates, one or more of our U.S. patents, if issued, might be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years as compensation for patent term lost during drug development and the FDA regulatory review process. Patent term extensions, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of drug approval by the FDA, and only one patent can be extended for a particular drug. The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain a patent term extension for a given patent or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our drug will be that of the originally issued patents themselves.

Even if patents covering one of our drug candidates are obtained, thereby giving us a period of exclusivity for manufacturing and marketing that drug, we will not be able to assert such patent rights upon the expiration of the issued patents against potential competitors who may begin marketing generic copies of our medications, and our business and results of operations may be adversely affected.

Changes in patent law in the United States could diminish the value of patents in general, thereby impairing our ability to protect our drug and diagnostics technology candidates.

The United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained, if any. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents in the United States could change in unpredictable ways that would weaken our ability to obtain new patents, or to enforce our existing patents and patents that we might obtain in the future. For example, in a recent case, Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to naturally-occurring substances are not patentable. Although we do not believe that any of the patents owned or licensed by us will be found invalid based on this decision, future decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patent rights. There could be similar changes in the laws of foreign jurisdictions that may impact the value of our patent rights or our other IP rights.

In addition, recent patent reform legislation in the U.S., including the Leahy-Smith America Invents Act, or the America Invents Act, could increase those uncertainties and costs. The America Invents Act was signed into law on September 16, 2011, and many of the substantive changes became effective on March 16, 2013. The America Invents Act reforms U.S. patent law in part by changing the U.S. patent system from a “first to invent” system to a “first inventor to file” system, expanding the definition of prior art, and developing a post-grant review system, thus changing the U.S. patent law in a way that may weaken our ability to obtain patent protection in the U.S. for those applications filed after March 16, 2013. Further, the America Invents Act created new procedures to challenge the validity of issued patents in the U.S., including post-grant review and inter partes review proceedings, which some other parties have been using to cause the cancellation of selected or all claims of issued patents of competitors. For a patent with an effective filing date of March 16, 2013 or later, a petition for post-grant review can be filed by another party in a nine-month window from issuance of the patent. A petition for inter partes review can be filed immediately following the issuance of a patent if the patent has an effective filing date prior to March 16, 2013. A petition for inter partes review can be filed after the nine-month-period for filing a post-grant review petition has expired for a patent with an effective filing date of March 16, 2013 or later. Post-grant review proceedings can be brought on any ground of invalidity, whereas inter partes review proceedings can only raise an invalidity challenge based on published prior art and patents. These adversarial actions at the USPTO review patent claims without the presumption of validity afforded to U.S. patents in lawsuits in U.S. federal courts, and use a lower burden of proof than used in litigation in U.S. federal courts. Therefore, it is generally considered easier for a competitor or other party to have a U.S. patent invalidated in a USPTO post-grant review or inter partes review proceeding than invalidated in a litigation in a U.S. federal court. If any of our patents are challenged by another party in such a USPTO proceeding, there is no guarantee that we or our licensors or collaborators will be successful in defending the patent, which would result in our loss of the challenged patent right.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to our issued patents, provisional patent, and pending patent applications, we expect to rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position and protect our drug and diagnostics technology candidates. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as our employees, corporate collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisors and other parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. However, any of these parties may breach such agreements and disclose our proprietary information, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. If trade secrets which are material to our business were to be obtained by a competitor, our competitive position would be harmed.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed IP, including trade secrets or other proprietary information, of any such employee’s former employer. In addition, while we typically require our employees, consultants and contractors who may be involved in the development of IP to execute agreements assigning such IP to us, we may be unsuccessful in executing such an agreement with each party who in fact develops IP that we regard as our own, which may result in claims by or against us related to the ownership of such IP. We are not aware of any threatened or pending claims that any of our projects involve misappropriated IP or other proprietary information, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable IP rights. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

We may be unable to execute on the optimal development plan for one or more of our existing product candidates if we are unable to obtain or maintain necessary rights for some aspect of the developing technology through acquisitions or licenses.

Our existing programs currently use or may in the future use additional technologies subject to proprietary rights held by others, such as particular compositions or methods of manufacture, treatment, or use. The licensing and acquisition of IP rights is a competitive area, and more established companies may pursue strategies to license or acquire such IP rights that we may consider necessary or useful. These established companies may have a competitive advantage over us due to their size, cash resources and greater capabilities in clinical development and commercialization.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire IP rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain or maintain licenses or other rights from other parties to use IP of those parties, our business, financial condition, and prospects for growth could suffer.

If we fail to comply with our obligations in the agreements under which we license IP rights from other parties or otherwise experience disruptions to our business relationships with our licensors, we could be required to pay monetary damages or could lose license rights that are important to our business.

Many of our projects (including our Lead Projects) are based on IP which we have licensed from other parties. (See “Intellectual Property”) Certain of these license agreements impose diligence, development or commercialization obligations on us, such as obligations to pay royalties on net product sales of our drug candidates once commercialized by us, to pay a percentage of sublicensing revenues if the licensed product is sublicensed, to make other specified milestone and/or annual payments relating to our drug candidates or to pay license maintenance and other fees, as well as obligations to pursue commercialization with due diligence. Specifically, a number of our license agreements also require us to meet development timelines in order to maintain the related license(s). In spite of our efforts, our licensors might conclude that we have materially breached our obligations under such license agreements and might therefore seek to terminate the license agreements. If one of our licensors, despite our efforts, were to be successful in terminating its agreement with us, we would not be able to continue to develop, manufacture or market any drug candidate under that license agreements, and we could face claims for monetary damages or other penalties under that agreement. Such an occurrence would diminish or eliminate the value of that project to our Company, even if we are able to negotiate new or reinstated agreements, which may have less favorable terms. Depending on the importance of the IP and the related project, any such development could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	the sublicensing of patent and other rights under our collaborative development relationships;

●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

●	the priority of invention of patented technology.

In addition, the agreements under which we currently license intellectual property or technology from other parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which (depending on the importance of the IP and the related project) could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangement for a project on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected drug and diagnostics technology candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

We may not have complete control of the preparation, filing and prosecution of patent applications, or to maintain patents, licensed by us from other parties.

The Company has in-licensed, and may in the future in-license patents owned or controlled by others for our use as part of our development plans. We also may out-license or sublicense patents which we own or control in collaborations with others for development and commercialization of our products. In either case, the continuing right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology under development is a matter for negotiation and we may not always be the party that obtains such control, in which case we will be reliant on our licensors, collaboration partners or sublicensees for determining strategies with respect to those patents. For our existing licenses, while we have an understanding with most of the licensors who maintain control over patent prosecution and we have jointly appointed and engaged patent agents nominated by us under one or more of our licenses, we cannot guarantee that such licensors or collaborators will always accept prosecution strategies proposed by us and/or our patent agents. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If our current or future licensors or collaboration partners fail to establish, maintain or protect such patents and other IP rights, such rights may be reduced or eliminated. If our licensors or joint development partners are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

Risks Related to Aptorum’s Reliance on Unrelated Parties

We rely on unrelated parties to conduct discovery and further improvement of our innovations and licensed technologies, as well as our preclinical studies and clinical trials. If these unrelated parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates, and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon CROs and collaborating institutions to monitor and manage data for our ongoing preclinical studies and programs. We rely on these parties for execution of preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, and regulatory requirements and scientific standards, and our reliance on the CROs and collaborating institutions does not relieve us of our regulatory responsibilities. If CROs, collaborating institutions or clinical investigators do not successfully carry out their contractual duties or obligations or meet expected deadlines, development of our product candidates could be delayed and our business could be adversely affected.

In addition, our CROs and collaborating institutions, are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and waste. In the event of contamination or injury resulting from our use of hazardous materials, we might be held liable for any resulting damages, and any liability could exceed our resources. We could also be subject to civil or criminal fines and penalties, and significant associated costs.

If an IND for one of our drug candidates requires significantly larger quantities of the candidate to be tested, we expect to rely on unrelated parties to manufacture supplies of that candidate. If those unrelated parties fail to provide us with sufficient quantities of clinical supply on that candidate or fail to do so at acceptable quality levels or prices, or fail to maintain required cGMP licenses, we may not be able to manufacture that candidate in sufficient quantities to conduct the necessary human trials. Should the failure by the CRO occur in anticipation of or after marketing approval of that candidate, we may be unable to generate as much revenue as rapidly (and such revenue may not be as profitable) as we had anticipated.

The manufacture of many drug products, particularly in commercial quantities, can be complex and may require significant expertise and capital investment, particularly if the development of advanced manufacturing techniques and process controls are required. We intend to contract with outside contractors to manufacture clinical supplies and process our drug candidates. We have not yet had our drug candidates to be manufactured or processed on a commercial scale and may not be able to do so for any of our drug candidates.

As we expect to engage contract manufacturers, the Company will be exposed to the following risks:

●	we might be unable to identify manufacturers on acceptable terms or at all because the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities must approve any manufacturers we determine to use and any potential manufacturer may be unable to satisfy federal, state or international regulatory standards;

●	although we would be choosing manufacturers with the type of experience most suitable for our drug candidates, it is possible that our contract manufacturers may not be able to execute unique manufacturing procedures and other logistical support requirements we have developed and they might require a significant amount of support from us to implement and maintain the infrastructure and processes required to manufacture our particular drug candidates;

●	our contract manufacturers might be unable to reproduce the quantity and quality of the drugs we need to meet our clinical and commercial needs within the time frames when we require those drugs;

●	our contract manufacturers may breach their contracts with us, including by not performing as agreed or not devoting sufficient resources to our drug candidates, or they may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products;

●	even if initially accepted by regulatory authorities, a manufacturer remains subject to ongoing periodic unannounced inspection by regulatory authorities to ensure strict compliance with cGMP and other government regulations, and our contract manufacturers may fail to comply with these regulations and requirements, resulting in rescission of cGMP licenses and our inability to continue using their services, requiring us to find a replacement manufacturer;

●	depending on the terms of our agreement with a manufacturer, we may not own, or may have to share, the IP rights to any improvements made by the manufacturer in the manufacturing process for our drug candidates; and

●	our contract manufacturers may have unacceptable or inconsistent product quality success rates and yields.

Each of these risks could delay or prevent the completion of our clinical trials or the approval of any of our drug candidates by the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities, result in higher costs or adversely impact commercialization of our drug candidates.

We are also responsible for quality control by our manufacturers. We intend to rely on those unrelated-party manufactures to perform certain quality assurance tests on our drug candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm and the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities could place significant restrictions on our Company until deficiencies are remedied.

Manufacturers of drug products often encounter difficulties in production, particularly in scaling up or out, validating the production process, and assuring high reliability of the manufacturing process (including the absence of contamination). These problems include logistics and shipping, difficulties with production costs and yields, quality control, including stability of the product, product testing, operator error, availability of qualified personnel, as well as compliance with strictly enforced federal, state and non-U.S. regulations. Furthermore, if contaminants are discovered in our supply of our drug candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. It is possible that stability failures or other issues relating to the manufacture of our drug candidates may occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints, or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to provide our drug candidate to patients in clinical trials would be jeopardized. Any delay or interruption in the manufacturing of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to begin new clinical trials with additional costs or terminate clinical trials completely.

Review of changes in the manufacturing process of our drug candidates could cause delays resulting from the need for additional regulatory approvals.

Changes in a process or procedure for manufacturing one of our drug candidates, including a change in the location where the drug candidate is manufactured or a change of a contract manufacturer, could require prior review by the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities and approval of the manufacturing process and procedures in accordance with the FDA, NMPA, EMA, or Health Canada’s regulations, or comparable requirements. This review may be costly and time-consuming and could delay or prevent the launch of a product. The new facility will also be subject to pre-approval inspection. In addition, we would have to demonstrate that the product made at the new facility is equivalent to the product made at the former facility by physical and chemical methods, which are costly and time-consuming. It is also possible that the FDA, NMPA, EMA, Health Canada or other comparable regulatory authorities may require clinical testing as a way to prove equivalency, which would result in additional costs and delay.

Risks Related to Aptorum’s Industry, Business and Operation

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development operations involve the use of hazardous materials, chemicals and various radioactive compounds/radiation. Our R&D Center may maintain quantities of various flammable and toxic chemicals in our facilities that are required for our research, development and manufacturing activities. We are subject to local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials and of medical waste at the jurisdictions where we operate our research facilities, which are currently limited to Hong Kong. We believe our procedures for storing, handling and disposing of these materials comply with the relevant guidelines and laws of the jurisdictions in which our facilities are located. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials and medical waste.

We do not maintain workers’ compensation insurance or insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties, if we violate any of these laws or regulations.

Our future success depends on our ability to retain our Chief Executive Officer, our scientific and clinical advisors, and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Ian Huen, our Chief Executive Officer, as well as, other principal members of our management teams, scientific teams as well as scientific and clinical advisors. Although we have formal employment agreements, which we refer to as appointment letters, with all of our executive officers, these agreements do not prevent our executives from terminating their employment with us at any time, subject to applicable notice periods. Nevertheless, the loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

To induce valuable employees to remain at our Company, in addition to salary and cash incentives, we provide share incentive grants that vest over time. The value to employees of these equity grants that vest over time may be significantly affected by movements in the price of Aptorum Class A ordinary shares that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Although we have appointment letters with our key employees, any of our employees could resign at any time, with 1-month to 3-months prior written notice or with payment in lieu of notice.

Recruiting and retaining qualified officers, scientific, clinical, sales and marketing personnel or consultants will also be critical to our success. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our discovery and preclinical studies development and commercialization strategy. The loss of the services of our executive officers or other key employees and consultants could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy.

Furthermore, replacing executive officers and key employees or consultants may be difficult and may take an extended period of time, because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize drug and diagnostics technology candidates. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel or consultants on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel.

We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

We will need to increase the size and capabilities of our organization, and we may experience difficulties in managing our growth.

As of the date hereof, we have 2 full-time employees, one of whom is the Chief Executive Officer and the other who is engaged in general and administrative functions and who is located in Asia. In addition, we have engaged and may continue to engage independent contracted consultants and advisors to assist us with our operations. As our development and commercialization plans and strategies develop, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We will need to add a significant number of additional managerial, operational, sales, marketing, financial and other personnel with the appropriate public company experience and technical knowledge and we may not successfully recruit and maintain such personnel. Future growth will impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;

●	managing our internal development efforts effectively, including clinical, the FDA or other comparable regulatory authority review process for our drug and diagnostics technology candidates, while complying with our contractual obligations to contractors and others; and

●	improving our operational, financial and management controls, reporting systems and procedures.

As we refine our operational strategy to streamline operations, we have adjusted our employment model. The company has shifted from a direct employment approach to outsourcing key functions, including research and development and back-office operations. While this allows for greater focus and flexibility, it also introduces dependencies on third-party vendors, which may present new risks related to quality control, data security, and operational continuity that we are actively managing.

Our future financial performance and our ability to commercialize our drug candidates will depend, in part, on our ability to effectively manage our future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants for significant input in selecting and evaluating new products to pursue. These independent organizations, advisors and consultants may not continue to be available to us on a timely basis when needed, and in such case, we may not have the ability to find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities, or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our drug candidates or otherwise advance our business. Furthermore, we may not be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, if at all.

If we are not able to effectively expand our organization by hiring new employees, outsourcing works or expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our drug and diagnostics technology candidates and, accordingly, may not achieve our research, development and commercialization goals.

We intend to seek additional collaborations, strategic alliances or acquisitions or enter into royalty-seeking or sublicensing arrangements in the future, but we may not realize the benefits of these arrangements.

We intend to form or seek strategic alliances, create joint ventures or collaborations, acquire complimentary products, IP rights, technology or businesses or enter into additional licensing arrangements with unrelated parties that we determine may complement or augment our development and commercialization efforts with respect to our drug and diagnostics technology candidates. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing shareholders, or disrupt our management and business.

We will face significant competition in seeking appropriate strategic partners and the negotiation process is likely to be time-consuming, costly and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or another alternative arrangement for any of our drug and diagnostics technology candidates because their state of development may be deemed to be too early for collaborative effort and others may not view our drug candidates as having the requisite potential to demonstrate safety and efficacy. If and when we enter into an agreement with a collaboration partner or sublicensee for development and commercialization of a drug or diagnostics technology candidate, we can expect to relinquish some or all of the control over the future success of that drug candidate to the unrelated-party.

Further, even if we enter into a collaboration involving any of our drug and diagnostics technology candidates, the arrangement will be subject to numerous risks, which may include the following:

●	the collaborators will likely have significant discretion in determining the efforts and resources that they will apply to a collaboration;

●	the collaborator may ultimately choose not pursue development and commercialization of our drug or diagnostics technology candidates or may elect not to continue or renew development or commercialization programs, based on clinical trial results, changes in their strategic focus due to the acquisition of competitive drugs, availability of funding, or other external factors, such as a business combination that diverts resources or creates competing priorities;

●	the collaborator may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a drug or diagnostics technology candidate, repeat or conduct new clinical trials, or require a new formulation of a drug or diagnostics technology candidate for clinical testing;

●	the collaborator could independently develop, or develop with unrelated parties, drugs that compete directly or indirectly with our drugs or drug candidates;

●	the collaborator with marketing and distribution rights to one or more drugs may not commit sufficient resources to their marketing and distribution;

●	the collaborator may not properly maintain or defend our IP rights or may use our IP or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our IP or proprietary information or expose us to potential liability;

●	disputes may arise between us and the collaborator that cause the delay or termination of the research, development or commercialization of our drug and diagnostics technology candidates, or that result in costly litigation or arbitration that diverts management attention and resources;

●	the collaboration may be terminated and, if terminated, may result the Company needing additional capital to pursue further development or commercialization of the applicable drug and diagnostics technology candidates;

●	the collaborator may own or co-own IP covering our drugs that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such IP;

●	the collaboration may result in increased operating expenses or the assumption of indebtedness or contingent liabilities; and

●	the collaboration arrangement may result in the loss of key personnel and uncertainties in our ability to maintain key business relationships.

As a result, if we enter into collaboration agreements and strategic partnerships or license our drugs, we may not be able to realize the benefit of such transactions, which could delay our timelines or otherwise adversely affect our business. Following a strategic transaction or license, we may not achieve the revenue or specific net income that justifies such transaction. If we are unable to reach agreements with a suitable collaborator on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a drug or diagnostics technology candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

If we fail to enter into collaborations, we may seek to fund and undertake development or commercialization activities on our own, but we may not have sufficient funds or expertise to undertake the necessary development and commercialization activities. In such a case, we may not be able to further develop our drug and diagnostics technology candidates or bring them to market and generate product sales revenue, which would harm our business prospects, financial condition and results of operations.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the laws of the FDA and other similar non-U.S. regulatory authorities; provide true, complete and accurate information to the FDA and other similar non-U.S. regulatory authorities; comply with manufacturing standards we have established; comply with healthcare fraud and abuse laws in the United States and similar non-U.S. fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain the FDA approval for any of our drug and diagnostics technology candidates and begin commercializing those drugs in the United States, our potential exposure under U.S. laws will increase significantly and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators of our sponsored researches and research patients and our use of information obtained in the course of patient recruitment for clinical trials, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally.

It is not always possible to identify and deter misconduct by employees and other parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

We believe that any disclosure controls and procedures, or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of Aptorum Class A ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain a non-accelerated filer, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. In connection with the audit of our financial statements for the year ended December 31, 2024, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States. The material weakness identified was the lack of dedicated resources to take responsibility for the finance and accounting functions and the preparation of financial statements in compliance with generally accepted accounting principles in the United States, or U.S. GAAP.

We have taken actions to remediate the abovementioned material weakness:

●	provide trainings to staff regarding to the preparation of financial statements in compliance with generally accepted accounting principles in the United States;

●	change to a new and well-established accounting system to enhance effectiveness and financial and system control;

●	establish clear roles and responsibilities for accounting and financial reporting staff to address finance and accounting issues; and

●	continue to monitor the improvement on internal control over financial reporting.

However, since we are still in the process of replenishing and building up a qualified finance and accounting team with sufficient dedicated resources, our management assessed that the deficiency related to the lack of dedicated resources to take responsibility for the finance and accounting functions and the preparation of financial statements in compliance with generally accepted accounting principles in the United States, or U.S. GAAP, still existed as of December 31, 2021. We cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future.

Our management concluded that our internal controls over financial reporting were not effective as of December 31, 2021. Investors may lose confidence in our operating results, the price of the Aptorum Class A ordinary shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Aptorum Class A ordinary shares may not be able to remain listed on the Nasdaq Capital Market.

We may market our products, if approved, globally; if we do, we will be subject to the risk of doing business internationally.

We operate and expect to operate in various countries, and we may not be able to market our products in, or develop new products successfully for, these markets. We may also encounter other risks of doing business internationally including but not limited to:

●	unexpected changes in, or impositions of, legislative or regulatory requirements;

●	efforts to develop an international sales, marketing and distribution organization may increase our expenses, divert our management’s attention from the acquisition or development of drug candidates or cause us to forgo profitable licensing opportunities in these geographies;

●	the occurrence of economic weakness, including inflation or political instability;

●	the effects of applicable non-U.S. tax structures and potentially adverse tax consequences;

●	differences in protection of our IP rights including patent rights of other parties;

●	the burden of complying with a variety of foreign laws including difficulties in effective enforcement of contractual provisions;

●	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax treatment; and

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad.

In addition, we are subject to general geopolitical risks in foreign countries where we operate, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers’ inventory levels and consumer purchasing, which could cause our results to fluctuate and our net sales to decline. The occurrence of any one or more of these risks of doing business internationally, individually or in the aggregate, could materially and adversely affect our business and results of operations.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, IP rights, technology or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including, but not limited to:

●	increase in operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	the issuance of our equity securities;

●	assimilation of operations, IP and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing drugs or drug and diagnostics technology candidates and regulatory approvals; and

●	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

If we fail to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), or other anti-bribery laws, including the Bribery Act 2010 of the United Kingdom (UK Bribery Act”), our reputation may be harmed and we could be subject to penalties and significant expenses that have a material adverse effect on our business, financial condition and results of operations.

We are subject to the FCPA. The FCPA and UK Bribery Act generally prohibits us from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business or other benefits. We are also subject to the anti-bribery laws of other jurisdictions, particularly the PRC. As our business expands, the applicability of the FCPA and other anti-bribery laws to our operations will increase. Our procedures and controls to monitor anti-bribery compliance may fail to protect us from reckless or criminal acts committed by our employees or agents. If we, due to either our own deliberate or inadvertent acts or those of others, fail to comply with applicable anti-bribery laws, our reputation could be harmed and we could incur criminal or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on our business, including our financial condition, results of operations, cash flows and prospects.

Our business and results of operations may be negatively impacted by the UK’s withdrawal from the EU.

On June 23, 2016, the UK held a referendum in which a majority of voters approved an exit from the EU, or Brexit, and the UK formally left the EU on January 31, 2020. There was a transition period during which EU pharmaceutical laws continued to apply to the UK, which expired on December 31, 2020. However, the EU and the UK have concluded a trade and cooperation agreement, or TCA, which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021. The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not foresee wholesale mutual recognition of UK and EU pharmaceutical regulations. At present, Great Britain has implemented EU legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended) (under the Northern Ireland Protocol, the EU regulatory framework will continue to apply in Northern Ireland). The regulatory regime in Great Britain therefore currently aligns in the most part with EU regulations, however it is possible that these regimes will diverge in the future now that Great Britain’s regulatory system is independent from the EU and the TCA does not provide for mutual recognition of UK and EU pharmaceutical legislation. For example, the new Clinical Trials Regulation which became effective in the EU on January 31, 2022 and provides for a streamlined clinical trial application and assessment procedure covering multiple EU Member States has not been implemented into UK law, and a separate application will need to be submitted for clinical trial authorization in the UK. In addition, as we are headquartered in the UK, it is possible that Brexit may impact some or all of our current operations. For example, Brexit will impact our ability to freely move employees from our headquarters in the UK to other locations in the EU. Furthermore, if other EU Member States pursue withdrawal, barrier-free access among the EEA overall could be diminished or eliminated.

The long-term effects of Brexit will depend in part on how the terms of the TCA continue to take effect in practice and the terms of any further agreements the UK makes with the EU. Such a withdrawal from the EU is unprecedented, and it is unclear how the restrictions on the UK’s access to the European single market for goods, capital, services and labor, or single market, and the wider commercial, legal and regulatory environment, will impact our future operations (including business activities conducted by third parties and contract manufacturers on our behalf) and clinical activities in the UK in the long term.

If we commence clinical trials of one of our drug or diagnostics technology candidates, and product liability lawsuits are brought against us, we may incur substantial liabilities and the commercialization of such drug or diagnostics technology candidates may be affected.

If any of our drug or diagnostics technology candidates enter clinical trials, we will face an inherent risk of product liability suits and will face an even greater risk if we obtain approval to commercialize any drugs. For example, we may be sued if our drug candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the drug, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our drug candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our drugs;

●	injury to our reputation;

●	withdrawal of clinical trial participants and inability to continue clinical trials;

●	initiation of investigations by regulators;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue;

●	exhaustion of any available insurance and our capital resources;

●	the inability to commercialize any drug candidate; and

●	a decline in the price of Aptorum Class A ordinary shares.

We shall seek to obtain the appropriate insurance once our candidates are ready for clinical trial. However, our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of drugs we develop, alone or with collaborators. We currently do not have in place product liability insurance and although we plan to have in place such insurance as and when the products are ready for commercialization, as well as insurance covering clinical trials, the amount of such insurance coverage may not be adequate, we may be unable to maintain such insurance, or we may not be able to obtain additional or replacement insurance at a reasonable cost, if at all. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Additionally, we may be sued if the products that we commercialize, market or sell cause or are perceived to cause injury or are found to be otherwise unsuitable, and may result in:

●	decreased demand for those products;

●	damage to our reputation;

●	costs incurred related to product recalls;

●	limiting our opportunities to enter into future commercial partnership; and

●	a decline in the price of Aptorum Class A ordinary shares.

Our insurance coverage may be inadequate to protect us against losses.

We currently maintain property insurance for our office premises. We hold employer’s liability insurance generally covering death or work-related injury of employees; we maintain company insurance for those persons working in our offices and medical insurance for our employees. We hold public liability insurance covering certain incidents involving unrelated parties that occur on or in the premises of the Company. We have directors and officers liability insurance. We do not have key-man life insurance on any of our senior management or key personnel, or business interruption insurance. Our insurance coverage may be insufficient to cover any claim for product liability, damage to our fixed assets or employee injuries. If any claims for damage are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources.

Fluctuations in exchange rates could result in foreign currency exchange losses

Our operations and equity are funded in U.S. dollars and we currently incur the majority of our expenses in U.S. dollars or in H.K. dollars. H.K. dollar is currently pegged to the U.S. dollar; however, we cannot guarantee that such peg will continue to be in place in the future. Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity and limited revenue contracts dominated in H.K. dollars in certain Hong Kong operating entities. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments.

If we are exposed to foreign currency exchange risk as our results of operations, cash flows maybe subject to fluctuations in foreign currency exchange rates. For example, if a significant portion of our clinical trial activities may be conducted outside of the United States, and associated costs may be incurred in the local currency of the country in which the trial is being conducted, which costs could be subject to fluctuations in currency exchange rates. We currently do not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the U.S. dollar. A decline in the value of the U.S. dollar against currencies in countries in which we conduct clinical trials could have a negative impact on our research and development costs. Foreign currency fluctuations are unpredictable and may adversely affect our financial condition, results of operations and cash flows.

Our investments are subject to risks that could result in losses.

We had cash and cash equivalents of $0.88 million, $2.01 million, and $1.88 million as of December 31, 2024, 2023, and 2022, respectively.  We may invest our cash in a variety of financial instruments. All of these investments are subject to credit, liquidity, market and interest rate risk. Such risks, including the failure or severe financial distress of the financial institutions that hold our cash, cash equivalents and investments, may result in a loss of liquidity, impairment to our investments, realization of substantial future losses, or a complete loss of the investments in the long-term, which may have a material adverse effect on our business, results of operations, liquidity and financial condition. While we believe our cash position does not expose us to excessive risk, future investments may be subject to adverse changes in market value.

We are exposed to risks associated with our computer hardware, network security and data storage.

Similar to all other computer network users, our computer network system is vulnerable to attack of computer virus, worms, trojan horses, hackers or other similar computer network disruptive problems. Any failure in safeguarding our computer network system from these disruptive problems may cause breakdown of our computer network system and leakage of confidential information of the Company. Any failure in the protection of our computer network system from external threat may disrupt our operation and may damage our reputation for any breach of confidentiality to our customers, which in turn may adversely affect our business operation and performance. In the event that our confidential information is stolen and misused, we may become exposed to potential risks of losses from litigation and possible liability.

In addition, we are highly dependent on our IT infrastructure to store research data and information and manage our business operations. We do not backup all data on a real-time basis and the effectiveness of our business operations may be materially affected by any failure in our IT infrastructure. If our communications and IT systems do not function properly, or if there is any partial or complete failure of our systems, we could suffer financial losses, business disruption or damage to our reputation.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our research institution collaborators, CROs, suppliers and other contractors and consultants, could be subject to supply chain disruptions, earthquakes, power shortages, telecommunications failures, damage from computer viruses, material computer system failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. In addition, we partially rely on our research institution collaborators for conducting research and development of our drug candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on contract manufacturers to produce and process our drug candidates. Our ability to obtain clinical supplies of our drug candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption. A large portion of our contract manufacturer’s operations is in a single facility. Damage or extended periods of interruption to our corporate or our contract manufacturer’s development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our drug candidates.

We may be exposed to various risks related to the regulatory environment of the pharmaceutical industry in the PRC.

We are the exclusive licensee to certain PRC patents directed to our drug candidates; and we also intend to file application for certain products in the PRC. The pharmaceutical industry in the PRC is subject to comprehensive government regulation and supervision, encompassing the approval, registration, manufacturing, packaging, licensing and marketing of new drugs. (See “Regulations”). In recent years, the regulatory framework in the PRC regarding the pharmaceutical industry has undergone significant changes, and we expect that it will continue to undergo significant changes. Any such changes or amendments may result in increased compliance costs on our business or cause delays in or prevent the successful development or commercialization of our drug candidates in the PRC and reduce the current benefits that we believe are available to us from developing and manufacturing drugs in the PRC. Chinese authorities have become increasingly vigilant in enforcing laws in the pharmaceutical industry and any failure by us or our partners to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in the suspension or termination of our business activities in the PRC. We believe our strategy and approach is aligned with the PRC government’s policies, but we cannot ensure that our strategy and approach will continue to be aligned.

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. Our financial condition and results of operation in the PRC could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us, and consequently have a material adverse effect on our businesses, financial condition, and results of operations.

If the U.S. Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditors as required under the Holding Foreign Companies Accountable Act, the SEC will prohibit the trading of Aptorum Class A ordinary shares. A trading prohibition for Aptorum Class A ordinary shares, or the threat of a trading prohibition, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

Our current independent accounting firm, Marcum Asia CPAs LLP, whose audit report is included herein, is headquartered in Manhattan, New York, and was not included in the list of PCAOB Identified Firms in the PCAOB December 2021 Release. It has been inspected by the PCAOB on a regular basis with the last inspection in 2023. Our ability to retain an auditor subject to PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. Our auditor’s audit working papers are not located in China. If in the future Marcum Asia CPAs LLP is included in the list of PCAOB Identified Firms and we are unable to retain a PCAOB-registered auditor subject to PCAOB inspection and investigation, a trading prohibition for Aptorum Class A ordinary shares could be issued shortly after our filing of the second consecutive annual report on Form 20-F for which we have retained a PCAOB Identified Firm.

If Aptorum Class A ordinary shares are subject to a trading prohibition under the HFCA Act, the price of Aptorum Class A ordinary shares may be adversely affected, and the threat of such a trading prohibition would also adversely affect their price. If we are unable to be listed on another securities exchange that provides sufficient liquidity, such a trading prohibition may substantially impair your ability to sell or purchase Aptorum Class A ordinary shares when you wish to do so. Furthermore, if we are able to maintain a listing of Aptorum Class A ordinary shares on a non-U.S. exchange, investors owning Aptorum Class A ordinary shares may have to take additional steps to engage in transactions on that exchange, including establishing non-U.S. brokerage accounts.

The HFCA Act also imposes additional certification and disclosure requirements for Commission Identified Issuers, and these requirements apply to issuers in the year following their listing as Commission Identified Issuers. The additional requirements include a certification that the issuer is not owned or controlled by a governmental entity in the Relevant Jurisdiction, and the additional requirements for annual reports include disclosure that the issuer’s financials were audited by a firm not subject to PCAOB inspection, disclosure on governmental entities in the Relevant Jurisdiction’s ownership in and controlling financial interest in the issuer, the names of Chinese Communist Party, or CCP, members on the board of the issuer or its operating entities, and whether the issuer’s article’s include a charter of the CCP, including the text of such charter.

The SEC could take the position that we are an “investment company” subject to the extensive requirements of the Investment Company Act of 1940. Such a characterization and the associated compliance requirements could have a material adverse effect on our business, financial condition, and results of operations.

Our business had historically included passive healthcare related investments in early stage companies primarily in the United States. Although we are in the process of liquidating those securities that remain in our portfolio, we still hold some such investments and these are included as assets of our Company on a consolidated basis. As part of the Restructure, we resolved to exit such portfolio investments over an appropriate timeframe and focus our resources on our current business. Since the date of the Restructure, we have not held ourselves out as an investment company and we do not believe we are an “investment company” under the Investment Company Act of 1940. If the SEC or a court, however, were to disagree with us, we could be required to register as an investment company. This would subject us to disclosure and accounting rules geared toward investment companies, rather than operating companies, which may limit our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates, and may require us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company.

If we are classified as a passive foreign investment company for U.S. federal income tax purposes, United States holders of Aptorum Class A ordinary shares may be subject to adverse United States federal income tax consequences.

A non-U.S. corporation will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, for such year, if either

●	At least 75% of its gross income for such year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during such year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interests, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation is a PFIC for that year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Based on the current and anticipated value of our assets, we believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2024, and we may be a PFIC for U.S. federal income tax purposes for our current taxable year ending December 31, 2025.

In determining whether we are a PFIC, cash and cash equivalents and investments are considered by the U.S. Internal Revenue Service (“IRS”) to be a passive asset. During our taxable year ended December 31, 2024, we believe that the amount of cash we had on hand and investments were greater than 50% of our total assets. The composition of our assets during the current taxable year may cause us to continue to be classified as a PFIC. The determination of whether we will be a PFIC for our current taxable year or a future year may depend in part upon how quickly we spend our liquid assets, and on the value of our goodwill and other unbooked intangibles not reflected on our balance sheet, which may depend upon the market value of Aptorum Class A ordinary shares from time to time. Further, while we will endeavor to use a classification methodology and valuation approach that is reasonable, the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles for purposes of determining whether we are a PFIC in the current or one or more future taxable years.

If we are a PFIC for any taxable year during which a U.S. Holder owns Aptorum Class A ordinary shares or warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. As discussed under “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules”, a U.S. Holder may be able to make certain tax elections that would lessen the adverse impact of PFIC status; however, in order to make such elections the U.S. holder will usually have to have been provided information about the company by us, and there is no assurance that the company will provide such information.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. holders if we were determined to be a PFIC. (See “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules”)

Risks Related to Aptorum’s Corporate Structure

One of our directors controls a majority of our voting shares.

One of our Executive Directors and Chief Executive Officer, Mr. Ian Huen, and his affiliates, over which he is deemed to have control and/or have substantial influence, has voting rights with respect to an aggregate of 2,114,114 Ordinary Shares, (507,967 Aptorum Class A ordinary shares, indirectly and directly, and 1,606,147 Aptorum Class B ordinary shares), representing approximately 87% of the voting power of our outstanding ordinary shares as of the date hereof. As a result, Mr. Huen has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. Additionally, in the event that Mr. Huen controls our company at the time of his death, control may be transferred to a person or entity that he designates as his successor. As a board member, Mr. Huen owes a fiduciary duty to our shareholders and must act in good faith in a manner he reasonably believes to be in the best interests of our shareholders. As a shareholder, even a controlling shareholder, Mr. Huen is entitled to vote his shares, and shares over which he has voting control as a result of voting agreements, in his own interests, which may not always be in the interests of our shareholders generally.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause Aptorum Class A ordinary share to look less attractive to certain investors or otherwise harm our trading price.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

The Company has one VIE which is incorporated under the laws of Cayman Islands and conducts operations in Hong Kong. The Company does not currently consolidate this VIE since the Group does not have a variable interest in them and is not determined to be the primary beneficiary of it at this time under U.S. GAAP. This determination is based on whether the Group has a variable interest (or combination of variable interests) that provides the Company with (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or right to receive benefits that could be potentially significant to the VIE. The Group continually reassesses whether it is the primary beneficiary of a VIE throughout the entire period the Group is involved with the VIE. According to those standards, we determined that we do not have the power to manage and make decisions that affect Libra’s research and development activities, which activities most significantly impact Libra’s economic performance. Accordingly, we determined that we are not the primary beneficiary of Libra. As a result, Libra’s financial results are not consolidated in our consolidated financial statements. If, in the future an affiliate company becomes a VIE and we become the primary beneficiary of it for accounting purposes, we would be required to consolidate that entity’s financial results in our consolidated financial statements. If we become the primary beneficiary of Libra and have to consolidate them into our consolidated financial statements, Libra and such entity’s financial results were negative, this could have a corresponding negative impact on our operating results. This could be because Libra is indebted to us and its operational performance or inability to generate sufficient cash flows. The Company’s maximum exposure to loss resulting from its involvement with Libra is nil for the six months ended June 30, 2025 and the year ended December 31, 2024 and $961 for the year ended December 31, 2023 which was the amount due from Libra.

The economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Company is subject to Cayman Islands economic substance legislation (“ESA”) requiring that where the Company carries on a relevant activity (as defined in the ESA) it must maintain economic substance within the Cayman Islands, including adequate premises and employees within the Cayman Islands. As an entity subject to the ESA, the Company is required to assess its operations to determine the required compliance (if any) with the ESA, to file an annual notification with the Cayman Islands Registrar of Companies disclosing whether the Company is carrying out any relevant activities within the meaning of the ESA and an annual return with the Department of International Tax Co-Operation. Where applicable, the Company must establish that its operations satisfy the economic substance requirements of the ESA. The Company is required to monitor its operations to ensure it remains in compliance with all requirements under the ESA. Failure to satisfy these requirements may subject the Company to penalties under the ESA.

Risks Related to Aptorum’s Securities

If we fail to comply with the continued listing requirements of Nasdaq Capital Market, we would face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

On July 31, 2023, the Company requested to transfer its Aptorum Class A ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market. On August 8, 2023, the Company received an approval letter (the “Nasdaq Approval Letter”) from the Nasdaq Listing Qualifications Department indicating that the staff has approved the Company’s application to transfer its Aptorum Class A ordinary shares to the Nasdaq Capital Market. The Company’s securities have been transferred to the Nasdaq Capital Market at the opening of business on August 10, 2023, and the trading activities of its Aptorum Class A ordinary shares have not been affected. The transfer became effective on August 10, 2023, thereby closing the prior deficiencies on the Nasdaq Global Market.

On April 15, 2025, the Company received a notification from the Staff advising the Company that it did not comply with the minimum bid price requirement of $1 per share, as per Nasdaq Listing Rule 5550(a)(2). The notification does not immediately affect the listing or trading of the Company’s shares on Nasdaq. The Company has been granted a 180-calendar-day grace period, until October 14, 2025, to regain compliance with the continued listing requirements. There is no guarantee that the Company will achieve the minimum bid price and regain compliance with the specified rule.

If the Company fails to regain compliance with this rule or any other listing rules when required in the future, we could be subject to suspension and delisting proceedings. If our securities lose their status on the Nasdaq Capital Market, our securities would likely trade in the over-the-counter market. If our securities were to trade on the over-the-counter market, selling our securities could be more difficult because smaller quantities of securities would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our securities are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our securities, further limiting the liquidity of our securities. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such delisting from the Nasdaq Capital Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Aptorum Class A ordinary shares eligible for future sale may adversely affect the market price of Aptorum Class A ordinary shares if the shares are successfully listed on the Nasdaq Capital Market or other stock markets, as the future sale of a substantial amount of outstanding Aptorum Class A ordinary shares in the public marketplace could reduce the price of Aptorum Class A ordinary shares.

The market price of Aptorum Class A ordinary shares could decline as a result of sales of substantial amounts of Aptorum Class A ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of Aptorum Class A ordinary shares. An aggregate of 6,346,823 Aptorum Class A ordinary shares are outstanding as of the date hereof. 4,950,322 of the Aptorum Class A ordinary shares are freely transferable without restriction or further registration under the Securities Act. The remaining Aptorum Class A ordinary shares will be “restricted securities” as defined in Rule 144. These Aptorum Class A ordinary shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

A sale or perceived sale of a substantial number of Aptorum Class A ordinary shares may cause the price of Aptorum Class A ordinary shares to decline.

If our shareholders sell substantial amounts of Aptorum Class A ordinary shares in the public market, the market price of Aptorum Class A ordinary shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short Aptorum Class A ordinary shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The resale, or expected or potential resale, of a substantial number of shares of our Class A ordinary shares in the public market could adversely affect the market price for Class A ordinary shares and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares registered pursuant to our outstanding registration statements, the selling securityholders will continue to offer the securities covered thereby pursuant thereto or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to any of our registration statements may continue for an extended period of time. We may also file additional registration statements in connection with the possible sale of other securities.

We are including 2,000,000 Class A ordinary shares in this prospectus, all of which, once sold by the Selling Securityholders pursuant to this prospectus upon and after its effectiveness (subject to certain lock-up agreements as described elsewhere in this prospectus), will be freely tradable.

Issuances by us of additional securities could affect ownership and voting rights over us. In addition, the issuance of preferred shares, or options or warrants to purchase such preferred shares, could negatively impact the value of the Aptorum Class A ordinary shares as the result of preferential dividend rights, conversion rights, redemption rights and liquidation provisions granted to the stockholders of such preferred shares.

From time to time, we may issue in public or private sales additional securities to third party investors. Such securities may provide holders with ownership and voting rights that could provide the holders thereof with substantial influence over our business. Any preferred shares that may be issued shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. There cannot be any assurance that we will not issue preferred securities with rights and preferences that are more beneficial than those provided to Aptorum’s ordinary shares.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our shares.

We have never paid any cash dividends on Aptorum Class A ordinary shares and do not anticipate paying any cash dividends on Aptorum Class A ordinary shares in the foreseeable future, and any return on investment may be limited to the value of Aptorum Class A ordinary shares. We plan to retain any future earnings to finance growth.

Our dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our Board of Directors will declare dividends even if we are profitable. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business and the realizable value of assets of our Company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital.

Aptorum Class B ordinary shares have greater voting power than Aptorum Class A ordinary shares and certain existing shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Aptorum Class A ordinary shares and Aptorum Class B ordinary shares. Under this structure, holders of Aptorum Class A ordinary shares are entitled to one vote per share, and holders of Aptorum Class B ordinary shares are entitled to one hundred votes per share, which can cause the holders of Aptorum Class B ordinary shares to have an unbalanced, higher concentration of voting power. Ian Huen, Aptorum’s current Chairman and Chief Executive Officer, through his ownership of Jurchen, beneficially owning over 1.6 million Aptorum Class B ordinary shares, owns approximately 86.7% voting power in Aptorum. As a result, until such time as his voting power is below 50%, he has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, concentration of ownership of our Aptorum Class B ordinary shares may discourage, prevent or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Aptorum Class B ordinary shares may also be dilutive to the holders of Aptorum Class A ordinary shares. As a result, the market price of Aptorum Class A ordinary shares could be adversely affected.

Shareholders who hold shares of Aptorum Class B ordinary shares, including our executive officers and their affiliates, hold approximately 97% of the voting power of our outstanding ordinary shares. Because of the one hundred-to-one voting ratio between our Class B and Aptorum Class A ordinary shares, the holders of our Aptorum Class B ordinary shares will collectively continue to control a majority of the combined voting power of Aptorum’s ordinary shares and therefore be able to control all matters submitted to our shareholders for approval, so long as the Aptorum Class B ordinary shares represent at least 1.0% of all outstanding shares of Aptorum’s ordinary shares.

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our technology or drug and diagnostics technology candidates.

We may seek additional funding through a combination of equity offerings, debt financings, collaborations, licensing arrangements, strategic alliances and marketing or distribution arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of Aptorum Class A ordinary shares. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations, and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license IP rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of Aptorum Class A ordinary shares to decline. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms, including relinquishing or licensing to another party on unfavorable terms our rights to technology or drug and diagnostics technology candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.

Since we are a Cayman Islands exempted company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

Our corporate affairs are governed by our Third Amended and Restated Memorandum and Articles of Association (as may be amended from time to time) (“Memorandum and Articles”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. This common law is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. Under the laws of some jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. Cayman Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in some U.S. jurisdictions. In addition, the circumstances in which a shareholder of a Cayman Islands company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The Cayman Islands courts are also unlikely to recognize or enforce judgments from U.S. courts based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce non-penal judgment of a foreign court of competent jurisdiction for a liquidated sum without retrial on its merits which is not obtained in a manner contrary to public policy in the Cayman Islands and in respect of which there are no concurrent proceedings in the Cayman Islands. This means, even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. For example, the directors of a Cayman Islands company, without shareholder approval, may implement a sale of any assets, property, part of the business, or securities of the Company.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights on a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands’ statutory law does provide a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court for a determination of the fair value of the dissenter’s shares, if it is not possible for the Company and the dissenter to agree a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies, such as our Company, have no general rights under Cayman Islands’ law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Memorandum and Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Lastly, under the law of the Cayman Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, our Memorandum and Articles. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the memorandum and articles of association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the Cayman Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States subject to limited exceptions, under Cayman Islands Law a minority shareholder may not bring a derivative action against directors. Our Cayman Islands’ counsel has advised us that they are aware of one recent as yet unreported derivative action having been brought in a Cayman Islands’ court. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

As a result, you may be limited in your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result of all of the above, shareholders of our Company may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would have as shareholders of a public U.S. company.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we currently conduct substantially all of our operations outside the United States and some of our directors and executive officers reside outside the United States.

We are incorporated in the Cayman Islands and currently conduct substantially all of our operations outside the United States through our subsidiaries. Some of our directors and executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands, the United Kingdom or in Hong Kong, in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, the United Kingdom and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, the United Kingdom or Hong Kong, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits if such judgment is final, for a liquidated sum, not in the nature of taxes, a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to public policy. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Capital Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. We may follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Capital Market in respect of the following. For instance, Cayman law does not require that we obtain shareholder approval to issue 20% or more of our outstanding Ordinary Shares in a private offering nor we make our interim results available to shareholders, although as a NASDAQ listed company we are required to publicly file interim results for the first six months of our fiscal year. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

Our auditor has expressed substantial doubt about our ability to continue as a going concern. We may be unable to obtain additional capital on favorable terms.

As a result of recurring net losses and limited cash reserves, our independent auditor has included a going concern paragraph to its report on our financial statements as of and for the fiscal years ended December 31, 2024, due to the substantial doubt that exists in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to achieve sustainable revenues and profitable operations. Since inception, we have raised funds primarily through the sale of equity securities and the issuance of debt. We will need and are currently seeking additional funds to operate our business and the recent volatility of global capital markets has made the raising of capital by equity and debt financing more difficult. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations or cause substantial dilution for our stockholders. If we are unable to obtain additional funds, our ability to carry out and implement our planned business objectives and strategies will be significantly delayed, limited, or may not occur. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

We may not be able to maintain an active, liquid and orderly trading market for Aptorum Class A ordinary shares and our stock price may be volatile.

Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of Aptorum Class A ordinary shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of Aptorum Class A ordinary shares, you could lose a substantial part or all of your investment in our shares.

The following factors could affect our share price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our securities;

●	sales of Aptorum Class A ordinary shares by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks describes under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Aptorum Class A ordinary shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Risks Related to Aptorum’s Doing Business in Hong Kong

Our company currently does not have operations in mainland China. PRC laws and regulations may be applicable to a company such as us in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of Aptorum Class A ordinary shares, to significantly decline or become worthless. See the following risk factors of “Our business, financial condition and results of operations, and/or the value of Aptorum Class A ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us” and “The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities. If we were to become subject to such direct influence or discretion, it may result in a material change in our operations and/or the value of Aptorum Class A ordinary shares, which would materially affect the interests of investors.”

Political risks associated with conducting business in Hong Kong.

Most of our operations are based in Hong Kong. Accordingly, our business operations and financial conditions will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this proxy statement/prospectus, we maintain substantially all of our operations in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market may adversely affect the business operations of our operations. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law (the “Hong Kong Basic Law” or the “Basic Law”), namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and Former President Trump signed an executive order and Hong Kong Autonomy Act (“HKAA”) to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of Aptorum’s ordinary shares could be adversely affected.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, including Hong Kong, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China and Hong Kong have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, including Hong Kong, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and Hong Kong and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On June 22, 2021, the U.S. Senate passed the AHFCAA, which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three consecutive years.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control.

If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China in 2023 and beyond, or if we fail to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon the expiration of the applicable years of non-inspection under the HFCAA and relevant regulations, our shares will be delisted and will not be permitted for trading over the counter. Such a delisting or prohibition would substantially impair your ability to sell or purchase our shares, and the risk and uncertainty associated with delisting would have a negative impact on the price of our share. Moreover, the HFCAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our shares could be adversely affected. Such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

While the CSRC, the SEC and the PCAOB have entered into the SOP Agreements regarding the inspection of PCAOB-registered accounting firms in Mainland China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is significant change to current political arrangements between Mainland China and Hong Kong, or if any component of our auditor’s work papers become located in Mainland China in the future. Delisting of our shares would force holders of our shares to sell their shares. The market price of our shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Nasdaq may apply additional and more stringent criteria for our continued listing because our insiders hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. The insiders of our Company hold a large portion of the company’s listed securities. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our continued listing, which might result in deficiency letters or inquiries that will take management’s time away from focusing on our operations.

Our business, financial condition and results of operations, and/or the value of Aptorum Class A ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.

We currently do not have or intend to have any subsidiary or any contractual arrangement to establish a variable interest entity structure with any entity in mainland China. All of our operating entities are in jurisdictions outside of mainland China, including the VIE which is incorporated under the laws of Cayman Islands and conducts operations in Hong Kong. However, as our principal place of business is in Hong Kong, a special administrative region of China, there is no guarantee that if certain existing or future laws of the PRC become applicable to a company such as us, it will not have a material adverse impact on our business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors, any of which may cause the value of such securities to significantly decline or be worthless.

Except for the Basic Law, the national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to us, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. We currently do not have plan to expand our operation or acquire any operation in the mainland China. However, we may also become subject to the laws and regulations of the PRC to the extent we commence business and customer facing operations in mainland China as a result of any future acquisition, expansion or organic growth.

The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities. If we were to become subject to such direct influence or discretion, it may result in a material change in our operations and/or the value of Aptorum Class A ordinary shares, which would materially affect the interest of the investors.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses which are subject to such government actions.

We have business operations in Hong Kong, but not in mainland China, and we directly, or indirectly via our subsidiaries, own equity interests in our operating entities, none of which are located in mainland China, although the current VIE over which we maintain economic control (Libra Sciences Limited), is incorporated under the laws of Cayman Islands and conducts operations in Hong Kong. Our principal executive offices are located in Europe, but our principal place of business is in Hong Kong, a special administrative region of China. The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, however, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons or as a result of our future expansion or acquisition of operations in mainland China. See “— Our business, financial condition and results of operations, and/or the value of Aptorum Class A ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.”

We currently do not have plans to expand our operation or acquire any operation in the mainland China. However, if we were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our future development, expansion or acquisition of operations in the PRC, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices of Aptorum Class A ordinary shares could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the Chinese government would not intervene in or influence our operations at any time.

We were not required to obtain permission from the PRC government to list on a U.S. securities exchange, however there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities, including Aptorum Class A ordinary shares, to significantly decline or be worthless.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiaries are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China accepted conditions such as Hong Kong’s Basic Law. The Basic Law ensured Hong Kong will retain its own currency (Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer or continue to offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the Cyberspace Administration of China (“CAC”), and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. In addition, the Cybersecurity Law, which was adopted by the Standing Committee of the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures”, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in mainland China must be stored in mainland China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to national security review by the CAC together with competent departments of the State Council. In addition, for critical information infrastructure operators, or the “CIIOs”, that purchase network-related products and services, the CIIOs shall declare any network-related product or service that affects or may affect national security to the Office of Cybersecurity Review of the CAC for cybersecurity review. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Review Measures stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date hereof, neither we nor our subsidiaries have received any notice from any authorities identifying us or our subsidiaries as a CIIO or requiring us or our subsidiaries to undertake a cybersecurity review by the CAC. Further, as of the date hereof, neither we nor our subsidiaries have been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that the CAC has issued.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, CAC published the Regulations on the Data Security Administration Draft, or the “Data Security Regulations Draft”, to solicit public opinion and comments. Under the Data Security Regulations Draft, an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. Currently we do not expect the Review Measures to have an impact on the business and operations of our Hong Kong subsidiaries, because (i) our Hong Kong subsidiaries are incorporated and operating in Hong Kong without any subsidiary or variety interest entity (“VIE”) structure in mainland China, and it is unclear whether the Review Measures shall be applied to a Hong Kong company; (ii) as of the date of hereof, our Hong Kong subsidiaries have not collected or stored personal information of any individual clients of mainland China; and (iii) as of the date hereof, our Hong Kong subsidiaries have not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review for the offering. Based on laws and regulations currently in effect in the PRC as of the date hereof, we believe our Hong Kong subsidiaries are not required to pass the cybersecurity review of the CAC in order to list Aptorum Class A ordinary shares in the U.S.

In addition, on February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a PRC company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. In addition, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date hereof, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to the listing of Aptorum Class A ordinary shares. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined that we are subject to the Trial Measures for the listing of the Ordinary Shares on the Nasdaq, we may fail to obtain required approval, complete required filing or meet such requirements in a timely manner or at all, or completion could be rescinded. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

If we are determined to be subject to the Draft Rules Regarding Overseas Listings, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us. Based on laws and regulations currently in effect in the PRC as of the date hereof, we believe our Hong Kong subsidiaries are not required to obtain regulatory approval from the CSRC in order to list Aptorum Class A ordinary shares in the U.S.

Since these proposed rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to full comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Aptorum Class A ordinary shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Aptorum Class A ordinary shares to significantly decline in value or become worthless.

As of the date hereof, we believe are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer or continue to offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, if we and our Hong Kong subsidiaries (i) do not receive or maintain such approval, should the approval be required in the future by the PRC government, (ii) inadvertently conclude that such approval is not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such approval in the future, our operations and financial condition could be materially adversely affected, and our ability to offer or continue to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on Aptorum Group’s daily business operations, our ability to accept foreign investments and the listing of Aptorum Class A ordinary shares on a U.S. or other foreign exchanges. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of Aptorum Class A ordinary shares to significantly decline or become worthless.

Operations in Hong Kong may be subject to risks associated with the broader PRC that could adversely affect our business.

There are several risks associated with our operations in Hong Kong, including but not limited to:

●	Regulatory Changes and Governmental Control: The PRC government has significant authority to intervene in the operations of businesses, and any changes in laws, regulations, or enforcement policies could adversely impact our operations in Hong Kong and any future opportunities in the region.

●	Geopolitical and Economic Instability: Ongoing tensions between the PRC and other countries, particularly the U.S., may affect trade policies, tariffs, and overall market conditions, which could disrupt our supply chain or future business in Hong Kong.

●	Currency and Capital Flow Restrictions: The PRC government imposes controls on the movement of funds into and out of the country, which could limit our ability to repatriate funds or invest in remaining operations.

●	Hong Kong’s Evolving Legal Environment: The integration of certain aspects of Hong Kong’s governance with the PRC’s legal framework has created uncertainties regarding autonomy, regulatory consistency, and legal protections.

Any adverse developments related to our operations in Hong Kong could have a material adverse effect on our business, financial condition, and results of operations.

Uncertainties with respect to the legal system of the People’s Republic of China (the “PRC”) and tax regime, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in policies, laws, and regulations in the PRC could adversely affect us.

We are subject to certain legal and operational risks associated with having operations in Hong Kong. The PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights and any failure to quickly respond to changes in the regulatory environment in the PRC could adversely affect our business, financial condition, and results of operations, and impede our ability to continue our operations in Hong Kong.

The PRC government may intervene or influence our operations at any time as the PRC government deems appropriate to further regulatory, political and societal goals, which may potentially result in a material adverse effect on our operations. We cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition, and results of operations. Further, currently under the Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”), Hong Kong is self-governed by its own government under the PRC framework of “one country two systems” with a high degree of autonomy under its local constitution. We cannot assure you, however, that the PRC will maintain the “one country two systems” framework, and the PRC government may seek to further influence the business conduct of entities organized under the laws of Hong Kong, including our Hong Kong operations. If the PRC government were to enact laws and regulations in the future that resulted in significant oversight or other restrictions on the conduct of the business of our Hong Kong operations, it could materially and adversely affect our business, financial condition, and results of operations.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanisms. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

We have ceased to qualify as an “emerging growth company” and will incur increased costs as a result.

We ceased to be an “emerging growth company” on December 31, 2023. Accordingly, we are no longer eligible for reduced disclosure requirements and exemptions available to EGCs and, among other things, will formally become subject to new accounting pronouncement effective dates for non-EGCs. While we have determined that we are neither an accelerated filer nor a large accelerated filer (as such terms are defined under U.S. federal securities laws) and therefore not required to obtain an attestation report from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, we nevertheless expect to incur additional legal, accounting, financial and other costs associated with being a public company that is not an EGC, including mandatory adoption of new accounting pronouncements. We may also incur costs associated with compliance with the requirements of additional disclosure requirements, including Section 404(b) of the Sarbanes-Oxley Act in the event that we determine that we have become an accelerated filer or large accelerated filer.

Further, investors may find our securities less attractive because of our reliance on the foregoing exemption from Section 404(b) of the Sarbanes-Oxley Act, as well as any other exemptions available to us under U.S. federal securities laws. This could contribute to a less active trading market for our securities and prices of the securities may be more volatile or decline.

RISKS RELATED TO DIAMIR’S BUSINESS AND OPERATIONS

Unless otherwise stated, all references to “DiamiR,” and similar designations under this section, Risks Related to DiamiR’s Business and Operations, refer to DiamiR Biosciences Corp, a Delaware corporation, and its wholly-owned subsidiary DiamiR, LLC a private Delaware limited liability company.

Risks Related to DiamiR’s Business and Operations

DiamiR may not complete the Merger or may be delayed in completing the Merger.

The DiamiR Merger is at the very early stages and will be subject to the completion of satisfactory due diligence, negotiation of definitive agreements, obtaining applicable corporate, regulatory and other third-party approvals and the fulfillment of customary closing conditions. There is no certainty and DiamiR can provide no assurances that the parties will successfully negotiate and enter into a definitive agreement, or that the DiamiR merger will be consummated on the terms or timeframe currently contemplated, or at all. If the DiamiR merger is not completed as contemplated, DiamiR could suffer adverse consequences, including the loss of investor confidence, volatility and a significant decrease in the market prices of its securities and reputational harm. In addition, any delay in completing the merger could cause DiamiR not to realize some or all of the benefits that it expects to achieve if the merger is successfully completed within the expected timeframe. There is no guarantee that DiamiR will find an alternative entity with which to merge.

If researchers, clinicians and healthcare administrators do not adopt DiamiR’s screening and diagnostic products, DiamiR will not achieve future sales growth.

DiamiR’s business model is heavily reliant on the adoption of its products by researchers, clinicians, and healthcare administrators (“Industry Advocates”). These professionals play a critical role in the healthcare ecosystem, influencing both the acceptance and the utilization of new medical technologies. A failure to secure and maintain adoption among these groups poses a significant risk to DiamiR’s operations. New products frequently are subject of slow adoption by healthcare specialists partly due to perceived liability risks and the uncertainty of third-party reimbursement. It is critical to the success of DiamiR’s future sales growth that it continues to work with key opinions leaders in the field, educate healthcare specialists about CogniMIR® and other assays in development, and demonstrate the clinical utility of its technology. If Industry Advocates do not believe in DiamiR’s products, market acceptance of its products could fail to increase or could decrease, and its business could be harmed. Additionally, a lack of support from Industry Advocates could reduce the rate of coverage and reimbursement by both public and private third-party payors for DiamiR’s products and services, which may further slow the market adoption of its product by physicians, significantly reduce its ability to achieve expected revenues and prevent DiamiR from becoming profitable. Slow adoption of DiamiR’s product by Industry Advocates would significantly reduce its ability to achieve expected sales and could prevent DiamiR from achieving and maintaining profitability.

New product development and clinical validation involves a lengthy and complex process, and DiamiR may be unable to commercialize CogniMIR® or any other products it may develop on a timely basis, or at all.

It takes significant time to fully develop and commercialize CogniMIR® for risk of early neurodegeneration, and therefore its launch may be delayed or may not be successful. There can be no assurance that CogniMIR® will be successful in the risk assessment of Mild Cognitive Impairment and early Alzheimer’s disease for a variety of technical and market reasons. DiamiR’s other molecular diagnostic products, which are currently in various stages of early development, will take time to develop and commercialize, if DiamiR is able to commercialize them at all. Prior to commercializing any new products, DiamiR will need to conduct substantial research and development, including validation studies. DiamiR’s product development efforts involve a high degree of risk and may fail for many reasons, including failure to demonstrate the clinical utility of the product. As DiamiR develops products, DiamiR will have to make significant investments in product development and marketing resources. In addition, competitors may develop and commercialize competing products faster than DiamiR is able to do so. If DiamiR is unable to commercialize CogniMIR®, DiamiR may not be able to carry out its business.

DiamiR relies on a sole supplier for some of the materials used in its tests and services, and DiamiR may not be able to find replacements or transition to alternative suppliers in a timely manner.

DiamiR relies on different sole suppliers for certain materials, kits and supplies that DiamiR uses to perform its tests and services for its diagnostic tests. For example, DiamiR relies on Qiagen Gmbh for its qPCR reagents and plates. DiamiR does not maintain an agreement with Qiagen Gmbh; their reagents are readily available for purchase, additionally, the volume of DiamiR’s business is not material to them. In addition to Qiagen, DiamiR works with other multinational stable corporations for its supplies. Although DiamiR does not currently have any agreements with other suppliers and technologies, DiamiR believes other providers, such as ThermoFisher, which offers the TaqMan qPCR kits are easily accessible and DiamiR can quickly begin working with them, if necessary. At the time of this filing all other reagents DiamiR uses are commonly available through multiple vendors on similar terms.

From time to time, DiamiR also may purchase other reagents used in its tests and services from sole-source suppliers. While DiamiR may develop alternate sourcing strategies for these materials and vendors, DiamiR cannot be certain whether these strategies will be effective, or the alternative sources will be available in a timely manner. If these suppliers can no longer provide DiamiR with the supplies DiamiR needs to perform its tests and services, if the materials do not meet DiamiR’s quality specifications, or if DiamiR cannot obtain acceptable substitute materials, an interruption in test processing and services could occur. Any such interruption may directly impact DiamiR’s revenue and cause DiamiR to incur higher costs.

If DiamiR cannot enter into and maintain new clinical collaborations, its efforts to commercialize CogniMIR® and its development of other products could be delayed.

DiamiR currently has several ongoing collaborations with highly regarded academic institutions in the NDs field. DiamiR’s success in the future may depend in part on its ability to enter into agreements with other leading institutions in the NDs field. In the process of seeking clinical collaborations in the future DiamiR expects to engage in discussions with third parties, which may or may not lead to collaborations.

If DiamiR’s clinical tests do not perform as expected in its validation studies, DiamiR may not be able to achieve widespread market adoption among physicians, which would cause its operating results, reputation, and business to suffer.

There is no guarantee that the accuracy and reproducibility DiamiR has demonstrated to date will continue in its planned clinical validation studies. As a result, the failure of DiamiR’s products to perform as expected would significantly impair its operating results and its reputation. DiamiR may be subject to legal claims arising from any defects or errors in its clinical services tests.

DiamiR’s ability to commercialize the diagnostic products that DiamiR develops is dependent on its relationships with laboratory services providers and support of its products.

DiamiR relies on third-party providers to draw the donor blood samples and prepare plasma in accordance with its protocol. DiamiR’s business will suffer if these service providers do not support CogniMIR® or the other products that DiamiR may develop. A lack of acceptance of DiamiR’s products by these service providers could result in lower test volume. DiamiR’s business may suffer from the repetition of the process and increased costs.

DiamiR intends to market some of its tests as LDTs, and future changes in FDA enforcement discretion for LDTs could subject its operations to much more significant regulatory requirements.

The FDA has historically operated under a policy of enforcement discretion with respect to LDTs whereby the FDA did not actively enforce its regulatory requirements for such tests. Changes to this policy could significantly increase the costs and expenses of conducting, or otherwise harm, DiamiR’s business, financial condition and results of operations. Even if such tests are authorized for marketing by the FDA, the agency could limit the test’s indications for use, which may significantly limit the market for that product and may adversely affect DiamiR’s business and financial condition.

DiamiR has a limited operating history, which makes it difficult to predict future prospects and financial performance.

Substantially all of DiamiR’s operations are conducted through its wholly-owned subsidiary, DiamiR LLC, which started operation in September 2009. DiamiR has been operating as a consolidated company since October 1, 2014. Due to this limited operating history, it may be difficult to evaluate DiamiR’s business prospects and future financial performance. As of the date of this filing, DiamiR has not yet generated revenues from its products. There is no guarantee that DiamiR will be able to generate any significant revenues. DiamiR faces numerous risks and uncertainties in the competitive markets. In particular, DiamiR has not proven that it can:

●	maintain relationships with key customers and strategic partners that will be necessary to optimize the market value of its products and services;

●	successfully identify and respond to emerging trends in DiamiR’s market areas;

●	raise sufficient capital in the public and/or private markets; or

●	respond effectively to competitive pressures.

DiamiR’s ability to generate revenue and achieve profitability is dependent on its ability to complete the development of its product candidates, obtain necessary regulatory approvals, and have its products under development manufactured and successfully marketed, of which there can be no guarantee. Although DiamiR has received revenue in the past from providing testing services to life sciences companies, and may again in the future, DiamiR cannot be certain that such services will bring sufficient revenue to support its operation and R&D. Thus, DiamiR may not be able to generate a profit until its product candidates become profitable.

There is substantial doubt about DiamiR’s ability to continue as a going concern.

DiamiR’s auditors have indicated in their audit opinion there is substantial doubt as to DiamiR’s ability to continue as a going concern in their audit report on its audited financial statements for the year ended May 31, 2025. Since its inception in December 2009, DiamiR’s operations have been funded through capital contributions of its founders as well as grant funding received through the government agencies and a private foundation. DiamiR’s management believes this capital is insufficient to fund its operations for the next twelve months and does not anticipate that DiamiR’s existing working capital alone will be sufficient to fund its operations through the successful development and commercialization of products. As a result, DiamiR will need additional capital to fund its operations and continue to conduct activities to support its product development and commercialization activities. DiamiR’s failure to raise additional funds may require DiamiR to suspend or cease its activities altogether which could result in the loss of your investment.

If DiamiR fails to raise additional capital, its ability to implement its business model and strategy could be compromised.

DiamiR has limited capital resources and operations. To date, DiamiR’s operations have been funded entirely from the proceeds from equity financings, loans from shareholders or grants. DiamiR expects to require substantial additional capital in the near future to develop and market new products, services and technologies.

DiamiR believes that it will require a substantial amount of capital to fund the expenses for research and development (“R&D), and compensation of its executive management and employees. These projected operating expenses are based solely on DiamiR’s rough estimates and do not include any extraordinary items or expenditures, which may be incurred from time to time during the course of its business.

Accordingly, if DiamiR does not receive additional financing in the future, DiamiR may be unable to carry out its full business plan. DiamiR currently does not have commitments for financing to meet its expected needs and DiamiR may not be able to obtain additional financing on terms acceptable to it, or at all. Even if DiamiR obtains financing for its near-term operations and product development, DiamiR expects that it will require additional capital beyond the near term. If DiamiR is unable to raise capital when needed, its business, financial condition and results of operations would be materially adversely affected, and it could be forced to reduce or discontinue its operations.

If DiamiR borrows money to expand its business, the likelihood that investors may lose some or all of their investment may increase.

DiamiR anticipates that it may incur debt for financing its growth. DiamiR’s ability to borrow funds will depend upon a number of factors, including the condition of the financial markets. If DiamiR receives debt financing, it will have priority in any liquidation over the claims of holders of its stockholders, which could increase the risk of loss of your investment. In addition, DiamiR’s payment obligations with respect to any indebtedness could divert funds away from its operations, marketing and product development efforts.

The ongoing uncertainty in global economic conditions may negatively impact DiamiR’s business, operating results or financial condition.

The continuing unfavorable global economic conditions and uncertainty have caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy and extreme volatility in credit, equity and fixed income markets. These macroeconomic conditions could negatively affect DiamiR’s business, operating results or financial condition in a number of ways. For example, potential future clients may be unable to fund purchases of products and services, which could cause them to delay, decrease or cancel purchases of DiamiR’s products and services or to not pay DiamiR or to delay paying DiamiR for previously purchased products and services. DiamiR’s clients may cease business operations or conduct business on a greatly reduced basis.

DiamiR faces significant, evolving competition which, if it fails to properly address, could adversely affect its business, results of operations, and financial condition.

The markets for molecular diagnostics are intensely competitive, and DiamiR faces significant competition from a number of different sources. Several of DiamiR’s competitors have substantially greater name recognition and financial, technical, product development and marketing resources than DiamiR does. There has been significant merger and acquisition activity among a number of its competitors in recent years. Transaction induced pressures, or other related factors may result in negative market dynamics that could adversely affect DiamiR’s business, results of operations and financial condition.

DiamiR competes in all of its markets with other major molecular diagnostics companies. Competitive pressures and other factors, such as new product introductions by DiamiR or its competitors, may result in price or market share erosion that could adversely affect its business, results of operations and financial condition. Also, there can be no assurance that DiamiR’s products will achieve broad market acceptance or will successfully compete with other similar products available in the market.

DiamiR may engage in future acquisitions, which may be expensive and time consuming and from which it may not realize anticipated benefits.

DiamiR may acquire additional businesses, technologies, and products if DiamiR determines that these additional businesses, technologies, and products are likely to serve its strategic goals. The specific risks DiamiR may encounter in these types of transactions include but are not limited to the following:

●	potentially dilutive issuances of its securities, the incurrence of debt and contingent liabilities and amortization expenses related to intangible assets with indefinite useful lives, which could adversely affect its results of operations and financial condition;

●	using cash as acquisition currency may adversely affect interest or investment income, which may in turn adversely affect its earnings and/or earnings per share;

●	difficulty in fully or effectively integrating any acquired technologies or software products into its current products and technologies, which would prevent DiamiR from realizing the intended benefits of the acquisition;

●	difficulty in predicting and responding to issues related to product transition such as development, distribution and client support;

●	the possible adverse effect of such acquisitions on existing relationships with third party partners and suppliers of technologies and services;

●	the possibility that staff or clients of the acquired company might not accept new ownership and may transition to different technologies or attempt to renegotiate contract terms or relationships, including maintenance or support agreements;

●	the possibility that the due diligence process in any such acquisition may not completely identify material issues associated with product quality, product architecture, product development, intellectual property issues, key personnel issues or legal and financial contingencies, including any deficiencies in internal controls and procedures and the costs associated with remedying such deficiencies;

●	difficulty in entering geographic and business markets in which DiamiR has no or limited prior experience;

●	difficulty in integrating acquired operations due to geographical distance and language and cultural differences; and

●	the possibility that acquired assets become impaired, requiring DiamiR to take a charge to earnings which could be significant.

A failure to successfully integrate acquired businesses or technology could, for any of these reasons, have an adverse effect on DiamiR’s financial condition and results of operations.

DiamiR’s operations are dependent upon its key personnel. If such personnel were to leave unexpectedly, DiamiR may not be able to execute its business plan.

DiamiR’s future performance depends in significant part upon the continued service of its key scientists and senior management personnel, many of whom have been with it for a significant period of time. These personnel have acquired specialized knowledge and skills with respect to DiamiR’s business. Because at the time of this filing DiamiR has have 4 full-time employees and 3 part-time employees, DiamiR believes that it has a relatively small number of employees when compared to other leading companies in its industry, its dependence on maintaining its relationships with key employees is particularly significant. DiamiR is also dependent on its ability to attract high quality personnel, particularly in the areas of sales and applications development.

The industry in which DiamiR operates is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that DiamiR’s current employees will continue to work for it. Loss of services of key employees could have an adverse effect on DiamiR’s business, results of operations and financial condition. Furthermore, DiamiR may need to grant additional equity incentives to key employees and provide other forms of incentive compensation to attract and retain such key personnel. Equity incentives may be dilutive to DiamiR’s per share financial performance. Failure to provide such types of incentive compensation could jeopardize DiamiR’s recruitment and retention capabilities.

DiamiR has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of its financial statements, and have other adverse consequences.

DiamiR is a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. It believes its current systems and internal controls are sufficient to ensure that its financial reporting is accurate at this stage of its operations.

In connection with the audits of DiamiR’s financial statements for the years ended May 31, 2025 and 2024, material weaknesses in its internal control over financial reporting were identified in relation to its lack of in-house expertise related to U.S. GAAP, as well as the absence of comprehensive written control policies, or an internal audit function to ensure its internal controls are properly designed and implemented. There is also a lack of segregation of duties in financial reporting, and DiamiR does not have an audit committee. These material weaknesses are due to DiamiR’s lack of working capital to hire additional staff. At its present state of development, DiamiR currently lacks the resources necessary to put in place such controls and procedures or to effectively monitor certain functions related to its controls and procedures. To date, DiamiR has relied on third-party consultants to supplement its financial reporting and controls and procedures.

Given that DiamiR has been operating as a private company, it did not have the necessary formalized processes to effectively implement review controls within its internal control over financial reporting.

If DiamiR fails to implement any required improvements to address any material weaknesses in its internal control over financial reporting, such material weaknesses could result in inaccuracies in its financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

The elimination of personal liability against DiamiR’s directors and officers under Delaware law and the existence of indemnification rights held by its directors, officers and employees may result in substantial expenses.

DiamiR’s bylaws (“Bylaws”) provides that it is obligated to indemnify each of its directors or officers to the fullest extent authorized by Delaware law. Those indemnification obligations could expose DiamiR to substantial expenditures to cover the cost of settlement or damage awards against its directors or officers, which it may be unable to afford. Further, those provisions and resulting costs may discourage DiamiR or its stockholders from bringing a lawsuit against any of its current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit its stockholders.

DiamiR’s principal stockholders and management own a significant percentage of its capital stock and are able to exert a controlling influence over its business affairs and matters submitted to stockholders for approval, including a change in its corporate control even if its other shareholders wanted it to occur.

Currently, DiamiR’s executive officers, directors, and principal shareholders beneficially own, in the aggregate, approximately 84.9% of its outstanding Common Stock. Specifically, its two co-founders, Kira Sheinerman and Samuil Umansky, who are daughter and father, own and control a combined 84.9% of DiamiR’s currently outstanding common stock, with Dr. Sheinerman, who is also its Executive Director, owning approximately 44.9% of outstanding common stock, and Dr. Umansky, who has retired as its Chief Scientific Officer, owning approximately 40.0% of outstanding common stock. Furthermore, DiamiR’s Bylaws provide that “any action which may be taken by the vote of the stockholders at an annual or special meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power.” Accordingly, and as a result of their ownership, these two shareholders of DiamiR currently control substantially all matters requiring approval by DiamiR’s stockholders, including the election of all directors and approval of significant corporate transactions. This could make it impossible for other stockholders to influence the affairs of DiamiR and could delay or prevent an outside party from acquiring or merging with DiamiR even if its other shareholders wanted it to occur. This concentration of ownership may also have the effect of delaying or preventing a change of control of DiamiR or discouraging others from making tender offers for its shares, which could prevent its stockholders from receiving a premium for its shares. Some of these persons or entities who make up DiamiR’s principal stockholders may have interests different from other shareholders of DiamiR.

DiamiR’s information technology systems or data, or those of DiamiR’s service providers or customers or users could be subject to cyber-attacks or other security incidents, which could result in data breaches, intellectual property theft, claims, litigation, regulatory investigations, significant liability, reputational damage and other adverse consequences.

DiamiR continues to expand its information technology (or IT) systems as its operations grow, such as product data management, procurement, inventory management, production planning and execution, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. This includes the implementation of new internally developed systems and the deployment of such systems in the U.S. and abroad. While, DiamiR maintains information technology measures designed to protect it against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation, its systems and those of their service providers are potentially vulnerable to malware, ransomware, viruses, denial-of-service attacks, phishing attacks, social engineering, computer hacking, unauthorized access, exploitation of bugs, defects and vulnerabilities, breakdowns, damage, interruptions, system malfunctions, power outages, terrorism, acts of vandalism, security breaches, security incidents, inadvertent or intentional actions by employees or other third parties, and other cyber-attacks.

To the extent any security incident results in unauthorized access or damage to or acquisition, use, corruption, loss, destruction, alteration or dissemination of DiamiR’s data, including intellectual property and personal information, or DiamiR’s products, or for it to be believed or reported that any of these occurred, it could disrupt DiamiR’s business, harm its reputation, compel it to comply with applicable data breach notification laws, subject it to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require it to verify the correctness of database contents, or otherwise subject it to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to DiamiR and result in significant legal and financial exposure and/or reputational harm.

DiamiR also relies on service providers, and similar incidents relating to their information technology systems could also have a material adverse effect on DaimiR’s business. There have been and may continue to be significant supply chain attacks. DiamiR’s service providers, including its workforce management software provider, have been subject to ransomware and other security incidents, and DiamiR cannot guarantee that it or its service providers’ systems have not been breached or that they do not contain exploitable defects, bugs, or vulnerabilities that could result in a security incident, or other disruption to, it or its service providers’ systems. DiamiR’s ability to monitor its service providers’ security measures is limited, and, in any event, malicious third parties may be able to circumvent those security measures.

Further, the implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost, and there are inherent risks associated with developing, improving and expanding its core systems as well as implementing new systems and updating current systems, including disruptions to the related areas of business operation. These risks may affect DaimiR’s ability to manage its data and inventory, procure parts or supplies or manufacture, sell, deliver and service products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, tax laws and other applicable regulations.

Moreover, if DiamiR does not successfully implement, maintain or expand these systems as planned, DiamiR’s operations may be disrupted, its ability to accurately and/or timely report its financial results could be impaired and deficiencies may arise in the Combined Company’s internal control over financial reporting, which may impact the Combined Company’s ability to certify its financial results. Moreover, DiamiR’s proprietary information, including intellectual property and personal information, could be compromised or misappropriated and its reputation may be adversely affected. If these systems or their functionality do not operate as DiamiR or the Combined Company expect them to, they may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A cyber security incident could cause a violation of the Health Insurance Portability and Accountability Act (HIPAA) and/or state consumer privacy laws, breach of customer and patient privacy, or other negative impacts.

DiamiR relies on its IT systems to manage scheduling and financial data, communicate with biopharma companies, including existing and prospective customers of DiamiR’s testing services, vendors, and other third parties, and summarize and analyze operating results. In addition, DiamiR has made investments in technology, including the engagement of a third-party IT provider. A cyber-attack that bypasses DiamiR’s IT security systems could cause an IT security breach, a loss of protected health information, or other data subject to privacy laws, a loss of proprietary business information, or a material disruption of DiamiR’s IT business systems. This in turn could have a material adverse impact on DiamiR’s business and result of operations. In addition, DiamiR’s future results of operations, as well as its reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of public health information, other confidential data, or proprietary business information.

Computer malware, viruses, and hacking and phishing attacks by third parties have become more prevalent in our industry and may occur on DiamiR’s systems in the future. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and generally are not recognized until successfully launched against a target, DiamiR or the Combined Company may be unable to anticipate these techniques or to implement adequate preventative measures. As cyber-security threats develop and grow, it may be necessary to make significant further investments to protect data and infrastructure. If an actual or perceived breach of security occurs, (i) DiamiR could suffer severe reputational damage adversely affecting customer or investor confidence, (ii) the market perception of the effectiveness of DiamiR’s security measures could be harmed, (iii) DiamiR could lose potential sales and existing customers, its ability to deliver its services or operate its business may be impaired, (iv) DiamiR may be subject to litigation or regulatory investigations or orders, and (v) DiamiR may incur significant liabilities. DiamiR’s insurance coverage may not be adequate to cover the potentially significant losses that may result from security breaches.

Risks Related to DiamiR’s Products and Service

If researchers, clinicians and healthcare administrators do not adopt DiamiR’s screening and diagnostic products, it will not achieve future sales growth.

DiamiR’s business model is heavily reliant on the adoption of its products by researchers, clinicians, and healthcare administrators (“Industry Advocates”). These professionals play a critical role in the healthcare ecosystem, influencing both the acceptance and the utilization of new medical technologies. A failure to secure and maintain adoption among these groups poses a significant risk to DiamiR’s operations. New products frequently are subject of slow adoption by healthcare specialists partly due to perceived liability risks and the uncertainty of third-party reimbursement. It is critical to the success of DiamiR’s future sales growth that it continues to work with key opinions leaders in the field, educate healthcare specialists about CogniMIR® and other assays in development, and demonstrate the clinical utility of its technology. If Industry Advocates do not believe in DiamiR’s products, market acceptance of its products could fail to increase or could decrease, and its business could be harmed. Additionally, a lack of support from Industry Advocates could reduce the rate of coverage and reimbursement by both public and private third-party payors for DiamiR’s products and services, which may further slow the market adoption of its product by physicians, significantly reduce its ability to achieve expected revenues and prevent it from becoming profitable. Slow adoption of DiamiR’s products by Industry Advocates would significantly reduce its ability to achieve expected sales and could prevent it from achieving and maintaining profitability.

New product development and clinical validation involves a lengthy and complex process, and DiamiR may be unable to commercialize CogniMIR® or any other products it may develop on a timely basis, or at all.

It takes significant time to fully develop and commercialize CogniMIR® for risk of early neurodegeneration, and therefore its launch may be delayed or may not be successful. There can be no assurance that CogniMIR® will be successful in the risk assessment of Mild Cognitive Impairment and early Alzheimer’s disease for a variety of technical and market reasons. DiamiR’s other molecular diagnostic products, which are currently in various stages of early development, will take time to develop and commercialize, if it is able to commercialize them at all. Prior to commercializing any new products, DiamiR’s will need to conduct substantial research and development, including validation studies. DiamiR’s product development efforts involve a high degree of risk and may fail for many reasons, including failure to demonstrate the clinical utility of the product. As DiamiR develops products, it will have to make significant investments in product development and marketing resources. In addition, competitors may develop and commercialize competing products faster than DiamiR are able to do so. If DiamiR is unable to commercialize CogniMIR®, it may not be able to carry out its business.

DiamiR’s research and development efforts will be hindered if it is not able to acquire or contract with third parties for access to additional plasma samples.

DiamiR’s test development relies on its ability to secure access to independent cohorts of plasma samples and related clinical data. Many academic/research centers collect these samples for research purposes. In the past, DiamiR has been able to access these samples and relevant clinical outcomes (when available) through research collaborations/agreements. Some of these samples have been stored in -80c freezers and will be available to DiamiR when its clinical validation work begins. One of the key drivers of risk for any clinical study is access to samples.

DiamiR’s studies focused on research, development and validation of its future products rely on access to single samples from multiple donors as well as multiple samples from the same donor over a period of time. Furthermore, DiamiR seeks access not only to archived samples but also to samples collected in prospective studies, which take a long time. Negotiating access to archived and prospectively collected donor samples and clinical data is typically a lengthy process involving several parties and approvals necessary to resolve complex issues such as research objectives and parameters, institutional review board approval, donor consent and privacy rights, publication rights, and intellectual property ownership. If DiamiR is not able to acquire or negotiate access to archived and prospectively collected donor plasma samples and related clinical data with source organizations, or if its competitors secure access to these samples before DiamiR, its ability to conduct studies to develop, validate and commercialize future tests will be limited or delayed. However, DiamiR believes that having frozen samples in its freezers reduces the risk of prolonged study timelines and allows DiamiR to more accurately estimate the number of samples in its study and to power the study accordingly.

DiamiR relies on a sole supplier for some of the materials used in its tests and services, and it may not be able to find replacements or transition to alternative suppliers in a timely manner.

DiamiR relies on different sole suppliers for certain materials, kits and supplies that it uses to perform its tests and services for its diagnostic tests. For example, DiamiR relies on Qiagen GmbH for its qPCR reagents and plates. DiamiR does not maintain an agreement with Qiagen GmbH; their reagents are readily available for purchase, additionally, the volume of DiamiR’s business is not material to them. In addition to Qiagen, DiamiR works with other multinational stable corporations for its supplies. Although DiamiR does not currently have any agreements with other suppliers and technologies, it believes other providers, such as ThermoFisher, which offers the TaqMan qPCR kits are easily accessible and it can quickly begin working with them, if necessary. At the time of this filing all other reagents DiamiR uses are commonly available through multiple vendors on similar terms.

From time to time, DiamiR also may purchase other reagents used in its tests and services from sole-source suppliers. While it may develop alternate sourcing strategies for these materials and vendors, DiamiR cannot be certain whether these strategies will be effective, or the alternative sources will be available in a timely manner. If these suppliers can no longer provide DiamiR with the supplies, DiamiR needs to perform its tests and services, if the materials do not meet its quality specifications, or if DiamiR cannot obtain acceptable substitute materials, an interruption in test processing and services could occur. Any such interruption may directly impact DiamiR’s revenue and cause it to incur higher costs.

If DiamiR cannot enter into and maintain new clinical collaborations, its efforts to commercialize CogniMIR® and its development of other products could be delayed.

DiamiR currently has several ongoing collaborations with highly regarded academic institutions in the NDs field. DiamiR’s success in the future may depend in part on its ability to enter into agreements with other leading institutions in the NDs field. In the process of seeking clinical collaborations in the future DiamiR expects to engage in discussions with third parties, which may or may not lead to collaborations.

If DiamiR’s clinical tests do not perform as expected in its validation studies, it may not be able to achieve widespread market adoption among physicians, which would cause its operating results, reputation, and business to suffer.

There is no guarantee that the accuracy and reproducibility DiamiR has demonstrated to date will continue in its planned clinical validation studies. As a result, the failure of its products to perform as expected would significantly impair its operating results and its reputation. DiamiR may be subject to legal claims arising from any defects or errors in its clinical services tests.

DiamiR’s ability to commercialize the diagnostic products that it develops is dependent on its relationships with laboratory services providers and support of its products.

DiamiR relies on third-party providers to draw the donor blood samples and prepare plasma in accordance with its protocol. The Company’s business will suffer if these service providers do not support CogniMIR® or the other products that it may develop. A lack of acceptance of its products by these service providers could result in lower test volume. DiamiR’s business may suffer from the repetition of the process and increased costs.

DiamiR may use third party collaborators to help us develop, validate, or commercialize any new products, and its ability to commercialize such products could be impaired or delayed if these collaborations are unsuccessful.

DiamiR may pursue strategic collaborations for the development, validation, and commercialization of any new diagnostic products it may develop. In any future third party collaboration, DiamiR may be dependent upon its collaborators performing their responsibilities and their cooperation. DiamiR cannot control the amount of time and effort its collaborators will devote to performing their responsibilities under DiamiR’s agreements with them. The development, validation and commercialization of its potential products may be delayed if collaborators fail to fulfill their responsibilities in a timely manner or in accordance with regulatory requirements or if they breach or terminate their collaboration agreements with DiamiR. In addition, a failure by third parties to perform their obligations in compliance with regulatory requirements may cause DiamiR’s development, validation, or commercialization of new products to fail to meet regulatory requirements, which may require it to repeat the process. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, DiamiR may be unable to obtain regulatory approval for or commercialize its future products. Furthermore, disputes with its collaborators could also impair DiamiR’s reputation or result in development delays, decreased revenues and litigation expenses.

If DiamiR cannot enter into new clinical study collaborations, its product development and subsequent commercialization could be delayed.

Historically, DiamiR has entered into clinical study collaborations with academic and medical institutions for access to clinical samples and expertise related to its tests and services, and its success in the future depends in part on its ability to enter into additional collaborations with highly regarded institutions. This can be difficult due to internal and external constraints placed on these organizations, and on occasion DiamiR key contact may leave the organization. Some organizations may limit the number of collaborations they have with any one company, so as to not be perceived as biased or conflicted. Organizations may also have insufficient administrative and related infrastructure to enable collaboration with many companies at once, which can extend the time it takes to develop, negotiate, and implement a collaboration. Moreover, it may take longer to obtain the samples DiamiR needs which could delay its trials, publications, and product launches and reimbursement. Additionally, organizations often insist on retaining the rights to publish the clinical data resulting from the collaboration. The publication of clinical data in peer-reviewed journals is a crucial step in commercializing and obtaining reimbursement for its diagnostic tests, and its inability to control when and if results are published may delay or limit its ability to derive sufficient revenue from them.

If DiamiR is unable to identify collaborators willing to work with us to conduct clinical utility studies, or the results of those studies do not demonstrate that a molecular diagnostic test do not impact patient treatment or physician behavior, commercial adoption of such test may be slow, which would negatively impact its business.

Clinical utility studies are designed to show the impact of the molecular diagnostic test results on patient care and management. Clinical utility studies are typically performed with collaborating physicians at medical centers and hospitals, and generally result in peer-reviewed publications. Sales and marketing representatives use these publications to demonstrate to customers how to use a molecular diagnostic clinical test, as well as why they should use it. These publications are also used with payers to obtain coverage for a molecular diagnostic test, helping to assure there is appropriate reimbursement. DiamiR will need to conduct additional studies for its molecular diagnostic tests and other diagnostic tests it plans to introduce, to increase the market adoption and obtain coverage and adequate reimbursement. Should DiamiR not be able to perform these studies, should the costs or length of time required for these studies exceed their value, or should their results not provide clinically meaningful data and value for oncologists and other physicians, adoption of its molecular diagnostic tests could be impaired, and DiamiR may not be able to obtain coverage and adequate reimbursement for them.

In the future, DiamiR may rely on third parties to process and transmit claims to payers for its clinical services, and any delay in processing or transmitting could have an adverse effect on its revenue and financial condition.

As part of its future commercialization efforts, DiamiR may hire third parties to provide overall processing of claims and to transmit actual claims to payers based on specific payer billing formats. If claims for its clinical services are not submitted to payers on a timely basis, or if DiamiR is again required to switch to a different third-party processor to handle claim submissions, DiamiR may experience delays in its ability to process claims and receive payment from payers, which could have a material adverse effect on its business, financial condition and results of operations.

DiamiR recognizes that there are inherent risks associated with third-party relationships, which may adversely affect its business.

DiamiR expects to continue to depend on third-party service providers for the foreseeable future, but DiamiR recognizes that there are inherent risks associated with these third-party relationships. For example, its reputation may be harmed by allegations of wrong-doings or violations of regulations by the third-party service providers. The security of its confidential and sensitive business information may be breached if the third-party service providers do not exercise high standard of care to guard and protect the information that comes to their possession because of the relationships with us. DiamiR does not have control over the amount of time and effort and level of care its third-party service providers will devote to performing their responsibilities under DiamiRs agreements with them.

If DiamiR is unable to use or maintain its trademarks and trade names or build brand recognition in its markets of interest, its business may be adversely affected.

DiamiR’s US Federal trademarks for the marks CogniMIR® and DiamiR® have been registered by the USPTO. If DiamiR does not maintain any registrations granted by the USPTO, DiamiR may encounter difficulty in continuing to use or enforce such trademarks. DiamiR’s trademarks or trade names may be challenged, infringed, circumvented, declared generic/descriptive or determined to be infringing on other marks. As a means to enforce its trademark rights and prevent infringement/dilution, DiamiR may be required to file trademark claims against third parties or initiate trademark opposition/cancellation proceedings. This can be expensive and time-consuming. In addition, a third party could file trademark claims against the Company leading a court to decide that one or more of the Company’s trademarks is not valid or unenforceable and enjoin the Company from further use of the same. If DiamiR is unable to use or maintain its company marks for purposes of building brand name recognition by potential partners or customers or DiamiR is unable to establish brand recognition based on those trademarks and trade names, then it may not be able to compete effectively, and DiamiR’s business may be adversely affected.

DiamiR may be unable to develop new products and services or acquire products and services on favorable terms.

The molecular diagnostics industry is characterized by ongoing technological developments and changing customer requirements. As such, DiamiR’s results of operations and continued growth depend, in part, on its ability in a timely manner to develop or acquire rights to, and successfully introduce into the marketplace, enhancements of existing products and services or new products and services that incorporate technological advances, meet customer requirements, and respond to products developed by DiamiR’s competition. DiamiR cannot provide any assurance that it will be successful in developing or acquiring such rights to products and services on a timely basis, or that such products and services will adequately address the changing needs of the marketplace, either of which could adversely affect DiamiR’s results of operations.

In addition, DiamiR must regularly allocate considerable resources to research and development of new products, services and technologies. The research and development process generally takes a significant amount of time from design stage to product launch. This process is conducted in various stages. During each stage, there is a risk that DiamiR will not achieve its goals on a timely basis, or at all, and DiamiR may have to abandon a product in which DiamiR has invested substantial resources.

If DiamiR’s laboratory becomes inoperable for any reason, DiamiR will be unable to perform its testing and its business will be harmed.

The laboratory and equipment DiamiR uses to perform its tests and services would be costly to replace and could require substantial lead time to replace and qualify for use if they became inoperable. DiamiR’s facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, power outages, and health epidemics or pandemics, including the outbreak of Coronavirus (COVID-19), which may render it difficult or impossible for DiamiR to perform its testing or services for some period of time, or to receive and store samples. The inability to perform its tests or services for even a short period of time, including due to disruption in staffing, supplies, distribution, or transport or temporary closures related to an outbreak of disease such as COVID-19, may result in the loss of customers or harm its reputation, and DiamiR may be unable to regain those customers in the future.

If DiamiR’s landlord does not renew its lease, its clinical and testing operations will be halted until DiamiR locates and sets up a new laboratory.

DiamiR currently has a one year lease ending in December 2025, with an option to extend by an additional year, for its laboratory space. DiamiR cannot guarantee that in the future, its landlord will extend its lease. DiamiR cannot be confident that it will find appropriately sized space in and around New Haven, CT, nor can DiamiR be confident that any new Lab space will be cost effective. There is an inherit risk of losing key employees if DiamiR is forced to move its Laboratory operation into a new space.

If DiamiR’s information technology or communications systems fail or DiamiR experiences a significant interruption in their operation, its reputation, business and results of operations could be materially and adversely affected.

The efficient operation of DiamiR’s business is dependent on its information technology and communications systems. The failure of these systems to operate as anticipated could disrupt its business and result in decreased revenue and increased overhead costs. In addition, DiamiR does not have complete redundancy for all of its systems and its disaster recovery planning cannot account for all eventualities. DiamiR’s information technology and communications systems, including the information technology systems and services that are maintained by third party vendors, are vulnerable to damage or interruption from natural disasters, fire, terrorist attacks, epidemics, pandemics including COVID-19, malicious attacks by computer viruses or hackers, power loss, failure of computer systems, Internet, telecommunications or data networks. Additionally, its future clinical services will be largely dependent on its internally developed Laboratory Information Management System or LIMS, which is its automated basis of managing operations and storing data and customer information. This LIMS was developed to meet its CLIA/CAP regulatory requirements and was reviewed as part of its most recent CLIA inspection in 2023, which DiamiR passed. Currently the LIM System is fully operational. If these systems or services become unavailable or suffer a security breach, or are uneconomical or impossible to update and modify, DiamiR may expend significant resources to address these problems, and its reputation, business and results of operations could be materially and adversely affected.

Risks Related to Regulation Affecting DiamiR

DiamiR may now or in the future be subject to laws and regulations relating to laboratory testing, which could materially adversely impact its ability to offer its products or services.

The clinical laboratory testing sector is highly regulated in the United States. DiamiR’s Laboratory is subject to and operated under CLIA regulation (CLIA ID number (07D1091103); DiamiR also has active accreditation from The College of American Pathologists (CAP Number 7215351) for the Laboratory. CLIA is a federal law (administered by the Centers for Medicare & Medicaid Services, or CMS) that, in partnership with the states, regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease or impairment of, or assessment of the health of, human beings. CLIA regulations require clinical laboratories to obtain a certificate commensurate with the type of testing being performed and mandate specific standards in areas including personnel qualifications, administration, participation in proficiency testing, patient test management and quality assurance. CLIA certificates must be renewed every two years, and renewal requires undergoing survey and inspection. CLIA and/or state inspectors may conduct random inspections or conduct inspections as a result of a complaint or reported incident.

miRNA profiling of biospecimens will be performed at its Laboratory. The failure of DiamiR to maintain it CLIA certification or accreditation appropriate to the type of testing DiamiR performs, or to comply with CLIA regulations or applicable state licensure requirements could result in adverse regulatory action that, if not timely corrected, could result in DiamiR being unable to continue offering its testing services, which could adversely affect its business. Similarly, if DiamiR does not hold state permits or licenses in those states that require them, it may limit its ability to offer its products and services on a national basis.

Maintaining adequate sales of DiamiR’s product, if any of its product candidates are approved, may depend on the availability of adequate reimbursement to its customers from third-party payers, including government programs such as Medicare and Medicaid, private insurance plans, and managed care programs.

Maintaining and growing sales of its approved products depends in part on the availability of adequate coverage and reimbursement of its products by third-party payers, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Hospitals, clinical laboratories and other healthcare provider customers that may purchase its products generally bill various third-party payers to reimburse all or a portion of the costs and fees associated with diagnostic tests, including the cost of the purchase of its products. DiamiR’s customers’ access to adequate reimbursement by government and private insurance plans is central to the acceptance of its products. DiamiR may be unable to monetize its commercial products on a profitable basis if third-party payers refuse to cover its products or pay DiamiR low levels of reimbursement, or if its costs of production increases faster than increases in reimbursement levels.

Additionally, third-party payers are increasingly reducing reimbursement for medical products and services. In addition, the U.S. government, state legislatures, and foreign governments have and may continue to implement cost-containment measures and more restrictive policies, including price controls and restrictions on reimbursement. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products. Further, the Budget Control Act of 2011 (the “Budget Control Act”) established a process to reduce federal budget deficits through an automatic “sequestration” process if deficit reductions targets are not otherwise reached. Under the terms of the Budget Control Act, sequestration imposes cuts to a wide range of federal programs, including Medicare, which is subject to a two percent cut. The Bipartisan Budget Act of 2013 extended the two percent sequestration cut for Medicare through fiscal year 2023, and a bill signed by President Obama on February 15, 2014 further extended this cut for an additional year, through fiscal year 2024. The Coronavirus Aid, Relief, and Economic Security (CARES) Act, signed into law in March 2020, included critical relief from sequestration cuts as it applies to Medicare payments, exempting Medicare from the effects of sequestration from May 1, 2020, through March 31, 2022. Cuts of 1% were imposed from April 1 through June 30, 2022. As of July 1, 2022, cuts of two percent were reimposed and are set to remain in effect until 2031 unless additional Congressional action is taken. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year.

While DiamiR cannot predict whether third-party reimbursement to its customers will be adequate, cost-containment measures and similar efforts by third-party payers, including government programs such as Medicare and Medicaid, could substantially impact the sales of its products and potentially limit its net revenue and results.

If any of its product candidates are approved, DiamiR may be adversely affected by healthcare policy changes, including additional healthcare reform and changes in managed healthcare.

Healthcare reform and the growth of managed care organizations have been considerable forces in the medical diagnostics industry and in recent political discussions. These forces have placed, and are expected to continue to place, constraints on the levels of overall pricing for healthcare products and services as well as the coverage available by public and private insurance and thus, could have a material adverse effect on the future profit margins of its products or the amounts that DiamiR are able to receive from third parties for the licensing of its products. Changes in the United States healthcare market could also force DiamiR to alter its approach to selling, marketing, distributing and servicing its products and customer base. In and outside the United States, changes to government reimbursement policies could reduce the funding that healthcare service providers have available for diagnostic product expenditures, which could have a material adverse impact on the use of the products DiamiR are developing and its future sales, license and royalty fees and profit margin.

For example, the ACA requires CMS to reduce payments to hospitals reimbursed under Medicare’s Inpatient Prospective Payment System (“IPPS”) that have higher than expected readmissions. This and other applicable requirements set forth under the ACA and its current and future implementing regulations may significantly increase its costs, and/or reduce its customer’s ability to obtain adequate reimbursement for tests performed with its products, which could adversely affect its business and financial condition. In addition to direct impacts from reimbursement cuts, revenue from its products could be negatively impacted if reimbursement cuts reduce microbiology budgets. While the ACA is intended to expand health insurance coverage to uninsured persons in the United States, other elements of the legislation, such as Medicare provisions aimed at improving quality and decreasing costs, comparative effectiveness research, and pilot programs to evaluate alternative payment methodologies, make it difficult to determine the overall impact on sales of its products. In addition to uncertainty regarding the impact of the implementation of the ACA, there have been a number of attempts to challenge the legality of the ACA. Most significantly, on June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the law.

In recent years, other legislative, regulatory, and political changes aimed at regulating healthcare delivery in general and clinical laboratory tests in particular have been proposed and adopted in the United States. Reimbursement for the laboratory industry is under significant pressure. In January 2015, HHS announced a plan to shift the Medicare program and the healthcare system at large, toward paying providers based on quality, rather than the quantity of care provided to patients. In 2017, Medicare’s clinical laboratory reimbursement system became tied to private market rates with the start of the effective period for the Protecting Access to Medicare Act of 2014 (“PAMA”), changing the payment environment for clinical laboratory tests. The measures implemented by PAMA and ACA regulations can result in reduced prices, added costs, and decreased test utilization for its customers, although the full impact on its business of the ACA, changes to the IPPS, PAMA, and other applicable laws, regulations, and policies is uncertain.

DiamiR cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which DiamiR may do business, or the effect of any future legislation or regulation will have on its industry generally, its ability to successfully commercialize its products, and its overall business operations. Continued changes in healthcare policy could substantially impact the volume and revenue of its tests, increase costs and divert management’s attention from its business. For example, any expansion in the government’s regulation of the United States healthcare system could result in decreased profits to DiamiR, lower reimbursements to its customers for laboratory testing or reduced medical procedure volumes.

The regulatory processes applicable to its products and operations are expensive, time-consuming, and uncertain and may prevent DiamiR from obtaining required authorizations for the commercialization of its products.

Within the laboratory, most tests can be divided into two categories: in vitro diagnostics (IVDs) and laboratory developed tests (LDTs). IVDs are commercially manufactured assays and make up the majority of clinical laboratory tests, such as those in a comprehensive metabolic panel (CMP) and a complete blood count (CBC). LDTs, on the other hand, are developed by individual laboratories and overseen by highly trained and qualified laboratory directors. In 1979, Congress passed the Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (FD&C Act). These amendments gave FDA explicit authority to regulate medical devices. These included tests developed by manufacturers sold for commercial purposes to laboratories around the country. However, the amendments did not specifically include tests developed by laboratories for their own use. Then, in 1988, Congress passed the Clinical Laboratory Improvement Amendments (CLIA). These gave clinical laboratories the ability to develop and perform their own tests to fill gaps in available testing and provided the framework for LDT regulation. Today, all laboratories must have appropriate CLIA accreditation, overseen by the Centers for Medicare and Medicaid Services (CMS), to perform LDTs. The regulatory agency oversees around 320,000 entities.

Historically, the FDA has exercised enforcement discretion for LDTs, allowing labs to offer tests with little input from the agency. On May 6, 2024, FDA released its long-awaited update to its LDT policy in the Federal Register. Under these new guidelines, the FDA will phase out enforcement discretion in 5 stages over 4 years allowing labs to adjust to these new requirements in a timely and orderly manner. While grandfathering marketed LDTs and creating a few other exceptions, the FDA will require all new LDTs to be launched according to its new guidelines.

On March 31, 2025, a Federal Judge struck down FDA’s final rule that sought to regulate laboratory-developed tests (LDTs) as medical devices under the Federal Food, Drug, and Cosmetic Act (FDCA). The court ruled that the FDA lacked the statutory authority to classify LDTs — diagnostic tests developed and used within a single laboratory — as medical devices, emphasizing that LDTs are professional medical services, not tangible products subject to FDA regulation. This decision halts the FDA’s plan to phase out its general enforcement discretion over LDTs, which would have introduced new compliance obligations over a four-year period. The court’s ruling underscores that oversight of LDTs falls under the Clinical Laboratory Improvement Amendments (CLIA), administered by the Centers for Medicare & Medicaid Services (CMS), not the FDA.

The FDA announced in May 2025 that it will not appeal this decision. If the FDA changes its position on this appeal, and wins on appeal, risks associated with the new landscape of LDTs include but are not limited to:

●	DiamiR’s inability to implement quality standards included in the new guidelines

●	DiamiR’s inability to implement all FDA requirements for LDTs

●	Backlog at the FDA for review of submission

●	Additional regulations being adopted by the FDA

●	Increased timeline to product launch, delaying revenue for the company

●	Increased regulatory oversight resulting in delays for product launch

●	Increased costs of product development and regulatory compliance

●	Increase costs may arise from:

●	More expansive validation study design

●	Hiring additional regulatory compliance talent

●	Hiring additional statistical experts

●	Other unanticipated costs

Sales of its diagnostic product candidates outside the United States are subject to foreign regulatory requirements governing clinical studies, vigilance reporting, marketing approval, manufacturing, product licensing, pricing and reimbursement. These regulatory requirements vary greatly from country to country. DiamiR may not be able to obtain foreign regulatory approvals on a timely basis or at all. Marketing authorization from the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure clearance or approval by regulatory authorities in other countries or by the FDA. Foreign regulatory authorities could require additional testing. Failure to comply with foreign regulatory requirements, or to obtain required clearances or approvals, could impair its ability to commercialize its diagnostic product candidates outside of the United States.

Global health crises may divert regulatory resources and attention away from approval processes for its products. This could materially lengthen the regulatory approval process of new products, which would delay expected commercialization of such new products.

DiamiR and their suppliers, contract manufacturers and customers are subject to various governmental laws and regulations, and DiamiR may incur significant expenses to comply with, and experience delays in DiamiR’s product commercialization as a result of, these laws and regulations.

DiamiR’s operations are affected by various state, federal, and international healthcare, environmental, anti-corruption, fraud and abuse (including anti-kickback and false claims laws), privacy, and employment laws as well as international political sanctions. Violations of these laws and sanctions can result in criminal or civil penalties, including substantial fines and, in some cases, exclusion from participation in federal health care programs such as Medicare and Medicaid. In some cases, the violation of such laws could potentially lead to individual liability and imprisonment.

DiamiR is also subject to regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Following the introduction of a product, these and other government agencies will periodically review DiamiR’s manufacturing processes, product performance and compliance with applicable requirements.

DiamiR is also subject to various U.S. healthcare related laws regulating sales, contracting, marketing, and other business arrangements and the use and disclosure of individually identifiable health information. These include but are not limited to:

●	The federal Anti-Kickback Statute, a criminal law, which prohibits persons and entities from knowingly and willfully offering, paying, providing, soliciting, or receiving any remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce or reward the referral of an individual, or the purchasing, leasing, ordering, recommending, furnishing or arranging for a good or service, for which payment may be made under a federal health care program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of the federal Anti-Kickback Statute can result in significant civil monetary penalties and criminal fines, as well as imprisonment and exclusion from participation in federal healthcare programs.

●	The federal False Claims Act, which imposes significant civil penalties, treble damages and potential exclusion from participation in federal healthcare programs against any person or entity that, among other things, knowingly presents, or causes to be presented, to the federal government claims for payment that are false or fraudulent or for making a false record or statement material to an obligation to pay the federal government or for knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Further, a violation of the federal Anti-Kickback Statute can serve as a basis for liability under the federal civil False Claims Act. The qui tam provisions of the False Claims Act allow private individuals to bring actions on behalf of the federal government and to share in any monetary recovery. There is also the federal Criminal False Claims Act, which is similar to the federal Civil False Claims Act and imposes criminal liability on those that make or present a false, fictitious or fraudulent claim to the federal government.

●	The federal Stark law, which prohibits physicians from referring patients to receive “designated health services” payable by Medicare or Medicaid from entities with which the physician or an immediate family member has a financial relationship, unless an exception applies. Financial relationships include both ownership/investment interests and compensation arrangements. Violation of the federal Stark law can result in significant civil monetary penalties and exclusion from participation in the federal healthcare programs.

●	The Eliminating Kickbacks in Recovery Act, which makes it a federal crime to knowingly and willfully solicit or receive any remuneration (including kickbacks, bribes, or rebates) in return for referring a patient to a recovery home, clinical treatment facility, or laboratory where the services are covered by a “health care benefit program,” which includes private payers, or pay or offer any remuneration to induce such a referral or in exchange for an individual using the services of a recovery home, clinical treatment facility, or laboratory. Violations of the law may result in penalties per occurrence and imprisonment.

●	Federal criminal statutes created by HIPAA impose criminal liability for, among other things, knowingly and willfully (i) executing (or attempting to execute) a scheme to defraud any health care benefit program, including private payers, or (ii) falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, which also restricts the use and disclosure of protected health information, mandates the adoption of standards relating to the privacy and security of protected health information, and requires us to report certain security breaches to health care provider customers with respect to such information where DiamiR is acting as a HIPAA business associate to that customer.

●	The federal Physician Payment Sunshine Act, which requires applicable manufacturers of certain medical devices that may be reimbursed by Medicare, Medicaid, or the Children’s Health Insurance Program, among others, to annually track and report payments or other transfers of value provided to U.S. licensed physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse-midwives, and U.S. teaching hospitals, as well as certain ownership and investment interest held in the manufacturer by physicians and their immediate family members.

Similar requirements have been adopted by many states and foreign countries. Violations of any of these laws can lead to additional legal risk such as risk of plaintiff class actions, state Attorney General actions, and investigations by the Federal Trade Commission, among others.

Failure to comply with applicable requirements, or later discovery of previously unknown problems with DiamiR’s products or manufacturing processes, including DiamiR’s failure or the failure of one of DiamiR’s contract manufacturers to take satisfactory corrective action in response to an adverse inspection, can result in, among other things:

●	administrative or judicially imposed sanctions;

●	injunctions or the imposition of civil penalties;

●	recall or seizure of DiamiR’s products;

●	corrective field actions for DiamiR’s products;

●	submission of reports to FDA or other regulatory authorities;

●	total or partial suspension of production or distribution;

●	withdrawal or suspension of marketing clearances or approvals;

●	clinical holds for investigations;

●	untitled letters or warning letters;

●	refusal to permit the import or export of DiamiR’s products;

●	criminal prosecution; and

●	exclusion or debarment from participation in federal health care programs such as Medicare and Medicaid.

Any of these actions, in combination or alone, could prevent DiamiR from marketing, distributing and selling DiamiR’s products.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by DiamiR. DiamiR believes that the FDA would request that DiamiR initiate a voluntary recall if a test was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources, could expose DiamiR to product liability or other claims (including contractual claims from parties to whom it sells products) and harm DiamiR’s reputation with customers.

The use of DiamiR’s diagnostic products by DiamiR’s customers is also affected by the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) and related federal and state regulations that provide for regulation of laboratory testing. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality assurance, quality control and inspections. Current or future CLIA requirements or the promulgation of additional regulations affecting laboratory testing may prevent some laboratories, hospitals, providers or other customers with laboratories from using some or all of DiamiR’s diagnostic products.

If DiamiR fails to comply with federal, state and foreign laboratory licensing requirements, DiamiR could lose the ability to perform its tests or experience disruptions to its business.

DiamiR is subject to CLIA regulations, a federal law that regulates commercial clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of any disease, or impairment of, or the assessment of the health of, human beings. CLIA regulations mandate specific personnel qualifications, facilities layout, quality systems, inspections and proficiency testing. CLIA certification is also required in order for DiamiR to be eligible to bill federal and state healthcare programs (Medicare and Medicaid), as well as many private third-party payers, for its molecular diagnostic tests. To renew these certifications, DiamiR is subject to bi-annual inspections. Moreover, CLIA inspectors may make random inspections of its clinical laboratory. DiamiR is also required to maintain a CT State licenses to conduct testing in its New Haven, Connecticut laboratory. In addition, its laboratory is required to be licensed by certain states, including Pennsylvania, California, Maryland, New York and Rhode Island. New York law requires DiamiR to obtain test-specific approval before offering its tests as LDT. California, Maryland, New York and Rhode Island laws also mandate proficiency testing for laboratories licensed under the laws of each respective State regardless of whether such laboratories are located in California, Maryland, New York or Rhode Island. If DiamiR is unable to obtain or maintain its CLIA certificate for its laboratory, whether as a result of revocation, suspension or limitation, DiamiR would no longer be able to perform its current clinical services on samples from those States, which could have a material adverse effect on its business, financial condition and results of operations. If DiamiR were to lose its licenses issued by States where it is required to hold licenses, if such licenses expired or were not renewed, or if it failed to obtain and maintain a State license that it is required to hold, it may be subject to significant fines, penalties and liability, and may be forced to cease testing (if Connecticut) or cease testing specimens from those States (if California, New York, Maryland, or Rhode Island), which could have a material adverse effect on DiamiR’s business, financial condition and results of operations. New molecular diagnostic tests DiamiR may develop may be subject to new requirements by governmental bodies, including state governments, and DiamiR may not be able to offer its new molecular diagnostic tests in such jurisdictions until such requirements are met.

Risks Related to DiamiR’s Intellectual Property and Product Liability

DiamiR may be unable to protect or obtain proprietary rights.

In developing, manufacturing and using its products, DiamiR employs a variety of proprietary and patented technologies. DiamiR cannot provide any assurance that the patent and pending patent applications that it currently owns provide (or will provide when issued) protection from competitive threats or from patent challenges. In addition, DiamiR cannot provide any assurances that it will be successful in obtaining and maintaining its patents or in obtaining licenses to proprietary or patented technologies of others in the future.

Furthermore, effective intellectual property protection may not be available in every country in which DiamiR operates or intends to operate its business in. There can be no assurance that others will not offer technologies, functions, features, or concepts that are substantially similar to DiamiR’s and compete with DiamiR’s business, or copy or otherwise obtain, disclose and/or use DiamiR’s brand, platform features, design elements, DiamiR’s algorithms and capabilities or other information that DiamiR considers proprietary without authorization. DiamiR may be unable to prevent third parties from seeking to register, acquire, or otherwise obtain trademarks, copyrights or domain names that are similar to, infringe upon or diminish the value of its trademarks, copyrights, and its other proprietary rights. Third parties may obtain or misappropriate certain of its data through website scraping, robots, or other means to launch copycat sites, aggregate its data for their internal use, or to feature or provide its data through their respective websites, and/or launch businesses monetizing this data. While DiamiR routinely employs technological and legal measures in an attempt to divert, halt, or mitigate such operations, it may not always be able to detect or halt the underlying activities as technologies used to accomplish these operations continue to rapidly evolve.

If the protection of its proprietary rights and data is inadequate to prevent unauthorized use or misappropriation by third parties, the value of its brand and other intangible assets may be diminished and its competitors may be able to more effectively mimic its technologies, offerings, or features or methods of operations. Even if DiamiR does detect violations or misappropriations and decide to enforce its rights, litigation that may be necessary to enforce its rights may not be pursued by DiamiR, as it may be time-consuming and expensive, and divert its management’s attention. Additionally, a court of a competent jurisdiction may determine that certain of DiamiR’s intellectual property rights are unenforceable. If DiamiR fails to protect its intellectual property and data in a cost-effective and meaningful manner, its competitive standing could be harmed and the brand, reputation, business, results of operations, and financial condition could be materially adversely affected.

Intellectual Property infringement claims by other companies could result in costly disputes and could limit DiamiR’s ability to sell its products.

Litigation over intellectual property is prevalent in the molecular diagnostics industry. As the market for molecular diagnostics continues to grow and the number of participants in the market increases, DiamiR may increasingly be subject to patent infringement claims. While DiamiR may attempt to obtain licenses to such patents, DiamiR may be unable to do so on favorable terms, or at all. Additionally, if its products are found to infringe third-party patents, DiamiR may be required to pay damages and/or lose the ability to sell certain products, causing its revenues to decrease or causing damage to DiamiR’s reputation in the industry also leading to a material adverse effect on DiamiR’s business.

If product liability lawsuits are successfully brought against DiamiR, DiamiR may incur substantial liabilities and may have to limit or cease sales of its products.

The testing, manufacturing, and marketing of medical diagnostic products involves an inherent risk of product liability claims. If DiamiR cannot successfully defend itself against product liability claims, DiamiR may incur substantial liabilities or be required to limit or cease sales of its products. In addition, a defect in the design or manufacture of DiamiR’s products could have a material adverse effect on DiamiR’s reputation in the industry and subject DiamiR to claims of liability for injury and otherwise. Any substantial loss resulting from such a claim could have a material adverse effect on DiamiR’s profitability and the damage to DiamiR’s reputation in the industry could have a material adverse effect on DiamiR’s business.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

This prospectus contains trademarks, service marks and trade names of others, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are included without the ® and ™ symbols. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or unrelated parties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the Class A Ordinary Shares by the Selling Securityholders. We have agreed to pay all expenses relating to registering the Class A Ordinary Shares covered by this prospectus. The Selling Securityholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Class A Ordinary Shares covered hereby.

We will receive proceeds if any of the 2025 Warrants are exercised at the exercise prices per share (assuming the exercise price of $2.00 per share for the October 2025 Warrants and $2.50 for the Placement Agent Warrants) for cash which, if exercised in full, would result in gross proceeds of approximately $4.15 million. The exercise of the 2025 Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Class A Ordinary Shares and the spread between the exercise price of such securities and the market price of our Class A Ordinary Shares at the time of exercise. However, we cannot predict when and in what amounts or if the 2025 Warrants will be exercised by payments of cash and it is possible that the 2025 Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

We intend to use any proceeds received by us from the cash exercise of the 2025 Warrants, if any, for general corporate purposes and working capital. Additionally, we will use some of net proceeds from such exercises, if any, to fund expenses expected to be incurred in connection with the Merger, including DiamiR’s general working capital pending anticipated closing of the Merger.

Our ability to continue funding our existing and future operations is not dependent upon receiving cash proceeds from the exercise of any 2025 Warrants, nor is the closing of the Merger contingent upon receiving such proceeds.

The amounts and timing of the Company’s actual expenditures will depend upon numerous factors. The Company may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies, or additional businesses; however, we currently have no agreements or commitments with respect to any such transaction.

The foregoing represents the Company’s current intentions based upon the Company’s present plans and business conditions to allocate and use the net proceeds of this offering. However, the nature, amounts and timing of the Company’s actual expenditures may vary significantly depending on numerous factors. As a result, the Company’s management has and will retain broad discretion over the allocation of the net proceeds from this offering. The Company may find it necessary or advisable to use the net proceeds from this offering for other purposes, and it will have broad discretion in the application of net proceeds from this offering. If an unforeseen event occurs or business conditions change, the Company may use the proceeds of this offering differently than as described in this prospectus. Pending its use of the net proceeds from this offering, the Company intends to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and U.S. government securities.

DIVIDEND POLICY

The Company has never declared or paid cash dividends to its shareholders, and we do not intend to pay cash dividends in the foreseeable future. The Company intends to reinvest any earnings in developing and expanding our business. Any future determination relating to the Company’s dividend policy will be at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, the Company’s financial condition, operating results, contractual restrictions, capital requirements, business prospects, the Company’s strategic goals and plans to expand the Company’s business, applicable law and other factors that the Company’s Board of Directors may deem relevant.

Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business.

(See “Risk Factors – We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our shares” and “Description of Share Capital – Dividends”)

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025:

●	on an actual basis, as derived from our unaudited consolidated financial statements as of June 30, 2025, which are incorporated by reference into this prospectus supplement; and

●	a pro forma basis to reflect (1) the issuance and sale of 1,000,000 Class A Ordinary Shares at the purchase price of US$2.00 per Class A Ordinary Shares, and (2) the concurrent private placement Warrants to purchase 2,000,000 Class A Ordinary Shares at the price of US$2.00 per Class A Ordinary Share, assuming no exercise of the Warrants and after deducting placement agent fees and expenses and estimated offering expenses payable by us.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing.

You should read the following table in conjunction with the section titled “Use of Proceeds” in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aptorum” and Aptorum’s consolidated financial statements and related notes thereto included in this registration statement of which this prospectus forms a part for the six months ended June 30, 2025.

As of June 30, 2025

(All amounts in USD, except for share and per share data, unless otherwise noted)

	Actual	Pro Forma
Cash and cash equivalents	$2,756,894	$4,472,893

Short-term debts, including amount due to a related party	79,700	79,700
Long-term debt	-	-
Convertible notes and interest payable	3,328,500	3,328,500
Warrant liabilities	-	1,297,312
Total indebtedness	$3,408,200	$4,705,512

Shareholders’ equity:
Class A Ordinary Shares, 5,346,823 Class A ordinary shares outstanding on actual basis, 6,346,823 Class A ordinary shares outstanding on a pro forma basis	$52	$62
Class B Ordinary Shares	18	18
Additional Paid-in capital	96,174,010	96,795,115
Accumulated deficit	(72,871,308)	(73,073,736)
Accumulated other comprehensive loss	(169,160)	(169,160)
Total Shareholders’ Equity attributable to shareholders of Aptorum Group Limited	23,133,612	23,552,299
Deficit attributable to non-controlling interest	(9,364,968)	(9,364,968)
Total Shareholders’ Equity	13,655,638	14,187,331
Total capitalization	$17,097,144	$17,515,831

Notes:

(1)	Additional paid-in capital reflects the sale of Class A Ordinary Shares in this offering at a public offering price of $2.00 per share and the concurrent private placement warrants exercisable into Class A Ordinary Shares at the price of US$2.00 per Class A Ordinary Share, assuming no exercise of the warrants and after deducting the estimated offering expenses payable by us.

APTORUM’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk

Currency risk is the risk that the value of financial assets or liabilities will fluctuate due to changes in foreign exchange rates.

Currency risk sensitivity analysis

At December 31, 2024, 2023 and 2022, the Group has no significant foreign currency risk because most of the transactions are denominated in Hong Kong dollar or the United States dollar. Since the Hong Kong dollar is pegged to the United States dollar, the Group’s exposure to foreign currency risk in respect of the balances denominated in Hong Kong dollars is considered to be minimal.

Credit Risk

Financial assets which potentially subject the Group to concentrations of credit risk consist principally of bank deposits and balances.

The Group takes on exposure to credit risk on cash and restricted cash balances majority held with HSBC for the purposes of payments of Group expenses.

The risk of default is considered minimal as the Group considers HSBC is well established with high credit rating.

Liquidity Risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial assets and liabilities. Liquidity risk may result from an inability to sell a financial asset quickly at an amount close to its fair value.

Prior to 2017, the Group invested in private equities which are generally unquoted and not readily marketable before its restructuring to an operating company. Investment of the Group’s assets in unquoted securities may restrict the ability of the Group to dispose of its investment at a price and time it wishes to do so.

Interest Rate Risk

Interest rate risk arises from the possibility that changes in interest rates will affect future cash flows or the fair values of financial instruments.

Interest rate risk sensitivity analysis

The Group’s cash deposits and bank loan held with banks are exposed to interest rate risk. However, management considers the risk on cash deposits to be minimal as they are short-term with terms less than one month.

With regard to interest rate sensitivity on our bank loans, we present the sensitivity analysis below based on the exposure to interest rates for interest bearing bank loans with variable interest rates as of December 31, 2024. The analysis is prepared assuming that those balances outstanding as of December 31, 2024 were outstanding for the whole financial year. A 1.0% increase or decrease which represents the management’s assessment of the reasonably possible change in interest rates is used. Assuming no change in the outstanding balance of our existing interest bearing bank loans balances with floating interest rates as of December 31, 2024, a 1.0% increase or decrease in each applicable interest rate would increase or decrease $30,000 to our interest expense for the year ended December 31, 2024. We have not used any derivative financial instruments to manage our interest risk exposure.

Inflation Risk

In recent years, inflation has not had a material impact on our results of operations.

APTORUM’S OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion of Company’s financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included herein.

This prospectus includes consolidated financial statements for the years ended December 31, 2024, 2023, and 2022. However, as permitted by Instruction 6 to Item 5 of Form 20-F, a discussion of the changes in our results of operations for the years ended December 31, 2022, and 2021 has been omitted, but may be found in “Item 5. Operating And Financial Review And Prospects” in our annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 28, 2023.

A. Operating Results

Overview

We are a clinical stage biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutic assets to treat diseases with unmet medical needs, particularly in oncology (including orphan oncology indications) and infectious diseases. The pipeline of Aptorum is also enriched through the co-development of PathsDx Test, a novel molecular-based rapid pathogen identification and detection diagnostics technology with Accelerate Technologies Pte Ltd, commercialization arm of the Singapore’s Agency for Science, Technology and Research.

Based on our evaluation of preliminary data and our consideration of a number of factors including substantial unmet needs, benefits over existing therapies, potential market size, competition in market, the Company decides how to prioritize its resources among projects. Overall, our rationale for selecting Lead Projects is not based on any mechanical formula or rigid selection criteria, but instead focused on a combination of the factors and individual attributes of the Lead Projects themselves.

Our goal is to develop a broad range of novel and repurposed therapeutics and diagnostics technology across a wide range of disease/therapeutic areas. Key components of our strategy for achieving this goal include:

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas;

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs;

●	Collaborating with leading academic institutions and CROs;

●	Expanding our in-house pharmaceutical development center;

●	Leveraging our management’s expertise, experience and commercial networks;

●	Obtaining and leveraging government grants to fund project development.

We have devoted a substantial portion of the proceeds from our offerings to our Lead Projects. Our Lead Projects are ALS-4, SACT-1 and PathsDx.

During the second quarter of 2023, the Company made a decision to streamline its operations by terminating clinic services and suspending non-lead R&D projects. This measure is aimed at optimizing the allocation of its resources and focusing its efforts on advancing lead projects, which hold the most promise for commercial success and beneficial impact. This decision aligns with the Company’s commitment to enhance shareholder value and effectively drive its core objectives forward in the competitive landscape.

On March 1, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Company, and YOOV Group Holding Limited, a BVI business company organized under the laws of British Virgin Islands (“YOOV”) to effect a merger among the parties (the “Merger”); the Company decided to pause the majority of its R&D activities to focus on the merger to ensure optimal allocation of resources and maximize shareholder value. On October 25, 2024, the Company and Yoov mutually agreed to terminate the Merger Agreement, and therefore the potential merger was abandoned. The Company will continue to explore other reverse takeover or business combination opportunities that are expected to be accretive to shareholder value.

The Company is party to a lawsuit initially filed on notice on September 3, 2024, by Karen Cheung (“Plaintiff”) in the Supreme Court of the State of New York, County of New York (“State Court Action”) (Index No. 654541/2024), which sought relief arising from (i) violations of the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), 18 § U.S.C. 1961(c), (ii)conspiracy to violate RICO, 18 U.S.C. § 1961(d), (iii) fraud, (iii) breach of fiduciary duty, (iv) negligent misrepresentation, (v) unjust enrichment, (vi) civil conspiracy and (vii) violations of the federal Securities Act of 1933, 15 § U.S.C. 77a et. seq. On December 27, 2024, the Company filed a Notice of Removal in the U.S. District Court for the Southern District of New York (Case No.1:24-cv-09969-VSB-OTW) removing the State Court Action to federal court. On December 30, 2024, the Company filed a demand for service of the complaint on the Company. Plaintiff filed and served her Complaint on the Company on February 24, 2025, alleging claims for (i) violations of RICO 18 U.S.C. § 1962(c), (ii) conspiracy to violate RICO 18 U.S.C. § 1962(d), (iii) fraud; (iv) aiding and abetting breach of fiduciary duty, (v) unjust enrichment, and (vi) civil conspiracy. Following a motion, Plaintiff was granted leave to amend her Complaint and filed a First Amended Complaint on June 2, 2025. The parties entered into a briefing schedule on the Company’s anticipated motion to dismiss (“Motion to Dismiss”), and the Company filed its opening brief on the Motion to Dismiss on July 18, 2025. Plaintiff filed her opposition to the Motion to Dismiss on September 5, 2025, and the Company’s reply in support of the Motion to Dismiss is due on October 6, 2025. The Company continues to believe that Plaintiff’s claims have no merit. As such, the Company will continue to vigorously defend against Plaintiff’s claims. At this time, it is too early to estimate the costs and expenses of defending the lawsuit.

Registered Direct Offerings

On October 10, 2025, the Company entered into certain securities purchase agreement (the “Purchase Agreement”) with certain non-affiliated institutional investors (the “Purchasers”) pursuant to which the Company agreed to sell (1) 1,000,000 Class A Ordinary Shares pursuant to a registration statement? and (2) in a concurrent private placement, unregistered warrants to purchase an aggregate of up to 2,000,000 Ordinary Shares (the “Restricted Warrants”), for aggregate gross proceeds of approximately $2 million (the “October 2025 Offering”).

Each Restricted Warrant is exercisable immediately as of the date of issuance at an exercise price of $2.00 per Ordinary Share and expires twenty-four months from the effective date of this registration statement. The Restricted Warrants and the Class A Ordinary Shares issuable upon the exercise of the warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

The Company agreed in the Purchase Agreement that it would not issue any Class A Ordinary Shares, or securities convertible or exercisable into Class A Ordinary Shares for thirty (30) calendar days following the closing of the October 2025 Offering, subject to certain exceptions.

Concurrently with the execution of the Purchase Agreement, the officers and directors of the Company entered into lock-up agreements pursuant to which they have agreed, among other things, not to sell or dispose of any Class A Ordinary Shares which are or will be beneficially owned by them for thirty (30) days following the closing of the October 2025 Offering.

H.C. Wainwright & Co., LLC, acted as the exclusive placement agent (the “Placement Agent”), in connection with the October 2025 Offering. The Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds raised in the October 2025 Offering. The Company will also pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in the October 2025 Offering, $5,000 for non-accountable expenses, up to $50,000 for expenses of legal counsel and other out-of-pocket expenses and $10,000 for clearing fees all associated with the October 2025 Offering. After deducting fees due to the Placement Agent and our offering expenses, we received net proceeds from the October 2025 Offering of $1.725 million.

On January 2, 2025, the Company entered into a certain securities purchase agreement (the “Securities Purchase Agreement”) with certain non-affiliated institutional investors pursuant to which the Company sold 1,535,000 Class A ordinary shares of the Company at a per share price of $2.00 in a registered direct offering, for gross proceeds of $3,070,000 (the “RDO”).

Private Placement Offerings

Sales of convertible notes

On September 11, 2023, the Company entered into a Securities Purchase Agreement with Jurchen Investment Corporation, the largest shareholder of the Company, pursuant to which the Company sold a secured convertible note in the aggregate principal amount of $3,000,000 (the “Sep 2023 Notes”). The Sep 2023 Notes are convertible into the Company’s Class A ordinary shares and have a maturity date that is 24 months from the issuance date, although upon such date the investor has the right to extend the term of the Sep 2023 Note for twelve (12) months or more or such term subject to mutual consent. The Sep 2023 Notes have an interest rate of 6% per annum and a conversion price of $2.42 per share. The Company has the right to repay the principal amount of the Sep 2023 Notes, but in the case of such prepayment it must be paid in cash, unless otherwise agreed by both parties. The Sep 2023 Note is secured by a first priority lien and security interest on certain shares that the Company owns (“Collateral”). Upon the Company’s disposal of all or a portion of the Collateral, the investor has the right, to request that the Company prepay the then-remaining outstanding balance of the Sep 2023 Note, in part or in full and the Company can make that payment in cash or in shares. The principal outstanding amount as of the date hereof is $3,000,000. On September 11, 2025, the parties agreed to extend the term of the Sep 2023 Note for an additional 12 months; the parties also agreed to amend the terms of the Sep 2023 Note such that Jurchen, at is sole discretion, shall be permitted to convert the Sep 2023 Note upon three days written notice.

Merger with DiamiR Biosciences Corp.

On July 14, 2025, the Company and DiamiR Biosciences Corp., a Delaware corporation (“DiamiR”), entered into an Agreement and Plan of Merger on July 14, 2025, (the “Merger Agreement”), pursuant to which, among other matters, Aptorum will form a direct, wholly owned subsidiary in the state of Delaware (“Merger Sub”), which will merge with and into DiamiR, with DiamiR surviving as a wholly owned subsidiary of Aptorum, and the surviving corporation of the merger with the Merger Sub (the “Merger”). Aptorum following the Merger is referred to herein as the “Combined Company.”

Concurrently with the execution of the Merger Agreement, DiamiR and Aptorum Therapeutics Limited, a wholly owned subsidiary of the Company (“Aptorum Therapeutics”), entered into a management services agreement, pursuant to which, Aptorum Therapeutics shall pay a monthly service fee and reimburse expenses to DiamiR in exchange for the officers and employees of DiamiR providing services to Aptorum Therapeutics to develop a diagnostic test for early detection and monitoring of progression of glioblastoma until the earlier of the closing of the Merger or December 31, 2025. In addition, concurrently with the execution of the Merger Agreement, DiamiR, DiamiR LLC, a wholly owned subsidiary of DiamiR, the Company and Aptorum Therapeutics entered into an intellectual property license agreement (“Licensing Agreement”), pursuant to which DiamiR and DiamiR LLC shall license on a non-exclusive basis their respective intellectual properties to Aptorum Therapeutics in exchange for upfront and periodic payments and royalties until the earlier of the closing of the Merger or December 31, 2025. Ian Huen, Aptorum’s Chairman and Chief Executive Officer, who beneficially owns approximately 87% of the Company’s total voting power, signed a voting and support agreement simultaneously with the execution of the Merger Agreement, pursuant to which he agreed to vote in favor of the transactions contemplated in the Merger Agreement. Upon closing, Aptorum and certain stockholders of DiamiR, who collectively own 84.9% of DiamiR’s outstanding shares, will sign a stockholders agreement (“Stockholders Agreement”), which will be effective so long as the stockholders of DiamiR beneficially own, in the aggregate, a number of shares of common stock of the Combined Company equal to at least 25% of the then outstanding shares of the Combined Company (such beneficial ownership, the “DiamiR Stockholders Beneficial Ownership”; such period, the “Appointment Period”). The parties agree that, during the Appointment Period, they will take all necessary actions to cause the number of directors at the Board of the Combined Company to be fixed at five (5). In addition, Kira S. Sheinerman, the co-founder and a stockholder of DiamiR, and her affiliates (“DiamiR Primary Stockholder Parties”) will have the right to appoint two (2) designees (each designee, the “Primary Stockholder Designee”, collectively, the “Primary Stockholder Designees”) for nomination and election to the Board of Combined Company, and at least one (1) designee shall satisfy the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq listing rules, provided that the DiamiR Stockholders Beneficial Ownership is not less than 36%, and the DiamiR Primary Stockholder Parties will have the right to appoint one (1) director nominee to the Board of Combined Company, provided that the DiamiR Stockholders Beneficial Ownership is no less than 25%. For the election of directors of the Combined Company: (1) each stockholder of DiamiR, who is a party to the Stockholders Agreement, will agree to vote all of its shares of the Combined Company in favor of each Primary Stockholder Designee; (2) with respect to the election of nominees who are not Primary Stockholder Designees, (a) until Aptorum’s 2027 annual stockholders meeting (the “2027 Meeting”), each stockholder of DiamiR will agree to vote all of its shares of the Combined Company in accordance with the recommendations of the nominating and governance committee of the Board of the Combined Company; and (b) beginning at the 2027 Meeting and at each annual meeting thereafter: (i) each stockholder of DiamiR, who is a party to the Stockholders Agreement, may vote, in its sole discretion, all of its shares of the Combined Company in favor of one additional nominee who is not an Primary Stockholder Designee; provided that if the number of directors constituting the Board of the Combined Company is increased above five (5), then the number of additional nominees (i) shall automatically increase by such number of additional directors (each such additional nominee or nominees, as applicable, an “Primary Stockholder Nominee”); and (ii) with respect to any uncontested election of a nominee who is not a Primary Stockholder Designee or a Primary Stockholder Nominee, each Stockholder shall vote its shares of the Combined Company in the same manner as, and in the same proportion to, all shares voted by stockholders of the Combined Company, excluding the votes or actions of the stockholders of DiamiR with respect to its shares of the Combined Company. For all other proposals or resolutions to be voted on by the stockholders of the Combined Company, each stockholder of DiamiR, who is a party to the Stockholders Agreement, may vote all of its shares of the Combined Company in its sole discretion. In addition, DiamiR will appoint Alidad Mireskandari as a non-voting observer (the “Observer”) to the Board of Combined Company upon closing of the DiamiR Merger until the earliest of (i) two (2) years from the date thereof, (ii) the Observer’s death, disability, retirement or resignation or (iii) such time as may be determined by a majority of the directors of Combined Company who are Primary Stockholder Designees. Furthermore, so long as the DiamiR Stockholder Beneficial Ownership is no less than 25%, the Combined Company should obtain prior written approval from the DiamiR Primary Stockholder Parties for certain significant corporate actions, including but not limited to (i) voluntary dissolution, winding up or bankruptcy of the Combined Company or any significant subsidiary of it; (ii) issuance of common stock or securities convertible into the shares of common stock representing more than 10% of the outstanding shares of the Combined Company in a six-month period; (iii) any amendment to the governing documents of the Combined Company that will adversely affect the Primary Stockholder Designee, or the Combined Company’s ability to fulfill its obligations under the Stockholders Agreement; (iv) any acquisition, sale of assets, merger, amalgamation nor consolidation transactions; and (v) replacement of the Chief Executive Officer or Chief Financial Officer of the Combined Company.

If, at any time that the DiamiR Stockholder Beneficial Ownership is less than 25%, the Primary Stockholder Parties shall no longer have any right to designate any nominee for election to the Board of the Combined Company, or have the right to veto on the significant corporate actions as set forth in the Stockholders Agreement.

Immediately prior to the closing of the Merger, Aptorum will transfer by way of continuation to and domesticate as a Delaware corporation (the “Domestication”; the Company immediately following the Domestication and prior to the closing of Merger, “Aptorum Delaware”). In connection with the Domestication, each then issued and outstanding Class A ordinary share of Aptorum will convert automatically, on a one-for-one basis, into a share of common stock of Aptorum Delaware, and each then issued and outstanding Class B ordinary share of Aptorum will convert automatically into a share of common stock of Aptorum Delaware and a share of non-voting and non-convertible Series A preferred stock of Aptorum Delaware.

At the effective time of the Merger (the “Effective Time”), each then-outstanding share of DiamiR’s common stock, other than dissenting shares, will be converted into a number of shares of Aptorum Delaware common stock equal to the Conversion Ratio described in more detail in the section titled “The Merger Agreement-Conversion Ratio” (the “Conversion Ratio”). Immediately following the closing of the Merger, stockholders of DiamiR and existing Aptorum shareholders will own approximately 70% and 30%, respectively, of the outstanding shares of the Combined Company.

The Merger Agreement contains customary representations and warranties of the parties thereto, as well as certain covenants governing the conduct of each parties respective business between the date of the Merger Agreement and the Closing or the earlier termination of the Merger Agreement. The Merger Agreement also includes customary closing conditions, including shareholder approval of certain matters related to the Merger and Aptorum maintaining a certain amount of cash balance and working capital.

The Merger Agreement contains customary representations and warranties and agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Merger Agreement, Management Services Agreement, Intellectual Property License Agreement, voting and Support Agreement and Stockholders Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the such documents which are attached hereto as exhibits.

About DiamiR

DiamiR was incorporated in Delaware on June 16, 2014, and primarily operates through its wholly owned subsidiary, DiamiR, LLC, which was incorporated as a limited liability company in Delaware on September 17, 2009. DiamiR is a molecular diagnostics company focused on developing and commercializing minimally invasive tests for early detection and monitoring of neurodegenerative diseases, such as mild cognitive impairment and Alzheimer’s disease, rare neurodevelopmental diseases, such as Rett syndrome, other brain health disorders, and cancer. The proprietary platform technology developed at DiamiR and protected by over 50 issued patents is based on quantitative analysis of organ-enriched microRNAs detectable in blood plasma. In addition to blood-based microRNA panels, as part of its biopharma services DiamiR’s CLIA/CAP-certified laboratory offers protein and genetic biomarker analyses for screening, patient stratification, disease and treatment monitoring.

Factors Affecting our Results of Operations

Research and Development Expenses

We believe our ability to successfully develop innovative drug candidates will be the primary factor affecting our long-term competitiveness, as well as our future growth and development. Creating high quality global first-in-class or best-in-class drug candidates requires significant investment of resources over a prolonged period of time. As a result of this commitment, our pipeline of drug candidates has been steadily advancing.

Our drug candidates are still in development, and we have incurred and will continue to incur significant research and development costs for pre-clinical studies and clinical trials. We expect that our research and development expenses may significantly increase in future periods in line with the advancement and expansion of the development of our drug candidates.

We have been able to fund the research and development expenses for our drug candidates through a range of sources, including the proceeds raised from our public offering and follow-on offerings on Nasdaq, private placement to other investors and line of credit facilities from shareholders, related parties and banks.

This diversified approach to funding allows us to not depend on any one method of funding for our research and development activities, thereby reducing the risk that sufficient financing will be unavailable as we continue to accelerate the development of our drug candidates.

Research and development expenses include:

●	employee and consultant compensation related expenses, including salaries, benefits and share based compensation expenses;

●	expenses incurred for payments to CROs, investigators and clinical trial sites that conduct our clinical studies;

●	the cost of acquiring IP rights which did not meet the criteria of capitalization under the U.S. GAAP;

●	cost associated with sponsored research programs with various universities and research institutions

●	facilities, depreciation, and other expenses, which include office leases and other overhead expenses; and

●	costs associated with patent applications.

Research and development expenses incurred totaled $19,375, $2.2 million, $5.2 million, and $9.2 million for the six months ended June 30, 2025 and the years ended December 31, 2024, 2023 and 2022, respectively, representing approximately 4.8%, 55.7%, 46.6%, and 49.0% of our total operating expenses for the respective period.

RESULTS OF OPERATIONS

Results of Operations for the six months ended June 30, 2025 are incorporated by reference to the Current Report on Form 6-K that was filed on October 3, 2025.

For the Years ended December 31, 2024, and 2023

During the second quarter of 2023, the Company decided to streamline its operations by terminating clinic services and suspending non-lead R&D projects. This measure is aimed at optimizing the allocation of our resources and focusing our efforts on advancing our lead projects, which hold the most promise for commercial success and beneficial impact. This decision aligns with our commitment to enhance shareholder value and effectively drive our core objectives forward in the competitive landscape.

The following table summarizes our results of operations for the years ended December 31, 2024, and 2023.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue
Healthcare services income	$-	$431,378

Operating expenses
Cost of healthcare services	-	(420,812)
Research and development expenses	(2,195,161)	(5,198,329)
General and administrative fees	(669,486)	(1,930,637)
Legal and professional fees	(803,285)	(2,538,161)
Other operating expenses	(272,609)	(1,067,690)
Total expenses	(3,940,541)	(11,155,629)

Other (expense) income, net
Loss on investments in marketable securities, net	-	(9,266)
Unrealized gain from fair value change of the long-term investments, net	-	6,431,088
Impairment loss of long-term investment	(1,000,000)	(77,200)
Interest expense, net	(146,924)	(121,145)
Gain on disposal of subsidiaries	703	-
Government subsidies	928,461	123,015
Sundry income	564	36,784
Total other (expense) income, net	(217,196)	6,383,276

Net loss	(4,157,737)	(4,340,975)

Revenue

Healthcare services income was $nil and $431,378 for the years ended December 31, 2024, and 2023, which related to the service income derived from clinic. The decline in healthcare services income was attributed to the strategic decision to suspend clinic services in the second quarter of 2023. This was done to reallocate resources towards the development of the Company’s leading projects.

Cost of healthcare services

Cost of healthcare services was $nil and $420,812 for the years ended December 31, 2024, and 2023, which related to the cost incurred by clinic. The decline in cost of healthcare services was attributed to the strategic decision to suspend clinic services in the second quarter of 2023.

Research and development expenses

The following table sets forth a summary of our research and development expenses for the years ended December 31, 2024, and 2023. In the fourth quarter of fiscal 2024 we determined that searching for other business combination opportunities could maximize shareholder value, and R&D focused on non-lead products remain suspended.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Research and Development Expenses:
Contracted research organizations services	$166,972	$1,387,534
Sponsored research	39,972	17,149
Amortization and depreciation	251,567	1,071,455
Consultation	44,872	1,207,188
Loss on impairments of an intangible asset	128,128	519,497
Impairment of properties, plant and equipment	1,421,782	-
Payroll expenses	-	363,139
Other R&D expenses	141,868	632,367
Total Research and Development Expenses	$2,195,161	$5,198,329

General and administrative fees

The following table sets forth a summary of our general and administrative expenses for the years ended December 31, 2024, and 2023. The decrease in general and administrative fees was primarily attributable to the streamlining of our operations to focus on preparation for the Yoov Merger, which has since been abandoned.

	Year Ended December 31, 2024	Year Ended December 31, 2023
General and Administrative Fees:
Payroll expenses	$208,348	$893,437
Rent and rates	97,253	213,701
Travelling expenses	205	59,874
Amortization and depreciation	3,480	53,799
Insurance	335,616	474,746
Advertising and marketing expenses	-	48,982
Write-off of prepayment and other receivables	9,782	-
Other expenses	14,802	186,098
Total General and Administrative Fees	$669,486	$1,930,637

Legal and professional fees

For the years ended December 31, 2024, and 2023, the legal and professional fees were $803,285 and $2,538,161, respectively. The decrease in legal and professional fees was primarily attributed to the lack of non-routine activities that were present in the same period last year, such as the implementation of reverse stock split, and amendments to the memorandum and articles of association. The absence of such non-routine exercises in the current period has resulted in a decrease in legal and professional fees.

Other operating expenses

For the years ended December 31, 2024, and 2023, the other operating expenses was $272,609 and $1,067,690, respectively. The decrease in other operating expenses was primarily due to the decrease in impairment loss of long-lived assets since the majority of long-lived assets were impaired in prior year and no such large impairment in current year.

Other (expense) income, net

For the years ended December 31, 2024, and 2023, the other expense, net, was $217,196 and other income, net, was $6,383,276, respectively. The changes from other income in 2023 to other expense in 2024 was mainly due to there was a one-off unrealized gain from fair value change of the long-term investments, amounted to $6.4 million in prior year, which there are no such gain in current year.

Net loss attributable to the Company

For the years ended December 31, 2024, and 2023, net loss attributable to the Company (excluding net loss attributable to non-controlling interests) was $4,267,806 and $2,824,647, respectively.

For the Years ended December 31, 2023, and 2022

During the second quarter of 2023, the Company made a decision to streamline its operations by terminating clinic services and suspending non-lead R&D projects. This measure is aimed at optimizing the allocation of our resources and focusing our efforts on advancing our lead projects, which hold the most promise for commercial success and beneficial impact. This decision aligns with our commitment to enhance shareholder value and effectively drive our core objectives forward in the competitive landscape.

The following table summarizes our results of operations for the years ended December 31, 2023, and 2022.

	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenue
Healthcare services income	$431,378	$1,295,889

Operating expenses
Cost of healthcare services	(420,812)	(1,215,824)
Research and development expenses	(5,198,329)	(9,219,595)
General and administrative fees	(1,930,637)	(5,220,405)
Legal and professional fees	(2,538,161)	(2,888,140)
Other operating expenses	(1,067,690)	(261,038)
Total expenses	(11,155,629)	(18,805,002)

Other income, net
Loss on investments in marketable securities, net	(9,266)	(134,134)
Unrealized gain from fair value change of the long-term investments, net	6,431,088	6,108,872
Impairment loss of long-term investment	(77,200)	(520,821)
Interest (expense) income, net	(121,145)	146,588
Government subsidies	123,015	335,499
Sundry income	36,784	48,007
Total other income, net	6,383,276	5,984,011

Net loss	(4,340,975)	(11,525,102)

Revenue

Healthcare services income was $431,378 and $1,295,889 for the years ended December 31, 2023, and 2022, which related to the service income derived from clinic. The decline in healthcare services income was attributed primarily to the decision to terminate clinic services in the second quarter of 2023. This was done to reallocate resources towards the development of the Company’s leading projects.

Cost of healthcare services

Cost of healthcare services was $420,812 and $1,215,824 for the years ended December 31, 2023, and 2022, which related to the cost incurred by clinic. The decline in cost of healthcare services was aligned with the decline in revenue when compared to last period.

Research and development expenses

The following table sets forth a summary of our research and development expenses for the years ended December 31, 2023, and 2022. As a consequence of exclusive emphasis on its lead projects and suspension of non-lead projects, there was a notable decrease in the utilization of external consultants and full impairment of patents related to these non-lead projects. Moreover, the payroll expenses for research and development staff decreased as a result of the reversal of deferred cash bonus payables to employees and consultants, and reduction of employees during current period. The reversal was due to the Group’s agreements with employees and consultants to discharge the Group’s obligation to settle their outstanding deferred cash bonus payables from previous years in exchange of fully vested ordinary shares.

	Year Ended December 31, 2023	Year Ended December 31, 2022
Research and Development Expenses:
Payroll expenses	$363,139	$1,305,363
Contracted research organizations services	1,387,534	1,709,927
Sponsored research	17,149	17,061
Amortization and depreciation	1,071,455	1,064,012
Consultation	1,207,188	4,423,963
Loss on disposal and impairments of an intangible asset	519,497	205,189
Other R&D expenses	632,367	494,080
Total Research and Development Expenses	$5,198,329	$9,219,595

General and administrative fees

The following table sets forth a summary of our general and administrative expenses for the years ended December 31, 2023, and 2022. The decrease in general and administrative fees was primary due to the reversal of deferred cash bonus payables to employees and reduction of employees during current period. The reversal was due to the Group’s agreements with employees to discharge the Group’s obligation to settle their outstanding deferred cash bonus payables from previous years in exchange of fully vested ordinary shares.

	Year Ended December 31, 2023	Year Ended December 31, 2022
General and Administrative Fees:
Payroll expenses	$893,437	$3,793,367
Rent and rates	213,701	265,558
Travelling expenses	59,874	158,357
Amortization and depreciation	53,799	143,498
Insurance	474,746	546,675
Advertising and marketing expenses	48,982	98,082
Other expenses	186,098	214,868
Total General and Administrative Fees	$1,930,637	$5,220,405

Legal and professional fees

For the years ended December 31, 2023, and 2022, the legal and professional fees were $2,538,161 and $2,888,140, respectively. The decrease in legal and professional fees was mainly due to less consulting services engaged during 2023 as a consequence of exclusive emphasis on its lead projects and suspension of non-lead projects.

Other operating expenses

For the years ended December 31, 2023, and 2022, the other operating expenses was $1,067,690 and $261,038, respectively. The increase in other operating expenses was primarily due to impairment losses of long-lived assets during current period, such as right-of-use assets, which resulted from the decision to terminate clinic services in the second quarter of 2023, and allowance of credit losses for amount due from related parties, which results from the decision to suspend non-lead projects owned by the related party.

Other income, net

For the years ended December 31, 2023, and 2022, the other income, net was $6,383,276 and $5,984,011, respectively. The increase in other income, net was mainly due to the increase in unrealized gain from fair value change of the long-term investments, net.

Net loss attributable to Aptorum Group Limited

For the years ended December 31, 2023, and 2022, net loss attributable to Aptorum Group Limited (excluding net loss attributable to non-controlling interests) was $2,824,647 and $9,799,560, respectively.

B. Liquidity and capital resources

The Group reported a net loss of $4,157,737 and net operating cash outflow of $1,189,734 for the year ended December 31, 2024. In addition, the Group had an accumulated deficit of $72,429,528 as of December 31, 2024. On January 2, 2025, the Group entered into a certain securities purchase agreement with certain non-affiliated institutional investors pursuant to which the Group sold 1,535,000 Class A Ordinary Shares of the Group, par value $0.00001 per share at a per share price of $2.00 in a registered direct offering, for gross proceeds of $3,070,000. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to generate significant revenues from its product candidates currently in development, the Group may not be able to achieve profitability. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

If the Group is unable to generate sufficient funds to finance the working capital requirements of the Group within the normal operating cycle of a twelve-month period from the date of these consolidated financial statements are issued, the Group may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financing from banks and other financial institutions or private lender; and

●	equity financing.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Condensed Summary of Cash Flows for the Years Ended December 31, 2024, and 2023

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net cash used in operating activities	$(1,189,734)	$(7,724,364)
Net cash provided by investing activities	58,621	624,767
Net cash provided by financing activities	-	4,092,068
Net decrease in cash and cash equivalents	(1,131,113)	(3,007,529)

Operating activities

Net cash used in operating activities amounted to $1.2 million and $7.7 million for the years ended December 31, 2024, and 2023. The net cash used in operating activities declined due to the implementation of stringent budgetary control measures, as a result of the Company’s exclusive emphasis on the previously anticipated Merger.

Investing activities

Net cash used in investing activities amounted to $0.1 million and $0.6 million for the years ended December 31, 2024, and 2023. The decrease in net cash provided by investing activities was due to the decrease in cash received from related parties for loan repayment by $0.6 million.

Financing activities

Net cash provided by financing activities amounted to $nil and $4.1 million for the year ended December 31, 2024, and 2023. The decrease in net cash inflow from financing activities is attributed to the absence of financing activities during the period, as the Company was solely focused on the previously anticipated Merger.

Condensed Summary of Cash Flows for the Years Ended December 31, 2023 and 2022

	Year Ended December 31, 2023	Year Ended December 31, 2022
Net cash used in operating activities	$(7,724,364)	$(12,318,965)
Net cash provided by investing activities	624,767	2,444,896
Net cash provided by financing activities	4,092,068	6,625,462
Net decrease in cash and cash equivalents and restricted cash	(3,007,529)	(3,248,607)

Operating activities

Net cash used in operating activities amounted to $7.7 million and $12.3 million for the years ended December 31, 2023, and 2022. The net cash used in operating activities declined due to the implementation of stringent budgetary control measures, as a result of the Company’s exclusive emphasis on its lead projects.

Investing activities

Net cash provided by investing activities amounted to $0.6 million and $2.4 million for the years ended December 31, 2023 and 2022. The decrease in net cash provided by investing activities was due to the decrease in net cash repayment from loan to related parties by $2.1 million, which was partially mitigated by a $0.2 million decrease in capital expenditures.

Financing activities

Net cash provided by financing activities amounted to $4.1 million and $6.6 million for the year ended December 31, 2023 and 2022. The decrease in net cash inflow from financing activities was primarily a result of the repayment of a bank loan in the amount of $3.0 million and decrease in loan from bank of $3.0 million, partially mitigated by a $2.0 million increase in loan from a related party, and a $1.6 million increase in proceeds from issuance of Class A Ordinary Shares.

CAPITAL EXPENDITURES

Our capital expenditures were $nil, $3,000 and $0.2 million for the years ended December 31, 2024, 2023 and 2022, respectively. These capital expenditures were incurred primarily for investments in facilities, leasehold improvements, equipment and technology.

COMMITMENTS

The following table sets forth our contractual obligations as of December 31, 2024.

	Payment Due by Period
	Total	less than one year	One to three years	Three to five years
	US$	US$	US$	US$
Operating lease commitments	122,114	97,541	24,573	-
Debt obligations	3,360,000	3,360,000	-	-
Total	3,482,114	3,457,541	24,573	-

Operating lease commitments

We have an operating lease for laboratory as of December 31, 2024. Operating lease commitments reflect our obligation to make payments under these operating leases.

Debt obligations

Debt obligations reflect outstanding principal and accrued interest payable to Jurchen Investment Corporation, the largest shareholder of the Company, pursuant to a convertible note arrangement. This instrument features a conversion option at a price of $2.42 per share into the Company’s Class A Ordinary Shares. It carries a two-year maturity from the date of issuance and bears an annual interest rate of 6%.

The Group can access up to a total $12 million under a line of credit offered by Aeneas Group Limited. The line of credit was originally mature on August 12, 2022. The Group and Aeneas Group Limited have mutually agreed to extend the line of credit arrangement further 3 years to August 12, 2025. The interest on the outstanding principal indebtedness is at the rate of 8% per annum. The Group may early repay, in whole or in part, the principal indebtedness and all interest accrued at any time prior to the maturity date without the prior written consent of the lender and without payment of any premium or penalty.

CONTINGENT PAYMENT OBLIGATIONS

As of December 31, 2024, the Group does not have any non-cancellable purchase commitments.

The Group has contingency payment obligations under each of the license agreements, such as milestone payments, royalties, research and development funding, if certain condition or milestone is met.

Milestone payments are due upon achievements of specific conditions, such as Investigational New Drugs (“IND”) filing or U.S. Food and Drug Administration (“FDA”) approval, first commercial sale of the licensed products, or other achievements. The aggregate amounts of the contingent milestone payments that the Group is required to pay up to different achievements of conditions and milestones under all license agreements in effect as of December 31, 2024, are below:

Amount
Drug molecules: up to the conditions and milestones of
Preclinical to IND filing	$30,000
From entering phase 1 to before first commercial sale	2,120,000
First commercial sale	1,600,000
Net sales amount more than certain threshold in a year	14,000,000
Subtotal	$17,750,000

Diagnostics technology: up to the conditions and milestones of
Before FDA approval	$146,417
$17,896,417

For the years ended December 31, 2024, 2023 and 2022, the Group incurred $61,123, $50,000 and $nil milestone payments under license agreements, respectively. For the years ended December 31, 2024, 2023 and 2022, the Group did not incur any royalties or research and development funding, respectively.

C. Research and Development, Patents and Licenses, etc.

As of the date hereof, the Company has 2 exclusively licensed technologies in the area of infectious diseases, and diagnostics. In addition, the Company is actively developing 1 proprietary technology.

For the years ended December 31, 2024, 2023, and 2022, the Group incurred $2,195,161, $5,198,329, and $9,219,595, respectively, on research and development expenses.

D. Trend Information

Other than as disclosed elsewhere herein, we are not aware of any material recent trends in production, sales and inventory, the state of the order book and costs and selling prices since our last fiscal year. We are also unaware of any known trends, uncertainties, demands, commitments or events for the year ended December 31, 2024, that are reasonably likely to have a material adverse effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial conditions.

E. Critical Accounting Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the assets or liabilities in the future.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. The management determines there are no critical accounting estimates.

COMPANY’S BUSINESS

History and Development of the Company

Aptorum was incorporated under the laws of the Cayman Islands on September 13, 2010. As of the date hereof, our authorized share capital is $100,000,000.00 divided into 9,999,996,000,000 Class A Ordinary Shares with a nominal or par value of $0.00001 each and 4,000,000 Class B Ordinary Shares with a nominal or par value of $0.00001 each.

The Company now focuses all of its efforts on R&D and therefore no longer performs any therapeutic services. While the Company may commence therapeutic services in the future, as of December 31, 2024 and the date hereof, it only operates in one segment.

Aptorum is not a Chinese operating company. Aptorum is a Cayman Islands holding company with operations conducted through our subsidiaries and the variable interest entity (VIE). We have determined that we have one VIE: Libra, according to the U.S. GAAP. In accordance with ASC 810, we concluded that we are not the primary beneficiary of Libra and therefore we do not consolidate its financial statements into ours. Previously, we determined that we were the primary beneficiary of another VIE, Mios Pharmaceuticals Limited; however, Mios was dissolved in 31 October 2024 and therefore we no longer maintain any ownership over such entity. Our corporate structure is based on the equity ownership and control we have over our subsidiaries. Our corporate structure was not set up to be used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. Foreign investment can be made directly into the VIE, however, your investments into Aptorum are made into the Cayman Islands holding company, not our VIE, and you may never own any equity into the VIE or any other subsidiary.

We are a clinical stage biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutic assets to treat diseases with unmet medical needs, particularly in oncology (including orphan oncology indications) and infectious diseases.

The Company now focuses all of its efforts on R&D and therefore no longer performs any therapeutic services. While the Company may commence therapeutic services in the future, as of December 31, 2024 and the date hereof, it only operates in one segment.

Our goal is to develop a broad range of novel and repurposed therapeutics and diagnostics technology across a wide range of disease/therapeutic areas. Key components of our strategy for achieving this goal include: (for details of our strategy, See “Business Overview — Our Strategy”)

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas;

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs;

●	Collaborating with leading academic institutions and CROs;

●	Expanding our in-house pharmaceutical development center;

●	Leveraging our management’s expertise, experience and commercial networks;

●	Obtaining and leveraging government grants to fund project development.

We have devoted a substantial portion of the proceeds from our offerings, to our Lead Projects. Our Lead Projects are ALS-4 and SACT-1. In March 2023, we announced that we completed the Pre-IND discussions with the US FDA on ALS-4. In March 2023, we also announced the completion of the End of Phase 1 (EOP1) meeting of SACT-1 with the US FDA. The FDA generally agreed with the chemistry-manufacturing-control (CMC) strategy and our proposed clinical development plan for SACT-1 Phase 1/2 trials. The timing and scope of advancing both ALS-4 Phase 2 clinical trials and SACT-1 Phase 1/2 trials will be contingent upon securing appropriate collaborative partnerships and adequate funding resources. The Company is actively seeking strategic collaborators who can provide both financial support and clinical expertise to advance these promising therapeutic programs.

During the second quarter of 2023, the Company made a decision to streamline its operations by terminating clinic services and suspending non-lead R&D projects. This measure is aimed at optimizing the allocation of our resources and focusing our efforts on advancing our lead projects, which hold the most promise for commercial success and beneficial impact. This decision aligns with our commitment to enhance shareholder value and effectively drive our core objectives forward in the competitive landscape.

Prior to March 2017, the Company had pursued passive healthcare related investments in early-stage companies primarily in the United States. However, we have since ceased pursuing further passive investment operations and intend to exit all such portfolio investments over an appropriate timeframe to focus resources on our current business.

Lead Projects

We are operating and managing the development of our drug candidates through various subsidiaries. Each candidate is being researched in a subsidiary with a medical/scientific area of focus related to the drug candidate in development. We refer to these as our “Project Companies” and their products or areas of focus as our Lead Projects (i.e., ALS-4 and SACT-1). The selection of a drug candidate is based on our estimate of the market potential for that candidate, the scientific expertise required to develop it, and our overall corporate strategy, including our ability to commit personnel and future investment to that candidate.

To pursue a number of our current projects, our Project Companies have entered into standard license agreements with various universities and licensing entities customized to the nature of each project. These license agreements largely contain the same terms, as is typically seen in license agreements for an early-stage life science invention; such terms include a worldwide license with licensed field comprising indications in the intended treatment areas, having upfront payments, certain royalty rates, sublicensing royalties, as well as provisions for payments upon occurrence of development and/or regulatory milestones. Under the license agreements, the Project Company must also adhere to certain diligence obligations (which may include specific diligence) and the types of activities or achievements that will satisfy those diligence obligations. Additionally, our Project Company may or may not be required to obtain prior consent from the licensor to sublicense the invention. The license terms of our Lead Projects are discussed in detail below.

Generally speaking, pharmaceutical development consists of preclinical and clinical phases. The preclinical phase can further sub-divided into the following stages:

●	Target Identification & Selection: The target is the naturally existing cellular or modular structure that appears to have an important role in a particular disease pathway and will be targeted by the drug that will subsequently be developed. Target validation techniques for different disease areas can be very different but typically include from in vitro and in silico methods through to the use of whole animal models.

●	Lead Discovery: Following “Target Identification & Selection,” compound screening assays are developed as part of the Lead Discovery. ‘Lead’ molecules can mean slightly different things to different researchers or companies, but in this document, we refer to Lead Discovery as the process of identifying one or more small molecules with the desired activity against the identified targets. Leads can be identified through one or more approaches, which can depend on the target and what, if any, previous knowledge exists.

●	Lead Optimization: In this stage of the drug discovery process, the aim is to produce a preclinical drug candidate by maintaining the desired and favorable properties in the lead compounds, while repairing or reducing deficiencies in their structures. For example, to optimize the chemical structures to improve, among others, efficacy, reduce toxicity, improve metabolism, absorption and pharmacokinetic properties.

●	CTA-Enabling Studies: Includes all the essential studies such as GLP toxicology studies, pharmacology and efficacy, pharmacokinetics, in vitro metabolism, CMC studies, and the data of which are used for CTA submission.

●	IND-Enabling Studies: Includes all the essential studies such as GLP toxicology studies, pharmacology and efficacy, pharmacokinetics, in vitro metabolism, CMC studies, and the data of which are used for IND submission.

●	In vitro validation: At this stage, the efficacy and safety of a drug candidate are assessed at cellular levels.

●	In vivo validation: At this stage, the efficacy, safety and pharmacokinetic of a drug candidate are assessed in animal models.

●	IND Preparation and Submission: Preparation of a package of documents for different sections such as CMC, clinical, nonclinical, etc. and getting them reviewed, approved and final checked and followed by submission to regulatory agencies.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. Phase 1 includes the initial introduction of an investigational new drug into humans. These studies are closely monitored and may be conducted in patients but are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. Phase 1 studies also evaluate drug metabolism, structure-activity relationships, and the mechanism of action in humans. These studies also determine which investigational drugs are used as research tools to explore biological phenomena or disease processes. The total number of subjects included in Phase 1 studies varies with the drug, but is generally in the range of twenty to eighty.

●	Phase 2. Phase 2 includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people.

●	Phase 3. Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug. Phase 3 studies are designed to provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually include several hundred to several thousand people. Even if we conclude that the product is safe, the applicable regulator, such as the FDA, may not accept our data; final safety and efficacy are determined by the FDA or an applicable foreign regulator as part of their approval process for the product.

Our non-therapeutics projects can be sub-divided into the following stages:

●	Development and Experimentation: Early development work for proof-of-concept.

●	Product Optimization: The practice of making changes or adjustments to a product to make it more desirable.

●	Clinical Validation: Confirming the performance of a technology using clinical/patient samples.

●	Pre-commercialization preparation: The logistics that need to be accomplished before commercialization.

●	Formulation: Preparation of a marketed dosage form from active ingredients and excipients/additives.

●	Commercialization: The process of introducing a new product or production method into commerce — making it available on the market.

ALS-4: Small molecule for the treatment of bacterial infections caused by Staphylococcus aureus including but not limited to Methicillin-resistant Staphylococcus aureus (“MRSA”)

Just as certain strains of viruses, such as human immunodeficiency virus (“HIV”) and influenza have developed resistance to drugs developed to treat them, certain bacteria such as Staphylococcus aureus, Mycobacterium tuberculosis and Pseudomonas aeruginosa have become “superbugs”, having developed resistance to many, if not all, of the existing drugs available to treat them, rendering those treatments ineffective in many instances. MRSA is one such bacterium, a gram-positive bacterium that is genetically different from other strains of Staphylococcus aureus. Staphylococcus aureus and MRSA can cause a variety of problems ranging from skin infections and sepsis to pneumonia and bloodstream infections. It is estimated that about one out of every three people (33%) carry Staphylococcus aureus in their nose, usually without any illness; about two in a hundred (2%) carry MRSA (source: https://www.cdc.gov/mrsa/tracking/index.html). Both adults and children may carry MRSA.

Most MRSA infections occur in people who have been in hospital or other health care settings, such as nursing homes and dialysis centers (source: https://www.mayoclinic.org/diseases-conditions/mrsa/symptoms-causes/syc-20375336), which is known as Healthcare-Associated MRSA (“HA-MRSA”). HA-MRSA infections are typically associated with invasive procedures or devices, such as surgeries, intravenous tubing or artificial joints. Another type of MRSA infection, known as Community-Associated MRSA (“CA-MRSA”), has occurred in wider community among healthy people. It often begins as a painful skin boil and spreads by skin-to-skin contact. About 85% of serious, invasive MRSA infections are healthcare associated infections (https://www.cdc.gov/media/pressrel/2007/r071016.htm). The incidence of CA-MRSA varies according to population and geographic location. In the U.S., more than 94,000 people develop serious MRSA infection and about 19,000 patients die asva result each year (https://www.cdc.gov/media/pressrel/2007/r071016.htm). According to the US Centers for Disease Control and Prevention (“CDC”), Staphylococcus aureus, including MRSA, caused about 11% of healthcare-associated infections in 2011 (source: http://www.healthcommunities.com/mrsa-infection/incidence.shtml). Each year in the U.S., around one out of every twenty-five hospitalized patients contracts at least one infection in the hospital (N Engl J Med. 2014, 27;370(13):1198-208). In the U.S., there were over 80,000 invasive MRSA infections and 11,285 related deaths in 2011 (source: https://edition.cnn.com/2013/06/28/us/mrsa-fast-facts/index.html). Indeed, severe MRSA infections most commonly occur during or soon after inpatient medical care. More than 290,000 hospitalized patients are infected with Staphylococcus aureus and of these staphylococcal infections, approximately 126,000 are related to MRSA (source: http://www.healthcommunities.com/mrsa-infection/incidence.shtml).

ALS-4 is a small drug molecule which appears to target the products produced by bacterial genes that facilitate the successful colonization and survival of the bacterium in the body or that cause damage to the body’s systems. These products of bacterial genes are referred to as “virulence expression.” Targeting bacterial virulence is an alternative approach to antimicrobial therapy that offers promising opportunities to overcome the emergence and increasing prevalence of antibiotic-resistant bacteria.

Professor Richard Kao from The University of Hong Kong (who is also the Founder and Principal Investigator of Acticule and Inventor of ALS-1, ALS-2, ALS-3 and ALS-4) initiated a high throughput approach for screening compounds which are active against virulence expression, which resulted in the discovery of ALS-1, ALS-2, ALS-3 and ALS-4.

ALS-4 targets an enzyme essential for Staphylococcus aureus (including MRSA) survival in vivo. This enzyme is involved in the production of Staphyloxanthin, a carotenoid pigment produced by Staphylococcus aureus including MRSA, and is responsible for the characteristic golden color. This pigment has proven to be an important factor in promoting bacterial invasion as well as rendering the bacteria resistant to attack from reactive oxygen species (ROS) and neutrophils. In other words, pigmented bacteria have increased resistance to the host’s immune defenses. ALS-4 may have particular value if it can be shown to be an effective therapy in situations where a Staphylococcus aureus infection is resistant to available antibiotics (i.e., where the pathogen is MRSA).

In a study by the inventor, Prof. Richard Kao, ALS-4 demonstrates potent activity against Staphylococcus aureus pigment formation in vitro, as indicated in Figure 1, with an IC50 (IC50 is defined as the concentration of a drug which inhibits half of the maximal response of a biochemical process. In this case, inhibition of the formation of the golden pigment is the response) equal to 20 nM.

Figure 1

Figure 1: In vitro pigment inhibition by compound ALS-4: Inhibition of staphyloxathin (the golden pigment in S. Aureus) in the presence of increasing concentrations of ALS-4

Efficacy of ALS-4 in a MRSA Wound Infection Mouse Model

A study conducted by a third-party contract research organization, assessed ALS-4’s effect in the healing of open wounds infected with MRSA in a mouse model. The study utilized 5 mice per treatment group to evaluate therapeutic efficacy. Compared with topical dosing of 2% Mupirocin and oral dosing of Linezolid at 100mg/kg twice a day, oral dosing of ALS-4 at 30mg/kg twice a day showed statistically significant improvement in wound healing. Specifically, at the end of the study on Day 7, ALS-4 exhibited 63.8% of wound closure compared with 48.4% for oral Linezolid and 43.2% for topical Mupirocin 2%. The results are further illustrated in the graph below. (Figure 2)

During the study period, body weight monitoring was conducted as a safety parameter. No significant adverse effects or safety concerns were observed in the ALS-4 treatment group. This study was designed as a proof-of-concept efficacy evaluation, with comprehensive toxicology assessments subsequently completed during the IND-enabling studies phase.

Figure 2

*	Unpaired student’s t-test, p<0.05

Figure 2: Result of study on ALS-4’s effect in the healing of open wounds infected with MRSA in a mouse model

Efficacy of ALS-4 in a Bacteraemia Mouse Model

In a further round of in vivo studies, conducted by a third-party contract research organization, in a non-lethal MRSA bacteraemia mouse model, the mice were orally administered with different doses of ALS-4 from 0.3 to 30mg/kg twice a day for 7 days, compared to those who received vancomycin only group (3mg/kg of vancomycin administered intravenously) and a no treatment control group.

At the conclusion of the study on Day 7, ALS-4 brought a statistically significant reduction in bacterial counts in major organs such as the kidneys, lungs, liver and spleen compared with the no drug control and vancomycin only groups (unpaired student’s t-test, p<0.05). This is in addition to the previous in vivo results announced in February 2020.

Body weight monitoring and histopathological evaluation of major organs were conducted as preliminary safety indicators. According to the histopathology evaluation conducted by the contract research organization, no significant differences in severity of lesions in lungs were observed in ALS-4 and vancomycin groups compared to vehicle group (p > 0.05 by unpaired Student’s t-test). Similarly, there was no statistical difference in severity of lesions between test articles and non-infected groups or between test articles and vehicle groups (p > 0.05 by unpaired Student’s t-test) in kidney assessments. These studies were designed to establish proof-of-concept and generate efficacy data, with comprehensive toxicology assessments subsequently completed during the IND-enabling studies phase.

ALS-4 demonstrated on a statistically significant basis better survival rates (56% vs 0% control group) in the lethal MRSA bacteraemia rat model (Figure 3a) and higher reduction of bacterial load (by 99.5% against the control group) in the non-lethal MRSA bacteraemia rat model (Figure 3b).

Figure 3a

Figure 3a: Oral Formulation of ALS-4 in an MRSA Survival Study

Figure 3b

Figure 3b: Oral Formulation of ALS-4 in a Non-Lethal Bacteremia Model

CFU = Colony Forming Unit, a unit used to estimate the number of viable bacteria in a sample

A Clinical Trial Application (“CTA”) was submitted with the Public Health Agency of Canada (Health Canada) to conduct a Phase 1 clinical trial of ALS-4, an orally administered small molecule drug for the treatment of infections caused by Staphylococcus aureus including Methicillin-resistant Staphylococcus aureus (MRSA) in Q4 2020. ALS-4 received clearance from Health Canada regarding the CTA to initiate a Phase 1 clinical study in January 2021. In March 2021, we announced dosing the first human subject in its Phase 1 clinical trial evaluating ALS-4. In January 2022, we further announced the completion of our Phase I clinical trial for ALS-4. The first-in-human Phase 1 trial was a randomized, double-blinded, placebo-controlled, single and multiple ascending dose study designed to evaluate safety, tolerability, and pharmacokinetics of orally administered ALS-4 in healthy male and female adult volunteers. The single-ascending dose studies (SAD) and multiple-ascending dose studies (MAD) have been completed for a total of 72 healthy subjects and no subjects were dropped from the studies. There were no serious adverse events observed and no relevant clinical changes in respect of vital signs. In March 2023, we announced the completion of the Pre-IND discussions with the US FDA. The Pre-IND discussions focused on overall development plan in preparation for the IND application of ALS-4 targeting Acute Bacterial Skin and Skin Structure Infections (ABSSSI) initially.

With the positive feedback on the overall development strategy from the US FDA, we are proceeding towards the IND submission of ALS-4 seeking to initiate a Phase 2 clinical study to assess the efficacy of ALS-4 in patients. The timing and scope of advancing ALS-4 Phase 2 clinical trials will be contingent upon securing appropriate collaborative partnerships and adequate funding resources. The Company is actively seeking strategic collaborators who can provide both financial support and clinical expertise to advance these Phase 2 clinical trials.

Patent License

On October 18, 2017, the Company’s subsidiary, Acticule, entered into an exclusive license agreement with Versitech Limited, the licensing entity of HKU, for ALS-4. Subsequently on June 7, 2018, the parties entered into a first amendment to the exclusive license agreement, and on July 10, 2019, the parties entered into a second amendment to the license agreement.

On January 11, 2019, Acticule and Versitech Limited entered into a second license agreement for ALS-4, where Acticule exclusively licensed the intellectual property rights on certain HKU-owned improvements to the original licensed invention.

Under the exclusive license agreements, we were granted an exclusive, royalty-bearing, sublicensable licenses to develop, make, have made, use, sell, offer for sale and import products that are covered by the licensed patents (as described below). The territory of the licenses is worldwide and the field of the licenses is for treatment or prevention of bacterial infections caused by Staphylococcus aureus including MRSA and bacterial virulence.

We paid an upfront fee upon entering into the license agreements. We are required to pay less than 10% of the net sales of the licensed products sold by us or our affiliates as royalties, as well as a low teens percentage of sublicense royalties that we receive from our sublicensees, if any. In addition, we agreed to pay to the licensor aggregate regulatory milestones of up to US$1 million subject to the following achievements: submission of investigational new drug application; completion of phase 1, 2 and 3 clinical trials; and submission of new drug application; grant of regulatory approval. We also agreed to pay to the licensor aggregate sales milestones of up to US$7.8 million subject to the following achievement: first commercial sale; and annual net sales exceeding US$100 million in one jurisdiction.

Pursuant to the license agreements, Acticule became the exclusive licensee of 2 pending U.S. non-provisional patent applications and 2 PCT applications (now expired). Prior to the expiration of the PCT applications, we filed national phase applications in member states of the EPO, in PRC and 12 other jurisdictions. The claimed inventions are described as: “Compounds Affecting Pigment Production and Methods for Treatment of Bacterial Diseases.”

Acticule has the right to grant sublicenses to third parties under the license agreements without prior approval from Versitech Limited and to assign the agreements to any successor to the business related to the licenses. In the event that Acticule makes an improvement to the licensed technologies, so long as the improvement does not incorporate any licensed patents, Acticule will be the owner to such improvement, subject to a non-exclusive royalty-free license being granted back to Versitech Limited for academic and research purposes only.

The exclusive license agreements shall be in effect until the expiration of all licensed patents (please refer to the patent expiration dates under “Intellectual Property”). Acticule may terminate the licenses at any time with 6-month written notice in advance. Either party may terminate the agreements upon a material breach by other party.

SACT-1: A Repurposed Drug for the Treatment of Neuroblastoma

Drug repurposing is a strategy for identifying new indications for approved or investigational drugs that are outside the scope of the original medical uses. It is often viewed as a lower-cost method for drug commercialization, as it is based on already-approved drugs (which has been proven to be safe for human use by the respective governing regulatory agency) and explores new target indications. (Ashburn, T. T. & Thor, K. B. Drug repositioning: identifying and developing new uses for existing drugs. Nat. Rev. Drug Discov. 3, 673 – 683, 2004).

One of the advantages of drug repurposing is a lower development risk due to safety and toxicity, as well as other properties related to water solubility, absorption, distribution and metabolism, as the safety and CMC profiles of marketed drugs are usually well-established. Due to the same reason, the development time is also shortened because there is no need to repeat the whole spectrum of the safety assessment. As a result, the drug repurposing approach appears to be attractive due to its superior risk management, smaller capital investment and quicker financial return. (Sudeep Pushpakom, et. al. Drug repurposing: progress, challenges and recommendations. Nat. Rev. Drug Discov. 18, 41-58, 2019)

The cost of bringing a repurposed drug is estimated to be around US$300 million, which is only one-tenth of the development cost for a new drug. (Nosengo, N. Can you teach old drugs new tricks? Nature. 534, 314-316, 2016).

In summary, drug repurposing may offer the following potential advantages:

●	Well-established safety profiles: The development risk for new indications can be substantially reduced by applying existing drugs that are approved or have been shown to be safe in large scale late-stage trials. While safety and efficacy determinations for any new indication are ultimately made by the FDA or alternative foreign regulators through their formal approval processes, existing safety data may provide a foundation for regulatory submissions. Since safety accounts for approximately 30% of drug failures in clinical trials, this represents a potential advantage for repositioned drugs. (The benefits of drug repositioning. (n.d.). Retrieved from https://www.ddw-online.com/the-benefits-of-drug-repositioning-1779-201104/)

●	Time-saving: As repositioned drugs can rely on existing data, including efficacy and toxicity studies, the process is usually faster than de novo development. Developing a new chemical entity (NCE) can take 10 to 17 years, depending on indications. (Roin, B. N. Solving the Problem of New Uses, 2013). For a drug repositioning company, the development process from compound identification to launch can be around 3 to 8 years. (Walker, N. (2017, December 07). Accelerating Drug Development Through Repurposing, Repositioning and Rescue. Retrieved from https://www.pharmoutsourcing.com/Featured-Articles/345076-Accelerating-Drug-Development-Through-Repurposing-Repositioning-and-Rescue/)

●	Cost-saving: Along with time-saving, money-saving is also a key benefit. The cost to relaunch a repositioned drug averages $8.4 million, whereas to relaunch a new formulation of an existing drug in its original indication costs an average $41.3 million. Given that the average cost of launching a new chemical entity (NCE) is more than $1.3 billion, successfully bringing a repositioned drug to market seems to cost approximately 160 times less than the current standard of NCE development. Even if this differential is off by a hundred times or more, from the purely financial perspective, repositioning is in a completely different league of investment needed to create a new drug product in the market. (https://www.ddw-online.com/the-benefits-of-drug-repositioning-1779-201104/)

●	Potential for out-licensing: Pharmaceutical companies are said to be exploring new models to out-license some of their clinical drug candidates that may have been shelved for pure business reasons unrelated to safety or efficacy, even though they have met their endpoints and have proven themselves to be safe. If such drugs were to be repositioned, the pharmaceutical company increases the attractiveness of these drugs and gives itself more options to find interested buyers. (https://www.ddw-online.com/the-benefits-of-drug-repositioning-1779-201104/)

●	Lower failure rate: According to BCC Research, approval rates for repurposed drugs are close to 30%, which is greater than the approval rate for new drug applications. (Front Oncol. 2017; 7: 273)

While drug repurposing presents potential advantages, several important limitations must be considered. There is no guarantee that existing clinical data will be sufficient for regulatory approval of new indications, and the FDA or alternative foreign regulators may require additional trials to demonstrate safety and efficacy for new uses to the satisfaction of regulatory authorities. Even if we conclude that new use is safe, the applicable regulator, such as the FDA, may not accept our data; final safety and efficacy are determined by the FDA or an applicable foreign regulator as part of their approval process for the product. In such cases, development timelines may be extended and costs may increase beyond initial projections, potentially diminishing the anticipated advantages of the repositioning approach. Additionally, there is currently a lack of systematic methodology for identifying optimal repositioning opportunities. While drug repurposing potentially offers certain advantages, it still involves substantial development and regulatory risks, and the potential benefits described above may not be realized in practice.

SACT-1 is the first repurposed drug candidate to be developed under the Smart-ACT® drug discovery platform. SACT-1 is one of the Company’s proprietary technologies. The approved drug, rilpivirine, which we refer to as the “Reference Drug,” was developed for the treatment of HIV/AIDS (human immunodeficiency virus/acquired immunodeficiency syndrome). It works by inhibiting HIV reverse transcriptase, an enzyme that HIV uses to convert its RNA into DNA, which is essential for the virus to replicate and integrate into the host cell’s genome. By using the Smart-ACT® Drug discovery platform, we repurposed the Reference Drug to treat neuroblastoma. Neuroblastoma is a rare form of cancer, and classified as an orphan disease, that forms in certain types of nerve tissue and most frequently in the adrenal glands as well as spine, chest, abdomen or neck, predominantly in children, especially for those aged 5 years and below. For the high-risk group, which is close to 20% (Annu Rev Med. 2015; 66: 49 – 63.) of total new patient population per year, the 5-year survival rate of this condition is around 40-50% as observed by the American Cancer Society (https://www.cancer.org/cancer/neuroblastoma/detection-diagnosis-staging/survival-rates.html). The current high drug treatment cost for high-risk patients can average USD200,000 per regimen (all 6cycles) (https://www.cadth.ca/sites/default/files/pcodr/Reviews2019/10154DinutuximabNeuroblastoma_fnEGR_NO REDACT-ABBREV_Post_26Mar2019_final.pdf). In addition, most pediatric patients often do not tolerate or survive the relevant chemotherapy stage which, subject to further clinical studies, may be positively addressed by the SACT-1 candidate due to the potential synergistic effects when applied with standard chemotherapy.

In our studies, SACT-1 has been shown to be effective against numerous neuroblastoma cell lines, of which 2 are MYCN-amplified cells, which represent the high-risk neuroblastoma patient group. In addition, by using a bliss score as a quantitative measure of the extent of drug interaction, Aptorum Group has seen a high and robust synergism between SACT-1 and traditional chemotherapy in vitro (Figure 4), indicating a potential efficacy enhancement/dose reduction of the chemotherapy.

Figure 4

Figure 4: synergism between SACT-1 and traditional chemotherapy in vitro

In addition, in our study, the maximum tolerable dose of SACT-1 in a rodent model was determined to be higher than 400mg/kg. Compared with the MTD of standard chemotherapy such as paclitaxel (20-30mg/kg) (Clin Cancer Res. 5(11):3632-8) and cisplatin (6mg/kg) (BMC Cancer 17: 684 (2017)). Based on our internal observations of pre-existing information from approved products, (subject to FDA’s approval and on a case-by-case basis, a 505(b)(2) Application can rely in part on existing information from approved products (such as the FDA’s previous findings on safety and efficacy) or products in literature (such as data available). However, typically speaking, the applicant is nonetheless required to carry out a Phase 1 bridging study to compare the Reference Drug and reference the established safety and efficacy information. At 150mg/day, the death rate was 0% in prior clinical studies of the Reference Drug with no dosage related adverse events (Table 1). In addition, the pharmacokinetic profile of the approved product (i.e., Reference Drug) has also been reported (Table 2).

Table 1: Safety Profiles of the Reference Drug in Human Clinical Trials

Table 2: The pharmacokinetic Profile of the Reference Drug in Humans

Positive data from our latest internal in vivo studies show significant activity against neuroblastoma tumor reduction when treated with the compound SACT-1 in combination with standard of care (SOC) chemotherapy. We have developed a pediatric formulation (SACT-1) to better address the needs of neuroblastoma patients who are exclusively children younger than 5. In the Phase 1 study where SACT-1 was compared to Reference drug in healthy volunteers, no serious adverse events (SAEs) were reported. All reported adverse events were Grade 1 (“mild”) with an outcome of “resolved”. No subjects were discontinued from the study due to adverse events. The safety data of the Reference Drug and the Phase 1 data of SACT-1 will be included in the IND submission for the Phase 2 trials, when we are able to submit same.

Separately, we also screened SACT-1 for its in vitro activity against over 300 cancer cell lines and showed positive results in a number of cancer types including in particular colorectal cancer, leukemia and lymphoma, etc.

Similar to our previous findings against neuroblastoma cell lines, SACT-1 exhibits similar anti-tumor efficacy across one or more other major cancer types, including but not limited to colorectal cancer, leukemia and lymphoma cell lines. As a result, in addition to treating neuroblastoma, SACT-1 may have potential applications in the treatment of other cancers. Based on this discovery, we plan to carry out further in vivo studies to study the efficacy of SACT-1 over other types of cancers to maximize the potential of SACT-1. Based on the initial 22 day data of a recent study we conducted in a xenograft mouse model of neuroblastoma, SACT-1 was orally administered daily at 60mg/kg in combination of SOC chemotherapy brought a statistically significant tumor shrinkage (unpaired student’s t-test, p<0.01) from Day 15 to Day 22, compared to the control group which received SOC only. The combination reduced the tumor size by up to 54.2% in the first 22 days compared with the control (SOC only). SACT-1 appears to be effective in accelerating the effect of the SOC in early time points (from Day 1 – 7 vs control). This further supports our earlier in vitro observation that SACT-1 promotes tumor DNA damage and tumor cell death.

Figure 5

Figure 5: 22 days data of in vivo studies in a xenograft mouse model of neuroblastoma

**	Unpaired student’s t-test, p<0.01, n=8 (based on initial 22 days period)

In September 2021, we announced that we received clearance from the US FDA regarding the IND application to initiate clinical trials of SACT-1. In January 2022, we further announced that the completion of our Phase I clinical trial for assessing relative bioavailability and food effect of SACT-1, and no serious adverse events were observed. SACT-1’s Phase 1 clinical trial is an Open-label Randomized, Single Cross Over Bioavailability and Food Effect Study of SACT-1 in healthy adult volunteers. In additions, the US FDA has granted Orphan Drug Designation to SACT-1 in January 2022. In March 2023, we further announced the completion of the End of Phase 1 (EOP1) meeting with the US FDA on SACT-1. The EOP1 meeting was focused on gaining alignment with the US FDA regarding the clinical and regulatory pathway for SACT-1 for the treatment of neuroblastoma in pediatric patients aged 2-18. The FDA generally agreed with the chemistry-manufacturing-control (CMC) strategy and our proposed clinical development plan for Phase 1/2 trials.

Patent License

In January 2022, the US Patent and Trademark Office granted the first patent regarding Aptorum’s SACT-1 (through Aptorum’s subsidiary) repurposed drug for the treatment of various cancers including but not limited to neuroblastoma (US Patent 11,166,952 B2). Another US patent (US Patent 11,571,422) was granted in February 2023, and altogether the SACT-1 patent portfolio has Nine (9) active national phase patent applications all over the world.

Statistical Significance

The term statistical significance is to define the probability that a measured difference between two groups (e.g. two treatment groups, treatment versus control groups) is the result of a real difference in the tested variations and not the result of chance. It means that the result of a test does not appear randomly or by chance, but because of a specific change that is tested, so it can be attributed to a specific cause.

The confidence level indicates to what percentage the test results will not commit a type 1 error, the false positive. A false positive occurs when a change in the result is due to randomness (or other noise) and not the change in variations. At a 95% confidence level (p = 0.05), there is a 5% chance that the test results are due to a type 1 error. 95% has become the standard and usually be the minimum confidence level for the tests. To make the test more stringent, a 99% confidence level (p = 0.01) is also commonly employed, which means that there is a 1% chance that the test results are due to a type 1 error.

In other words, a p value represents the confidence level. For example, if the p-value for a test is < 0.05, it means that there is less than 5% chance the difference between two groups is due to random error or by chance. If the p-value is < 0.01, it means that there is less than 1% chance the difference between two groups is due to random error or by chance.

We employed statistical testing to compare different treatment groups in animal studies simply for proof of concept and to aid internal decision making for further development. We do not intend to use this standard for any regulatory submission. The US FDA or other regulatory agencies may not necessarily employ the same statistical standard to assess the efficacy in clinical trials, the results of which would be submitted for regulatory approval. Although a p-value of 0.05 has become the standard, the US FDA or other regulatory agencies may also individualize their efficacy standard for different clinical programs based on the indications, the purpose of a clinical trial, among others.

FDA Application Status

As of the date hereof, we received CTA and IND approvals for ALS-4 and SACT-1 from Health Canada and US FDA to initiate human clinical trial. We have not submitted other applications for IND to the FDA or other regulatory agencies.

Competition

Our industry is highly competitive and subject to rapid and significant change. While we believe that our development and commercialization experience, scientific knowledge and industry relationships provide us with competitive advantages, we face competition from pharmaceutical and biotechnology companies, including specialty pharmaceutical companies, and generic drug companies, academic institutions, government agencies and research institutions.

There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of drugs for the diagnosis and treatment of diseases for which we are developing products or technology. Moreover, a number of additional drugs are currently in clinical trials and may become competitors if and when they receive regulatory approval.

Many of our competitors have longer operating histories, better name recognition, stronger management capabilities, better supplier relationships, a larger technical staff and sales force and greater financial, technical or marketing resources than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop or market products or other novel therapies that are more effective, safer or less costly than our current drug candidates, or any future drug candidates we may develop, or obtain regulatory approval for their products more rapidly than we may obtain approval for our current drug candidates or any such future drug candidates. Our success will be based in part on our ability to identify, develop and manage a portfolio of drug candidates that are safer and more effective than competing products.

3	https://www.ke.hku.hk/story/innovation/the-magic-of-chinese-yam-for-treatment-of-menopausal-syndrome; see also, Scientific Reports, 5-10179.
4	https://www.everydayhealth.com/menopause/osteoporosis-and-menopause.aspx

Inflation

Inflation affects us by generally increasing our cost of labor and research and development costs, the way it does to all labor and research costs. However, we do not anticipate that inflation will materially affect our business in the foreseeable future.

Seasonality

We believe our operation and sales do not experience seasonality.

Employees

As of the date hereof, we have we have 2 full-time employees, one of whom is the Chief Executive Officer and the other who is engaged in general and administrative functions and who is located in Asia. We have also engaged and may continue to engage 5 independent contracted consultants and advisors to assist us with our operations. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Intellectual Property

The technologies underlying our various research and development projects are the subject of various patents and patent applications claiming, in certain instances, composition of matter and, in other instances, methods of use. Prosecution, maintenance and enforcement of these patents, as well as those on any future protectable technologies we may acquire, are and will continue to be an important part of our strategy to develop and commercialize novel medicines, as described in more detail below. Through entering into license agreements with their owners, we have obtained exclusive rights to these patents, applications and related know-how in the U.S. and certain other countries to develop, manufacture and commercialize the products using or incorporating the protected inventions that are described in this proxy statement/prospectus and that are expected to contribute significant value to our business. The technologies protected by these patents may also for the basis for the development of other products.

In addition to licensed intellectual property, our in-house science team has been actively developing our own proprietary intellectual property. Thus far, the only patents or non-provisional patent applications that have been filed in the Company’s own name for the Lead Projects, is for SACT-1; patents and applications for ALS-4 are licensed. We have, however, filed a number of provisional applications to establish earlier filing dates for certain of our other ongoing research, the specifics of which are currently proprietary and confidential.

The U.S. patent system permits the filing of provisional and non-provisional patent applications (i.e., a regular patent application). A non-provisional patent application is examined by the USPTO, and can mature into a patent once the USPTO determines that the claimed invention meets the standards for patentability. On the other hand, a provisional patent application is not examined for patentability, and automatically expires 12 months after its filing date. As a result, a provisional patent application cannot mature into a patent.

Provisional applications are often used, among other things, to establish an earlier filing date for a subsequent non-provisional patent application. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained.

The effective filing date of a non-provisional patent application is used by the USPTO to determine what information is prior art when it considers the patentability of a claimed invention. If certain requirements are satisfied, a non-provisional patent application can claim the benefit of the filing date of an earlier filed provisional patent application. As a result, the filing date accorded by the provisional patent application may supersede information that otherwise could preclude the patentability of an invention.

A provisional patent application is not eligible to become an issued patent unless, among other things, we file a non-provisional patent application within 12 months of the filing date of the provisional patent application. If we do not timely file a non-provisional patent application claiming priority to said provisional application, we may lose our priority date with respect to our provisional patent applications. Further, if any (self or by others) publication of the invention is made after such priority date, and if we do not file a non-provisional application claiming priority to said provisional application, our invention may become unpatentable.

Moreover, we cannot predict whether such future patent applications will result in the issuance of patents that effectively protect any of our product candidates or will effectively prevent others from commercializing competitive products.

We do not expect to incur material expenses in the prosecution of the provisional applications or other licensed patent applications. We expect to fund the patent costs from our cash and restricted cash.

The value of our drug products will depend significantly on our ability to obtain and maintain patent and other proprietary protection for those products, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of other parties.

As of the date hereof, we are the patentee of a number of provisional and non-provisional patent applications, both on our proprietarily developed projects and improvement to our in-licensed projects.

The following table sets forth a list of our patent rights as of the date hereof related to our Lead Projects; SACT-1 is a proprietary technology not subject to any license agreement:

Project Company/Project name	Ownership Type	Licensor(s)	Licensee	Licensed/IP Rights	Patent Expiration Dates
Acticule/ALS-4

Exclusive Patent License Agreement, dated October 18, 2017

First Amendment to Exclusive License Agreement, dated June 7, 2018

Second Amendment to Exclusive License Agreement dated July 10, 2019

Exclusive Patent License Agreement dated January 11, 2019

		Versitech Limited	Acticule Life Sciences Limited	Exclusive licensee: 2 pending U.S. applications (16/867,540 and 17/006,985), 2 pending applications in Canada

The licensed IP rights include granted patents in the U.S. and pending patent applications in the U.S., and Canada.

The U.S. patents will expire in 2038; any other patent based on the pending application, if granted, will have a 20-year patent term from 2018.

SACT-1	Self-owned Patent	N/A	N/A	U.S. Patent No. 11,166,952 & U.S. Patent No. 11,571,422	Both patents expire on November 27, 2040.

Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our drug candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent. If appropriate, the Company may seek to extend the period during which it has exclusive rights to a product by pursuing patent term extensions and marketing exclusivity periods that are available from the regulatory authorities of certain countries (including the United States) and the EPO.

Even though the Company has certain patent rights, the ability to obtain and maintain protection of biotechnology and pharmaceutical products and processes such as those we intend to develop and commercialize involves complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in such patents has emerged to date in the U.S. The scope of patent protection outside the United States is even more uncertain. Changes in the patent laws or in interpretations of patent laws in the United States and other countries have diminished (and may further diminish) our ability to protect our inventions and enforce our IP rights and, more generally, could affect the value of IP.

While we have already secured rights to a number of issued patents directed to our drug candidates, we cannot predict the breadth of claims that may issue from the pending patent applications and provisional patents that we have licensed or that we have filed. Substantial scientific and commercial research has been conducted for many years in the areas in which we have focused our development efforts, which has resulted in other parties having a number of issued patents, provisional patents and pending patent applications relating to such areas. The patent examiner in any particular jurisdiction may take the view that prior issued patents and prior publications render our patent claims “obvious” and therefore unpatentable or require us to reduce the scope of the claims for which we are seeking patent protection.

In addition, patent applications in the United States and elsewhere generally are not available to the public until at least 18 months from the priority date, and the publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to drugs similar to our drug candidates may have already been filed, which (if they result in issued patents) could restrict or prohibit our ability to commercialize our drug candidates.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other IP rights. Our ability to prevent competition for our drug candidates and technologies will depend on our success in obtaining patents containing substantial and enforceable claims for those candidates and enforcing those claims once granted. With respect to any applications which have not yet resulted in issued patents, there can be no assurance that meaningful claims will be obtained. Even issued patents may be challenged or invalidated. If others have prepared and filed patent applications in the United States that also claim technology to which we have filed patent applications or otherwise wish to challenge our patents, we may have to participate in interferences, post-grant reviews, inter parties reviews, derivation or other proceedings in the USPTO and other patent offices to determine issues such as priority of claimed invention or validity of such patent applications as well as our own patent applications and issued patents. Patents may also be circumvented, and our competitors may be able to independently develop and commercialize similar drugs or mimic our technology, business model or strategy without infringing our patents. The rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

We may rely, in some limited circumstances, on unpatented trade secrets and know-how to protect aspects of our technology. However, it is challenging to monitor and prevent the disclosure of trade secrets. We seek to protect our proprietary trade secrets and know-how, in part, by entering into confidentiality agreements with consultants, scientific advisors and contractors and invention assignment agreements with our employees. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, giving our competitors knowledge of our trade secrets and know-how, and we may not have adequate remedies for any such breach, in which case our business could be adversely affected. Our trade secrets will not prevent our competitors from independently discovering or developing the same know-how. Although our agreements with our consultants, contractors or collaborators require them to provide us only original work product and prohibit them from incorporating or using IP owned by others in their work for us, if they breach these obligations, disputes may arise as to the rights in any know-how or inventions that arise from their work.

Our commercial success will also depend in part on not infringing the proprietary rights of other parties. Although we seek to review the patent landscape relevant to our technologies on an ongoing basis, we may become aware of a new patent which has been issued to others with claims covering or related to aspects of one of our drug candidate. The issuance of such a patent could require us to alter our development plans for that candidate, redesign the candidate, obtain a license from the patent holder or cease development. Our inability to obtain a license to proprietary rights that we may require to develop or commercialize any of our drug candidates would have a material adverse impact on us.

Trademarks

As of the date hereof, we own trademark registrations covering the trade names and logos of Aptorum and our subsidiaries, including but not limited to “APTORUM”, “APTORUM THERAPEUTICS,” “VIDENS LIFE SCIENCES,” “ACTICULE LIFE SCIENCES,” “NATIVUS LIFE SCIENCES,” “NativusWell,” “TALEM” in jurisdictions Hong Kong, EU and the United Kingdom and PRC. Furthermore, we are in the process of applying for registration of trademarks in jurisdictions including the U.S., EU, the United Kingdom, Australia and PRC.

We also own certain unregistered trademark rights.

All other trade names, trademarks and service marks of other companies appearing in this proxy statement/prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this proxy statement/prospectus are referred to without the® and™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Facilities

We have an operating lease for laboratory in Hong Kong, with 2,021 square feet lab space under a lease that commenced in March 2020, renewed in March 2023 and expires in March 2026. The monthly rent ranges from $6,348 to $9,068. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases, and the terms of the leases do not contain contingent rent and renewal or purchase options.

We believe our current facilities are sufficient to meet our needs.

Legal Proceedings

The Company is party to a lawsuit initially filed on notice on September 3, 2024, by Karen Cheung (“Plaintiff”) in the Supreme Court of the State of New York, County of New York (“State Court Action”) (Index No. 654541/2024), which sought relief arising from (i) violations of the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), 18 § U.S.C. 1961(c), (ii)conspiracy to violate RICO, 18 U.S.C. § 1961(d), (iii) fraud, (iii) breach of fiduciary duty, (iv) negligent misrepresentation, (v) unjust enrichment, (vi) civil conspiracy and (vii) violations of the federal Securities Act of 1933, 15 § U.S.C. 77a et. seq. On December 27, 2024, the Company filed a Notice of Removal in the U.S. District Court for the Southern District of New York (Case No.1:24-cv-09969-VSB-OTW) removing the State Court Action to federal court. On December 30, 2024, the Company filed a demand for service of the complaint on the Company. Plaintiff filed and served her Complaint on the Company on February 24, 2025, alleging claims for (i) violations of RICO 18 U.S.C. § 1962(c), (ii) conspiracy to violate RICO 18 U.S.C. § 1962(d), (iii) fraud; (iv) aiding and abetting breach of fiduciary duty, (v) unjust enrichment, and (vi) civil conspiracy. Following a motion, Plaintiff was granted leave to amend her Complaint and filed a First Amended Complaint on June 2, 2025. The parties entered into a briefing schedule on the Company’s anticipated motion to dismiss (“Motion to Dismiss”), and the Company filed its opening brief on the Motion to Dismiss on July 18, 2025. Plaintiff filed her opposition to the Motion to Dismiss on September 5, 2025, and the Company’s reply in support of the Motion to Dismiss is due on October 6,  2025. The Company continues to believe that Plaintiff’s claims have no merit. As such, the Company will continue to vigorously defend against Plaintiff’s claims. At this time, it is too early to estimate the costs and expenses of defending the lawsuit.

Regulations

Government authorities in the United States at the federal, state and local level and in other countries extensively regulate, among other things, the research and clinical development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, pricing, export and import of drug products (“Regulated Products”), such as those we are developing. Generally, before a new Regulated Product can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized to address the requirements of and in the format specific to each regulatory authority, submitted for review and approved by the regulatory authority. This process is very lengthy and expensive, and success is uncertain.

Regulated Products are also subject to other federal, state and local statutes and regulations in the United States and other countries, as applicable. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable regulatory requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the regulatory authority’s refusal to approve pending applications, withdrawal of an approval, clinical holds, untitled or warning letters, voluntary product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, disbarment, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any such administrative or judicial enforcement action could have a material adverse effect on us.

As part of the Company’s principal place of business is in Hong Kong, the Company is subject to various Hong Kong laws and regulation covering its business activities there, described in further detail below. Also, the Company anticipates that, if it obtains marketing approval for any of its drug candidates, it intends to focus its marketing and sales efforts primarily in three regions: the United States, Canada, Europe and PRC. The regulatory framework for each of these regions is described below.

U.S. Drug Development Process

The process of obtaining regulatory approvals and maintaining compliance with appropriate federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process, or after approval, may subject an applicant to administrative or judicial sanctions or lead to voluntary product recalls. Administrative or judicial sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	completion of non-clinical laboratory tests, preclinical studies according to cGLP and manufacturing of clinical supplies according to cGMP;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	approval by an independent IRB, at each clinical site before each trial may be initiated;

●	performance of adequate and well-controlled human clinical trials according to cGCP, to establish the safety and efficacy of the proposed product for its intended use;

●	preparation and submission to the FDA of an NDA, for a drug;

●	satisfactory completion of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP; and

●	payment of user fees and the FDA review and approval of the NDA.

The testing and approval process requires substantial time, effort and financial resources and we cannot be certain that any approvals for our drug candidates, or any future drug candidates we may develop, will be granted on a timely basis, if at all.

Once a drug candidate is identified for development, it enters the non-clinical testing stage. Non-clinical tests include laboratory evaluations of product chemistry, toxicity, formulation and stability, as well as preclinical studies. An IND sponsor must submit the results of the non-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature, to the FDA as part of the IND prior to commencing any testing in humans. An IND sponsor must also include a protocol detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated if the initial clinical trial lends itself to an efficacy evaluation. Some non-clinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions related to a proposed clinical trial and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance, and may be imposed on all products within a certain class of products. The FDA also can impose partial clinical holds, for example, prohibiting the initiation of clinical trials for certain duration or for certain doses.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with cGCP regulations. These regulations include the requirement that all research subjects provide informed consent in writing before their participation in any clinical trial. Further, an IRB representing each institution participating in a clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. An IRB is responsible for protecting the rights of clinical trial subjects and considers, among other things, whether the risks to individuals participating in the clinical trial are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the clinical trial and the consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Each new clinical protocol and any amendments to the protocol must be submitted to the FDA for review, and to the IRBs for approval. Protocol detail, among other things, includes the objectives of the clinical trial, testing procedures, sublease selection and exclusion criteria, and the parameters to be used to monitor subject safety.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. Phase 1 includes the initial introduction of an investigational new drug into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. Phase 1 studies also evaluate drug metabolism, structure-activity relationships, and the mechanism of action in humans. These studies also determine which investigational drugs are used as research tools to explore biological phenomena or disease processes. The total number of subjects included in Phase 1 studies varies with the drug, but is generally in the range of twenty to eighty.

●	Phase 2. Phase 2 includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people.

●	Phase 3. Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug. Phase 3 studies are designed to provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually include several hundred to several thousand people.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and safety reports must be submitted to the FDA and clinical investigators within 15 calendar days for serious and unexpected suspected adverse events, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator’s brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug candidate. Additionally, a sponsor must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction no later than 7 calendar days after the sponsor’s receipt of the information. There is no assurance that Phase 1, Phase 2 and Phase 3 testing can be completed successfully within any specified period, or at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product has been associated with unexpected serious harm to subjects.

Concurrent with clinical trials, companies usually complete additional preclinical studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product drug and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product drug does not undergo unacceptable deterioration over its shelf life.

The results of product development, non-clinical studies and clinical trials, together with other detailed information regarding the manufacturing process, analytical tests conducted on the product, proposed labeling and other relevant information, are submitted to the FDA as part of an NDA requesting approval to market the new drug. The FDA reviews all NDAs submitted within 60 days of submission to ensure that they are sufficiently complete for substantive review before it accepts them for filing. If the submission is accepted for filing, the FDA begins an in-depth substantive review.

The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA in its present form. The complete response letter usually describes all of the specific deficiencies that the FDA identified in the NDA that must be satisfactorily addressed before it can be approved. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing.

If after such review a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. Any products for which we receive the FDA approval would be subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with the FDA promotion and advertising requirements. In addition, the FDA may require post-approval studies, including Phase 4 clinical trials, to further assess a product’s safety and effectiveness after NDA approval and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. The FDA also may conclude that an NDA may only be approved with a Risk Evaluation and Mitigation Strategy designed to mitigate risks through, for example, a medication guide, physician communication plan, or other elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

Post-Approval Requirements

Any products for which we receive the FDA approval are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with the FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. Further, manufacturers must continue to comply with cGMP requirements, which are extensive and require considerable time, resources and ongoing investment to ensure compliance. In addition, changes to the manufacturing process generally require prior the FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further the FDA review and approval.

The FDA may withdraw a product approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product’s marketing or even complete withdrawal of the product from the market. Further, the failure to maintain compliance with regulatory requirements may result in administrative or judicial actions, such as fines, untitled or warning letters, holds on clinical trials, product seizures, product detention or refusal to permit the import or export of products, refusal to approve pending applications or supplements, restrictions on marketing or manufacturing, injunctions or consent decrees, or civil or criminal penalties, or may lead to voluntary product recalls.

Patent Term Restoration and Marketing Exclusivity

Because drug approval can take an extended period of time, there may be limited remaining life for the patents covering the approved drug, meaning that the company has limited time to use the patents to protect the sponsor’s exclusive rights to make, use and sell that drug. In such a case, U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date.

In addition, the FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”) or a 505(b)(2) Application submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval.

In the future, if appropriate, we intend to apply for restorations of patent term and/or marketing exclusivity for some of our products; however, there can be no assurance that any such extension or exclusivity will be granted to us.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of the FDA-regulated products, including drugs are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pharmaceutical Coverage, Pricing and Reimbursement

Much of the revenue generated by new Regulated Products depends on the willingness of third-party payors to reimburse the price of the product. Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States, sales of any products for which we may receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or formulary, which is not required to include all of the FDA-approved products for a particular indication. Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of any products, in addition to the costs required to obtain regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The U.S. government and state legislatures have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. Unfavorable coverage or reimbursement policies regarding any of the Company’s products would have a material adverse impact on the value of that product.

Other Healthcare Laws and Compliance Requirements

If we obtain regulatory approval of our products, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business.

Patient Protection and the Affordable Care Act

The Affordable Care Act, enacted in March 2010, includes measures that have or will significantly change the way health care is financed in the United States by both governmental and private insurers. Among the provisions of the Affordable Care Act of greatest importance to the pharmaceutical industry are the following:

●	The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The Affordable Care Act increased pharmaceutical manufacturers’ rebate liability on most branded prescription drugs from 15.1% of the average manufacturer price to 23.1% of the average manufacturer price, added a new rebate calculation for line extensions of solid oral dosage forms of branded products, and modified the statutory definition of average manufacturer price. The Affordable Care Act also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and expanding the population potentially eligible for Medicaid drug benefits.

●	In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The Affordable Care Act expanded the types of entities eligible to receive discounted 340B pricing.

The Affordable Care Act imposed a requirement on manufacturers of branded drugs to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (i.e., the “donut hole”).

●	The Affordable Care Act imposed an annual, non-deductible fee on any entity that manufactures or imports certain branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs, although this fee does not apply to sales of certain products approved exclusively for orphan indications.

In addition to these provisions, the Affordable Care Act established a number of bodies whose work may have a future impact on the market for certain pharmaceutical products. These include the Patient-Centered Outcomes Research Institute, established to oversee, identify priorities in, and conduct comparative clinical effectiveness research, the Independent Payment Advisory Board, which has authority to recommend certain changes to the Medicare program to reduce expenditures by the program, and the Center for Medicare and Medicaid Innovation within the Centers for Medicare and Medicaid Services, to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

These and other laws may result in additional reductions in healthcare funding, which could have a material adverse effect on customers for our product candidates, if we gain approval for any of them. Although we cannot predict the full effect on our business of the implementation of existing legislation or the enactment of additional legislation pursuant to healthcare and other legislative reform, we believe that legislation or regulations that would reduce reimbursement for, or restrict coverage of, our products could adversely affect how much or under what circumstances healthcare providers will use our product candidates if we gain approval for any of them.

Canadian Regulation

In Canada, our pharmaceutical product candidates and our research and development activities are primarily regulated by the Food and Drugs Act and the rules and regulations thereunder, which are enforced by Health Canada. Health Canada regulates, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, post-approval monitoring, marketing and import and export of pharmaceutical products. Drug approval laws require licensing of manufacturing facilities, carefully controlled research and testing of products, government review and approval of experimental results prior to giving approval to sell drug products. Regulators also typically require that rigorous and specific standards such as Good Manufacturing Practices (GMP), Good Laboratory Practices, or GLP, and Good Clinical Practices, or GCP, are followed in the manufacture, testing and clinical development, respectively, of any drug product. The processes for obtaining regulatory approvals in Canada, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

The principal steps required for drug approval in Canada is as follows:

Preclinical Toxicology Studies

Non-clinical studies are conducted in vitro and in animals to evaluate pharmacokinetics, metabolism and possible toxic effects to provide evidence of the safety of the drug candidate prior to its administration to humans in clinical studies and throughout development. Such studies are conducted in accordance with applicable laws and GLP.

Initiation of Human Testing

In Canada, the process of conducting clinical trials with a new drug cannot begin until we have received a NOL (No objection Letter) from Health Canada, typically within 30 days (during Covid the 30 days extended to 45 days) of a CTA submission. Similar regulations apply in Canada to a CTA as to an IND in the United States. Once approved, two key factors influencing the rate of progression of clinical trials are the rate at which patients can be enrolled to participate in the research program and whether effective treatments are currently available for the disease that the drug is intended to treat. Patient enrollment is largely dependent upon the incidence and severity of the disease, the treatments available and the potential side effects of the drug to be tested and any restrictions for enrollment that may be imposed by regulatory agencies.

Clinical Trials

Similar regulations apply in Canada regarding clinical trials as in the United States. In Canada, Research Ethics Boards, or REBs, instead of IRBs, are used to review and approve clinical trial plans. Clinical trials involve the administration of an investigational new drug to human subjects under the supervision of qualified investigators in accordance with current Good Clinical Practices, or cGCP, requirements, which include review and approval by REBs. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated and a statistical analysis plan. Human clinical trials are typically conducted in three sequential phases, as discussed above in similar context to government regulation in the United States.

The manufacture of investigational drugs for the conduct of human clinical trials is subject to current Good Manufacturing Practice, or cGMP, requirements. Investigational drugs and active pharmaceutical ingredients imported into Canada are also subject to regulation by Health Canada relating to their labeling and distribution. Post authorization requirements include reporting of serious adverse events and clinical trial site inspection program. Phase 1, Phase 2 and Phase 3 clinical trials are subject to a clinical trial application (CTA) for each phase of study. Furthermore, in Canada, Health Canada or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an REB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the REB’s requirements or if the drug has been associated with unexpected serious harm to subjects. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group regularly reviews accumulated data and advises the study sponsor regarding the continuing safety of trial subjects, potential trial subjects and the continuing validity and scientific merit of the clinical trial. We may also suspend or terminate a clinical trial based on evolving business objectives or competitive climate.

New Drug Submission (NDS)

Upon successful completion of Phase 3 clinical trials, in Canada the company sponsoring a new drug then assembles all the preclinical and clinical data and other testing relating to the product’s pharmacology, chemistry, manufacture, and controls, and submits it to Health Canada as part of a New Drug Submission, or NDS. The NDS is then reviewed by Health Canada for approval to market the drug.

As part of the approval process, an additional application for a Drug Establishment License (DEL) 90 days prior the NDS submission to Health Canada to initiate review and inspection of the facility or the facilities at which the drug is manufactured are compliant with GMP requirements. Health Canada will not approve the product unless compliance with cGMP — a quality system regulating manufacturing — is satisfactory and the NDS contains data that provide substantial evidence that the drug is safe and effective in the indication studied. In addition, before approving an NDS, Health Canada will typically inspect one or more clinical sites to assure compliance with GCP.

The testing and approval process for an NDS requires substantial time, effort and financial resources, and may take several years to complete. Data obtained from preclinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Health Canada may not grant approval of an NDS on a timely basis, or at all. In Canada, NDSs are subject to user fees and these fees are typically increased annually to reflect inflation.

Even if Health Canada approves a product candidate, the relevant authority may limit the approved indications for use of the product candidate, require that contraindications, warnings or precautions be included in the product labeling, including a black box warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms.

Health Canada may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements, notification, and regulatory authority review and approval. Further, should new safety information arise, additional testing, product labeling or regulatory notification may be required.

European Union Regulation

Regulation in the European Union

The process governing approval of medicinal products in the EU generally follows the same lines as in the United States. It entails satisfactory completion of pharmaceutical development, non-clinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the medicinal product for each proposed indication. It also requires the submission to relevant competent authorities for clinical trials authorization and to the European Medicines Authority, or EMA, for a marketing authorization application, or MAA, and granting of a marketing authorization by these authorities before the product can be marketed and sold in the EU.

Clinical Trial Approval

Pursuant to the currently applicable Clinical Trials Directive 2001/20/EC and the Directive 2005/28/EC on cGCP, a system for the approval of clinical trials in the EU (the equivalent of the IND process in the United States) has been implemented through national legislation of the EU member states. Under this system, an applicant must obtain approval from the competent national authority of an EU member state in which the clinical trial is to be conducted or in multiple EU member states if the clinical trial is to be conducted in a number of EU member states. Furthermore, the applicant may only start a clinical trial at a specific study site after the independent ethics committee has issued a favorable opinion. The clinical trial application, or CTA, must be accompanied by an investigational medicinal product dossier with supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and corresponding national laws of the EU member states and further detailed in applicable guidance documents.

In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation will apply in 2019. It will overhaul the current system of approvals for clinical trials in the EU. Specifically, the new regulation, which will be directly applicable in all EU member states, aims at simplifying and streamlining the approval of clinical trials in the EU. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure using a single entry point and strictly defined deadlines for the assessment of clinical trial applications.

Marketing Authorization

To obtain a marketing authorization for a product under the EU regulatory system (the equivalent of the NDA process in the United States), an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in EU member states (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the EU. Regulation (EC) No. 1901/2006 provides that prior to obtaining a marketing authorization in the EU, an applicant must demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all EU member states. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional.

Under the centralized procedure, the Committee for Medicinal Products for Human Use, or the CHMP, established by the EMA is responsible for conducting the assessment of a product to define its risk/benefit profile. Under the centralized procedure, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation.

If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment.

Periods of Authorization and Renewals

A marketing authorization is valid for five years, in principle, and it may be renewed after five years on the basis of a reevaluation of the risk benefit balance by the EMA or by the competent authority of the authorizing Member State. To that end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal period. Any authorization that is not followed by the placement of the drug on the EU market (in the case of the centralized procedure) or on the market of the authorizing Member State within three years after authorization ceases to be valid.

Regulatory Requirements after Marketing Authorization

Following approval, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of the medicinal product. These include compliance with the EU’s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed. In addition, the manufacturing of authorized products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the EMA’s cGMP requirements and comparable requirements of other regulatory bodies in the EU, which mandate the methods, facilities and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. Finally, the marketing and promotion of authorized products, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the EU under Directive 2001/83EC, as amended.

Orphan Drug Designation and Exclusivity

Regulation (EC) No. 141/2000 and Regulation (EC) No. 847/2000 provide that a product can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the EU when the application is made, or (2) a life-threatening, seriously debilitating or serious and chronic condition in the EU and that without incentives it is unlikely that the marketing of the drug in the EU would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention, or treatment of the condition in question that has been authorized in the EU or, if such method exists, the drug has to be of significant benefit compared to products available for the condition.

An orphan drug designation provides a number of benefits, including fee reductions, regulatory assistance and the possibility to apply for a centralized EU marketing authorization. Marketing authorization for an orphan drug leads to a ten-year period of market exclusivity. During this market exclusivity period, neither the EMA nor the European Commission or the EU member states can accept an application or grant a marketing authorization for a “similar medicinal product.” A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The market exclusivity period for the authorized therapeutic indication may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation because, for example, the product is sufficiently profitable not to justify market exclusivity.

PRC Regulation

Although, as noted elsewhere in this proxy statement/prospectus that we do not currently have operations in the PRC, as also noted, the PRC government may intervene or influence our operations in Hong Kong at any time and with no advance notice. Therefore, we include below a brief summary of material regulations that may impact our business or operations, including if we seek IP approval in the PRC. As of the date hereof, we do have an exclusive license of certain PRC patents directed to certain drug candidates.

Permission Required from the PRC Authorities

As of the date hereof, we are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer or continue to offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. We do not believe that the laws and regulations of mainland China currently have any material impact on our business, financial condition or results of operations and we are currently not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of the mainland China, however that can change at any time without any advance notice to us, which could adversely impact our business and operations.

Nevertheless, we are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on Aptorum Group’s daily business operations, its ability to accept foreign investments and the listing of Aptorum Class A ordinary shares on a U.S. or other foreign exchange. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of Aptorum Class A ordinary shares to significantly decline or become worthless. (Please see the risk factor section, “Risks Related to our Corporate Structure” and “Risks Related to Doing Business in Hong Kong” for more information).

Hong Kong Regulation

The operations of laboratory in Hong Kong are subject to certain general laws and regulations.

Waste Disposal Ordinance

The Waste Disposal Ordinance (Chapter 354 of the Laws of Hong Kong) (“WDO”) and the Waste Disposal (Clinical Waste) (General) Regulation (Chapter 354O of the Laws of Hong Kong) (the “WDR”) provide for, among others, the control and regulation of the production, storage, collection and disposal of clinical waste.

Under the WDO, clinical waste means waste consisting of any substance, matter or thing generated in connection with:

●	a dental, medical, nursing or veterinary practice;

●	any other practice, or establishment (howsoever described), that provides medical care and services for the sick, injured, infirm or those who require medical treatment;

●	dental, medical, nursing, veterinary, pathological or pharmaceutical research; or

●	a dental, medical, veterinary or pathological laboratory practice,

and which consists wholly or partly of any of the materials specified in one or more of the groups listed below:

●	used or contaminated sharps;

●	laboratory waste;

●	human and animal tissues;

●	infectious materials;

●	dressings; and

●	such other wastes as specified by the Director of the Environmental Protection Department (“EPD”) of Hong Kong.

Given the research works in our R&D Center may produce used or contaminated sharps such as syringes and needles as well as dressings, we are subject to WDO, WDR and the Code of Practice.

Rest of the World Regulation

For other countries in the world, the requirements governing the conduct of clinical trials, medical product licensing, pricing and reimbursement vary from country to country. In all cases if clinical trials are required, they must be conducted in accordance with cGCP requirements and the applicable regulatory requirements and the ethical principles having their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Property, plants and equipment

We have several operating leases for offices, laboratories and clinic. Our offices are located in London, New York and Hong Kong.

See “Facilities” above.

History and Development of the Company

Aptorum was incorporated under the laws of the Cayman Islands on September 13, 2010. As of the date hereof, our authorized share capital is $100,000,000.00 divided into 9,999,996,000,000 Aptorum Class A ordinary shares with a nominal or par value of $0.00001 each and 4,000,000 Aptorum Class B ordinary shares with a nominal or par value of $0.00001 each.

The Company now focuses all of its efforts on R&D and therefore no longer performs any therapeutic services. While the Company may commence therapeutic services in the future, as of December 31, 2024 and the date hereof, it only operates in one segment.

Aptorum is not a Chinese operating company. Aptorum is a Cayman Islands holding company with operations conducted through our subsidiaries and the variable interest entity (VIE). We have determined that we have one VIE: Libra, according to the U.S. GAAP. In accordance with ASC 810, we concluded that we are not the primary beneficiary of Libra and therefore we do not consolidate its financial statements into ours. Previously, we determined that we were the primary beneficiary of another VIE, Mios Pharmaceuticals Limited; however, Mios was dissolved in 31 October 2024 and therefore we no longer maintain any ownership over such entity. Our corporate structure is based on the equity ownership and control we have over our subsidiaries. Our corporate structure was not set up to be used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. Foreign investment can be made directly into the VIE, however, your investments into Aptorum are made into the Cayman Islands holding company, not the VIE, and you may never own any equity into the VIE or any other subsidiary.

APTUS CAPITAL LIMITED, which has since been renamed to AENEAS CAPITAL LIMITED, was always under the direct ownership of Jurchen and not under the ownership chain of Aptorum Group. However, Aptus Asia Financial Holdings Limited (“AAFH”), which has since been renamed to Aeneas Group Limited, was transferred out of the Aptorum Group on November 10, 2017, to be held directly by Jurchen Investment Corporation and that subsequently, APTUS CAPITAL LIMITED was then transferred to be under AAFH.

On May 4, 2017, Mr. Huen transferred all of the ordinary shares in the Company he owned (in the amount of 2,230,760) to Jurchen, a company incorporated in the British Virgin Islands and wholly owned by Mr. Huen. On October 13, 2017, as part of the Conversions (as defined below) the ordinary shares held by Jurchen were redesignated as 223,076 Class A ordinary shares and 2,007,684 Class B ordinary shares.

On February 21 and March 1, 2017, the Company’s board of directors and shareholders resolved to restructure the Company from an investment fund with management shares and non-voting participating redeemable preference shares to a holding company with operating subsidiaries, respectively (the “Restructuring Plan”).

According to the Restructuring Plan, the 256,571.12 then issued participating shares with par value of $0.01 (“Participating Shares”) were redeemed and 4,743,418.88 unissued Participating Shares were cancelled; following such redemption and cancellation, we no longer have any Participating Shares authorized or issued. Additionally, the Company authorized a class of securities consisting of 10,000,000 ordinary shares, par value $10.00 per share and issued 2,565,711 ordinary shares to our original investors.

During the period March 1, 2017, through October 13, 2017, an aggregate of 220,703 ordinary shares were issued at a price of approximately $39 per share in a private placement we described as a “Series A” offering. Each investor of the Series A offering, in addition to a subscription agreement, signed a shareholder agreement, which set forth the basic governance terms of the Company, as well as our capital structure. The shareholders agreement was terminated in October 2017.

On October 13, 2017, ordinary resolutions were passed at an extraordinary general meeting of the Company approving (the “Conversions”): (i) converting 7,213,587 of authorized but unissued ordinary shares into 5,457,362 authorized but unissued Class A ordinary shares, par value of $10.00 per share and 1,756,225 authorized but unissued Class B ordinary shares, par value of $10.00 per share, respectively; (ii) converting 2,493,085 ordinary shares held by three shareholders into an aggregate of 249,309 Class A ordinary shares and 2,243,776 Class B ordinary shares; and (iii) converting 293,330 ordinary shares held by 24 shareholders into an aggregate 293,330 Class A ordinary shares. Following these issuances, we had 27 shareholders of record.

On October 19, 2017, we changed our name from APTUS Holdings Limited to our current name, Aptorum Group Limited.

On March 23, 2018, Jurchen transferred 44,615 Class A ordinary shares and 401,537 Class B ordinary shares to CGY Investments Limited, a company incorporated in Hong Kong and which we deem Mr. Darren Lui jointly controls and/or of which he has substantial influence on the disposition rights and voting rights of such shares. Following this transfer, Jurchen owns approximately 33% and 72% of Aptorum Class A ordinary shares and Class B ordinary shares, respectively.

On December 17, 2018, the Company consummated its IPO of 76,142 Class A ordinary shares. The shares were sold at a price of $158 per share, generating gross proceeds to the Company of approximately $12,030,420.

On May 26, 2021, the Company entered into a private placement shares purchase agreement with Jurchen, issuing 138,793 Class A ordinary shares, par value $10 per share, at $28.82 per share, representing a 10% premium to the last closing price of the Company’s Class A ordinary shares on the NASDAQ stock exchange on that date. The Company received aggregate gross proceeds of $4,000,000 from the purchase of these shares. Following the purchase, Mr. Huen’s total shareholding represented 55.52% of the total issued share capital of the Company.

On January 23, 2023, the Company effectuated a ten-for-one share consolidation of its authorized share capital, such that every 10 Class A ordinary shares, par value of US$1.00 per share, in the authorized share capital of the Company (including issued and unissued share capital) were consolidated into 1 Class A ordinary share, par value of US$10.00 per share, and that every 10 Class B ordinary shares, par value of US$1.00 per share in the authorized share capital of the Company (including issued and unissued share capital) were consolidated into 1 Class B ordinary share, par value of US$10.00 per share (the “Share Consolidation” or “Reverse Split”).

On February 21, 2023, the shareholders of the Company approved a merger of the Company with Aptorum Group Cayman Limited, a wholly owned subsidiary of the Company, whereby the Company was the surviving company, on the terms of the plan of merger that includes the change in par value in the authorized shares of the Company from $10 to $0.00001. In addition, among other things, the shareholders approved to increase the voting rights of the Class B ordinary shares from 10 votes per share to 100 votes per share, and to increase the number of Class A ordinary shares authorized to 9,999,996,000,000 shares, par value $0.00001 each. These corporate actions were effective as of February 21, 2023.

In June 2023, we entered into securities purchase agreements to sell $3,000,000 unsecured convertible notes to 4 investors (the “June 23 Notes”). All the June 23 Notes have been converted into an aggregate of 1,000,000 Class A ordinary shares, par value $0.00001 per share.

In September 2023, we entered into a securities purchase agreement to sell a $3,000,000 unsecured convertible note (“Sep 23 Note”) to Jurchen Investment Corporation, our largest shareholder. The Sep 23 Note is convertible into Aptorum Class A ordinary shares and have a maturity date that is 24 months from the issuance date, although upon such date the investor has the right to extend the term of the Note for twelve (12) months or more or such term subject to mutual consent. The Sep 23 Note has an interest rate of 6% per annum and a conversion price of $2.42 per share. The Sep 23 Note is secured by a first priority lien and security interest on certain shares that we own (“Collateral”). Upon our disposal of all or a portion of the Collateral, the investor has the right, to request that we prepay the then-remaining outstanding balance of the Sep 23 Note, in part or in full and we can make that payment in cash or in shares. On September 11, 2025, the parties agreed to extend the term of the Sep 2023 Note for an additional 12 months; the parties also agreed to amend the terms of the Sep 2023 Note such that Jurchen, at is sole discretion, shall be permitted to convert the Sep 2023 Note upon three days written notice.

On March 1, 2024, we entered into an Agreement and Plan of Merger with YOOV Group Holding Limited, a company organized under the laws of British Virgin Islands (“YOOV”), pursuant to which YOOV was to become one of our wholly owned subsidiaries. However, on October 25, 2024, the parties to the Agreement and Plan of Merger entered into a termination agreement (the “Termination Agreement”), pursuant to which the parties agreed to terminate the Agreement and Plan of Merger on the date thereof, and such agreement became null and void and of no further force or effect.

On April 8, 2024, CGY Investments Limited and DSF Investment Holdings Limited voluntarily converted 401,537 Class B ordinary shares and 45,305 Class B ordinary shares, respectively into Class A ordinary shares on a one-for-one basis. Upon conversion, 1,796,934 Class B ordinary shares were issued and outstanding, CGY Investments Limited owned 533,575 Class A ordinary shares and did not own any Class B ordinary share; and DSF Investment Holdings Limited owned 45,305 Class A ordinary shares and did not own any Class B ordinary share.

On January 2, 2025, the Company entered into a certain securities purchase agreement with certain non-affiliated institutional investors pursuant to which the Company sold 1,535,000 Class A ordinary shares of the Company, par value $0.00001 per share at a per share price of $2.00 in a registered direct offering, for gross proceeds of $3,070,000.

Over the past three years, we have invested approximately $0.2 million towards our principal capital expenditures, which include laboratory equipment, leasehold improvements, and other equipment.

The following diagram illustrates our corporate structure as of the date of this proxy statement/prospectus:

Note 1: Dr. Clark Cheng, a previous Executive Director of Aptorum Group, holds the remaining 10% shareholding of Aptorum Medical Limited.

Note 2: Angen Funds Limited, a company designated by an investor of ALS series projects, holds the remaining 20% shareholding of Acticule Life Sciences Limited.

Note 3: An investor of project VLS-2 holds the remaining 10% shareholding of mTor (Hong Kong) Limited.

Currently, we conduct the majority of our operations through the following subsidiaries: Aptorum Therapeutics Limited and Acticule Life Sciences Limited. All investments into our company are into the parent company, Aptorum Group Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Hong Kong; you may never hold direct equity interests in our subsidiaries or the VIEs.

In accordance with the provisions of Accounting Standards Codification (“ASC”) 810, Consolidation, we consolidate any VIE of which we are regarded as the primary beneficiary for accounting purposes. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. We have determined that we have one VIE, namely, Libra, according to the U.S. GAAP. In accordance with ASC 810, we have considered Libra’s memorandum and article of association, and determined that we do not have such power over Libra’s research and development activities, which activities most significantly impact Libra’s economic performance. Accordingly, we determined that we are not regarded as the primary beneficiary of Libra for accounting purposes. Libra did not have any operations during the year ended December 31, 2024.

Since the consolidated VIE operates in Hong Kong, it faces various legal and operational risks and uncertainties associated with doing business in Hong Kong. Our current corporate structure does not contain any variable interest entity in mainland China and we do not have intention establishing any VIEs in mainland China in the future. However, if in the future there is any significant change to the current political arrangements between mainland China and Hong Kong and mainland China’s expanded authority in Hong Kong result in the PRC regulatory authorities disallowing our current corporate structure, or if in the future our structure were to contain a VIE and the mainland PRC regulatory authorities expand to Hong Kong and disallow our corporate structure, it would likely result in a material adverse change in the VIE’s operations, and the value of our securities may decline significantly in value or become worthless.

Although currently we do not have any business operations or VIE in mainland China and we believe that the laws and regulations of the PRC applicable in China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as Libra given their substantial operations in Hong Kong and the Chinese government’s significant oversight authority over the conduct of business in Hong Kong.

In light of China’s recent expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. The Chinese government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. We believe that, on the basis that we currently do not have any business operations in mainland China, we currently are not required to obtain approvals from Chinese authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, none of Mios or Scipio is currently required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), Cyberspace Administration of China (“CAC”) or any other PRC governmental authority to operate its business or for us to continue to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Should the PRC government choose to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to the VIE in the future. Such governmental actions: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and (iii) may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the VIEs’ daily business operation, and the continued listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. If any or all of the foregoing were to occur, it may significantly limit or completely hinder our ability to complete this offering or cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors - Risks Related to Our Corporate Structure” and “Risk Factors - Risks Relating to Doing Business in Hong Kong

DiamiR

Unless otherwise stated, all references to “DiamiR,” and similar designations in this section refer to DiamiR Biosciences Corp, a Delaware corporation, and its wholly-owned subsidiary DiamiR, LLC a private Delaware limited liability company.

Overview

DiamiR Biosciences Corp. (“DiamiR”) is a molecular diagnostic company focused on developing minimally invasive tests for early detection and monitoring of Mild Cognitive Impairment, Alzheimer’s, Parkinson’s, other neurodegenerative diseases, and cancer. The proprietary technology developed at DiamiR is based on quantitative analysis of circulating organ-enriched microRNAs in plasma. Short-term objectives of DiamiR include the development of Lab-Developed tests (LDTs) under CLIA guidelines based on the identified miRNA expression signatures. The tests will be used for screening, patient stratification, as well as disease and treatment monitoring.

DiamiR was incorporated in Delaware on June 16, 2014, and primarily operates through its wholly-owned subsidiary, DiamiR, LLC, which was incorporated as a limited liability company in Delaware on September 17, 2009. In October 2014, DiamiR entered into a Share Exchange Agreement with DiamiR, LLC, pursuant to which DiamiR acquired 100% of the issued and outstanding units of DiamiR, LLC in exchange for 4,282,000 shares (100%) of DiamiR’s common stock (the “Share Exchange”), and DiamiR, LLC became a wholly-owned subsidiary of DiamiR. The Share Exchange was recognized as a combination of entities under common control as both DiamiR, LLC and DiamiR have been controlled before and after the transaction by the same shareholders.

In July 2025, the Company entered into a definitive merger agreement with Aptorum Group Limited, a publicly traded Cayman Islands company (“Aptorum”). Pursuant to the merger agreement, if completed, shareholders of the Company would receive shares of the surviving company’s common stock in a share exchange. Under the merger agreement, the Company’s outstanding convertible notes are expected to be converted to shares of the surviving company’s common stock. Concurrent with the execution of the merger agreement, the companies entered into a management service agreement and a license agreement through earlier of the closing of the merger or December 31, 2025, under which the Company will provide certain development services to Aptorum. In addition to the requirement of obtaining Aptorum shareholder approval, the closing of the merger is subject to the satisfaction or waiver of each of the other closing conditions set forth in the merger agreement and therefore, it is possible that the merger may not occur.

DiamiR has incurred net losses in each year since its inception, including net losses of $743,235 and $614,405 for the years ended May 31, 2025 and 2024, respectively, and $283,700 in the three months ended August 31, 2025. At August 31, 2025, DiamiR had an accumulated deficit of $6,106,271, primarily due to operating expenses. DiamiR has devoted most of its financial resources to conducting studies on analysis of circulating organ-enriched miRNA biomarkers and building its patent portfolio. DiamiR has not completed development of any product candidate and has therefore not generated any revenues from product sales. Because of the numerous risks and uncertainties associated with the development of DiamiR’s LDTs, DiamiR is unable to accurately predict the timing or amount of increased expenses or when, or if, DiamiR will be able to achieve or maintain profitability. DiamiR expects to incur increased expenses as it conducts its clinical studies. DiamiR also expects an increase in its expenses associated with creating additional infrastructure (including hiring additional personnel) to develop and launch CogniMIR® and support operations. As a result, DiamiR expects to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on DiamiR’s stockholders’ equity and working capital.

To date, DiamiR has financed its operations through grant funding, including SBIR grants of approximately $9.7 million, an Alzheimer’s Drug Discovery Foundation (ADDF) Award of $492,000, the sale of DiamiR equity securities to its founders in the total aggregate amount of $350,000 and borrowings from its founders in the total aggregate amount of $1,075,000. In addition, while DiamiR has not earned revenue from its planned primary operations, DiamiR has received fees for performing specified clinical and other testing services from commercial entities from time to time. DiamiR has not, however, received such fees since March 2022. The amount of DiamiR’s future net losses will depend, in part, on the rate of future growth of its expenses and DiamiR’s ability to generate revenues. If DiamiR is unable to develop and commercialize CogniMIR ® or any other product candidates that it may seek to develop, either alone or with collaborators, or if revenues from any product candidate that receives marketing approval are insufficient, DiamiR will not achieve profitability. Even if DiamiR does achieve profitability, DiamiR may not be able to sustain or increase profitability.

Since inception, DiamiR has raised over $9.7 million in grant funding from government agencies and disease foundations. On October 1, 2020, DiamiR announced that it received two grants from the National Institutes of Health (NIH) in the total amount of approximately $3.86 million. The National Institute on Aging (NIA) awarded DiamiR approximately $3.36 million in a Commercialization Readiness Pilot (CRP) grant as part of its Small Business Innovation Research (SBIR) program. The award builds upon earlier studies conducted by DiamiR in collaboration with leading academic centers and continues to support development of CogniMIR®, DiamiR’s lead diagnostic product candidate for early detection and monitoring of mild cognitive impairment and AD. The second award of $498,572 was granted to DiamiR by the National Institute for Neurological Disorders and Stroke (NINDS) for a project entitled “Circulating Organ-enriched microRNAs as biomarkers of Rett Syndrome.” As of August 31, 2025, funding available under these grants has been exhausted.

The consolidated financial statements for the year ended May 31, 2025, that are included herein and the unaudited consolidated financial statement for the period ended August 31, 2025, that are incorporated by reference into this prospectus, have been prepared assuming that DiamiR will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Neither the audited consolidated financial statement nor the unaudited consolidated financial statements include any adjustments that might be necessary if DiamiR is unable to continue as a going concern.

Recent Events

In August 2025, DiamiR received a Clinical Laboratory Evaluation Program (CLEP) Test Approval for its APOE Genotyping test from the New York State Department of Health (NYSDOH). The approval allows DiamiR to offer its APOE Genotyping molecular testing in blood, buccal swab, saliva, and tissue, through its CLIA certified, CAP accredited clinical laboratory by licensed healthcare providers in New York State and nationwide.

In May 2025, DiamiR entered into a fee-for-service agreement to perform exploratory blood biomarker testing for a life sciences company developing therapeutic agent for AD. DiamiR was compensated based on the number of samples tested and paid on achieving certain milestones related to the completion of analytical work on a percentage of samples in the study. The study was pre-clinical/research in nature and was not part of an FDA submission.

In May 2025, DiamiR successfully renewed its CT State and CLIA licenses after an inspection of its New Haven CT laboratory by State inspectors. These 2 licenses will expire on June 15, 2026 and April 13, 2027, respectively.

In April 2025, DiamiR began offering its microRNA biomarker testing services and updated its website to advertise this service to prospective biopharma customers. DiamiR’s biomarker testing services are fee for service laboratory testing and are considered to be R&D work. As such, these tests do not fall under LDT regulations specified by the FDA for commercial tests that are used for patient care and treatment decisions.

In April 2025, DiamiR successfully passed its CAP inspection and its accreditation was renewed for an additional 2 years until April 13, 2027.

In April 2025 and June 2025, DiamiR amended the convertible note with Kira Sheinerman, one of its founders and the Executive Director, such that the founder loaned DiamiR additional $100,000 and $150,000, respectively.

Cyber Attack

DiamiR recently discovered a cyber-attack and is still uncovering the full details of it. As of the date hereof, the basis of the attack is believed to be phishing. As DiamiR learns more about the source of the attack and its implications, it will disclose such details in future amendments to this proxy statement/prospectus.

Financial Operations Overview

Revenue

In 2010, DiamiR began the process of developing CogniMIR®. To date, DiamiR has primarily earned revenue from grants and have not generated any product revenue other than revenues from research testing services for third parties and other revenue generated for performing laboratory services DiamiR previously provided to Interpace Biosciences, Inc. (“Interpace”). DiamiR’s ability to generate product revenue, which it does not expect to occur until at least second half 2025, if ever,  will depend heavily on DiamiR’s ability to comply with regulatory requirements for, and to commercialize successfully, CogniMIR® and other tests in development.

Total Operating Expense

Total operating costs and expenses consisted primarily of analyzing samples and clinical data associated with revenues from research testing services performed, patent costs and general and administrative costs.

Results of Operations

Results of Operations for the three months ended August 31, 2025 are incorporated by reference to the Current Report on Form 6-K that was filed on October 15, 2025.

For the Years Ended May 31, 2025 and 2024

	For the Years Ended May 31,
	2025	2024	Change
Statement of Operations Data:
Grant revenue	$531,729	$1,319,531	$(787,802)
Other revenue	100,000	—	100,000
Total revenue	631,729	1,319,531	(687,802)

Operating costs and expenses
Research and development	650,591	1,156,860	(506,269)
General and administrative	624,388	614,074	10,314
Total operating costs and expenses	1,274,979	1,770,934	(495,955)
Loss from operations	(643,250)	(451,403)	(191,847)

Other expense
Interest expense	82,046	48,599	33,447
Total other expense	82,046	48,599	33,447

Net loss before income taxes	(725,296)	(500,002)	(225,294)
Income taxes	17,939	114,403	(96,464)
Net loss	$(743,235)	$(614,405)	$(128,830)

Revenue

Grant revenue was $531,729 for the year ended May 31, 2025 compared to $1,319,531 for the year ended May 31, 2024. The decrease was due to lower reimbursable direct labor, consulting and other development expenses for DiamiR’s CogniMIR® product candidate corresponding to the depletion of available grant funding in January 2025. As of May 31, 2025, DiamiR has no remaining funds under its grants and grant revenues will decrease significantly or cease in future periods.

Other revenue in the year ended May 31, 2025 consists of nonrecurring fees from a non-customer under a material transfer agreement.

Research and Development Expenses

DiamiR expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including salaries and benefits, stock-based compensation, contracted services, and other external costs. Personnel costs include the majority of compensation paid to DiamiR’s Chief Executive Officer, representing his participation in research and development activities.

Research and Development expense was $650,591 for the year ended May 31, 2025, compared to $1,156,860 for the year ended May 31, 2024. The decrease reflects a decrease of approximately $214,000 in salaries and benefits from employee salary reductions, a decrease of approximately $159,000 in stock based compensation expense, and decrease in other direct expenses for our CogniMIR® product candidate, corresponding to the decrease in available grant funding. Decreased stock-based compensation primarily reflects greater vesting of options to DiamiR’s Chief Executive Officer in the year ended May 31, 2024.

General and Administrative Expenses

General and administrative expenses consist primarily of professional fees for legal, consulting, auditing, and tax services, patent costs and personnel costs, including stock based compensation. Other general and administrative expenses include facility and office expenses, conference fees and travel.

General and Administrative expense was $624,388 and $614,074 for the years ended May 31, 2025 and 2024, respectively. In the year ended May 31, 2025, DiamiR expensed approximately $151,000 of deferred offering costs, which was partially offset by decreased employee compensation and consulting fees in the period.

Interest Expense

Interest expense relates to interest accrued and the amortization of discounts on loans obtained from founders. Interest expense was $82,046 for the year ended May 31, 2025 compared to $48,599 for the year ended May 31, 2024, The increase reflects additional loans received from the founders during the periods.

Income Tax Expense

Income Tax expense was $17,939 and $114,403 for the years ended May 31, 2025 and 2024, respectively, and reflects a provision for uncertain tax positions related to research and development expenses. Lower income tax expense for the year ended May 31, 2025 reflects the impact of lower grant revenue in the period.

On July 4, 2025, H.R.1, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The OBBB eliminates the requirement under Internal Revenue Code Section 174 to capitalize and amortize U.S.-based research and experimental expenditures over five years, making these expenditures fully deductible in the period incurred, among other provisions. The Company is currently evaluating the impact on its consolidated financial statements of the provisions of the OBBBA, which may result in a significant reduction of recorded income tax liabilities. The provisions were not effective as of May 31, 2025 and their effects, if any, are expected to be recorded in the Company’s consolidated financial statements for the year ending May 31, 2026.

Liquidity and Capital Resources

Sources of Liquidity

To date, DiamiR has generated minimal revenue from its planned principal operations. DiamiR has funded its operations to date primarily through grant funding, an equity investment from Alzheimer’s Drug Discovery Foundation, sales of its equity securities to DiamiR’s founders and borrowings from DiamiR’s founders.

SBIR Grants

Since DiamiR’s inception, it has raised over $9.7 million in grant funding from government agencies and disease foundations, including the following two grants. In October 2020, DiamiR received two grants from the National Institutes of Health (NIH) in the total amount of approximately $3.86 million. The National Institute on Aging (NIA) awarded DiamiR approximately $3.36 million in a Commercialization Readiness Pilot (CRP) grant as part of its Small Business Innovation Research (SBIR) program. The award supported development of CogniMIR®, DiamiR’s lead diagnostic product candidate for early detection and monitoring of mild cognitive impairment and AD. The second award of $0.5 million was granted to DiamiR by the National Institute for Neurological Disorders and Stroke (NINDS) for a project entitled “Circulating Organ-enriched microRNAs as biomarkers of Rett Syndrome.” As of May 31, 2025, DiamiR had received and applied all of its existing grant funding. DiamiR expects net cash used in operating activities may increase significantly in future periods as a result of unfunded research and development expenses.

Founders Equity

DiamiR was capitalized by its two founders with a cash contribution by one of its founders of $250,000 for 2,200,000 shares of common stock and a non-cash contribution by the other founder for 2,000,000 shares of common stock. The non-cash contribution consisted of all of the founders’ rights, title, and interest in any intellectual property, proprietary property or other property of a similar nature related to the business to be conducted by DiamiR involving methods of using small RNA from bodily fluids for diagnosis and monitoring of neurodegenerative diseases. Subsequent to founder’s initial investment, one of its founders made a cash contribution of $100,000 for 14,265 shares of common stock.

Founders Notes

In 2014, DiamiR issued convertible notes to two of DiamiR’s founders under which DiamiR borrowed an aggregate total of $425,000, which matured in July 2019. In July 2019, the notes were amended and the due dates for principal and accrued interest were extended to December 31, 2022. In March 2023, DiamiR cancelled the prior notes and entered into new notes with these same founders under which DiamiR borrowed an aggregate total of $492,016 (the “2023 Notes”); the 2023 Notes mature in December 31, 2026. The 2023 Notes have a 4% interest rate per annum, compounded monthly. The 2023 Notes are convertible, at the option of the holder, upon DiamiR’s next equity financing involving the Company’s sale of its equity securities to third party investors, including upon the closing of this Offering. Upon conversion, all unpaid principal and accrued unpaid interest on the 2023 Notes will be exchanged for DiamiR’s securities at the lowest per Share price for securities sold to third parties in the next equity financing.

Between March 2023 and April 2025, DiamiR amended and restated Kira Sheinerman’s note from time to time, to reflect additional loans during the period. Founder loans amounted to $200,000 and $300,000 in the years ended May 31, 2024 and 2025, respectively. As of May 31, 2025, the total amount outstanding under both founder notes was $957,622, including accrued interest.

There are no agreements with the founders with regard to any future financing.

Cash Flows

DiamiR’s net cash flow from operating, investing and financing activities for the periods below were as follows:

	For the Years Ended
	May 31, 2025	May 31, 2024
Net cash (used in) provided by:
Operating activities	$(313,440)	$(308,914)
Investing Activities	—	(1,278)
Financing activities	300,000	200,000
Net decrease in cash and cash equivalents	$(13,440)	$(110,192)

Operating Activities

Net cash used in operating activities for the year ended May 31, 2025 were comparable to the prior period as lower revenue was offset by lower costs. An increase in the Company’s net loss was offset by the collection of unbilled revenue and deferred revenue. The Company’s accounts payable and accrued expense balances increased in each year.

Financing Activities

Net cash provided by financing activities was $300,000 for the year ended May 31, 2025, representing proceeds from a founder loan. Proceeds from founder loans amounted to $200,000 in the year ended May 31, 2024.

Funding Requirements

DiamiR has not completed development of any of its product candidates. DiamiR expects to continue to incur operating losses in the foreseeable future. Subject to receiving additional financing, it anticipates that its expenses will increase substantially due to continued development of CogniMIR®,, increased development activities for pipeline projects and planned commercialization efforts.

DiamiR expects that its existing cash and cash equivalents, and anticipated interest income, will not enable it to complete its development of CogniMIR®. DiamiR’s forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus. DiamiR has based this estimate on assumptions that may prove to be wrong, and it could utilize its available capital resources sooner than currently expected.

DiamiR’s future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

●	the initiation, progress, timing, costs, and results of clinical validation for CogniMIR®

●	the terms and timing of any future collaboration, licensing, or other arrangements that DiamiR may establish;

●	the outcome, timing, and cost of meeting regulatory requirements;

●	the cost of obtaining, maintaining, defending, and enforcing intellectual property rights, including patent rights;

●	the effect of competing technological and market developments;

●	market acceptance of CogniMIR® if DiamiR meets regulatory requirements for its commercialization; and

●	the extent to which DiamiR acquires, licenses, or invests in businesses, products or technologies.

Until DiamiR can generate a sufficient amount of revenue from CogniMIR® and related services and products, if ever, DiamiR expects to finance future cash needs through public or private equity offerings, debt financings or grants. Additional funds may not be available when needed on terms that are acceptable to DiamiR, or at all. If adequate funds are not available, DiamiR may be required to delay, reduce the scope of or eliminate its commercialization efforts. To the extent that DiamiR raises additional funds by issuing shares of common stock, its shareholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. To the extent that DiamiR raises additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to its technologies or its product candidates or grant licenses on terms that may not be favorable to DiamiR. DiamiR may seek to access the public or private capital markets whenever conditions are favorable, even if DiamiR does not have an immediate need for additional capital at that time.

DiamiR does not expect CogniMIR® to be commercially available with reimbursement in place before fiscal 2027, if at all. DiamiR will need to raise substantial additional capital to complete the development and commercialization of CogniMIR®. Because successful development of CogniMIR® is uncertain, DiamiR is unable to estimate the actual funds required to complete research and development and commercialize CogniMIR®. DiamiR also will need to raise substantial additional capital to complete the development and commercialization of other products currently in development.

Going Concern

DiamiR has a limited operating history and incurred net losses of $743,235 and $614,405 for the years ended May 31, 2025 and 2024, respectively, and $283,700 in the three months ended August 31, 2025. DiamiR used net cash of $313,440 in the year ended May 31, 2025 and $171,585 in the three months ended August 31, 2025 for operating activities. The accompanying consolidated financial statements have been prepared assuming DiamiR will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. These conditions raise substantial doubt about DiamiR’s ability to continue as a going concern within twelve months after the date of the consolidated financial statements.

Since the inception of DiamiR in December 2009, the operations of DiamiR has been funded primarily through grant funding, primarily received through the U.S. Department of Treasury and the National Institutes of Health (“NIH”), as well as capital contributions of the founders of DiamiR. Management believes this capital is insufficient to fund DiamiR’s operations for the next twelve months. Management does not anticipate that DiamiR’s existing working capital alone will be sufficient to fund its operations through the successful development and commercialization of products. As a result, DiamiR will need to raise additional capital to fund its operations and continue to conduct activities to support its product development and commercialization activities. Management may raise additional funds by way of a public or private offering or may be awarded additional grants.

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that DiamiR raises additional funds by issuing equity securities, DiamiR’s shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact DiamiR’s ability to conduct business. If DiamiR is not able to raise additional capital when required or on acceptable terms, DiamiR may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that DiamiR would otherwise seek to develop or commercialize.

The consolidated financial statements do not include any adjustments that might be necessary if DiamiR is unable to continue as a going concern.

Critical Accounting Policies and Significant Judgments and Estimates

DiamiR’s management’s discussion and analysis of financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of DiamiR’s consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, DiamiR evaluates our estimates based on historical experience, known trends and events and various other factors, which management believes to be reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to our audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, contain a summary of DiamiR’s significant accounting policies. DiamiR considers the following accounting policies and estimates critical to the understanding of the results of its operations.

Founder Contributions

DiamiR was capitalized by its two founders with a cash contribution by one of its founders of $250,000 for 2,200,000 shares of common stock and a non-cash contribution by the other founder for 2,000,000 shares of common stock.

The founders subsequently made contributions to DiamiR in the form of uncompensated services and loans bearing interest at interest rates DiamiR believes to be below market value. DiamiR recorded discounts on founder notes payable of $34,692 and $35,063 in the years ended May 31, 2025 and 2024, respectively as additional paid-in capital.

Grants Received from Government Agencies

Research and development grants received from government institutions are recognized as revenue as related research obligations are performed, with qualified expenses classified as expenses. If grant funds are received in advance of performance, they are initially recognized as liabilities, to the extent they are refundable.

Since inception, DiamiR has raised over $9.7 million grant funding from government agencies and disease foundations. On October 1, 2020, DiamiR announced that it received two grants from the National Institutes of Health (NIH) in the total amount of approximately $3.86 million. The National Institute on Aging (NIA) awarded the company approximately $3.36 million in a Commercialization Readiness Pilot (CRP) grant as part of its Small Business Innovation Research (SBIR) program. The award builds upon earlier studies conducted by DiamiR in collaboration with leading academic centers and continues to support development of CogniMIR®, the company’s lead diagnostic product candidate for early detection and monitoring of mild cognitive impairment and AD. The second award of $498,572 was granted to DiamiR by the National Institute for Neurological Disorders and Stroke (NINDS) for a project entitled “Circulating Organ-enriched microRNAs as biomarkers of Rett Syndrome.” As of August 31, 2025, DiamiR has used all of its available grant funding.

Stock-based compensation

Stock-based compensation for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

DiamiR issued 44,000 restricted stock units (“RSUs”) in the fiscal year ending May 31, 2023 as compensation for services, subject to certain vesting conditions. No compensation expense related to the RSUs was recognized through August 31, 2025, as the vesting condition was not considered to be probable of achievement for accounting purposes.

DiamiR also issued 140,000 options as consideration for consulting services received from third parties in the fiscal years ending May 31, 2023, subject to certain vesting conditions. In the year ended May 31, 2024, the 140,000 options were canceled and in their place 153,000 options were issued with amended terms, of which 58,500 options were subsequently forfeited.

DiamiR issued 88,000 RSUs and 154,000 stock options in the fiscal year ending May 31, 2023 to our Chief Executive Officer as compensation for services, subject to certain vesting conditions. No compensation expense related to these awards was recognized in the years ended May 31, 2025 or May 31, 2024, as the vesting conditions were not considered to be probable of achievement for accounting purposes.

As of August 31, 2025 and May 31, 2025, unrecognized stock-based compensation expense related to awards for which vesting is not considered probable was $1,093,712 and $1,093,712, respectively. As of August 31, 2025 and May 31, 2025, unrecognized stock-based compensation expense related to restricted stock units for which vesting is not considered probable was $652,080 and $652,080, respectively. This compensation expense will be recognized in future periods if DiamiR determines the vesting conditions have become probable.

Fair Value of Stock

Due to the absence of an active market for our common stock, the fair value of DiamiR’s stock was determined by its board of directors, based on the definition of ‘fair value’ in the FASB ASC Topic 820, Fair Value Measurement and Disclosures, which states that “fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” In arriving at a conclusion, the board reviewed and analyzed information provided by management, including financial information, business plans, and cost data, and collected and analyzed firm values and transactional data from comparable companies in the biotech industry. DiamiR evaluated several valuation approaches including an income approach (discounted cash flows or discounted market multiples), market approach (price/earnings, price/revenue, price/EBITDA) and an asset approach (tangible book value, net asset value, intangible total replacement cost) and selected the asset approach, utilizing replacement cost, as the best alternative to estimate the value of DiamiR’s member units.

The asset approach considers the accumulated value of all of its tangible and intangible net assets. The valuation approach used under the asset approach was the asset accumulation method. Its tangible assets and liabilities were measured at their carrying values since our tangible assets were primarily comprised of cash, recently purchased equipment and accounts payable. Our intangible assets were valued using a replacement cost new method, which measures the total cost, in current prices, to develop a new intangible asset having the same functionality or utility as the intangible asset. The replacement cost new method considers the following cost components: direct costs, indirect costs, the intangible asset developer’s profit, and an opportunity cost or entrepreneurial incentive (e.g., a measure of lost income opportunity cost during the development period adequate to motivate the development process). For this purpose, our costs included personnel costs, using national averages of the costs for the services provided, that were otherwise expensed in our Statements of Operations. The constructed replacement cost was then evaluated for physical, functional, and economic obsolescence. The enterprise value was calculated as the sum of the net tangible assets and the replacement cost of intangible assets. The per unit value was calculated by dividing the enterprise value by the number of outstanding member units, with the resulting value discounted for restrictions on resale and lack of marketability of the member units.

There are significant judgments and estimates inherent in the determination of the valuation method selected and of the inputs to the valuation method used to value our stock. While the assumptions used represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to the underlying assumptions and estimates, the costs DiamiR recognize when issuing stock-based compensation for acquiring goods or providing services could vary significantly from period to period.

Stock Option Plans

DiamiR maintains two stock option plans, under which shares are available for issuance of stock-based awards under terms established by the board of directors. Through May 31, 2025, awards under the plans generally consisted of options with exercise prices equal to fair market value, vesting and service conditions of 18 months to three years without market or performance conditions and ten-year lives. Options granted in the year ended May 31, 2023, for an aggregate of 246,000 shares are subject to vesting conditions related to research and financing milestones. As of May 31, 2025, no shares remain available for future grants under the 2014 Stock Option Plan, which expired in September 2024, and 600,000 shares remain available for future grant under the 2024 Stock Option Plan. The number of shares available under the 2024 Stock Option Plan will increase by 2% per year or such lower number of shares as may be determined by the Company’s board of directors.

There was no stock option activity in the three months ended August 31, 2025.

The following is an analysis of the stock option activity under the Plans between May 31, 2023 and May 31, 2025.

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding May 31, 2023	557,450	$6.04
Granted	153,000	0.01
Exercised	—	—
Expired or forfeited	(198,500)	4.95
Outstanding May 31, 2024	511,950	$4.66
Granted	—	—
Exercised	—	—
Expired or forfeited	—	—
Outstanding May 31, 2025	511,950	$4.66
Exercisable May 31, 2025	263,450	$4.96

The weighted average grant-date fair value of stock options granted during the years ended May 31, 2024 and 2023 was $7.00 and $6.18, respectively, based on the following weighted average assumptions:

		2024
Expected term in years	10	10
Expected volatility	81%	81%
Risk-free interest rate	4.1%	4.1%
Expected dividend yield	0%	0%

In October 2023, DiamiR modified the terms of certain of its outstanding stock options representing an aggregate of 140,000 shares. These modifications included a reduction in exercise prices from $7.01 per share to $0.01 per share and the addition of performance and vesting conditions, not currently considered probable of achievement, related to corporate transactions.

In the year ended May 31, 2025, stock-based compensation expense amounted to $24,312, which is included in research and development expenses. In the year ended May 31, 2024, stock-based compensation expense amounted to $194,846, of which $182,912 is included in research and development expenses and $11,934 is included in general and administrative expenses. As of May 31, 2025, there is no unrecognized stock-based compensation expense related to options for which vesting is considered probable. As of May 31, 2025, unrecognized stock-based compensation expense related to options for which vesting is not considered probable was $1,093,712.

In the year ended May 31, 2023, DiamiR issued 132,000 restricted stock units, vesting upon a change in control or public listing of DiamiR’s common stock. In the year ended May 31, 2024, concurrent with the modification of stock options described above, DiamiR terminated outstanding restricted stock units representing 44,000 shares. Vesting of the units is not considered probable and no compensation expense has been recognized through the year ended May 31, 2025. The grant-date fair value and unrecognized compensation expense as of May 31, 2023 related to the restricted stock units amounts to $652,080.

There was no additional stock option activity in the year ended May 31, 2025.

Laboratory Acquisition and Intangible Assets

On April 15, 2021, pursuant to an Asset Purchase Agreement, DiamiR acquired certain laboratory assets, facilities and operations from Interpace, a provider of molecular diagnostic tests. The total purchase consideration consisted of 42,820 shares DiamiR common stock with an estimated fair value of $300,000. At acquisition, $197,761 of the purchase price was allocated to laboratory certifications and licenses.

At acquisition, the laboratory was in active operation, providing services to third-parties, and DiamiR accounted for the acquisition as the purchase of a business in accordance with FASB ASC Topic 805 Business Combinations. Accordingly, DiamiR recorded the assets acquired at their estimated fair values.

The following table summarizes the purchase price allocation:

Estimated fair value
Assets acquired:
Property and equipment	$102,239
Certifications and licenses	197,761
Total assets acquired	$300,000

Certifications and licenses represent the laboratory’s CLIA certification and its state operating licenses and intangible assets, which are transferable together with other related acquired assets and operations under certain conditions.

DiamiR intends to use the certification and licenses to provide future proprietary and other testing services and have not identified any plans, regulatory restrictions, competition, significant maintenance costs or other factors that would limit their useful lives. Accordingly, DiamiR considers them to be indefinite-lived assets and do not amortize them. It will periodically evaluate the assets for impairment and may record charges, if and when an impairment is identified based on changes in the factors described above or on future economic or operating developments. The estimated useful lives of the property and equipment is three to seven years.

Income Taxes

DiamiR evaluates uncertain tax positions based on the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustment may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue. The Company recognizes a tax benefit from an uncertain tax position when it is more-likely-than-not that it will be sustained upon examination by tax authorities. As of May 31, 2025, DiamiR’s income tax liability of $176,002 reflected unrecognized tax benefits related to current deductions for certain funded research and development expenses subject to interpretations of applicable tax law, in excess of available net operating carryforwards.

On July 4, 2025, H.R.1, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The OBBB eliminating the requirement under Internal Revenue Code Section 174 to capitalize and amortize U.S.-based research and experimental expenditures over five years, making these expenditures fully deductible in the period incurred, among other provisions. DiamiR adjusted its recorded tax liability for the provisions of the law in the period it was enacted. Accordingly income tax (benefit) expense in the three months ended August 31, 2025 reflects the reversal of prior-period provisions for such unrecognized tax benefits.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 requires additional disclosure of certain amounts included in the expense captions presented on the condensed consolidated statement of operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. DiamiR is currently evaluating the impact of ASU 2024-03 on its condensed consolidated financial statements and related disclosures.

There are no other recently issued accounting pronouncements that DiamiR believes might have a material impact on its financial position or results of operations.

Statement Regarding Unaudited Financial Information

The unaudited financial information incorporated herein is subject to adjustments that may be identified when audit work is performed on the Company’s year-end financial statements, which could result in significant differences from this unaudited financial information.

DIAMIR’S BUSINESS

DiamiR conducts all of its operations through its wholly-owned operating subsidiary, DiamiR, LLC (“DiamiR, LLC”), which is a molecular diagnostic company initially focused on development and commercialization of innovative blood-based tests for minimally invasive risk assessment and monitoring of Mild Cognitive Impairment (MCI), Alzheimer’s disease (AD), Parkinson’s disease (PD), and other neurodegenerative diseases (NDs). The proprietary technology developed at DiamiR is based on quantitative analysis of circulating organ-enriched microRNAs (miRNAs) in plasma, a class of molecules distinct from proteins; thus, this approach tests a separate biological pathway than traditional blood protein markers interrogate. The technology also can be applied to disease areas beyond NDs, including, a rare neurological and developmental disorder Rett syndrome, cancer, and inflammatory disorders, where DiamiR’s work is at an early stage.

DiamiR’s business objectives include the development of lab-developed tests (LDTs) under Clinical Laboratory Improvement Amendments (CLIA) and FDA oversight guidelines primarily based on the identified miRNA signatures, and potentially the development of blood protein biomarkers for risk stratification of cognitively unimpaired individuals vs MCI vs AD patients. DiamiR believes the tests will be used to facilitate enrollment of better-defined patient groups into clinical trials that are less heterogeneous than current practice affords, as well as for disease and treatment monitoring and screening. DiamiR believes clinical tests for risk stratification are a valuable tool for personalized medicine, allowing healthcare providers to allocate resources efficiently and deliver targeted interventions to those who are most likely to benefit.

The first test in the DiamiR’s pipeline, CogniMIR®, will be used to detect and determine risk of MCI, a heterogeneous condition characteristic of many NDs. Initially, CogniMIR® could be used by clinicians and researchers to screen patients for clinical studies aiming to prevent or to intervene early in the development of neurodegeneration.

DiamiR aims to follow the development of CogniMIR® with the development and commercialization of tests for early, specific identification and monitoring of AD, PD, other NDs, Rett syndrome, cancer, and potentially other diseases.

DiamiR’s Structure

DiamiR was incorporated in Delaware on June 16, 2014 and is headquartered in Princeton, New Jersey. DiamiR operates through its wholly-owned operating subsidiary, DiamiR, LLC (the “Subsidiary”) that was incorporated as a limited liability company in Delaware on September 17, 2009.

On October 1, 2014, DiamiR entered into a Share Exchange Agreement with DiamiR, LLC, pursuant to which DiamiR acquired 100% of the issued and outstanding units of DiamiR, LLC in exchange for 4,282,000 shares (100%) of DiamiR’s common stock (the “Share Exchange”), and DiamiR, LLC became a wholly-owned subsidiary of DiamiR. The Share Exchange is recognized as a combination of entities under common control as both DiamiR, LLC and DiamiR has been controlled before and after the transaction by the same shareholders. As such, the financial statements and financial information contained in this filing for prior years has been retrospectively adjusted as if the Share Exchange had occurred at the beginning of the earliest period presented.

Below is the chart showing DiamiR’s corporate structure:

DiamiR’s Strategy

DiamiR’s objective is to improve care for patients with NDs and other diseases by developing and commercializing innovative cost-effective blood-based tests for early detection and monitoring of pathology. To achieve this objective, DiamiR’s strategy is to:

Identify and validate blood-based miRNA biomarker signatures of different pathologies.    DiamiR selects candidate biomarkers among organ-enriched miRNAs detectable in blood. DiamiR has assembled a proprietary database that incorporates publicly available and proprietary data on a large number of miRNAs; DiamiR keeps this database up-to-date as new information becomes available.

●	DiamiR uses a highly sensitive method for miRNA qualification, quantitative real-time polymerase chain reaction (“RT-qPCR”), to measure plasma levels of candidate miRNA biomarkers. Quantitative reverse transcription polymerase chain reaction, also called RT-qPCR, is used to detect and quantify levels of miRNA. Extracted miRNA is first transcribed into complementary DNA (cDNA). The cDNA is then used as the template for the quantitative PCR or real-time PCR reaction (qPCR). In qPCR, the amount of amplification product is measured in each PCR cycle using fluorescent probe: miRNAs are detected and quantified by a SYBR® Green-based dye. The reaction contains a miRNA-specific primer and a primer that recognizes the universal tag sequence. mRNAs are quantified by SYBR Green- based real-time PCR using target-specific primers designed to detect targeted miRNAs in DiamiR’s panel.

●	DiamiR currently employs “biomarker pair” approach to adjust for effects not related to the disease, typically by measuring a miRNA from the region of an organ where the disease processes are most profound and comparing it to a miRNA from a part of the organ that is thought to be relatively stable throughout the disease. Thus, DiamiR normalizes for differences in miRNA transport to the blood, stability of miRNA, our laboratory procedures, etc. DiamiR has developed a proprietary custom software and is currently developing a second-generation software to support its LDTs in development. In July 2023, DiamiR announced entering into a service agreement with JADBio — Gnosis DA S.A (“JADBio”), a leading machine learning and AI tools provider, to use their machine learning based platform for analysis of our data and generation of additional algorithms, which are owned by DiamiR.

●	DiamiR has completed several proof-of-principle studies and established the 24-miRNA panel of brain-enriched and inflammation-associated miRNAs detectable in plasma as promising biomarkers of neurodegeneration.

●	DiamiR plans on initiating a clinical validation study to demonstrate the diagnostic performance of its assay using large cohorts of well-characterized clinical samples to satisfy CLIA and CAP requirements.

Many of its plasma samples are stored in -80°C freezers located at DiamiR laboratory and will be available to DiamiR when its clinical validation work begins. These freezers have temperature control monitors and automated alarms capable of informing, including remotely, DiamiR lab personnel of any malfunctions and temperature drops. DiamiR has multiple freezers available to it and can move samples if any freezer goes offline. Plasma samples stored at -80°C remain stable and usable for years.

Offer well characterized protein biomarker tests.    Over the past 15 years, significant progress has been made in the development of blood protein markers as valid diagnostic markers for MCI and AD, and recently as surrogate markers for disease monitoring and therapeutic response measurements. These biomarkers play critical roles in AD pathology and as such are useful diagnostic targets:

Alzheimer’s disease is characterized by the accumulation of extracellular amyloid β (Aβ) plaques, intraneuronal inclusions (neurofibrillary tangles) composed of truncated and phosphorylated forms of the microtubule-stabilizing protein tau, dystrophic neurites, loss of synapses and neurons, and a prominent gliosis that involves changes in the morphology and function of microglia and astrocytes. Currently, validated biomarkers exist for amyloid pathology (Aβ positron emission tomography [PET] and the ratio of Aβ42 over Aβ40 peptides) and Aβ in cerebrospinal fluid [CSF Aβ42/Aβ40]). Also, pTau-181 and pTau-217 proteins have been gaining attention as potential biomarkers of tau dysfunction/aggregation and amyloid pathology for differential diagnosis of AD and MCI. These protein targets are involved in biological pathways that are different, but potentially synergistic, with DiamiR’s miRNA testing platform.

DiamiR believes that offering biomarker testing will be critical in securing biopharma contract research work, while concurrently it has the potential to improve the clinical performance of DiamiR’s CogniMIR® test by combining miRNA with blood protein markers. Specifically, DiamiR would offer its panel of miRNA and protein biomarkers to help identify and select MCI and early dementia participants for clinical studies. DiamiR could potentially use its assay to monitor progression and drug response in the studies as well.

DiamiR’s understanding of the market indicates a strong demand for such testing services from drug development companies. Clinical research collaborations with industry offer near-term revenue opportunity for DiamiR. Biopharma Services can incorporate DiamiR’s classifiers and customized panels of miRNA and protein biomarkers that address different scientific questions depending on disease stage (e.g. preclinical, prodromal, and/or mild/moderate), drug target (e.g. associated with synaptic dysfunction, neuroinflammation, vascular component, etc.), target population (e.g. amyloid-positive/APOE carriers), and intended use (e.g. screening and/or monitoring in clinical trials). These customized projects offer the potential, when appropriate, for new joint IP to be generated and for companion diagnostic test development. Additionally, they will provide revenue to support the expansion in operational capacity of DiamiR.

Optimize blood collection methodology.    Currently, DiamiR uses plasma, separated from whole blood at the clinical site of collection, as DiamiR’s primary source of liquid biopsy material to extract miRNA from subjects and for clinical testing. While suitable for clinical trial support and biopharma services, this methodology can be further improved for physician offices setting to improve customer adoption and DiamiR is currently exploring options that would allow shipment of whole blood from collection sites to its lab, where DiamiR laboratory staff would spin down the plasma for use in CogniMIR® panel. DiamiR is testing a number of collection tubes, preservatives and extraction methods to identify the optimal collection and shipping conditions for the clinical commercial version of its test.

Classifier and algorithm development.    DiamiR is in the process of developing a second generation software to support its LDTs in development. DiamiR is expanding the capabilities of its current proprietary analytical software by adding Machine Learning and AI capabilities to it and training its classifier to optimize its performance.

DiamiR began this initiative in July 2023 through a service agreement with JADBio (jadbio.com), pursuant to which DiamiR purchased a nonexclusive, non-assignable, non-sublicensable, license to use its Automated Machine Learning (AutoML) Platform and Services (the “JB License”) for development of predictive models based on DiamiR microRNA panels and other factors for risk assessment in Alzheimer’s disease and Rett syndrome. Their AutoML tools allows for supervised learning, developing methods falling in the class of feature selection (a.k.a., variable selection or attribute selection), which in turn can be coupled with predictive modeling algorithms to identify (bio) signatures, defined as minimal-size subsets of molecular and other biological measurements that collectively lead to optimal predictions. Initially DiamiR’s focus will be on training and optimizing a miRNA panel and demographic risk factors, such as sex and age. Next, DiamiR will introduce protein biomarkers to the classifier, re-training it to identify additional risk of progression information. There are no guarantees that DiamiR’s AI/ML work will result in a working algorithm(s) or that the algorithms DiamiR develops will prove to be accurate. DiamiR relies on available statistical approaches and their derivatives for our data analysis needs. The tools currently available to DiamiR do not guarantee a positive outcome.

JADBio is a vendor, similar to other vendors with which DiamiR can work; any data DiamiR generate belongs to DiamiR. DiamiR’s contract with JADBio expired in 2024 and DiamiR chose not to renew it at this time.

Develop proprietary LDTs in DiamiR’s CLIA-certified laboratory. DiamiR has the capacity to process between about 3500 – 5500 tests per year. DiamiR plans on introducing automation and robots into its lab operations to increase capacity, reduce turn-around-time (TAT), improve efficiency, drive lower COGS, and reduce overhead expenses. DiamiR closely monitors FDA and congressional action around LDT statutes and will adjust its strategy accordingly.

Drive early adoption of the tests based on establishing collaborations with leading academic centers and industrial partners to ensure strong support for the tests from Key Opinion Leaders (KOLs) at launch. DiamiR also aims to continue and to expand relationships with key associations, such as Alzheimer’s Association, Alzheimer’s Drug Discovery Foundation (ADDF), Gates Ventures, and International Rett Syndrome Foundation (IRSF). DiamiR has participated in, and plans on attending and presenting our work at key symposiums and conferences, such as Alzheimer’s Association International Conference (AAIC), Clinical Trials on Alzheimer’s Disease (CTAD), AD/PD Alzheimer’s & Parkinson’s Diseases Conference, Child Neurology Society (CNS) meeting and publish its work in high profile peer-reviewed journals.

Implement a robust commercial strategy aimed at securing coverage and contracting with Medicare and private payors. Publishing evidence of DiamiR’s tests’ validity and utility will drive its clinical work which in turn will power DiamiR’s reimbursement efforts.

Work closely with licensing and regulatory agencies to ensure that clinical validity and utility of the tests satisfy all necessary requirements and quality control standards. These include maintaining licenses with States department of Health, CLIA and College of American Pathology (CAP).

Build a pipeline/portfolio of early detection and risk assessment tests in Brain health and other indications, including tests for Rett syndrome, and gastrointestinal (GI) and pulmonary (lung) cancers.

In addition to DiamiR’s CogniMIR test for AD, it is developing a miRNA-based assay for monitoring of progression and severity of Rett Syndrome; a panel of blood protein biomarkers for MCI and AD; a blood-based miRNA test for Glioblastoma, an aggressive form of brain cancer; and miRNA panels for lung and GI malignancies.

The following table sets forth the current clinical status and next development steps for DiamiR’s current “lead products,” along with the date DiamiR currently believes it will complete such next step towards launching the tests in clinical practice setting.

Product/Indication	Status	Next Step	Estimated Completion Date of Next Step(1)
APOE Genotyping Test/AD(2)	Validated	Ready for commercial launch	Completed
CogniMIR®/MCI & AD	Test Optimization	Clinical Validation Study	2H 2026
RETT Syndrome Test	Clinical Validation Study	Pre-Commercial Activities	2H 2026
Blood Protein Biomarker Panel/MCI & AD(3)	Vendor/Platform Selection	Analytical Validation Study	1H 2026
Glioblastoma Panel	Proof-of-Concept Study	Analytical Validation Study	1H 2026
Pulmonary Cancer Panel	Proof-of-Concept Study Completed	Analytical Validation Study	TBD
GI Cancer Panel	Proof-of-Concept Study Completed	Analytical Validation Study	TBD

(1)	This is DiamiR’s current estimated completion date for the tasks listed as “next steps” in the table above.

(2)	This is a commercial test available through multiple vendors that DiamiR has analytically validated in its lab under CLIA requirements, but the current plan is to launch it in conjunction with CogniMIR®, as either a standalone product or part of the CogniMIR® panel.

(3)	Multiple vendors offer commercial kits for a number of blood protein markets; once DiamiR chooses an appropriate kit/vendor, it will analytically validate those selected kits in its labs under CLIA regulations.

Typically, DiamiR’s diagnostic tests go through the standard set of steps outlined below to evaluate their potential as a marketed product, which we use to satisfy the CLIA and FDA’s clinical requirements. The data generated through these steps becomes part of the premarket submission and as explained below, the FDA implemented New Rules (as defined below), which include quality systems and reporting requirements, for which DiamiR will hire outside consultants and experts to help ensure that DiamiR is satisfying those requirements.

Step 1:	Proof-of-Concept Study. In this phase, potential target analytes are identified and a plan for their detection is developed. In DiamiR’s case, DiamiR focuses on miRNAs, and through literature searches and its own accumulated knowledge base identifies target miRNAs for a specific indication. Once the target list is finalized, DiamiR checks the feasibility of testing for the expression of the target miRNAs and use synthetic controls to develop a working assay.

Step 2:	Analytical Validation Study. In this step DiamiR’s goal is to determine key analytical validation metrics, as required by CLIA guidelines, for the pipeline product. Using synthetic controls and/or call lines and clinical samples DiamiR establishes:

●	Accuracy

●	Precision

●	Reproducibility; and

●	Reportable ranges for the assay.

DiamiR will also run the assay by multiple operators over different days to establish the test’s inter and intra-run reproducibility metrics.

Test optimization refers to finalizing the testing parameters and locking in the Standard Operating Procedures (SOPs) and finalizing algorithms used to analyze the raw data from DiamiR’s runs.

Step 3:	Clinical Validation Study. In this step, the tests’ performance characteristics will be determined using clinical samples with known outcomes. By comparing DiamiR’s test results with clinical outcomes, DiamiR determined the assays:

●	Clinical Accuracy

●	Area Under the Curve (AUC, a measure of difference between diseased and non-diseased samples)

●	Sensitivity (a measure of Test’s ability to designate an individual with disease as positive)

●	Specificity (a measure of Test’s ability to designate an individual who does not have a disease as negative)

●	Negative Predictive Value (NPV)

●	Positive Predictive Value (PPV)

A test with robust Clinical Validation results can be made commercially available.

Once a test has successfully completed all three steps noted above, it can be commercialized. However, a producer/manufacturer may decide not to move to commercialize the test until it receives sufficient reimbursement coverage.

Validating a test to ensure it is ready for launch requires clinical evidence and FDA clearance; commercializing a product requires reimbursement from CMS/Medicare and private insurance companies, as tests that are not reimbursed most likely will not gain uptake in the marketplace. To garner coverage and have a test deemed medically necessary, payors will typically require additional studies, including Clinical Utility studies aimed at demonstrating how a test changes patients’ treatment and/or physician behavior. For example, a test with high clinical utility may prevent unnecessary surgeries or help physicians choose the right therapeutic regimen for or recommend an important lifestyle change to a patient, when absent that test, a different treatment course, with worse results would be adopted.

While DiamiR plans on conducting Clinical Utility studies for its CogniMIR®, at this time DiamiR has no assurances that insurance companies will cover its tests and if they do, how much they will pay for DiamiR’s tests. While coverage and contracting discussions with insurance company typically take ~12 to 18 months, DiamiR cannot provide an estimated timeline, or guarantee of a positive outcome for these activities at this time due to the nature of the reimbursement process and rules regarding same.

The timing of estimated completion dates noted in the table above is based on DiamiR’s best estimate at this time, however, these dates are subject to change and potential delays based on changes in DiamiR’s priorities and on factors outside of DiamiR control, such as supply chain disruptions, clinical study results, and other factors discussed in the Risk Factors section are possible. DiamiR also has no control over the regulatory regime that currently governs or will govern the products in the future and therefore cannot estimate whether or not DiamiR will need to comply with any future regulations that could delay the commercialization of its products.

For all of DiamiR’s pipeline products DiamiR plans on utilizing the LDT path to market.

DiamiR previously published proof-of-concept data for the Pulmonary and GI panels (“Analysis of organ-enriched microRNAs in plasma as an approach to development of Universal Screening Test: feasibility study”, by Sheinerman KS et al. J Transl Med 11:304 2013, PMID: 24330742).

miRNAs are Powerful and Patient-Friendly Biomarkers

DiamiR is an active participant in the burgeoning field of microRNA (miRNA) biomarkers. miRNA biomarkers have already been used in clinical assays in the oncology, and evidence of their utility in brain health and Alzheimer’s space has been growing every year since 2010. According to data compiled from pubmed.gov in 1Q2023, 85 peer-reviewed papers published on the utility of miRNAs in Alzheimer’s disease in 2013 has increased to 310 by 2022. Evidence of the role of miRNAs in AD biology and their utility as diagnostic targets has been published by labs in both industry and academic settings. The graph below captures the number of peer-reviewed papers listed on pubmed.ncbi.nih.gov on the role of miRNAs in AD by year, increasing from 46 publications in 2012 to over 300 in 2022.

https://pubmed.ncbi.nlm.nih.gov/?term=alzhemiers+microRNA

Biology of miRNAs

miRNAs are a class of non-coding, approximately 22 nucleotide long, functional RNA molecules. They play important role in the regulation of gene expression by binding to complementary regions of messenger RNA transcripts, the type that encode proteins, to regulate their translation to proteins or their degradation (Huang, et al, J Physiol Biochem. 67, 129-39 (2011)). Frequently, one miRNA can target multiple messenger RNAs (mRNAs) and one mRNA can be regulated by multiple miRNAs targeting different regions of the 3’ UTR (untranslated region).

Once bound to an mRNA, miRNA can modulate protein production by affecting mRNA translation and stability, and thus have a significant impact on cell biology and disease pathology. (Griffiths-Jones et al., Nucleic Acids Res. 34, Database issue: D140 – D144 (2006); Bartel, Cell 136, 215-233 (2009); Kim, Mol Cells 19, 1 – 15 (2005); Ha, et al., Nat Rev Mol Cell Biol. 15, 509 – 524 (2014); Roberts, Mol Ther Nucleic Acids 3:e188 (2014); Vishnoi, et al., Methods Mol Biol. 2595, 1-12 (2023)).

Many miRNAs are specific to, or are over-expressed, in certain organs and tissues, including different brain regions (such as hippocampus, midbrain, frontal cortex, pituitary gland), and different cell types, such as neurons and glial cells (Landgraf, et al., Cell 129, 1401-1414 (2007); Liang, et al., BMC Genomics 8, 166 (2007); Lee, et al., RNA 14, 35-42 (2008); Sempere, et al., Genome Biol. 5, R13 (2004); Deo, et al., Dev. Dyn. 235, 2538 – 2548 (2006); Bak, et al., RNA 14, 432-444 (2008); He, et al., Neuron 73, 35 – 48 (2012)). Some miRNAs, including those that are cell-specific, are enriched in certain cellular compartments, particularly in axons, dendrites and synapses (Schratt, et al., Nature 439, 283-289 (2006); Lugli, et al., J. Neurochem. 106, 650-661 (2008); Pichardo-Casas, et al., Brain Res. 1436, 20-33 (2012)).

Expression and levels of miRNAs are regulated by various physiological and pathological signals. Changes in expression of some miRNAs were found in neurons of patients with Alzheimer’s Disease, Parkinson’s disease, and other neurodegenerative diseases (Saba, et al., PLoS One 3, e3652 (2008); Cogswell, et al., J. Alzheimers Dis. 14, 27-41 (2008); Schaefer, et al., Exp. Mol. Med. 42, 749-758 (2010); Lukiw, Neuroreport 18, 297-300 (2007); Hebert, et al., J Alzheimers Dis. 35, 335-348 (2013); Lau, et al., EMBO Mol Med. 5, 1613-1634 (2013)).

Cellular pathophysiology selectively affects miRNA secretion, thus making miRNAs potentially effective biomarkers of disease (Pigati, et al., PLoS One 5, e13515 (2010); Mori, et al., Cell Metab. 30, 656-673 (2019); Gelbert, et. al, Nat Rev Mol Cell Biol. 20, 21 – 37 (2019)). miRNAs can cross the blood-brain barrier and are stable in the bloodstream and other bodily fluids (Russo, et al., PLoS One. 7, e47786 (2012)). miRNAs appear in circulation in complexes with proteins, lipoproteins, and in microvesicles (Arroyo, et al., Proc Natl Acad Sci USA. 108, 5003-5008 (2011); Sun, et al., Clin. Chem. Lab. Med. 50, 2121-2126 (2012)).

In October 2024, the Nobel Assembly at Karolinska Institutet awarded the 2024 Nobel Prize in Physiology or Medicine jointly to Dr. Victor Ambros and Dr. Gary Ruvkun for the discovery of microRNA and its role in post-transcriptional gene regulation. The press release regarding this award stated that the recipients “groundbreaking discovery revealed a completely new principle of gene regulation that turned out to be essential for multicellular organisms, including humans. It is now known that the human genome codes for over one thousand microRNAs. Their surprising discovery revealed an entirely new dimension to gene regulation. MicroRNAs are proving to be fundamentally important for how organisms develop and function.” (The Nobel Prize in Physiology or Medicine 2024 — NobelPrize.org). Although Dr. Ambros and Dr. Ruvkun are not associated with DiamiR, their discovery laid the foundation for the diagnostic approach developed by DiamiR team.

In vitro analysis of miRNAs as potential biomarkers

Investigators typically use one of two methods to discover whether miRNAs correlate with a disease, and each method has its limitation: first, expression patterns of hundreds of miRNAs in a bodily fluid from patients with a pathology of interest and from control subjects are compared using RT-qPCR, miRNA array or next generation sequencing (NGS). NGS is a technology for DNA and RNA sequencing and variant/mutation detection. This technology combines the advantages of unique sequencing chemistries, different sequencing matrices, and bioinformatics technology. Such a combination allows a massive parallel sequencing of various lengths of DNA or RNA sequences or even whole genome within a relatively short period of time. NGS involves several major steps in sequencing: DNA fragmentation, library preparation, parallel sequencing, and bioinformatics analysis, and variant/mutation annotation and interpretation.

Second, analysis of disease-specific miRNAs is performed by comparing miRNAs isolated from pathologic and normal tissue, organ, or cells (MicroRNA profiling: approaches and considerations. Colin C. Pritchard et. al., Nature Reviews Genetics volume 13, pages 358 – 369 (2012)). Both approaches hold promise; however, because the identified biomarkers are not restricted to a particular organ or tissue, they are often not sufficiently sensitive and/or specific to be of practical use. (Advances in multiplexed techniques for the detection and quantification of microRNAs. Jet et. al., Chem. Soc. Rev., 2021, 50, 4141-416 &Direct detection and quantification of microRNAs. Hunt et. al. Anal Biochem. 2009 Apr 1; 387(1): 1 – 12).

Summary of Current Approaches to Analysis of miRNA in Plasma

In the table above, the main advantage of the first approach [miRNA Array/NGS], i.e. the ability to test hundreds of miRNAs and its disadvantages, namely lower sensitivity and higher variability as compared to RT-PCR are reported in the following references.

Williams Z, Ben-Dov IZ, Elias R, Mihailovic A, Brown M, Rosenwaks Z, Tuschl T. Comprehensive profiling of circulating microRNA via small RNA sequencing of cDNA libraries reveals biomarker potential and limitations. Proc Natl Acad Sci U S A. 110, 4255-4260 (2013). PMID: 23440203.

Lodes MJ, Caraballo M, Suciu D, Munro S, Kumar A, Anderson B. Detection of cancer with serum miRNAs on an oligonucleotide microarray. PLoS One. 4, e6229 (2009). PMID: 19597549.

Moldovan L, Batte KE, Trgovcich J, Wisler J, Marsh CB, Piper M. Methodological challenges in utilizing miRNAs as circulating biomarkers. J Cell Mol Med. 18, 371-390 (2014) PMID: 24533657.

The advantages and disadvantages of the second approach [Disease Specific Analysis] summarized in the table are reported in the following references:

Haider BA, Baras AS, McCall MN, Hertel JA, Cornish TC, Halushka MK. A Critical Evaluation of microRNA Biomarkers in Non-Neoplastic Disease. PLoS One. 9, e89565 (2014). PMID: 24586876.

Boeri, M., Verri, C., Conte, D., Roz, L., Modena, P., Facchinetti, F., Calabrò, E., Croce, C. M., Pastorino, U., and Sozzi, G. (2011). MicroRNA signatures in tissues and plasma predict development and prognosis of computed tomography detected lung cancer. Proc. Natl. Acad. Sci. USA 108, 3713-8. PMID: 21300873.

Cuk, K., Zucknick, M., Heil, J., Madhavan, D., Schott, S., Turchinovich, A., Arlt, D., Rath, M., Sohn, C., Benner, A., Junkermann, H., Schneeweiss, A., and Burwinkel, B. (2013). Circulating microRNAs in plasma as early detection markers for breast cancer. Int. J. Cancer 132, 1602-12. PMID: 22927033.

The third approach [Organ/cell specific analysis] has been developed by DiamiR; its advantages and disadvantages vs other approaches reflect the current opinion of the management based on its experience with technology to date and data reported in peer reviewed DiamiR’s publications listed elsewhere in this document.

Innovative technology developed by DiamiR addresses some of the limitations of these approaches. DiamiR hypothesizes that changes in plasma levels of circulating miRNAs known to be enriched in specific regions of the brain involved in a disease pathology are more likely to reflect associated pathologic processes than changes in levels of ubiquitous miRNAs or other brain-enriched miRNAs. DiamiR analyzed expression and secretion of neurite/synapse specific miRNAs, which could be affected by neurite/synapse dysfunction and destruction characteristic of early stages of neurodegeneration. Since these cellular neurodegenerative processes occur 10+ years prior to any manifestation of dementia and Alzheimer’s symptoms, a miRNA testing platform has the potential to identify at-risk subject years before symptoms arise.

To compensate for processes unrelated directly to a disease pathology, e.g. changes in blood-brain barrier permeability, DiamiR employed the “biomarker pair” approach normalizing levels of miRNAs enriched in neurons of affected brain areas by levels of other brain-enriched miRNAs expressed in brain areas or cell types not involved in early stages of disease pathology. DiamiR has also found that high correlation of plasma concentrations of miRNAs in a candidate biomarker miRNA pair is critical for achieving high sensitivity and specificity of the pair as a biomarker. This finding significantly improves the selection of optimal miRNA pairs. Advantages and disadvantages of “Organ/Cell Specific Analysis” developed by DiamiR vs. other approaches to identifying miRNA biomarkers are summarized in the table above.

In summary, miRNAs are powerful biomarkers, because:

●	certain miRNAs are enriched in

●	specific organs in the body (e.g. brain)

●	organ regions or tissues in an organ (e.g. hippocampus)

●	cell types (e.g. neurons)

●	cellular compartments within a cell (e.g. neurites, synapses)

●	miRNAs appear in blood because they

●	are secreted/excreted into extracellular space in normal cellular processes

●	can cross the blood-brain barrier

●	are stable in circulation

●	Mature technologies are available for miRNA detection

●	miRNAs are reflective of the biology of the disease at the time of biological samples are collected

●	miRNAs are stable analytes and can be handled in the lab without degradation concerns

Thus, miRNAs from the brain can be interrogated using a routine blood sample.

Early, Specific Detection of MCI and AD

MCI and AD

Both the number of AD patients and the number of people at risk for developing AD are growing rapidly, especially in the developed countries, in part due to increased lifespan.

Early diagnosis and intervention are keys to developing more effective treatment, or potentially prevention, of AD. Alzheimer’s Association Report: 2025 Alzheimer’s Disease Facts and Figures (https://www.alz.org/media/documents/alzheimers-facts-and-figures.pdf) provides the following statistics:

●	An estimated 7.2 million Americans age 65 and older are living with Alzheimer’s in 2025. Seventy-four percent are age 75 or older.

●	About 1 in 9 people age 65 and older (11%) has Alzheimer’s.

●	Almost two-thirds of Americans with Alzheimer’s are women.

●	Older Black Americans are about twice as likely to have Alzheimer’s or other dementias as older Whites.

●	Older Hispanics are about one and one-half times as likely to have Alzheimer’s or other dementias as older Whites.

●	People younger than 65 can also develop Alzheimer’s dementia. Although prevalence studies are limited, researchers believe about 110 of every 100,000 people age 30 to 64 years, or about 200,000 Americans in total, have younger-onset dementia.

●	Someone in the US develops AD every 67 seconds and by 2050 one new case of AD is expected to develop every 33 seconds (~1M new cases per year);

●	Deaths due to Alzheimer’s disease between 2000 and 2019 have more than doubled, increasing 145%.

●	Among people aged 70, 61% of those with Alzheimer’s dementia are expected to die before age 80, compared with 30% of people without Alzheimer’s dementia.

●	This results in a significant cost burden to families, and payors such as Medicare and Medicaid:

●	In 2025, total payments for all individuals with Alzheimer’s disease or other dementias are estimated at $384 billion (not including unpaid caregiving).

●	Medicare and Medicaid are expected to cover $245 billion, or 64%, of the total health care and long-term care payments for people with Alzheimer’s disease or other dementias. Out-of-pocket spending is expected to be around $97B in 2025.

●	Total payments for health care, long-term care and hospice care for people with Alzheimer’s disease and other dementias are projected to increase to nearly $1 trillion in 2050.

The total lifetime cost of care for someone with dementia is estimated at $371,621.

The figure below, adapted from the Alzheimer’s Association Report presents percentage changes in selected causes of death between 2000 and 2022 (all ages). While the proportion of deaths from heart disease, stroke, breast and prostate cancer, and HIV decreased, the proportion of deaths from AD in the US increased by over 140%.

Percentage Changes in Selected Causes of Death (All Ages) in the US between 2000 and 2022

Over the past 20 years, several investigational drugs for AD failed in clinical development. These drugs were intended to affect different aspects of AD pathology. A fundamental challenge of AD is that at the point at which physicians can render a definitive diagnosis, the patient has already suffered massive neuronal loss leading to overt cognitive dysfunction. Thus, clinical trials that are conducted in patients with advanced disease at the time of their enrollment may be targeting subjects too late in the disease progression for any meaningful impact on disease by the drug being tested. However, recently a number of high-profile positive study results, have brought hope for treatment options for AD, including the TRAILBLAZER-ALZ 2 Phase 3 study done by Eli Lilly and Company (NYSE: LLY) in May 2023 ((https://investor.lilly.com/news-releases/news-release-details/lillysdonanemab-significantly-slowed-cognitive-and-functional) and the Phase 3 randomized study data for lecanemab done by Eiasi and Biogen in November 2022 (https://investors.biogen.com/news-releases/news-release-details/fda-grants-traditionalapproval- leqembir-lecanemab-irmb). On July 6, 2023, the FDA granted full approval for lecanemab, which was shown to moderately slow cognitive and functional decline in early-stage cases of the disease. On July 2024, Eli Lilly announced that the FDA has approved its anti-amyloid beta monoclonal antibody Kisunla (donanemab) for the treatment of patients with MCI and mild AD (https://investor.lilly.com/news-releases/news-release-details/lillys-kisunlatm-donanemab-azbt-approved-fda-treatment-early).

DiamiR believes that these approvals support DiamiR’s thesis that enrolling earlier stage MCI and/or mild dementia patients is an effective strategy for drug developers. In July 2023, CMS announced Medicare coverage for lecanemab priced at $26,500 per year. While DiamiR’s CogniMIR® test was not used in either of these studies, DiamiR believes that over time, blood-based tests for AD will play a role in identifying the “right patient for the right drug”, and that DiamiR’s test may, upon completion of additional studies, become a useful tool for this use.

Currently, few diagnostic tools are available for identifying these early-stage subjects, and those that are available maybe limited in their effectiveness. Historically, these tests have been based on imaging and cerebrospinal fluid analysis as well as more recently on the analysis or protein markers in the blood. DiamiR believes that its innovative platform technology may prove to have utility in identification of pre-symptomatic, MCI and early dementia patients, opening up a significant opportunity for DiamiR to develop a pharma services business to support clinical studies for Alzheimer’s therapies.

In October 2025, the FDA cleared Roche’s Elecsys phosphorylated Tau (pTau) 181 blood test to be used in the initial assessment for Alzheimer’s disease and other causes of cognitive decline in the primary care setting. The Elecsys pTau181 test measures pTau181in human plasma and is intended to identify individuals who are unlikely to have Alzheimer’s-related amyloid pathology among patients ages 55 and older presenting signs of cognitive decline.

In May 2025, the FDA granted 510(k) clearance for the Fujirebio’s Lumipulse® G pTau 217/β-Amyloid 1-42 Plasma Ratio in-vitro diagnostic (IVD) test for the assessment of amyloid pathology in patients being evaluated for Alzheimer’s disease and other causes of cognitive decline. The test, intended for use in adult patients aged 50 years and older presenting at a specialized care setting with signs and symptoms of cognitive decline, is the first FDA cleared blood-based IVD test in the U.S. to aid to identify patients with amyloid pathology associated with AD.

Currently it is accepted that AD dementia is preceded by 10-20 years of the disease development, initially without clinical symptoms (pre-symptomatic AD), and then eventually manifested as MCI, followed by onset of dementia and clinical AD symptoms. Notably, detailed analyses of failed clinical trials suggest a therapeutic benefit in the sub-groups of patients with mild and moderate AD, a thesis validated by the lecanemab approval. Thus, there is a significant need for the development of new methods for early AD detection.

The urgent need to address AD epidemics has been recognized by the US Congress. “National Alzheimer’s Project Act” (NAPA) has been signed into law in 2011. As the result of the increased congressional funding, NIH spending on Alzheimer’s and related dementias research rose more than six-fold since 2015, reaching $3.87 billion requested for FY2024 ($321 million increase over previous year).

Current NIH budget proposal (nia.nih.gov/research/blog/2022/07/looking-forward-nihs-alzheimers-disease-and-related-dementias-fy-2024-bypass) describes prospective research opportunities organized in six broad categories, including: Diagnosis, Assessment, & Disease Monitoring: developing the next generation of biomarkers to enable detection and diagnosis even earlier than is now possible and to distinguish different forms of dementia from one another, as well as to leverage technologies that enable characterization of individual cells to advance dementia research.

Since cognitive testing cannot reliably identify patients in pre-symptomatic stages of AD, effective biomarkers are necessary for successful patient enrollment and treatment monitoring.

The pathology of AD is characterized by neuronal death in several specific regions of the brain, including the hippocampus and cortex. However, the neuronal loss is a relatively late event in the disease progression and is typically preceded by metabolic changes, including formation of beta-amyloid plaques and tau protein tangles, synaptic dysfunction, synaptic loss, neurite retraction, and the appearance of other abnormalities, such as axonal transport defects. Figure below (adapted from Jack et al. (2010) Lancet Neurol 9:119; Sperling et al. (2011) Alzheimers Dement., 7:280) depicts stages of AD progression from preclinical stage to dementia. To identify early stages of neurodegeneration, those preceding clinical manifestation, DiamiR focuses on detecting synaptic dysfunction/loss in hippocampus, a brain region affected early on during AD development.

Stages of Neurodegeneration

MCI, the first stage of symptomatic AD that can be diagnosed by the cognitive function analysis, is a condition that can also be indicative of other NDs. Not all MCI patients develop AD: (1) it is estimated that MCI patients convert to dementia at a rate of 10-15% annually; at the same time (2) some MCI patients stabilize (do not develop AD) or revert to normal status; (3) approximately 20% of those MCI patients who do convert to dementia, are diagnosed with vascular, Lewy body, Huntington, Parkinson, and other non-AD dementias; and finally (4) disease progression varies for AD patients from slow to intermediate to rapid.

New research consortiums such as the Alzheimer’s Disease Neuro-imaging Initiative (ADNI) in the US (http://www.adni-info.org/) and similar projects in other countries have contributed to significant progress in early detection of AD with high sensitivity and specificity by imaging techniques and analysis of protein biomarkers in cerebrospinal fluid. However, the high cost, around $3,000, and invasiveness of these methods make their application to primary screening of large populations impractical. Thus, there is a great need for an accurate and cost-effective blood-based test for early detection of AD. (Cost-effectiveness of using amyloid positron emission tomography in individuals with mild cognitive impairment. Lee et. al., Cost Effectiveness and Resource Allocation volume 19, Article number: 50 (2021)).

A recent article “The Financial Consequences of Undiagnosed Memory Disorders” published in May 2024 (Gresenz, et al., Federal Reserve Bank of New York Staff Reports, no. 1106; 2024)) examined the effects of pre-symptomatic and early symptomatic brain health conditions, such as neurodegenerative diseases, on credit outcomes using national credit and Medicare databases. The authors reported weaken credit scores and payment delinquency, particularly for mortgage and credit cards, “years prior to eventual diagnosis.” DiamiR believes these data on financial impact of neurodegenerative diseases, such as MCI and AD, on patients and their families further supports the importance of developing and making available minimally invasive biomarkers, such as CogniMIR® panel, for early detection, including at pre-symptomatic stages, for broader use.

COGNIMIR® PANEL OF miRNA BIOMARKERS for MCI and AD RISK ASSESSMENT

The table below presents the CogniMIR® panel of miRNA biomarkers in its current form. The miRNAs listed below are detectable in blood plasma and include miRNAs which are enriched in specific brain regions and present in synapses and those associated with inflammation. In 2023 DiamiR performed analytical validation of the technology, demonstrating that all CogniMIR® panel miRNAs can be reliably and consistently detected in plasma samples (Kunwar et al. (2023) Diagnostics 13:2170). In 2H 2023 DiamiR introduced machine learning with AI analytics into its laboratory to optimize the panel, and, if feasible, reduce the number of miRNAs in CogniMIR® to improve COGS and laboratory workflow without sacrificing performance.

Brain-enriched miRNAs detectable in blood plasma hold strong potential as peripheral biomarkers of AD and AD related dementias

The data generated by DiamiR over the last fourteen years provide strong support for the use of circulating brain-enriched and inflammation-associated miRNAs as biomarkers for detecting and assessing the course of neurodegenerative diseases at early, including preclinical, and later stages. Most notable findings include:

DIFFERENTIATION BETWEEN MCI AND AGE-MATCHED CONTROL

In studies conducted with plasma samples collected at Roskamp Institute, Sarasota, FL, miR-132 and miR-134 biomarker families detecting clinically diagnosed MCI with up to 0.95 accuracy (n=60) were identified. The data were replicated in an independent cohort of samples (n=100). Progression from a normal cognitive state to MCI was predicted with 0.84 accuracy 1 – 5 years prior to clinical diagnosis (n=19).

(Aging, 2012, 4:590; Aging, 2013, 5:925)

DIFFERENTIATION OF AD FROM OTHER NEURODEGENERATIVE DISEASES

In a study conducted with samples collected at the University of Pennsylvania, miRNA pairs and classifiers differentiated AD/PD/FTD/ALS from controls (n=250) with accuracies of 0.89/0.90/0.88/0.83 (AUCs: 0.96/0.96/0.94/0.93); and NDs from each other with accuracy/AUC ranging from 0.77/0.87 for AD vs. FTD to 0.93/0.98 for AD vs. ALS. The data indicated sex-related effects of some miRNA markers; the average increase in accuracy in distinguishing ND from control for all and male/female groups was .06.

(Alzheimer’s Research & Therapy, 2017, 9:89)

PREDICTION OF PROGRESSION IN SEX-STRATIFIED GROUPS

In a study conducted with plasma samples collected at Washington University, St Louis, MO, miRNA pairs differentiated asymptomatic study participants, with CDR 0 at the time of blood collection, who would progress to MCI (“progressors”, n=42, on average 6 years) from those who would remain cognitively normal (“non-progressors”, n=42) with an accuracy/AUC of 0.75/0.79. Both “progressor” and “non-progressor” groups included amyloid-positive and amyloid-negative participants as determined by CSF Aβ. Considering sex as a biological variable increased the accuracy/AUC to 0.85/0.88 (male) and 0.84/0.86 (female).

(10th Clinical Trials on Alzheimer’s Disease (CTAD), 2017, Boston, MA, poster presentation)

DEFINING CLINICALLY RELEVANT PATIENT GROUPS

The main objective of this study was to evaluate correlations and associations between the 24 miRNAs constituting CogniMIR® panel of miRNA biomarkers, and demographic and clinical factors known to be associated with AD, such as age, sex, amyloid status, APOE genotype, p-tau and neurofilament light (NfL), in 299 plasma samples collected during screening for the Anti-Amyloid Treatment in Asymptomatic Alzheimer’s (A4) prevention study.

This analysis showed statistically significant correlations of specific miRNA biomarker pairs with markers of AD, including in amyloid-positive and APOE4-carrier high-risk, clinically relevant group. The correlations are significantly improved by sex-stratification of study participants. miRNA pairs and SUVR correlation plots in amyloid positive/negative, APOE4 carriers/non-carriers, and male/female subgroups demonstrate strong correlations with r = 0.33 to 0.59; p = 0.034 to < 0.001. In amyloid positive/negative subgroup, APOE4 carriers are effectively separated from APOE4 non-carriers by select miRNA classifiers. Separation of APOE4 carriers from non-carriers is improved in subgroups stratified by sex. The best separation is observed within sex-stratified amyloid positive subgroup with AUC = 0.88 for males and AUC = 0.86 for females. Correlations between other measured parameters, including p-tau181 and NfL, have also been determined.

The results generated in this study indicate that levels of cell-free miRNA biomarker candidates have a strong potential to be used in combination with other AD markers and risk factors to better characterize preclinical AD patients.

(15th Clinical Trials on Alzheimer’s Disease (CTAD), 2022, San Francisco, CA, poster presentation)

CHARACTERIZING HETEROGENEOUS GROUPS OF PATIENTS WITH MCI, PRE-MCI, AND DEMENTIA

In this study, CogniMIR® miRNA biomarkers were analyzed in plasma samples of 200 study participants with the following clinical diagnoses at the time of blood draw: 76 cognitively unimpaired (CU), 85 MCI, and 39 AD. The plasma samples were collected at the Penn Alzheimer’s Disease Research Center (ADRC). Based on amyloid status (Aβ+/-), APOE genotype (APOE4 +/-), and sex, each sample was assigned to a specific subgroup. miRNA pairs and classifiers effectively differentiated defined subgroups. In line with DiamiR’s results in other studies, sex-stratified analysis yielded higher AUC values for females and males as compared to the combined group. The data supports the development of CogniMIR® miRNA biomarkers for better characterization of MCI/AD patients and understanding of AD-associated processes. Further, combining CogniMIR® miRNAs with other factors, such as amyloid and APOE, may enhance a biomarker algorithm.

Separation of different subgroups using one pair, two pairs and three pairs of miRNAs. AUC: the area under the ROC curve.

(Alzheimer’s Association International Conference 2023, Amsterdam, Netherlands, poster presentation)

On June 19, 2024, DiamiR announced acceptance of its abstract titled “Classifier algorithms to characterize various stages of Alzheimer’s disease based on analysis of circulating brain-enriched and inflammation-associated microRNAs” for poster presentation at the 2024 International Alzheimer’s Association Conference (AAIC) on July 29, 2024 (https://www.prnewswire.com/news-releases/DiamiR-biosciences-announces-poster- presentation-at- 2024-alzheimers-association-international-conference-aaic-302176323.html). On July 29, 2024, on behalf of DiamiR, Dr. Kumar reported the comparative analysis of 24 microRNAs comprising CogniMIR® panel in 200 plasma samples with DiamiR’s Generation 1 and Generation 2 software algorithms towards distinguishing cognitively unimpaired, MCI and AD cohorts. The plasma samples for this study were provided by Penn Alzheimer’s Disease Research Center, University of Pennsylvania and the analysis was conducted at DiamiR laboratory between 2022 and 2024. This study builds upon results reported by DiamiR at the AAIC 20023 and described below (see Business section, Characterizing Heterogeneous Groups of Patients with MCI, pre-MCI, and Dementia). miRNA classifiers based on generation 2 algorithm differentiated between cognitively unimpaired, MCI and AD cohorts.

HEALTHY BRAIN AGING

Using plasma samples collected at the New York Blood Center from cognitively unimpaired individuals 26-35, 36-45, 46-55, 56-65 and 66-75 years old, DiamiR has analyzed the levels of CogniMIR® miRNA panel during healthy aging and found that sex-dependent changes in miRNA levels can reflect centrally regulated processes., including changes in hormone levels during menopause. Concentrations of certain miRNAs peaked at different ages, 46-55-year-old and 56-65-year-old groups, respectively. This study provides an important insight into biology of DiamiR’s brain-enriched miRNA biomarkers detectable in blood plasma.

(Aging, 2018 10:3017; Aging, 2018, 10:2557)

CIRCULATING ORGAN-ENRICHED miRNAs AS BIOMARKERS OF RETT SYNDROME

Rett syndrome (RTT) is a rare (1 in every 10,000-15,000 live-born female births) neurodevelopmental disorder caused by mutations in the MECP2 gene that is characterized by neurological regression, microcephaly, motor stereotypies, irregular breathing, and other physical defects. Although diagnostic MECP2 genetic testing is widely available for RTT, biomarkers of RTT, including minimally invasive, blood-based indicators of disease severity and progression, are lacking. DiamiR is validating a sensitive assay for RTT staging/prognosis and disease and treatment monitoring.

Following the pilot study conducted by DiamiR using four mouse models of the disease and human plasma samples, DiamiR has defined a panel of 44 miRNA biomarker candidates and conducted a study evaluating their effectiveness as RTT biomarkers using plasma samples of 163 study participants, including 81 RTT patients and 82 age-matched controls; all collected at the Montefiore Medical Center, Bronx, NY.

miRNA pairs/classifiers were shown to effectively differentiate between RTT patients and control of three age groups (best classifier AUC=0.94 for <5-yr-olds, AUC=0.91 for 6-15-yr-olds, AUC=0.77 for >16-yr-olds). Several miRNAs were also shown to present efficient biomarkers of secondary pathology: walking ability (AUC=0.82), hyperventilation/breathing problems (AUC=0.75), and epilepsy (AUC=0.89).

The data supports the development of assays based on the analysis of cell-free brain/other organ-enriched miRNAs detectable in blood plasma to facilitate better understanding of RTT-associated pathophysiological processes and development of therapeutics for RTT. (PLoS One, 2019; doi: 10.1371/journal.pone.0218623; Rett Syndrome Foundation Research Trust Conference, 2023, Boston MA, poster presentation)

On June 19, 2024, DiamiR made an oral presentation at the 2024 Rett Syndrome Scientific Meeting titled “Circulating Organ-enriched microRNAs as Biomarkers of Rett Syndrome” (https://www.prnewswire.com/news-releases/DiamiR-announces-oral-presentation-on-recent-advances-of-its-microrna-biomarker-platform-at-2024-international-rett-syndrome-foundation-scientific-meeting-302170263.html?tc= eml_cleartime). On behalf of DiamiR, Dr. Sheinerman presented findings from a Rett microRNA biomarker study conducted between 2021 and 2024. Levels of 44 microRNAs were analyzed in plasma samples of 163 study participants, including 81 Rett syndrome patients and 82 age-matched individuals without Rett syndrome, of three age groups: younger than 5 years old, 5 to 15 years old, and older than 16 years old. The blood samples for the study were provided by the Tri-State Rett Syndrome Center, Montefiore Medical Center. In line with DiamiR’s previously described results (see Business section, Circulating Organ-enriched miRNAs as Biomarkers of Rett Syndrome), the microRNA panel effectively differentiated study participants with Rett syndrome.

To develop a marketable RTT diagnostic solution, DiamiR plans to offer both sequencing services (of the MECP2 gene) and its proprietary miRNA panel. DiamiR is currently evaluating 3rd party vendors to develop a custom NGS assay for Rett syndrome on a MiSeQ platform (Illumina).

BEYOND BRAIN HEALTH: UNIVERSAL SCREENING TEST

DiamiR believes its core miRNA technology is robust and applicable to early detection of disease pathology in different organs, not only in the brain, which enables a novel approach to screening whereby a battery of screening tests relying on organ-enriched miRNAs detect the presence of pathology in a given organ; where the detection of a pathology in an organ can result in more specific (and possibly expensive and or invasive) testing for a differential diagnosis of the disease.

In a proof-of-concept study, miRNA pairs comprised of select miRNAs enriched in the organs of the gastrointestinal (GI) and pulmonary systems effectively differentiated respective pathologies of the GI (esophageal, gastric or colon cancers (stages I and II), and Crohn’s disease) and lung (pneumonia, asthma, and non-small cell lung cancer (40% with stages I and II)) systems from age-matched controls and from each other with an overall accuracy of 90-96%.

The figure below summarizes the approach and principal findings:

(Journal of Translational Medicine, 2013, 11:304)

ANALYTICAL PLATFORM FOR PLASMA miRNA DETECTION

In 2023, DiamiR completed an analytical validation of plasma miRNA detection in DiamiR CLIA laboratory. The platform is based on Qiagen’s LNA qPCR technology.

In this study, published in a peer-reviewed publication and reported at several scientific meetings (below), DiamiR has demonstrated that the 24 miRNA biomarker candidates comprising CogniMIR® panel, as well as additional miRNAs showing promise as RTT biomarker candidates, can be reliably and consistently detected in human plasma samples with the methods implemented at DiamiR CLIA laboratory. While stem-loop-based TaqMan and locked nucleic acid (LNA)-based qPCR assays are shown to produce highly consistent results, Qiagen’s LNA-based qPCR technology is better suited for a CAP/CLIA-certified clinical laboratory.

(Diagnostics, 2023, 13:2170; Rett Syndrome Foundation Research Trust Conference, 2023, Boston MA, poster presentation; Alzheimer’s Association International Conference 2023, Amsterdam, Netherlands, poster presentation).

Publications and Presentations

During the last 12 years DiamiR has published a number of peer-reviewed papers describing its technology for identification of miRNA biomarker pairs (the contents of these publications are not part of, and are not incorporated by reference into, this proxy statement/prospectus):

1.	Analytical Validation of a Novel MicroRNA Panel for Risk Stratification of Cognitive Impairment. Arzu Kunwar, Kenny Kwabena Ablordeppey, Alidad Mireskandari, Kira Sheinerman, Michael Kiefer, Samuil Umansky and Gyanendra Kumar. Diagnostics 2023, 13, 2170. https://doi.org/10.3390/ diagnostics13132170

2.	Evaluation of long-term COVID-19. Michael C. Kiefer and Samuil R. Umansky. Aging (Albany NY), 13(12): 15691 – 15693 (2021)

3.	Brain-enriched microRNAs circulating in plasma as novel biomarkers for Rett syndrome. Kira Sheinerman, Aleksandra Djukic, Vladimir G. Tsivinsky, and Samuil R. Umansky. PLOS ONE 14(7): e0218623 (2019)

4.	Aging and aging-associated diseases: a microRNA-based endocrine regulation hypothesis. Samuil Umansky. Aging, Theory, 10(10): 2557-2569 (2018)

5.	Age- and sex-dependent changes in levels of circulating brain-enriched microRNAs during normal aging. Kira Sheinerman, Vladimir Tsivinsky, Aabhas Mathur, Debra Kessler, Beth Shaz and Samuil Umansky. Aging, Research, 10(10): 3017 – 3041 (2018)

6.	Circulating brain-enriched microRNAs as novel biomarkers for detection and differentiation of neurodegenerative diseases. Kira S. Sheinerman, Jon B. Toledo, Vladimir G. Tsivinsky, David Irwin, Murray Grossman, Daniel Weintraub, Howard I. Hurtig, Alice Chen-Plotkin, David A. Wolk, Leo F. McCluskey, Lauren B. Elman, John Q. Trojanowski and Samuil R. Umansky. Alzheimer’s Research & Therapy, 9:89 (2017)

7.	Universal screening test based on analysis of circulating organ-enriched microRNAs: a novel approach to diagnostic screening. Kira S. Sheinerman and Samuil Umansky. Expert Review of Molecular Diagnostics, 3:329 (2015)

8.	Analysis of organ-enriched microRNAs in plasma as an approach to development of Universal Screening Test: feasibility study. Kira S. Sheinerman, Vladimir G. Tsivinsky and Samuil R. Umansky. Journal of Translational Medicine, 11:304 (2013)

9.	Plasma microRNA biomarkers for detection of mild cognitive impairment: biomarker validation study. Kira S. Sheinerman, Vladimir G. Tsivinsky, Laila Abdullah, Fiona Crawford and Samuil R. Umansky. Aging, 5: 925-938 (2013)

10.	Circulating cell-free microRNA as biomarkers for screening, diagnosis, and monitoring of neurodegenerative diseases and other neurologic pathologies. Kira S. Sheinerman and Samuil R. Umansky. Frontiers in Cellular Neuroscience, 7: 00150 (2013)

11.	Early detection of neurodegenerative diseases: Circulating brain-enriched microRNA. Kira S. Sheinerman and Samuil R. Umansky (Editorial). Cell Cycle, 12: 1-2 (2013)

12.	Plasma microRNA biomarkers for detection of mild cognitive impairment. Kira S. Sheinerman, Vladimir G. Tsivinsky, Fiona Crawford, Michael J. Mullan, Laila Abdullah, and Samuil R. Umansky. Aging, 4: 590-607 (2012)

DiamiR’s data was also presented at numerous scientific and industry conferences, most recently:

Child Neurology Society, October 2023, Vancouver, Canada,

Rett Syndrome Foundation Research Trust Conference, September 2023, Boston MA,

Alzheimer’s Association International Conference 2023, Amsterdam, Netherlands,

15TH Clinical Trials on Alzheimer’s Disease (CTAD), San Francisco, CA,

Alzheimer’s Association International Conference 2022, San Diego, CA.

Grants and Awards

Since its inception, DiamiR has raised over $9.7 million grant funding from government agencies and disease foundations. On October 1, 2020, DiamiR announced that it received two grants from the National Institutes of Health (NIH) in the total amount of approximately $3.86 million. The National Institute on Aging (NIA) awarded DiamiR approximately $3.36 million in a Commercialization Readiness Pilot (CRP) grant as part of its Small Business Innovation Research (SBIR) program. The award builds upon earlier studies conducted by DiamiR in collaboration with leading academic centers and continues to support development of CogniMIR®, DiamiR’s lead diagnostic product candidate for early detection and monitoring of mild cognitive impairment and AD. The second award of $498,572 was granted to DiamiR by the National Institute for Neurological Disorders and Stroke (NINDS) for a project entitled “Circulating Organ-enriched microRNAs as biomarkers of Rett Syndrome.”

DiamiR has received non-dilutive funding to support its work. Below is a summary of DiamiR’s awards to date:

*	indicates grants from the National Institutes of Health (NIH).

NIH/NIA SBIR CRP Grant Number 2R44AG044860-07 09/01/2020 – 04/30/2024

Title: Brain-enriched microRNAs detectable in plasma as biomarkers of Alzheimer’s disease

Analytical validation of CogniMIR® miRNA panel, and other studies supporting commercialization of the test within a CLIA/CAP laboratory.

NIH/NINDS SBIR Phase I Grant Number R43NS115212. 09/30/2020 – 03/30/2023

Title: Circulating organ-enriched microRNAs as biomarkers of Rett syndrome.

NIH/NIA SBIR Phase IIB Grant Number 2R44AG044860-04 03/01/2017 – 08/28/2020

Title: Brain-enriched microRNAs detectable in plasma as biomarkers of Alzheimer’s disease.

The main goal of this Phase IIB study is to establish reliable pre-analytical protocol and analytical workflow for detection of brain-enriched microRNAs in plasma of AD patients and control subjects.

NIH/NIA, Grant Number 3R44AG044860-06S1 (Admin. Suppl.) 09/01/2019 – 02/28/2020

Title: Brain-enriched microRNAs detectable in plasma as biomarkers of Alzheimer’s disease.

Alzheimer’s Drug Discovery Foundation. Ref #: 201809-2016425 11/11/2019 – 11/10/2020

Title: Circulating brain-enriched microRNAs as peripheral biomarkers of neurodegeneration.

The main goal of this project is to assess associations between circulating brain-enriched microRNAs and known AD markers in preclinical AD samples from A4 prevention study.

NIH/NIA SBIR Phase II Grant Number 2R44AG044860-02 02/15/2015 – 01/31/2017

Title: Early detection of Alzheimer’s (MCI stage): Analysis of plasma cell-free miRNA.

The goal of this Phase II study was to provide further validation for the MCI microRNA signature using plasma samples from well-characterized heterogeneous cohorts and to define microRNA biomarker signatures for predicting AD “progressors” and for differentiating AD from other neurodegenerative diseases.

NIH/NIA SBIR Phase I Grant Number 1R43AG053116-01 06/01/2016 – 11/30/2016

Title: Circulating organ-enriched microRNAs as biomarkers of aging

The goal of this study was to analyze brain-enriched microRNA signatures detectable in plasma in the context of normal aging; the study was conducted in collaboration with the New York Blood Center.

Rett Syndrome Research Trust (2014 and 2015 awards) 12/01/2014 – 04/30/2016

Title: Analysis of circulating brain-enriched microRNAs as biomarkers for Rett Syndrome.

The goal of this study was to assess brain-enriched microRNA biomarkers in plasma samples of Mecp2 deficient male and female mice and controls.

NIH/NIA SBIR Phase I Grant Number 1R43AG044860-01 07/01/2013 – 12/31/2013

Title: Early detection of Alzheimer’s disease at MCI stage by analysis of cell-free miRNA in plasma.

The goal of this study was to assess feasibility of detecting MCI patients who would progress to AD dementia and to identify microRNA biomarker candidates for differentiating Alzheimer’s disease from Parkinson’s disease.

The Michael J. Fox Foundation for Parkinson’s Research Grant Number 9477 2014

Title: Analysis of circulating brain-enriched microRNAs as biomarkers for Parkinson’s disease.

The goal of this study was to test microRNA biomarker candidates using plasma samples collected from Parkinson’s disease patients and age-matched controls from the BioFIND clinical study.

IRS-QTDP 2011

Title: Development of ADmiR, molecular test for early detection and monitoring of Alzheimer’s Disease.

Early studies towards identification of microRNA biomarker candidates for Alzheimer’s Disease.

Research & Development Strategy

DiamiR intends to conduct clinical development and launch CogniMIR® as a Laboratory Developed Test (LDT) using its CLIA-certified, CAP accredited laboratory based in New Haven CT.

According to the FDA’s guidance, “a laboratory developed test (LDT) is a type of in vitro diagnostic test that is designed, manufactured and used within a single laboratory. LDTs can be used to measure or detect a wide variety of analytes (substances such as proteins, chemical compounds like glucose or cholesterol, or DNA), in a sample taken from a human body. Some LDTs are relatively simple tests that measure single analytes, such as a test that measures the level of sodium. Other LDTs are complex and may measure or detect one or more analytes. For example, some tests can detect many DNA variations from a single blood sample, which can be used to help diagnose a genetic disease. Various levels of chemicals can be measured to help diagnose a patient’s state of health, such as levels of cholesterol or sodium. While the uses of an LDT are often the same as the uses of FDA-cleared or approved in vitro diagnostic tests, some labs may choose to offer their own test. For example, a hospital lab may run its own vitamin D assay, even though there is an FDA-cleared test for vitamin D currently on the market.”

While DiamiR’s plan is to validate the CogniMIR® miRNA panel in its lab, DiamiR is also studying the feasibility of offering protein biomarker testing, including but not limited to, pTau-181, pTau-217, Neurofilament Light (NfL), Aβ42/40 and TDP43 in it lab. There are a number of platform technologies (ELISA, Mass Spec, PCR) from various vendors that could be implemented in DiamiR’s lab. In 2023, DiamiR completed the analytical and clinical validation of its APOE Genotyping assay under CLIA guidelines. APOE4 is a known genetic risk factor for AD (https://www.nia.nih.gov/health/genetics-and-family-history/alzheimers-disease-genetics-fact-sheet). As part of DiamiR’s bi-annual CLIA lab inspection, the supporting data for its APOE test were reviewed in June 2024 and passed all requirements for its CLIA license. As a result, DiamiR’s CLIA license is now valid until June 2026.

The totality of DiamiR’s analytical validation work demonstrated the performance characteristics of the test method to ensure its accuracy, precision, Limit of Detection, and reliability under CLIA guidelines, before it is used for clinical diagnosis or research purposes.

APOE Genotyping test was validated and carried out at DiamiR’s lab by using the TaqMan assays for two SNP locations on the APOE gene, to detect the presence of either APOE alleles (E2/E2, E2/E3, E2/E4, E3/E3, E3/E4 and E4/E4) in the samples. A total of 10 pre-identified samples were utilized in this validation study to determine precision, lower limit of detection (LOD), and accuracy analysis of the APOE Genotyping test. Evaluation of precision was done by assessing the repeatability (within-run), and reproducibility (multiple runs within the lab) of the generated results. Two different results (raw Ct data and APOE Genotype calls) were analyzed for the test validation. Both results were found to be reproducible, repeatable, and accurate in all the experimental settings, which demonstrated that the DiamiR lab developed APOE Genotyping test is accurate in detecting APOE genotypes of a patient. This was further confirmed by a 100% accuracy measurement of the APOE Genotyping test carried out in the lab. Furthermore, DiamiR’s APOE Genotyping test is highly robust as reproducible and accurate APOE genotypes were obtained successfully in wide range of DNA concentrations (0.7ng-50ng). Based on the robustness, moving forward the lab could set a criterion for minimal gDNA requirement to be 0.7ng or 1ng for testing clinical samples. Based on these data, APOE Genotyping test is ready to be used in DiamiR lab for commercial purposes.

A recent paper published in Nature Medicine titled “APOE4 homozygosity represents a distinct genetic form of Alzheimer’s disease” (Nature Medicine, 2024, https://doi.org/10.1038/s41591-024-02931-w) demonstrated that APOE4 homozygotes, i.e. people who carry two copies of this Alzheimer’s risk gene, represent a genetic form of AD, suggesting the need for broader biomarker testing and “individualized prevention strategies” in clinical trials. A number of companies, for example Alzheon, NextCure, and Switch Therapeutics are pursuing APOE4 as a target for therapeutic intervention.

For pharma services contract work, DiamiR may use a 3rd party lab for protein biomarker testing. This would free up capacity in its lab for clinical validation work while generating near-term revenue for DiamiR. DiamiR has identified two potential partner labs for this work and are conducting its diligence on their capabilities.

Laboratory Information Management Systems

DiamiR’s future clinical services will be largely dependent on its internally developed Laboratory Information Management System or LIMS, which is its automated basis of managing operations and storing data and customer information. This LIMS was developed to meet its CLIA/CAP regulatory requirements and was reviewed as part of its most recent CLIA inspection in 2024, which DiamiR passed. Currently the LIM System is fully operational.

Clinical Research Collaborators

DiamiR currently has ongoing collaborations with: The Trustees of the University of Pennsylvania, Alzheimer’s Therapeutic Research Institute of University of Southern California, Brain Health Imaging Institute of Weill Cornell Medicine (BHII), and New York University School of Medicine. These institutions provide DiamiR with well-characterized plasma samples and associated demographic and clinical data for the analysis.

DiamiR previously collaborated with The Roskamp Institute Memory Center, Sarasota, FL; Washington University Alzheimer’s Disease Research Center; Center for Neurodegenerative Disease Research at University of Pennsylvania; Alzheimer’s Disease Cooperative Study (ADCS) Biomarker Core at University of California, San Diego (UCSD); Tri-State Rett Syndrome Center at Montefiore Medical Center, Albert Einstein College of Medicine; and New York Blood Center, Inc.

These organizations have provided, and may continue to provide, DiamiR with plasma samples, and accompanying clinical data as available, including disease status, patient demographics, neuroimaging data, CSF biomarkers analysis, cognitive assessment parameters, and accompanying diseases outcomes. DiamiR works, and will continue to work, closely with the researchers and physicians at the centers to ensure that the available clinical data is properly interpreted.

Intellectual Property

DiamiR relies on proprietary technologies and product branding. Its policy is to seek patent protection domestically and internationally and trademark registration for valuable assets, as appropriate, and maintain other aspects of its proprietary platform, processes, and know-how as trade secrets.

In February 2014 the United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 8,648,017, entitled “Methods of using small RNA from bodily fluids for diagnosis and monitoring of neurodegenerative diseases.” The patent, which is set to expire in November 2030, claims the use of methods developed by DiamiR for early detection and diagnosis of neurodegenerative diseases (NDs).

In total, DiamiR has seven families of issued patents.

The table below contains the patent listing and country of issue for all of DiamiR’s 52 issued patents. DiamiR has an obligation to pay annual fees to keep these patents active in the different territories that have issued the patents.

Current DiamiR Patents Issued or Allowed

Intellectual Property

The following provides a general description of DiamiR’s patent portfolio and is not intended to represent an assessment of claim limitations or claim scope. Included in the portfolio are seven (7) patent families.

On February 11, 2014, the United States Patent and Trademark Office (“USPTO”) issued to DiamiR U.S. Patent No. 8,648,017, entitled “Methods of Using Small RNA from Bodily Fluids for Diagnosis and Monitoring of Neurodegenerative Diseases.” The patent, which is set to expire on November 4, 2030, claims the use of methods developed by DiamiR for detecting neurite destruction and synapse loss, associated with a neuronal pathology, prior to neuronal cell death as well as methods for monitoring changes in neurite destruction and synapse loss associated with development of a neuronal pathology and monitoring the effect of a treatment on neurite destruction and synapse loss in a subject suffering from a neuronal pathology. In addition, foreign counterparts to the U.S. patent have been granted in Canada, Switzerland, Germany, Spain, France, United Kingdom, Ireland and Italy.

On October 31, 2017, the USPTO issued to DiamiR U.S. Patent No.9,803,242, entitled “miRNA — Based Universal Screening Test (“UST”).” The patent, which is set to expire on December 26, 2032, claims the use of methods developed by DiamiR for selecting subjects for administering one or more disease-specific diagnostic tests to identify a specific pathology in the gastrointestinal (GI) system and/or the respiratory system and/or the nervous system (and further determine if such pathology is an inflammation or cancer). On November 12, 2019, the USPTO issued to DiamiR a second U.S. Patent No. 10,472,681 with related claims directed to selecting subjects for administering one or more disease-specific diagnostic tests to identify a specific pathology in lung or in a gastrointestinal (GI) organ, which is set to expire on April 18, 2032. In addition, foreign counterparts to the U.S. patents have been granted in Australia, Canada, China, Switzerland (2), Germany (2), Spain, France (2), United Kingdom (2), Ireland, Italy, and Japan.

On January 31, 2017, the USPTO issued to DiamiR U.S. Patent No.9,556,487, entitled “Methods of using miRNA from bodily fluids for early detection and monitoring of Mild Cognitive Impairment (“MCI”) and Alzheimer’s disease (“AD”). The patent, which is set to expire on February 19, 2033, claims a method developed by DiamiR of treating MCI or pre-MCI in a subject without clinical symptoms of dementia. On April 2, 2019, 2019, the USPTO issued to DiamiR a second U.S. Patent No. 10,246,747 which claims a method for identifying a compound useful for slowing the progression or treating Pre-MCI or MCI and a method for determining the effectiveness of a pre-MCI or MCI treatment in a subject, which is set to expire on April 18, 2032. In addition, foreign counterparts to the U.S. patents have been granted in Australia, China (2), Switzerland, Germany, France, United Kingdom, Ireland, and Japan.

On August 24, 2021, the USPTO issued to DiamiR U.S. Patent No. 11,098,362, entitled “Methods of using miRNAs from bodily fluids for detection and monitoring of Parkinson’s disease (PD)”. The patent, which is set to expire on November 17, 2034, claims a method developed by DiamiR for monitoring the effect of a treatment on development of PD and a method for identifying a compound useful for slowing down the progression or treating PD in a subject who had been previously diagnosed with PD. In addition, foreign counterparts to the U.S. patent have been granted in Canada, China, Switzerland, Germany, Spain, France, United Kingdom, Ireland, Italy and Japan.

On September 22, 2020, the USPTO issued to DiamiR U.S. Patent No. 10,781,487, entitled “MiRNA-Based Methods for Detecting and Monitoring Aging”. The patent, which is set to expire on July 24, 2038, claims a method developed by DiamiR for monitoring the rate of progression of brain aging in a subject and a method for monitoring the effect of a treatment on progression of brain aging.

On October 19, 2021, the USPTO issued to DiamiR U.S. Patent No. 11,149,313, entitled, “Methods of Using MiRNAs from Bodily Fluids for Detection and Differentiation of Neurodegenerative Diseases”. The patent, which is set to expire on April 9, 2037, claims a method developed by DiamiR for detecting a neurodegenerative disorder (ND) in a subject, wherein the ND is frontotemporal dementia (FTD) or amyotrophic lateral sclerosis (ALS) (and further differentiating between FTD or ALS and other neurodegenerative disorders) as well as a method for monitoring changes in development of FTD or ALS in a subject and a method for monitoring the effect of a therapeutic agent on development of FTD or ALS. In addition, a foreign counterpart has issued in the European Patent Organization; the validation is pending in France, Germany, Italy, Ireland, Spain, Switzerland and the UK.

On April 13, 2021, the USPTO issued to DiamiR U.S. Patent No. 10,975,436, entitled “Methods of Using miRNA from Bodily Fluids for Diagnosis and Monitoring of Neurodevelopmental Disorders”. The patent, which is set to expire on February 26, 2037, claims methods developed by DiamiR for detecting Rett Syndrome (RTT), monitoring changes in development of RTT, and treating RTT in a subject, or selecting subjects for enrollment in a clinical trial involving treatment of RTT, as well as methods for monitoring the effect of a treatment on development of RTT and methods for identifying a compound useful for slowing down the progressing or for treating RTT in a subject.

On June 27, 2024, DiamiR’s European Patent Application No. 17 771018.3 titled: “Methods of using miRNAs from bodily fluids for detection and differentiation of neurodegenerative diseases” was granted by the European Patent Office and the mention of grant was published in the European bulletin on July 24, 2024 and the European patent will be granted under number 3 433 381. The patent, which is set to expire in March 2037, claims the use of methods developed by DiamiR for early diagnosis of amyotrophic lateral sclerosis (ALS).

DiamiR’s team has developed a substantial know-how in extracting, detecting, and analyzing miRNAs. All statistical analyses are performed with the proprietary software developed by DiamiR, which is currently maintained as trade secret. Data analysis performed with DiamiR’s software will become an integral part of the tests developed by DiamiR.

DiamiR also plans on seeking trademark protection for commercially valuable products it develops. At the date of this proxy statement/prospectus U.S. Federal trademark registrations for the marks CogniMIR® and DiamiR® have been issued by the USPTO.

Market Size and Competition

US market opportunity for CogniMIR® in selection of early-stage patients for clinical trials — the following key market statistics are relevant for assessment of the overall size of this opportunity are compiled by the Alzheimer’s Association (alz.org):

●	The population of Americans age 65 and older is projected to grow from 58 million in 2021 to 88 million by 2050.

●	The percentage of people with Alzheimer’s dementia increases with age: from 5.1% of people age 65 to 74 up to 33.4% of people age 85 and older have Alzheimer’s dementia.

●	Almost 2/3 of American with AD are women. Of the 6.7 million people age 65 and older with Alzheimer’s dementia in the United States, 4.1 million are women and 2.6 million are men. This represents 12% of women and 9% of men age 65 and older in the United States.

●	By 2025, the number of people age 65 and older with Alzheimer’s dementia is projected to reach 7.2 million — an 11% increase from the 6.7 million age 65 and older affected in 2023.

●	The figures in the table above only reflect information pertaining to the United States.

●	By 2060, the number of people age 65 and older with Alzheimer’s dementia is projected to reach 13.8 million, barring the development of medical breakthroughs to prevent, slow or cure Alzheimer’s disease.

●	240+ clinical trials on MCI/AD are currently ongoing in the US; average number of patients: 220 per trial (source: clinicaltrials.gov);

●	The total number of patients screened per trial is at least the number of patients enrolled and frequently two to five times greater.

Broad screening of population in high-risk groups (e.g. for AD registries) presents a separate business opportunity for CogniMIR®.

By 2025, an estimated 7.2 million Americans will develop Alzheimer’s dementia. This number is expected to reach 13.8 million by 2060. Data suggest that annually about 500,000 cases are detected in the US. Based on the population statistics the number of new AD cases in Europe can be estimated at 830,000 per year and in Japan at 216,000 cases per year.

The potential worldwide market for AD diagnostic tests is driven not only by AD patients, but also by the millions of aging baby boomers (approaching age 65 as well as those in their 50s) considered as high risk for AD. The US population of 65+ year-olds is currently 58 million and is estimated to reach 88.5 million by 2050.

Studies from Harvard and Tufts Medical Center establish a high level of interest in early detection of AD and report that 66%–70% of respondents would like to be screened for AD even if no treatment is available [Harvard study: Alzheimer’s Research & Therapy 2013, 5:43; telephone survey of 2,678 respondents from the US, France, Germany, Poland, Spain; Tufts study: Health Econ 2012, 21:238; internet survey of 1,463 US respondents]. The Special Report titled “American Perspectives on Early Detection of Alzheimer’s Disease in the Era of Treatment” published by the Alzheimer’s Association in the first half of 2025 states: “Nearly 4 in 5 Americans surveyed would want to know if they had Alzheimer’s disease before having symptoms, or before those symptoms interfered with their activities” (https://www.alz.org/getmedia/3d226bf2-0690-48d0-98ac-d790384f4ec2/alzheimers-facts-and-figures-special-report.pdf).

The survey also highlighted reasons for seeking an early stage AD diagnosis:

Initial focus

Since DiamiR’s 24-microRNA panel for risk assessment of Alzheimer’s disease, CogniMIR® is now analytically validated, DiamiR’s miRNA panel can be used to screen patients for MCI and AD clinical trials. In order to satisfy CLIA requirements, for analytical validation, DiamiR performed studies to demonstrate the assay’s performance characteristics, including:

●	Accuracy

●	Precision

●	Reportable range

●	Reference intervals/range

The results of this validation work were published in Journal Diagnostics, in July 2023: “Analytical Validation of a Novel MicroRNA Panel for Risk Stratification of Cognitive Impairment”. Kunwar et.al, Diagnostics 2023, 13, 2170. DiamiR believes its test can be launched as an LDT under current FDA guidelines. Should the FDA guidelines change in the future and require FDA approval of DiamiR’s CogniMIR® test, it will increase the time, costs, resources and risk of the test launch.

In this study, intra-run Ct correlation between the replicates obtained from two days for two operators was determined by creating a scatterplot and identifying the R2 value. For the intra-run analysis, each graph consisted of n = 192 Ct data points (4 samples × 24 miRNAs × 2 replicates). For each operator, the Cts from the first replicates were plotted against the Cts from the second replicates for Day 1 and Day 2. The R2 values were plotted against the Cts from the second replicates for Day 1 and Day 2. The R2 values between Replicate 1 and Replicate 2 on Day 1 and Day 2 for Operator 1 were 0.99 and 0.94. Similarly, the R2 values between Replicate 1 and Replicate 2 on Day 1 and Day 2 for operator 1 were .99 and .94, respectively. The R2 values between Replicate 1 and Replicate 2 on Day 1 and Day 2 for Operator 2 were both 0.95. The intra-run Ct correlation between the two replicates for the two operators on both days was R2 = 0.93 to 0.99.

According to clinicaltrials.gov, there are more than 250 MCI trials in Phase 1 and Phase 2, and more than 400+ PD trials currently ongoing. Analyses of recent trials indicate the need for a cost-efficient blood-based screening tool.

As of September 2023, 62 phase I and early phase I studies are listed as currently recruiting or are active on clinicaltrials.gov. An additional 94 trials are recruiting in phase 2. Although there is no guarantee, DiamiR believes that penetrating this market could result in near term revenues (within the next 12 months) for DiamiR and provide a significant growth opportunity for DiamiR.

High screen failure rates (estimated: 50% for mild to moderate Alzheimer’s trials and up to 80% for prodromal trials) result in lengthy recruitment and significantly increase the cost of trials. A Cleveland Clinic study concluded that the failure rate for AD drug development reached 99.6% in 2002-2012. Drug developers are focusing now on developing treatments that can have an impact on AD earlier in the pathology if the disease, and hence, diagnostic tools that could identify the disease early are needed to enable the development and use of such new treatments.

DiamiR’s plan for CogniMIR® is to be initially launched and performed in DiamiR’s CLIA lab facility with an expected capacity to perform at 3,500 to 5,000 tests per year. The test will be used as a stratification tool for patient inclusion/exclusion into AD and MCI trials, allowing DiamiR to act as a CRO to support such studies.

In parallel, DiamiR plans on launching the clinical version of its test, and plan for a validation study of CogniMIR® to commence in 2H 2025. This study will be designed to measure the test’s performance criteria including its Sensitivity, Specificity, and Negative and Positive Predictive Values. DiamiR’s ultimate goal is to make CogniMIR® a risk assessment tool that incorporates miRNAs, blood protein biomarkers and demographic datapoints to generate a risk score that allows physicians and patients make treatment decisions based on each patient’s unique biomarker profile.

DiamiR will work closely with KOLs to build a large database of clinical data. The database will include the data from both prospective studies conducted for clients and from archived samples already collected at academic research centers. DiamiR intends to publish the results of the analysis in peer-reviewed journals.

Competition

The table below summarizes types of biomarkers, which are currently used and are being developed within the industry for the detection of MCI and AD.

Based on the information available at the time of this proxy statement/prospectus, a number of companies are currently developing molecular assays for early detection of AD, including but not limited to: Fujirebio, Quanterix, C2N Diagnostics, ALZPath, Cognoptix, Eli Lilly, LabCorp, NanoSomiX, NeuroTrack, Esya Labs, Brain Spec, Cogni.Dx, Roche, and Quest Labs. A number of academic groups are also pursuing identification of AD biomarkers.

Quanterix (via its subsidiary Lucent Diagnostics), C2N Diagnostics, and Quest Labs have launched commercial LDTs for AD based on select protein biomarkers (Ab42/40, p-Tau217, and p-Tau181). In May 2025, the FDA granted 510(k) clearance for Fujirebio’s Lumipulse® G pTau 217/β-Amyloid 1-42 Plasma Ratio in-vitro diagnostic (IVD) test for the assessment of amyloid pathology in patients presenting with signs and symptoms of cognitive decline being evaluated for Alzheimer’s disease and other causes of cognitive decline. In October 2025, the FDA cleared Roche’s Elecsys pTau181 blood test for the initial assessment of Alzheimer’s-related amyloid pathology among patients ages 55 and older with signs of cognitive decline in the primary care setting.

DiamiR is not aware of any companies offering commercial miRNA-based tests for brain health at this time.

Advantages of DiamiR’s Technology

Key advantages of DiamiR’s technology include the following:

●	DiamiR’s novel proprietary approach allows detecting molecular signatures of brain health in blood;

●	Liquid biopsy, blood-based, tests are minimally invasive, are potentially less expensive than current tests that rely on neuroimaging technologies and analysis of biomarkers in cerebrospinal fluid, and are therefore suitable for primary screening;

●	The proof-of-concept data generated to date indicates DiamiR’s approach may allow detecting and differentiating pathologies with high degree of accuracy; and

●	DiamiR’s technology is complementary, and potentially synergistic, to other diagnostic platforms, such as imaging and/or blood protein biomarkers.

DiamiR’s tests are currently not commercially available. If the tests are successfully developed and launched, DiamiR believes that it will compete primarily on the basis of:

●	Clinical validation of DiamiR’s biomarker panels using samples from large heterogeneous cohorts from both retrospective and prospective clinical studies, including demonstration of correlation of DiamiR’s biomarkers with currently used biomarkers of AD and of the ability of DiamiR’s tests to specifically identify AD, and differentiate it from other NDs;

●	DiamiR’s ability to identify MCI, and predict whether a patient is likely to progress to AD or other NDs;

●	DiamiR’s ability to monitor disease progression and response to treatment;

●	Ease of use of DiamiR’s tests: they are minimally invasive, based on analysis of plasma;

●	Potential cost advantage of DiamiR’s tests compared to imaging and analysis of cerebrospinal fluid biomarkers;

●	DiamiR’s collaborations with high profile academic clinical centers; and

●	Value to customers (e.g. asymptomatic subjects in high-risk groups) promoting repeat testing (e.g. annual screening).

DiamiR believes that its success will depend on its ability to expeditiously:

●	Launch the tests in the US and expand in countries outside of the US;

●	Continue to innovate and maintain scientifically advanced technology;

●	Market and sell DiamiR’s tests, initially as a clinical research tool for pre-selection of patients for AD trials;

●	Expand DiamiR’s tests to provide information on other NDs;

●	Optimize DiamiR’s sample collection process;

●	Publish clinical studies in peer-reviewed journals;

●	Continue to validate DiamiR’s tests, especially with respect to treatment benefit;

●	Attract and retain skilled personnel;

●	Protect DiamiR’s products and technology with patents;

●	Assure the quality of DiamiR’s LDTs produced under FDA and CLIA guidelines;

●	Assure that the CLIA lab where tests are produced continue to maintain all appropriate licenses; and

●	Meet necessary regulatory requirements.

Payment and reimbursement

The principal groups that DiamiR expects to pay for its molecular testing services include:

●	Biopharmaceutical companies conducting clinical trials;

●	Clinical centers, including memory, brain health and geriatric centers that will pay negotiated rates for their clinicians’ test orders;

●	Commercial third-party payors, based on existing or novel Current Procedural Terminology (CPT) and/or PLA codes;

●	Government and private payors, with whom DiamiR plans to initiate a dialog and to submit relevant applications as soon as feasible; and

●	Patients and at-risk individuals who pay co-payments, deductibles and other amounts that DiamiR is unable to collect from their health insurers.

After this offering, DiamiR plans to expand its team with reimbursement and regulatory experts, and DiamiR will work diligently towards securing reimbursement based on current regulations. DiamiR plans on creating a clinical dossier compromised of peer-review publications on the following 4 key areas:

1.	Analytical Validation — The assay correctly and reproducibly tests for specific analytes/targets

2.	Clinical Validation — The assay’s target analytes rule-in or rule-out a disease

3.	Clinical utility — The test results in changes with physician behavior or patient treatment

4.	Cost-effectiveness and economic health benefits — The test saves the healthcare system money, either by reducing unnecessary treatment, improving outcomes or other measures.

A robust clinical dossier is a critical tool for successful reimbursement discussions with payors. DiamiR’s management team has experience with, and understands the process, and will focus its efforts to gain insurance coverage in a timely manner.

Accurate early diagnostics of AD will improve effectiveness of future cost of care for AD. The current cost of care for AD and AD related issues is estimated to be around $345B annually and is expected to reach $1Trillion by 2050.

*	https://www.alz.org/media/Documents/alzheimers-facts-and-figures.pdf

Strategies and products designed for early identification of AD are key to reducing the financial burden of AD to payors, caregivers, and families of those impacted by this disease. Thus, the use of CogniMIR® and DiamiR’s other future tests align with payors’ goals to improve the affordability and efficacy of diagnosis and treatment for AD.

Other supportive publications on cost effectiveness of early intervention include:

“Evaluation of the Cost-effectiveness of Drug Treatment for Alzheimer Disease in a Simulation Model That Includes Caregiver and Societal Factors.” Ito et. al. JAMA Netw Open. 2021 Oct; 4(10): e2129392. Published online 2021 Oct.22. doi: 10.1001/jamanetworkopen.2021.29392PMCID: PMC8536950. PMID: 34677596

“Assessing the Cost-effectiveness of a Hypothetical Disease-modifying Therapy With Limited Duration for the Treatment of Early Symptomatic Alzheimer Disease.” Boustani et. al., Clinical Therapeutics. Volume 44, Issue 11, November 2022, Pages 1449-1462. https://doi.org/10.1016/j.clinthera.2022.09.008

https://cevr.tuftsmedicalcenter.org/publications/valuing-alzheimer-disease-therapies-considering-costs-and-benefits-beyond-the-patient

“Early intervention in Alzheimer’s disease: a health economic study of the effects of diagnostic timing” Barnett et al. BMC Neurology 2014, 14:101].

Regulations

Clinical Laboratory Improvement Amendments of 1988 and State Regulation

In the United States, as a diagnostic service provider, DiamiR is required to hold certain federal and state licenses, certifications and permits to conduct its business. As to federal certifications, in 1988, Congress passed the Clinical Laboratory Improvement Amendments, or CLIA, establishing quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. All DiamiR’s tests will be validated and performed at its laboratory, which is CLIA certified and additionally accredited by the College of American Pathologists, or CAP, a CLIA approved accrediting organization.

Under CLIA, a laboratory is any facility which performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment of, or assessment of health. CLIA also requires that a laboratory holds a certificate applicable to the type of work performed and complies with certain standards. CLIA further regulates virtually all clinical laboratories by requiring they be certified by the federal government and comply with various operational, personnel, facilities administration, quality and proficiency requirements intended to ensure that their clinical laboratory testing services are accurate, reliable and timely. Laboratories must register and list their tests with CMS, the agency that oversees CLIA; are subject to survey and inspection every two years to assess compliance with program standards; and may be subject to additional unannounced inspections.

State Laboratory Testing — Several states require the licensure of out-of-state laboratories that accept specimens from those states. For example, New York State requires a laboratory to hold a permit, which is issued after an on-site inspection and approval of testing methodology, and has various requirements over and above CLIA. For development of DiamiR’s tests, DiamiR plans to partner with CLIA-certified laboratories that are also licensed in all or almost all states, including New York. All DiamiR’s tests will be developed as laboratory-developed tests (LDTs).

FDA

The United States Food and Drug Administration, or FDA, regulates the sale and distribution in interstate commerce of medical devices under the Federal Food, Drug, and Cosmetic Act, or the FDCA, including in vitro diagnostic devices (IVDs), reagents and instruments used to perform diagnostic testing. Devices must undergo premarket review by FDA prior to commercialization unless the device is of a type exempted from such review by statute, regulation, or pursuant to FDA’s exercise of enforcement discretion.

DiamiR cannot assure that CogniMIR® and its future products will not require in the future FDA approvals outside of current guidelines for LDTs, or, in such an event, that such approval or clearance would be forthcoming.

Regardless of the regulatory framework, DiamiR intends to conduct multiple clinical studies in support of the analytical and clinical validity claims of its diagnostic tests. These studies will continue after DiamiR’s tests are launched to accumulate additional data and further evaluate benefits for patients and to inform healthcare providers. The results of the clinical testing will be fully communicated to the medical and scientific communities.

DiamiR plans on launching its products under Lab Developed Test (LDT) path to market under CLIA in accordance with the current FDA guidelines.

For decades, the FDA considered a laboratory developed tests (LDTs) to be a test that is intended for clinical use and that is developed, validated, and performed within a single laboratory that is certified under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) and meets the regulatory requirements under CLIA to perform high complexity testing. The FDA has historically asserted its authority to regulate LDTs as medical devices under the FDCA, but it has generally exercised enforcement discretion with regard to LDTs. This means that even though the FDA believes it can impose regulatory requirements on LDTs, such as requirements for premarket review, de novo classification, or clearance of LDTs, it has generally chosen not to enforce those requirements. The FDA has, on occasion, sent warning letters to laboratories offering LDTs that the agency believed were not eligible for enforcement discretion because of how they were developed, validated, performed, or marketed and consequent risks to the public.

On May 6, 2024, the FDA published the final rule on the regulation of LDTs (the “New Rule”). The New Rule followed more than a decade of efforts both by the FDA to clarify the regulatory status of LDTs and Congress to reform the regulatory framework of in vitro diagnostics (IVDs), including LDTs. The New Rule explicitly stated that IVDs offered as LDTs fall under the FDCA and the FDA would phase out its general enforcement discretion approach for most LDTs. The New Rule would phase-out enforcement discretion over a period of four years and require compliance with device registration and listing requirements, medical device reporting requirements, 510(k) clearance, denovo authorization or Premarket Approval and the requirements of the FDA’s Quality System Regulation.

However, on March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the FDA’s final rule that aimed to regulate laboratory-developed tests as medical devices under the Federal Food, Drug, and Cosmetic Act. The court ruled that the FDA lacked the statutory authority to classify LDTs — diagnostic tests developed and used within a single laboratory — as medical devices, emphasizing that LDTs are professional medical services, not tangible products subject to FDA regulation.

This decision halts the FDA’s plan to phase out its general enforcement discretion over LDTs, which would have introduced new compliance obligations over a four-year period. The court’s ruling underscores that oversight of LDTs falls under the CLIA, administered by the Centers for Medicare & Medicaid Services (CMS), not the FDA. The FDA had until May 30, 2025, to appeal the decision, but decided against filing an appeal in May 2025.

HIPAA and HITECH

Under the provisions of the Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, the United States Department of Health and Human Services issued regulations that establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of protected health information (PHI) used or disclosed by health care providers and other covered entities. Three principal regulations with which DiamiR is required to comply have been issued in final form under HIPAA: privacy regulations, security regulations, and standards for electronic transactions, which establish standards for common health care transactions.

The privacy regulations cover the use and disclosure of PHI by health care providers. They also set forth certain rights that an individual has with respect to his or her PHI maintained by a health care provider, including the right to access or amend certain records containing PHI or to request restrictions on the use or disclosure of PHI. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of PHI that is electronically transmitted or electronically stored. The HITECH Act, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose PHI is breached. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI.

These laws contain significant fines and other penalties for wrongful use or disclosure of protected health information.

Federal, State and Foreign Fraud and Abuse Laws

In the United States, there are various fraud and abuse laws with which DiamiR must comply and DiamiR is potentially subject to regulation by various federal, state and local authorities. DiamiR also may be subject to foreign fraud and abuse laws.

In the United States, the federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for patient referrals for, or purchasing, leasing, ordering or arranging for the purchase, lease or order of, any health care item or service reimbursable under a governmental payor program.

Courts have stated that a financial arrangement may violate the Anti-Kickback Statute if any one purpose of the arrangement is to encourage patient referrals or other federal health care program business, regardless of whether there are other legitimate purposes for the arrangement. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, credit arrangements, payments of cash, consulting fees, waivers of co-payments, ownership interests and providing anything at less than its fair market value. Penalties for federal anti-kickback violations are severe, and include imprisonment, criminal fines, civil money penalties, and exclusion from participation in federal health care programs. Many states also have anti-kickback statutes, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Legislation defining two new federal crimes related to health care was recently enacted: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from governmental payor programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from governmental payor programs.

Finally, another development affecting the health care industry is the increased enforcement of the federal False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal governmental payor program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has defrauded the federal government by submitting a false claim to the federal government and permit such individuals to share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties ranging from $5,500 to $11,000 for each false claim.

In addition, various states have enacted false claim laws analogous to the federal False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a governmental payor program.

In Europe various countries have adopted anti-bribery laws providing for severe consequences, in the form of criminal penalties and/or significant fines, for individuals and/or companies committing a bribery offence. Violations of these anti-bribery laws, or allegations of such violations, could have a negative impact on DiamiR’s business, results of operations and reputation.

Properties

DiamiR acquired a CLIA certified, CAP accredited laboratory space in New Haven CT in April 2021. DiamiR operates this lab with DiamiR employees and pays a monthly fee of $3,565 for its rent.

While DiamiR believes that its current laboratory is adequate to meet its near term objectives, DiamiR may need additional space for laboratory operations in the future, and may look to expand its current lab, or invest in a developing a larger facility as DiamiR’s needs evolve.

COMPANY MANAGEMENT

Directors and Executive Officers

Below is a list of our directors, senior management and any employees upon whose work we are dependent as of the date hereof, and a brief account of the business experience of each of them. The business address for the directors and officers of Aptorum Group Limited is 17 Hanover Square, London, W1S 1BN, United Kingdom.

In August 2024, Mr. Martin Siu resigned from his position as Head of Finance of Aptorum Group due to personal reason. Mr. K.K. Wong (“Mr. Wong”) has replaced Mr. Siu as the Company’s Head of Finance since August 2024.

In October 2024, Dr. Mirko Scherer and Mr. Charles Bathurst resigned from their position as directors of Aptorum Group Limited’s Board of Directors, due to personal reasons. As a result of the resignations, Mr. Douglas Arner will assume Mr. Bathurst’s role as Chair of our Audit Committee.

Name	Age	Position
Executive Officers
Ian Huen	45	Founder, Chief Executive Officer and Executive Director
K.K. Wong	69	Head of Finance
Non-Management Directors
Justin Wu	55	Independent Non-Executive Director and Chair of Compensation Committee
Douglas Arner	55	Independent Non-Executive Director and Chair of Nominating and Corporate Governance Committee and Audit Committee

Executive Officers

MR. IAN HUEN, Founder, Chief Executive Officer and Executive Director

Mr. Ian Huen is the Founder, Chief Executive Officer and an Executive Director of Aptorum Group Limited. Mr. Huen previous served as Non-Executive Director of Aptorum Group from June 2022 to November 2023, and as Chief Executive Officer and Executive Director of Aptorum Group Limited from October 2017 to May 2022. He has extensive experience in global asset management and previously covered the U.S. healthcare sector as an equity research analyst at Janus Henderson Group plc (formerly known as Janus Capital). Mr. Huen was the financial advisor in the sale of Seng Heng Bank Limited (Macau) to Industrial and Commercial Bank of China in 2007 and was appointed as the vice president of the Board of General Meeting in Industrial and Commercial Bank of China (Macau) Capital Limited in March 2007 for a term of 12 years until March 2019.

As a trustee board member of the Dr. Stanley Ho Medical Development Foundation, Mr. Huen facilitates advisory, development funding, access to research resources across Asia and continues to establish relationships with leading academic institutions to propel innovations in healthcare.

Mr. Huen graduated from Princeton University with an A.B. degree in Economics in June 2001, earned a MA in Comparative and Public History from CUHK in June 2016. Mr. Huen is also a Chartered Financial Analyst (“CFA”).

MR. K.K WONG, Head of Finance

Mr. K.K. Wong is the Head of Finance of Aptorum Group Limited since August 2024. Mr. Wong has over twenty-eight years of banking experience specializing in credit, marketing, and management role in the Greater China region. Past roles that Mr. Wong has served includes being the General Manager at the Industrial & Commercial Bank of China (Macau) for 5 years, Deputy General Manager at Credit Agricole CIB Bank in Hong Kong for 5 years, and various senior roles in Hong Kong at BNP Paribas for over 16 years. Mr. Wong holds a degree in Master of Business Administration from Bangor University, United Kingdom, in cooperation with Alliance Manchester Business School, United Kingdom. He is an associate of LIBF, CGI and HKCGI and has also been awarded the CGP qualification. Additionally, Mr. Wong is a member of Institute of Certified Management Account (ICMA, Australia), Fellow of Institute of Financial accountants (FFA), Fellow of Institute of Public accountant, Australia (FIPA) and an International Affiliate Member of the Hong Kong Institute of Certified Public Accountants (HKICPA).

Non-Executive Directors

PROFESSOR JUSTIN WU

Professor Justin Wu is an Independent Non-Executive Director of Aptorum Group Limited. He also has been serving as the Chief Operating Officer of CUHK Medical Centre since August 2018. He served as the Associate Dean (Development) of the Faculty of Medicine at CUHK from July 2014 to June 2018 and the Associate Dean (Clinical) of the Faculty of Medicine at CUHK from December 2012 to July 2014, and has been serving a Professor in the Department of Medicine and Therapeutics since 2009, also the Director of the S. H. Ho Center for Digestive Health, a research center specializing in functional gastrointestinal diseases, reflux and motility disorders, and digestive endoscopy. Active in research publications and assessments, Professor Wu served as the International Associate Editor of American Journal of Gastroenterology (“AJG”), and Managing Editor of Journal of Gastroenterology and Hepatology (“JGH”). He is also the Secretary General of the Asian Neurogastroenterology and Motility Association (“ANMA”), and Secretary General of the Asia Pacific Association of Gastroenterology (“APAGE”).

Professor Wu has won a number of awards including the Emerging Leader in Gastroenterology Award by the JGH Foundation, and the Vice Chancellor’s Exemplary Teaching Award at CUHK. Aside from his expertise in gastroenterology, Professor Wu has an extensive interest in the development of Integrative Medicine in Hong Kong. He is the Founding Director of the Hong Kong Institute of Integrative Medicine, working closely with the School of Chinese Medicine to develop an integrative model at an international level. The institute aims at maximizing the strength of Western and Chinese medicine to provide a safe and effective integrative treatment to patients.

Professor Wu served as a consultant and an advisory board member for Takeda Pharmaceutical, AstraZeneca, Menarini, Reckitt Benckiser and Abbott Laboratory. He earned his Bachelor of Medicine and Bachelor of Surgery Degree (1993), and his Doctor of Medicine Degree (2000) from CUHK. Additionally, he attained Fellowships of the Royal College of Physicians of Edinburgh and London in 2007 and 2012 respectively, Fellowship of the Hong Kong College of Physicians in 2002, Fellowship of the Hong Kong Academy of Medicine in 2002, and has been an American Gastroenterological Association Fellow since 2012.

PROFESSOR DOUGLAS ARNER

Professor Douglas W. Arner is an Independent Non-Executive Director of Aptorum Group Limited. Douglas is the Kerry Holdings Professor in Law and Director and co-founder of the Asian Institute of International Financial Law at the University of Hong Kong, as well as Faculty Director and co-founder of the LLM in Compliance and Regulation, LLM in Corporate and Financial Law, and Law, Innovation, Technology and Entrepreneurship (LITE) Programmes. He served as Head of the HKU Department of Law from 2011 to 2014 and as Co-Director of the Duke University-HKU Asia-America Institute in Transnational Law from 2005 to 2016. Douglas has published eighteen books and more than 200 articles, chapters and reports on international financial law and regulation, most recently Reconceptualising Global Finance and its Regulation (Cambridge 2016) (with Ross Buckley and Emilios Avgouleas) and The RegTech Book (Wiley 2019 (Janos Barberis and Ross Buckley). His recent papers are available on SSRN at https://papers.ssrn.com/sol3/cf_dev/AbsByAuth.cfm?per_id=524849, where he is among the top 75 authors in the world by total downloads. Professor Arner led the development of Introduction to FinTech – launched with edX in May 2018 and now with over 80,000 learners spanning the world – and the foundation of the edx-HKU Online Professional Certificate in FinTech. He is a Senior Visiting Fellow of Melbourne Law School, University of Melbourne, a non-executive director of NASDAQ and Euronext listed Aptorum Group and an Advisory Board Member of the Centre for Finance, Technology and Entrepreneurship (CFTE). Professor Arner was an inaugural member of the Hong Kong Financial Services Development Council (2013-2019) and has served as a consultant with, among others, the World Bank, Asian Development Bank, APEC, Alliance for Financial Inclusion, and European Bank for Reconstruction and Development. He has lectured, co-organized conferences and seminars and been involved with financial sector reform projects around the world. Professor Arner has been a visiting professor or fellow at Duke, Harvard, the Hong Kong Institute for Monetary Research, IDC Herzliya, McGill, Melbourne, National University of Singapore, University of New South Wales, Shanghai University of Finance and Economics, and Zurich, among others. Professor Arner is the Senior Regulatory & Strategic Advisor of Aeneas Group, a multi-disciplinary financial services institution with technology-driven growth initiatives.

He holds a BA from Drury College (where he studied literature, economics and political science) in 1992, a JD (cum laude) from Southern Methodist University in 1995, an LLM (with distinction) in banking and finance law from the University of London (Queen Mary College) in 1996, and a PhD from the University of London in 2005.

Corporate Governance

As long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we will be a “controlled company” as defined under NASDAQ Marketplace Rules (specifically, as defined in Rule 5615(c)). We have no current intention to rely on the controlled company exemptions afforded to a controlled company under the NASDAQ Marketplace Rules.

Composition of Our Board of Directors

Our Board of Directors currently consists of three members, all of whom were elected pursuant to our current Memorandum and Articles. Our nominating and corporate governance committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and corporate governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy.

There is no Cayman Islands law requirement that a director must hold office for a certain term and stand for re-election unless the resolutions appointing the director impose a term on the appointment. The Memorandum and Articles provide that we have a staggered board of directors consisting of three classes of directors, with directors serving staggered three-year terms. Our Board of Directors is divided into three classes of directors. At each annual general meeting of shareholders, one class of directors will be elected for a three-year term to succeed the class whose terms are then expiring, to serve from the time of election and qualification until the third annual meeting following their election or until their earlier death, resignation or removal, starting with the Annual General Meeting of Shareholders to be held in December 2023.

The Company’s Board has initially designated the three classes to contain the directors set forth below. Shareholders will only elect the Class II directors at the Company’s next Annual General Meeting; the Class III and I directors shall not be required to stand for re-election until the years specified below.

Name & Class	Positions	Expiration of Director Term/Re-Election Year

Class III

Ian Huen	Chief Executive Officer & Executive Director	2027

Class II

Not applicable

Class I

Justin Wu	Independent Non-Executive Director	2026

Douglas Arner	Independent Non-Executive Director	2026

We do not have any age limit requirements relating to our director’s term of office.

Our Memorandum and Articles also provide that our directors may be removed by the directors or ordinary resolution of the shareholders, and that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors (which shall not exceed any maximum number stated therein), may be filled by ordinary resolution or by vote of a majority of our directors then in office.

Director Independence

Our Board of Directors has determined that Justin Wu and Douglas Arner are independent, as determined in accordance with the rules of the Nasdaq Capital Market. In making such independence determination, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director and the transactions involving them described in the section titled “Transactions with Related Persons.” We believe that the composition and functioning of our Board of Directors and each of our committees comply with all applicable requirements of the Nasdaq Capital Market and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Board’s Role in Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Accounting Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Accounting Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our Board of Directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq Capital Market and SEC rules and regulations. Our Board of Directors may establish other committees from time to time.

Audit Committee

Douglas Arner (chair) and Justin Wu currently serve on the audit committee. Our Board of Directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable rules of the Nasdaq Capital Market. The audit committee’s responsibilities include:

●	selecting and appointing our independent registered public accounting firm, and approving the audit and permitted non-audit services to be provided by our independent registered public accounting firm;

●	evaluating the performance and independence of our independent registered public accounting firm;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements or accounting matters;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

●	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

●	reviewing and discussing with the independent registered public accounting firm the results of our year-end audit, and recommending to our Board of Directors, based upon such review and discussions, whether our financial statements shall be included in our Annual Report on Form 20-F;

●	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing the type and presentation of information to be included in our earnings press releases, as well as financial information and earnings guidance provided by us to analysts and rating agencies.

Audit Committee Financial Expert

We have one financial expert as of the date of this prospectus. Our Board of Directors has determined that Mr. Douglas Arner, Chair of our audit committee, qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of The Nasdaq Capital Market. Mr. Arner is “independent” as that term is defined in the rules of the SEC and the applicable rules of the Nasdaq Capital Market.

Compensation Committee

Douglas Arner and Justin Wu (chair) currently serve on the compensation committee. Our Board of Directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable rules of the Nasdaq Capital Market. The compensation committee’s responsibilities include:

●	reviewing the goals and objectives of our executive compensation plans, as well as our executive compensation plans in light of such goals and objectives;

●	evaluating the performance of our executive officers in light of the goals and objectives of our executive compensation plans and recommending to our Board of Directors with respect to the compensation of our executive officers;

●	reviewing the goals and objectives of our general compensation plans and other employee benefit plans as well as our general compensation plans and other employee benefit plans in light of such goals and objectives;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing all equity-compensation plans to be submitted for shareholder approval under the NASDAQ listing rules, and reviewing and approving all equity-compensation plans that are exempt from such shareholder approval requirement;

●	evaluating the appropriate level of compensation for board and board committee service by non-employee directors; and

●	reviewing and approving description of executive compensation included in our Annual Report on Form 20-F.

Nominating and Corporate Governance Committee

Douglas Arner (chair) and Justin Wu currently serve on the nominating and corporate governance committee, which is chaired by Professor Arner. Our Board of Directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable rules of the Nasdaq Capital Market. The nominating and corporate governance committee’s responsibilities include:

●	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for election by the shareholders or appointment by our Board of Directors;

●	advising the board of directors periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our Board of Directors on all matters of corporate governance and on any corrective action to be taken;

●	overseeing the evaluation of our Board of Directors; and

●	recommending members for each board committee of our Board of Directors.

Scientific Advisory Board

We restructured the Scientific Assessment Committee into a Scientific Advisory Board. The Scientific Advisory Board shall help the Company sharpen its focus on innovation and technological advancements and address critical scientific challenges in our research and development; it will provide overall advise on the scientific development of the company. As of the date of this prospectus, we have 29 members on this board.

In light of the Company’s focus on developing treatment for infectious diseases, we have established a second scientific advisory board, i.e., the Infectious Diseases Scientific Advisory Board in April 2020. As of the date hereof, the Infectious Diseases Scientific Advisory Board has 4 members.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website: www.aptorumgroup.com. We intend to disclose on our website or in a current report on Form 6-K, any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. (See “Description of Share Capital – Differences in Corporate Law”) In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our Board of Directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

So long as it does not adversely affect such person’s performance of duties or responsibilities to the Company and so long as it is not in direct competition with the Company and the Company’s business, no director or officer shall be disqualified by his office from contracting and/or dealing with the Company as vendor, purchaser or otherwise; nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any director or officer shall be in any way interested be or be liable to be avoided; nor shall any director or officer so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or the fiduciary relationship thereby established. However, any such transaction that would reasonably be likely to affect a director status as an “Independent Director,” or that would constitute a “related party transaction” pursuant to the laws or rules promulgated by the SEC or the stock exchange on which our shares are then listed, shall require the review and approval of the Audit Committee. The nature of the director’s interest must be disclosed by him at the meeting of the directors at which the contract or arrangement is considered if his interest then exists, or in any other case, at the first meeting of the directors after the acquisition of his interest. A director, having disclosed his interest as aforesaid, shall not be counted in the quorum and shall refrain from voting as a director in respect of any contract or arrangement in which he is as interested as aforesaid.

A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Qualification

The shareholding qualification for directors may be fixed by the Company in general meeting, and unless and until so fixed no qualification shall be required.

DIAMIR MANAGEMENT

Directors and Executive Officers

The table below lists Diamir’s officers and directors.

Name	Age	Position
Alidad Mireskandari	57	Chief Executive Officer
Kira S. Sheinerman	55	Executive Director, Secretary and Treasurer
Gary Anthony	63	Chief Financial Officer

Alidad Mireskandari, Ph.D., MBA, Chief Executive Officer. Dr. Mireskandari joined DiamiR in July 2022, and has over 12 years of life sciences industry experience with a focus on molecular diagnostic test development and commercialization, including regulatory and reimbursement expertise. Dr. Mireskandari most recently served as Chief Development Officer of Interpace Biosciences from 2013 to 2022, and prior to that as President & CEO of JS Genetics from 2009 to 2013. From 2000 to 2009, Dr. Mireskandari was a hedge fund manager in charge of Life Sciences trading portfolios of Nomura Securities, BNP Paribas and Raeburn Advisors. Prior to this experience, he was a consultant with PRTM’s life sciences industry group from 1998 to 2000 and a research fellow at National Institutes of Health’s National Cancer Institute from 1990 to 1996. Dr. Mireskandari holds his Ph.D. in Generics from George Washington University and his MBA from the University of Michigan Ross School of Business.

Kira S. Sheinerman, Ph.D., MBA, Treasurer and Secretary, Executive Director. Kira Sheinerman joined DiamiR in September 2009, and is DiamiR’s Co-Founder and Executive Director. Dr. Sheinerman was also Executive Chairman of DiamiR, LLC prior to and after the Share Exchange. Since November 2015, Dr. Sheinerman has served as a Managing Director, Healthcare Investment Banking at H.C. Wainwright & Co., LLC, where she works on financial and strategic transactions for growth life sciences companies. Previously, she was a Managing Director of Healthcare Investment Banking at Burrill & Company from 2012 to 2013 and Rodman & Renshaw from 2005 to 2012. Prior to investment banking, Dr. Sheinerman worked at the Arcus group, a life sciences strategic consulting firm. From 2010 to 2021 she served as a board member of the Boyce Thompson Institute, an affiliate of Cornell University; from 2015 through 2018 she served as the co-chair of Alzheimer’s Association Business Consortium; and from 2020 to 2023 she served as the senior strategic consultant to Aptorum Group (NASDAQ: APM). In 2008-2009, Dr. Sheinerman chaired the Board Executive Committee of Xenomics (now Cardiff Oncology; NASDAQ: CRDF). Dr. Sheinerman received her Ph.D. in Biomedical Sciences from Mount Sinai School of Medicine for her work on molecular mechanisms of Alzheimer’s Disease. Dr. Sheinerman also holds an Honors MBA from the Zicklin School of Business, Baruch College/CUNY.

Gary Anthony, Chief Financial Officer. Gary Anthony is an independent consultant providing management and support services to pre-IPO and smaller reporting public companies with respect to accounting, financial reporting, and internal controls. Since November 2022, Mr. Anthony has served the Company as a financial consultant and Acting Chief Financial Officer. Since 2022, Mr. Anthony has primarily provided interim controller and financial reporting services to various such companies in pharmaceutical, software, manufacturing, and service industries. From 2020 to 2022 he served as Controller of IPKeys Power Partners and from 2019 to 2020 Controller of Heat Biologics. Previously, he served as Chief Financial Officer of Algos Pharmaceutical Corporation and Axion International and principal accounting officer of Majesco Entertainment and Xenomics. Mr. Anthony earned his BS in Accounting from Monmouth College and initially served on the audit staff of Coopers & Lybrand.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to Diamir’s business:

Gyanendra Kumar, PhD, VP, Assay Development. Dr. Kumar joined DiamiR in April 2021, and is an accomplished research & development leader, with experience in leading CLIA facility operations. Dr. Kumar has 20+ years of experience in the development of technologies for molecular diagnostic and other applications. Prior to joining DiamiR, he was VP of Assay Development at Interpace Biosciences. From 2014 to 2021, he led the completion of product development, validation, and launch of two molecular diagnostic tests for thyroid malignancy based upon Next Generation Sequencing and microRNA profiling. From 1999 to 2009, Dr. Kumar led R&D efforts for the development of whole genome amplification (WGA) technologies at Molecular Staging and at GE Healthcare. Furthermore, he has expertise and record of establishing independent research programs related to “Expression Regulation and Functional Genomics”. Prior to joining biotechnology industry, Dr. Kumar was Associate Professor of Molecular Biology & Genetics (1988-1996) at Wayne State University School of Medicine, Detroit MI. He received his post-doc training in Molecular Biology and Genetics from Prof. David C. Ward at Yale University, and Ph.D. in Chemistry from Lucknow University, India.

Kenny K. Ablordeppey, MS, Laboratory Supervisor & Project Manager. Mr. Ablordeppey joined DiamiR in April 2021. Prior to joining DiamiR, he was the Project Manager for Assay Development at Interpace Biosciences. From 2017 to 2021, he managed the completion of product development, validation, and launch of molecular diagnostic tests for thyroid malignancy. He has a M.S in Molecular and Cellular Biology and a B.S in Biochemistry and Molecular Biology from the University of Massachusetts, Amherst.

Scientific Advisory Board

The Scientific Advisory Board shall help the Company sharpen its focus on innovation and technological advancements and address critical scientific challenges in its research and development; it will provide overall advice on the scientific development of the company. As of the date of this prospectus, DiamiR has 4 members on this board.

Henry (Harv) M. Rinder, MD, MA, FACP, FASCP, Professor of Laboratory Medicine & Internal Medicine (Hematology), Yale School of Medicine & Yale-New Haven Hospital. He received a BS degree from Yale and MD from UVM, where he also completed a post-sophomore pathology fellowship under John Craighead, Jack Clemmons, and Wash Winn. Harv trained in internal medicine and was chief medical resident at Maine Medical Center with Bob Hillman and Ken Ault, then returned to Yale School of Medicine for training in hematology and clinical pathology under the tutelage of Bernie Forget, Ed Benz, Brian Smith, and Peter Jatlow, coming on staff at Yale New Haven Hospital in 1992. Dr. Rinder is active in research on molecular mechanisms of inflammation, platelets, and hemostasis; he consults in hematology, teaches residents and fellows in pathology and hematology, and directs the hematology laboratory at Yale-New Haven Hospital. Harv is an active collaborator on multiple clinical and translational research, as well as industry/pharma, projects. Dr. Rinder is a volunteer for the ASCP, serving on committees tasked with education and professional development, and currently is President of the ASCP, serving the pathology and laboratory professional workforce.

Robert Rissman, PhD, Professor Physiology and Neuroscience and the W.M. Keck Endowed Professor in Medicine. Dr. Rissman is the founding Director of the Neuroscience Translational Research Division and the ATRI Biomarker Laboratory and Biorepository. He is the Alzheimer’s Clinical Trials Consortium (ACTC) Biorepository Unit Lead. Dr. Rissman was a Founding Director of UCSD’s Alzheimer’s Disease Cooperative Study (ADCS) Biomarker Core, as well as Founding Director of the Biomarker Core for University of Southern California (USC) Alzheimer’s Therapeutic Research Institute (ATRI) in San Diego. He is also the Director of UCSD’s Shiley-Marcos Alzheimer’s Disease Research Center (ADRC) Neuropathology and Biomarker Cores and Brain Bank and the Alzheimer’s Clinical Trials Consortium (ACTC). Dr. Rissman received his Bachelor of Science degree at UC San Diego, his PhD from Drexel University, and completed postdoctoral studies at UC Irvine and The Salk Institute for Biological Studies. He has been a contributing author to over one hundred and fifty publications in the field of neurosciences. Dr. Rissman’s current area of research is focused on novel biomarker discovery and experimental neuropathology in Alzheimer’s disease and related dementias (ADRD), Parkinson’s disease (PD), and preclinical animal models. The research conducted in his VA SD lab focuses on understanding how central corticotropin-releasing factor (CRF) neuromodulatory pathways interplay with peripheral stress signaling and contribute to neuronal vulnerability and AD neuropathology using in vivo pharmacology in transgenic animal models and human biospecimens.

Sydney Finkelstein MD, Dr. Finkelstein is a board-certified pathologist specializing in gastrointestinal pathology with extensive experience in molecular diagnostics. In addition to board certification in Anatomical Pathology, Dr. Finkelstein is board-certified in Neuropathology having performed his clinical training at the University of Toronto Teaching Hospitals which then was followed by a research fellowship at Hahnemann University, Philadelphia, PA. He directed neuropathology at Hahnemann University and then at Rhode Island hospital, Brown University, with clinical, research and teaching responsibilities in both institutional clinical neuroscience programs. He is the Adjunct Professor of Pathology, Drexel University on the faculty of Allegheny General Hospital, Pittsburgh, PA and is currently CSO of Interpace Biosciences. Dr. Finkelstein serves as Diamir’s CLIA Medical Director.

Mikhail Denissenko, MD, PhD, Director, Program Management Hologic, Inc. Mikhail Denissenko has over 20 years of experience in Diagnostics and Drug Discovery. Most recently he served as Director of Program Management at the Diagnostics Solutions division of Hologic, a medical technology company primarily focused on improving women’s health through early detection and treatment. At Hologic, Dr. Denisenko oversaw a portfolio of new product development projects encompassing molecular diagnostics of infectious diseases and cancer, including instrumentation. Previously, Dr. Denissenko led New Product Portfolio Management at Prometheus Labs, a Nestlé Health Science Company that employed both Dx and Rx approaches to improve human condition in gastrointestinal and liver diseases. Prior to Prometheus, Dr. Denissenko was a head of strategic innovation, technology assessment, and product development for Molecular and Cellular Essentials business platform at Thermo Fisher Scientific; was on Drug Discovery management team in the Pharmaceuticals division at Sequenom; and led an R&D group involved in the development and production of commercial bioreagents at BD Biosciences. During his career in the life sciences industry, Dr. Denissenko had advanced Product Lifecycle Management beyond being a mere toolset and established it as a key business approach, thus facilitating innovation and driving product development. Dr. Denissenko is also a founder of two biotech startup companies and an author of over 40 peer-reviewed publications, including a seminal Science paper (>1,960 citations), and several book chapters.

Kevin Krenitsky, MD. From 2015-2016, Kevin Krenitsky served as President of OpGen (NASDAQ:OPGN) and oversaw the rollout of the company’s Acuitas® MDRO family of Gene Tests and the development of Acuitas Lighthouse™ MDRO Management System. Dr. Krenitsky has more than 15 years of experience leading and managing global diagnostic and biotechnology operations, including as Chief Commercial Officer & SVP of International Strategy and previously Chief Operating Officer of Foundation Medicine (NASDAQ: FMI). Prior to Foundation Medicine, he served as President of Enzo Clinical Labs, a wholly owned subsidiary of Enzo Biochem (NYSE:ENZ), where he instituted a comprehensive strategic and operational plan that led to the launch of numerous FDA-approved esoteric tests, as well as several new laboratory developed tests. Dr. Krenitsky served as Chief Executive Officer at both BioServe Biotechnologies, a global biotechnology company specializing in processing genetic diagnostic tests, and Parkway Clinical Laboratories, a clinical diagnostic lab providing comprehensive routine and esoteric testing. He also held various senior-level positions within Genomics Collaborative, Inc. (a SeraCare Life Sciences Company), a full-scale clinical and genomics research company, and is a former Board member of the New York State Clinical Lab Association and BioServe. Dr. Krenitsky received a B.S. in business management from the University of Scranton and an M.D. from Jefferson Medical College (now the Sidney Kimmel Medical College) in Philadelphia.

MANAGEMENT FOLLOWING MERGER

Immediately following the Merger, the Combined Company Board will be composed of five (5) members, two (2) of whom have been designated by DiamiR Primary Stockholder Parties and three (3) of whom has been designated by Aptorum and agreed to by DiamiR.

Effective as of the Effective Time, the Aptorum board of directors will appoint the following DiamiR designees: Kira Sheinerman, Ph.D., MBA. and Laura A. Philips, and the following Aptorum designee: Ian Huen, Justin Wu, and Douglas Arner to the board of directors of the Combined Company. Ian Huen is expected to be appointed as Chair of the board of directors of the Combined Company. Alidad Mireskandari, Ph.D., MBA will be appointed as a non-voting observer to the Board of the Combined Company. The current staggered structure of the Aptorum Board will adjust to a single class of directors for the Combined Company following the completion of the Merger.

The right to designate directors by Aptorum and DiamiR’s primary stockholder parties is only in connection with the closing of the Merger. Following the Merger, pursuant to the Combined Company’s Certificate of Incorporation and By-laws, the full Board will be able to fill vacancies to the Board by either the resignation or removal of current directors or by increasing the size of the Board. Additionally, other than the Board exercising its power set forth above, all replacements, new nominees and re-elections of current Board members will be recommended by the Nominating Committee of the Board of Directors and approved by the current Board of Directors for submission to the Combined Company’s stockholders to be voted upon at the Combined Company’s Annual or Special Meetings. Following the Merger, neither Aptorum nor the DiamiR primary stockholder will have any rights to designate any directors, nominees or replacement directors.

The following table lists names, ages and positions of the individuals who are expected to serve as executive officers and directors of the Combined Company following completion of the DiamiR Merger. Under the table is a brief biography for the nominee who will become a member of the Combine Company’s board after the Merger; biographies for the other officers and directors of the Combined Company are included elsewhere in this prospectus.

Name	Age	Position
Executive Officers
Ian Huen	45	Chief Executive Officer and Chairman
Gary Anthony	63	Chief Financial Officer
Alidad Mireskandari	57	President, Chief Operation Officer
Directors
Kira Sheinerman	55	Executive Director, Secretary and Treasurer
Justin Wu	55	Independent Non-Executive Director
Douglas Arner	55	Independent Non-Executive Director
Laura A. Philips*	68	Independent Non-Executive Director

*	This individual has indicated her consent to occupy such position upon closing of the Merger and is considered one of the Primary Stockholder Designees.

LAURA A. PHILIPS, Independent Director.    Dr. Philips is the co-founder, President and Chief Executive Officer of Spheryx, Inc. a technology company developing holographic microscopic techniques for a broad range of applications in areas including the pharmaceutical industry, semiconductor manufacturing, cosmetics, consumer products, quality assurance and process control. She serves on the board of The POGIL Project, a non-profit organization with an innovative approach to STEM education backed by NSF and used in over 1000 colleges and universities across the country; and recently completed her term on the board of the Guttmacher Institute, a research institute focused on women’s health. Prior to co-founding Spheryx in 2014, Dr. Philips served on the Board of Directors of WellGen, Inc. starting in 2009, and was appointed Chief Executive Officer in May 2012. From 2007-2016 she served on the Board of Directors of Delcath Systems (NASDAQ:DCTH) a biotech company developing and commercializing chemosaturation treatments for cancer. From 2010-2011 Dr. Philips served on the board of directors of China Yongxin Phamaceuticals (OTCBB:CYXN) a leading retailer, wholesaler and distributor of pharmaceuticals and health and beauty products in Northeastern China. From 2003-2006 Dr. Philips was COO/Chief Financial Officer at NexGenix Pharmaceuticals. She held a variety of executive positions at Corning, Incorporated, from 1997-2002. Dr. Philips served in the Clinton Administration both as a Fellow in the White House Office of Science and Technology Policy and as a Presidential Appointee in the position of Senior Policy Advisor to Sec. Ronald Brown in the Dept. of Commerce. Dr. Philips was on the Faculty of Cornell University in the Dept. of Chemistry from 1987-1993. She was an NIH Post-Doctoral Fellow at the University of Chicago, holds a PhD in Chemistry from the University of California, Berkeley and an MBA from Cornell University. Dr. Philips provides the board with significant expertise in growth of early stage companies, development and launch of devices, including for biomedical applications, as well as a strong history of service on board committees.

Cybersecurity Governance

Cybersecurity will be an important part of our risk management processes and an area of focus for our Board and management. The Audit Committee will be responsible for the oversight of risks from cybersecurity threats. Members of the Audit Committee will receive updates on a quarterly basis from senior management, regarding matters of cybersecurity. This includes existing and new cybersecurity risks, status on how management is addressing and/or mitigating those risks, cybersecurity and data privacy incidents (if any) and status on key information security initiatives. Our Board members will also engage in ad hoc conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

Compensation of Company Executive Officers and Directors

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in fiscal 2024 to each of the following named executive officers. The total amount was $0.1 million in 2024. This amount does not include business travel, relocation, professional and business association dues, and expenses reimbursed to such persons, and other benefits commonly reimbursed or paid by companies in our industry.

In accordance with mutual agreements reached with the board of directors, Mr. Ian Huen has agreed to forgo their monthly remuneration effective July 1, 2023 until further notice. Before the suspension of remuneration, Mr. Ian Huen had a monthly remuneration of $27,333.

In August 2024, Mr. Martin Siu resigned from his position as Head of Finance of Aptorum Group due to personal reason. Mr. K.K. Wong (“Mr. Wong”) has replaced Mr. Siu as the Company’s Head of Finance since August 2024. As of this time, Mr. Wong does not receive any remuneration, and it is subject to change based on subsequent discussions between the Company and Mr. Wong.

In October 2024, Dr. Mirko Scherer and Mr. Charles Bathurst resigned from their position as directors of Aptorum Group Limited’s Board of Directors, due to personal reasons. As a result of the resignations, Mr. Douglas Arner will assume Mr. Bathurst’s role as Chair of our Audit Committee.

The base salary of all directors and senior officer remains unchanged in 2024 and for the current fiscal year, thus far.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ian Huen (2) (CEO)	2024	-	-	-	-	-	-	-

K.K. Wong (3) (Head of Finance)	2024	-	-	-	-	-	-	-

Martin Siu (4) (former Head of Finance)	2024	62,820	-	-	-	-	-	62,820

(1)	The Appointment Letters provide salaries in HKD; for purposes of this table, we used a conversion ratio of HKD7.80 to USD1.00 to determine the salary in USD.

(2)	Mr. Huen is the founder of Aptorum Group, and was re-appointed as Chief Executive Officer and Executive Officer in November 2023. He was previously appointed as non-executive director from June 2022 to November 2023, and appointed as the Chief Executive Officer and Executive Director from October 2017 to May 2022.

(3)	Mr. Wong was appointed as Head of Finance of Aptorum Group from August 2024.

(4)	Mr. Siu served as the Head of Finance from July 2022 to August 2024.

Compensation of Non-executive Directors

The following table sets forth information for the fiscal year ended December 31, 2024, regarding the compensation of our non-executive directors who at December 31, 2024, were not also named executive officers.

In accordance with mutual agreements reached with the board of directors, Mr. Charles Bathurst, Dr. Mirko Scherer, Professor Justin Wu and Professor Douglas Arner have consented to suspend their monthly remuneration from September 1, 2023 until further notice.

In October 2024, Dr. Mirko Scherer and Mr. Charles Bathurst resigned from their position as directors of Aptorum Group Limited’s Board of Directors, due to personal reasons.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Justin Wu (1)	-		-	-	-	-	-	-
Douglas Arner (2)	-		-	-	-	-	-	-
Charles Bathurst (3)	15,835	(4)	-	-	-	-	-	15,835
Mirko Scherer (5)	10,558		-	-	-	-	-	10,558

(1)	Professor Wu was appointed as one of our directors as of October 2017 and is entitled to receive $31,673 annually for his combined services as a director and a committee member effective from January 1, 2022.

(2)	Professor Arner’s appointment as one of our directors became effective as of April 1, 2018, and is entitled to receive $31,673 annually for his combined services as a director and a committee member effective from January 1, 2022.

(3)	Mr. Bathurst was appointed as one of our directors as of October 2017 and is entitled to receive $50,676 annually for his combined services as a director and a committee member effective from January 1, 2022. In October 2024, Mr. Bathurst resigned from his position as director of Aptorum Group Limited’s Board of Directors and received GBP12,668 as his final compensation.

(4)	Mr. Bathurst’s appointment Letter provides his salary in GBP. For purposes of this table, we used a conversion ratio of GBP0.8 to USD1.00 to determine his salary in USD; however, the ultimate amount paid is based on the actual rate as of the relevant pay day at the end of each month.

(5)	Dr. Scherer was appointed as one of our directors as of October 2017 and is entitled to receive $31,673 annually for his services as a director effective from January 1, 2022. In October 2024, Dr. Scherer resigned from his position as director of Aptorum Group Limited’s Board of Directors and received $10,558 as his final compensation.

2017 Share Option Plan

On October 13, 2017, we adopted the 2017 Share Option Plan (the “Option Plan”) and on November 5, 2021, we amended the Option Plan. Under the Option Plan, up to an aggregate of 550,000 Class A Ordinary Shares (subject to subsequent adjustments described more fully below) may be issued pursuant to awards under the Option Plan. Subsequent adjustments include that on each January 1, starting with January 1, 2020, an additional number of shares equal to the lesser of (A) 2% of the outstanding number of Class A Ordinary Shares (on a fully diluted basis) on the immediate preceding December 31, and (B) such lower number of Class A Ordinary Shares as may be determined by the board of directors, subject in all cases to adjustments as provided in Section 10 of the Option Plan. Awards will be made pursuant to agreements and may be subject to vesting and other restrictions as determined by the board of directors.

We adopted the Option Plan to provide additional incentives to selected directors, officers, employees and consultants, and enable our Company to obtain and retain the services of these individuals. The Option Plan will enable us to grant options, restricted shares or other awards to our directors, employees and consultants. Awards will be made pursuant to agreements and may be subject to vesting and other restrictions as determined by the board of directors.

21,853 options were granted on March 15, 2019 to directors, employees, external consultants and advisors of the Group. One-half of each option grant vests on January 1, 2020 and expires on December 31, 2030, and the other half vests on January 1, 2021 and expires on December 31, 2031. The exercise price is $129.1 per share, which was based on the closing price of the shares traded on the NASDAQ stock exchange on the trading day preceding the grant date.

53,694 options were granted on March 16, 2020 to directors, employees, external consultants and advisors of the Group. One-half of each option grant vests on January 1, 2021 and expires on December 31, 2031 and the other half vests on January 1, 2022, and expires on December 31, 2032. The exercise price is $29.9 per share, which was based on the average closing price of the shares traded on the NASDAQ stock exchange for the five trading days immediately preceding the grant date.

14,896 options were granted on June 1, 2020 to directors and employees of the Group. Nearly one-half of each option grant vests on December 1, 2020 and expires on November 30, 2030 and the remaining vests on January 1, 2021 and expires on December 31, 2031. The exercise price is US$31.1 per share, which was based on the average closing price of the shares traded on the NASDAQ stock exchange for the five trading days immediately preceding the grant date.

2,748 options were granted on August 10, 2020 to Dr. Weiss, which will be vested on August 10, 2021 and expires on August 9, 2032. The exercise price is $36.4 per share, which was based on the average closing price of the shares traded on the NASDAQ stock exchange for the five trading days immediately preceding the grant date.

75,235 options were granted on March 11, 2021 to directors, employees, external consultants and advisors of the Group with an exercise price of $27.6 per share, which was based on the average closing price of the shares traded on the NASDAQ stock exchange for the five trading days immediately preceding the grant date. 36,796 options vest on January 1, 2022, and expire on December 31, 2032; 36,808 options vest on January 1, 2023 and expire on December 31, 2033; 906 options vest on June 8, 2021 and expire on June 7, 2032; and 725 options vest on July 14, 2021 and expire on July 13, 2032.

153,146 options were granted on March 8, 2022, to directors, employees, external consultants and advisors of the Group with an exercise price of $13.4 per share, which was based on the average closing price of the shares traded on the NASDAQ stock exchange for the five trading days immediately preceding the grant date. 74,881 options vest on January 1, 2023, and expire on December 31, 2033; 74,906 options vest on January 1, 2024, and expire on December 31, 2034; 1,866 options vest on June 8, 2022, and expire on June 7, 2033; and 1,493 options vest on July 14, 2022, and expire on July 13, 2033.

On March 31, 2023, we entered into exchange agreements and cancelled 177,667 existing vested and unvested share options held by related parties option holders and cancelled our obligations for deferred cash bonus payables of $3.1 million by granting of 403,820 share options (“New Options”) with 6 months vesting period. The New Options’ exercise price was $2.68 per share, which was based on the last closing price of the shares traded on the NASDAQ stock exchange on the grant date. All options fully vested on October 1, 2023, and expires on September 30, 2033. On March 31, 2023, we entered into supplemental agreements with the same related parties option holders to provide additional cash compensation to cover the exercise price of the New Options. On March 31, 2023, we entered into exchange agreements and cancelled 70,428 existing vested and unvested share options held by non-related parties option holders and cancelled our obligations for deferred cash bonus payables of $1.6 million by issuance of 70,430 fully vested Class A Ordinary Shares. We accounted for this exchange for both related parties and non-related parties share option holders as a modification to share based compensation which required the remeasurement of existing share options value at the time of the modification. The total incremental cost as a result of the modification was $0.7 million.

In line with Nasdaq requirements, we have established a clawback policy which, subject to limited exceptions, requires that any incentive compensation (including both cash and equity compensation) paid to any current or former executive officer on or after October 2, 2023, is subject to recoupment if (i) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct; and (ii) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the date the restatement. A copy of our clawback policy has been filed as Exhibit 97.1.

Compensation of DiamiR Executive Officers and Directors

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the DiamiR named executive officer during the years ended May 31, 2025 and 2024 in all capacities for the accounts of the executive, including the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Scientific Officer (CSO):

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alidad Mireskandari	2025	157,670	—	—	—		—	—		157,670
CEO	2024	215,000	—	—	—		—	—		215,000

Fred Knechtel	2025	—	—	—	—		—	—	—	—
CFO	2024	—	—	—	—	(3)	—	—	—	—

Samuil Umansky	2025	65,770	—	—	—		—	—	—	65,770
CSO	2024	128,625	—	—	—		—	—	—	128,625

(1)	Represents the value of 220,000 options issued to Mr. Mireskandari in 2023 based on the probable outcome of performance conditions. The value of the awards based on achieving the highest level of performance conditions was $1,359,160.

(2)	Represents the value of 88,000 restricted stock awards granted to Mr. Mireskandari in 2022 based on the probable outcome of performance conditions. The value of the awards based on achieving the highest level of performance conditions was $652,080. Mr. Mireskandari has an additional 8,000 options, which he received prior to 2022 for previous consulting work he did for the Company.

(3)	Represents the value of 13,000 options issued to Mr. Knechtel and 88,000 options modified in 2023 based on the probable outcome of performance conditions. The value of the options issued and the incremental value of the options modified based on achieving the highest level of performance conditions was $187,500 in the aggregate.

2014 Stock Option Plan

On October 1, 2014, DiamiR’s Board of Directors approved and adopted the 2014 Stock Option Plan (the “2014 Plan”).

The Plan provided for the grant of stock options to its employees, officers, directors and consultants, and is administered by the Board of Directors, provided that the Board may delegate such administration to a committee consisting of no fewer than two independent members of the Board of Directors. As of the date of this prospectus, there are 511,950 options or other grants outstanding under the Plan. No further shares may be granted under the 2014 Plan.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of DiamiR’s named executive officers, as of May 31, 2025:

Outstanding Equity Awards at May 31, 2025

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Share or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Usernamed Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Markey or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Alidad Mireskandari	74,000	154,000	154,000	$7.01	July 8, 2032	88,000	616,880	—	—
Fred Knechtel	—	94,500	—	$0.01	August 31, 2033	—	—	—	—
Samuil Umansky	—	—	—	—	—	—	—	—	—

(1)	Based on the estimated grant-date fair value of $7.01 for year ended May 31, 2025.

2024 Stock Option Plan

On May 31, 2024, DiamiR’s Board of Directors approved and adopted the 2024 Stock Option Plan (the “2024 Plan”), The 2024 Plan is effective as of May 31, 2024 and is intended to replace the 2014 plan, which expired on September 30, 2024.

The Plan provides for the grant of stock options to DiamiR’s employees, officers, directors and consultants, and is administered by the Board of Directors, provided that the Board may delegate such administration to a committee consisting of no fewer than two independent members of the Board of Directors. The Plan provides for a total of 600,000 shares of common stock to be reserved for issuance. Proportionate adjustments will be made to the number of shares of common stock subject to the 2024 Plan in the event of any change in its capitalization affecting its common stock, such as a stock split, reverse stock split, recapitalization, or combination of the authorized, issued and outstanding shares of common stock. Shares of common stock subject to option grants that are terminated or forfeited will again be available for issuance under the 2024 Plan. As of the date of this proxy statement/prospectus, there are no options or other grants outstanding under the 2024 Plan, except that the Company entered into employment agreements with executives and compensation arrangements with prospective Board members that provide for options for an aggregate of 360,000 shares in the event the Company completes an initial public offering of its stock.

Compensation of Directors

Dr. Sheinerman is DiamiR’s sole director. DiamiR currently does not have a policy to pay its director for serving on its board or fees for attending scheduled and special meetings of its board of directors.

COMPANY TRANSACTIONS WITH RELATED PERSONS

The following discussion is a brief summary of certain material arrangements, agreements and transactions Company has with related parties since January 1, 2022, other than the compensation and shareholding arrangements that are described in “Management” and “Principal Shareholders.” We also engage in other transactions with related parties that we do not perceive as material.

Lines of Credit

On August 13, 2019 (the “Effective Date”), Aptorum Therapeutics Limited (“ATL”), one of our wholly owned subsidiaries, entered into two separate Promissory Notes and Line of Credit Agreements (the “Agreements”) with Aeneas Group Limited and Jurchen Investment Corporation (“Jurchen”). The Aeneas Group Limited Agreement and Jurchen Agreement provide ATL with a line of credit up to twelve million dollars ($12,000,000) and three million dollars ($3,000,000), respectively (collectively, the “Line of Credit”), representing the maximum aggregate amount of the advances of funds from the Line of Credit that may be outstanding at any time under the Line of Credit (the “Principal Indebtedness”). ATL may draw down from the Line of Credit at any time through the day immediately preceding the third anniversary of the Effective Date (the “Maturity Date”). As of the date hereof, the Jurchen Agreement is matured, and the maturity of Aeneas Group Limited Agreement is extended for additional three years and will be matured on August 12, 2025. Interest is payable on the outstanding Principal Indebtedness at the rate of eight percent (8%) per annum, payable semi-annually in arrears on February 12 and August 12 in each year. ATL may pre-pay in whole or in part, the Principal Indebtedness of the Line of Credit, and all interest accrued at any time prior to the Maturity Date, without penalty. Under the Agreements, in addition to certain standard covenants, we are also not permitted, without the prior written consent of Aeneas Group and Jurchen to (i) liquidate, dissolve or wind-up our business and affairs; (ii) effect any merger or consolidation transaction; (iii) sell, lease, transfer, license or otherwise dispose, in a single transaction or series of related transactions, all or substantially all of our assets; or (iv) consent to any of the foregoing. The Agreements are subject to standard events of default, which if not cured within the agreed upon cure period, permits Aeneas Group Limited or Jurchen, as applicable, to declare the outstanding Principal Indebtedness immediately due and payable, to exercise any other remedy provided for in the Agreements or any other right available to Aeneas Group Limited or Jurchen as provided at law or in equity. Jurchen and Aeanas Group Limited also maintain the right to set-off during the term of the Agreements. As of the date hereof, the Company has not drawn down from the Line of Credit.

On January 13, 2022, the Group entered a line of credit facility with Libra to provide up to a total $1 million in line of credit debt financing for its daily operation The line of credit is originally matured on January 12, 2023, and is extended for additional 3 years. The interest on the outstanding principal indebtedness is at the rate of 10% per annum. As of the date hereof, $0.5 million is outstanding from Libra Sciences Limited. For the six months ended June 30, 2025 and the year ended December 31, 2023 and December 31, 2024, the Group has assessed that the amounts due from Libra Science Limited and its subsidiary are potentially unrecoverable, an allowance for credit loss amounting to $nil, $0.5 million and $1,184 has been recognized for the six months ended June 30, 2025, the year ended December 31, 2023 and December 31, 2024. Libra Science Limited’s current operating and financial position is dismal and it continues to suffer losses and is in a net liability position; therefore, management determined the amounts due from them are unrecoverable and provided a credit loss allowance for such amounts.

Sales and Purchases of Securities

Private Placement Offering

Sales of convertible notes

On September 11, 2023, the Group entered into a securities purchase agreement with Jurchen Investment Corporation, the largest shareholder of the Company, pursuant to which the Group sold a secured convertible note in the aggregate principal amount of $3,000,000 (the “Sep 2023 Notes”). The Sep 2023 Notes are convertible into the Company’s Class A Ordinary Shares and have a maturity date that is 24 months from the issuance date, although upon such date the investor has the right to extend the term of the Sep 2023 Note for twelve (12) months or more or such term subject to mutual consent. The Sep 2023 Notes have an interest rate of 6% per annum and a conversion price of $2.42 per share. The Company has the right to repay the principal amount of the Sep 2023 Notes, but in the case of such prepayment it must be paid in cash, unless otherwise agreed by both parties. The Sep 2023 Note is secured by a first priority lien and security interest on certain shares that the Group owns (“Collateral”). Upon the Group’s disposal of all or a portion of the Collateral, the investor has the right, to request that the Group prepay the then-remaining outstanding balance of the Sep 2023 Note, in part or in full and the Group can make that payment in cash or in shares. The principal outstanding amount as of the date hereof is $3,000,000. On September 11, 2025, the parties agreed to extend the term of the Sep 2023 Note for an additional 12 months; the parties also agreed to amend the terms of the Sep 2023 Note such that Jurchen, at is sole discretion, shall be permitted to convert the Sep 2023 Note upon three days written notice.

Employment Agreements

We entered into Appointment Letters with each of our executive officers. The terms of the Appointment Letters for each of our executive officers are consistent with each other, except with regard to the individual’s compensation, term of employment and duties and responsibilities, the latter of which coincides with the standard functions normally associated with the given position. In addition to setting forth the individual compensation and such, the appointment letters contain the following material terms:

We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiration of his or her Appointment Letter, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations.

In addition, each executive officer has agreed to be bound by non-solicitation and non-compete restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) solicit or entice away from the Company, any person, firm, company or organization that is or shall have been at any time within 12 months prior to termination of employee a customer, client, identified prospective customer or client of the Company or in the habit of dealing with the Company; (ii) employ, solicit or entice away from the Company any person who is or shall have been on the date of or within 12 months prior to termination of employment an employee of the Company; or (iii) assume employment with or provide services to, or otherwise engage in income generating activities with any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent.

Some of our Appointment Letters also provide for the executive officer to participate in our mandatory provident fund, which is similar to a pension fund.

Effective on November 27, 2023, we re-appointed Mr. Huen as Chief Executive Officer and Executive Director whereas all other previous employment terms and conditions remain unchanged. Under the previous appointment letter, we paid Mr. Huen approximately USD27,308 per month. The appointment letter can be earlier terminated by either party with two-months’ written notice.

Effective on August 8, 2024, we appointed Mr. Wong as our Head of Finance. Under the appointment letter, the appointment carry no remuneration but is subject to change based on subsequent discussion between Mr. Wong and the Company. The appointment letter can be earlier terminated by either party with one-month’ written notice.

DIAMIR TRANSACTIONS WITH RELATED PERSONS

On March 15, 2023, DiamiR issued 2 convertible promissory notes to Samuil R. Umansky and Kira Sheinerman in the approximate amount of $86,826 and $405,189, respectively. Both notes carry an interest of 4% per annum and are due on December 31, 2026. These notes can be converted into the securities of the Company issued in the next equity financing the Company conducts following issuance of the notes and at the lowest price paid for such securities in such financing. Between March 2023 and August 2024, DiamiR amended and restated Kira Sheinerman’s note from time to time, to reflect additional loans during the period. As of February 28, 2025, the total amount outstanding under both founder notes was $844,789, including accrued interest and net of recorded discounts. In April 2025 and June 2025, DiamiR amended the convertible note with Kira Sheinerman, one of its founders and the Executive Director, such that the founder loaned us additional $100,000 and $150,000, respectively.

On March 30, 2023, DiamiR entered into an insider stock purchase agreement with Kira Sheinerman, pursuant to which it issued her 14,265 shares of its common stock for $100,000.

On July 7, 2025, after the consideration, review, and approval of DiamiR’s Chief Executive Officer, DiamiR entered into a financial advisory agreement with H.C. Wainwright & Co., LLC (“Wainwright”), with Wainwright to act as exclusive financial advisor to DiamiR in connection with the merger with Aptorum. As compensation for its services, upon the consummation of the Merger, Wainwright will receive common stock purchase warrants to purchase up to a number of shares of common stock of the Combined Company equal to $500,000 divided by the closing price of the Combined Company’s common stock on the date of consummation of the Merger, which warrants shall have an exercise price of $0.01 per share and a term of exercise of five years. In the event that DiamiR (or the Combined Company) consummates one or more financing transactions, with gross proceeds of at least $4,000,000 following the execution of the Merger Agreement through and including the consummation of the Merger and within 90 days thereafter, Wainwright shall receive a cash fee of $250,000, which cash fee shall be paid in lieu of a number of warrants equal to $250,000 as described in the immediately preceding sentence (and, if previously issued, a number of warrants equal to $250,000 shall be cancelled). In addition, Wainwright shall receive reimbursement of reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Wainwright in connection with financial advisory agreement. Dr. Kira Sheinerman, the co-founder of DiamiR, is currently a managing director of Wainwright.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus.

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 6,346,823 Class A Ordinary Shares and 1,796,934 Class B Ordinary Shares outstanding as of the date of this prospectus.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 3 shareholders of record holding beneficial ownership of 5% or more, none of which are located in the United States.

Unless otherwise indicated, the business address of each of the individuals is 17 Hanover Square, London, W1S 1BN, United Kingdom.

Name and Address of Beneficial Owner	Class A Ordinary Shares Beneficially Owned	Class B Ordinary Shares Beneficially Owned	Percentage of Total Class A and Class B Ordinary Shares(1)	Percentage of Total Voting Power(2)
Ian Huen(3)	1,900,244	1,606,147	42.77%	86.71%
K.K. Wong	*	-	*	*
Justin Wu	*	-	*	*
Douglas Arner	*	-	*	*
All directors and executive officers as a group (4 persons)	1,942,140	1,606,147	42.77%	86.71%

5% Beneficial Owner
Jurchen Investment Corporation(3)	1,762,585	1,606,147	35.33%	86.63%
L1 Capital Global Opportunities Master Fund, Ltd.(4)	383.750	-	4.71%	0.21%
CGY Investments Limited(5)	533,575	-	6.55%	0.29%

*	Less than 1% of total outstanding Ordinary Shares on an as converted basis.

(1)	For each person and group included in this column, percentage ownership is calculated by dividing the number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by the sum of Class A Ordinary Shares and Class B Ordinary Shares, and the number of Class A Ordinary Shares that such person or group has the right to acquire beneficial ownership within 60 days after the date of this prospectus. Following the IPO, each Class B Ordinary Share can be converted at any time on a one-for-one basis into Class A Ordinary Shares at the discretion of the holder.

(2)	For each person and group included in this column, percentage of total voting power represents voting power based on both Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by such person or group with respect to all of our outstanding Class A Ordinary Shares and Class B Ordinary Shares as one single class. Holders of Class A Ordinary Shares are entitled to one vote per share and holders of Class B Ordinary Shares are entitled to one hundred votes per share on all matters subject to a shareholders’ vote.

(3)	Includes 370,308 Class A Ordinary Shares owned by Jurchen, warrants held by Jurchen to purchase 54,054 Class A Ordinary Shares, convertible notes held by Jurchen to convert 1,338,223 Class A Ordinary Shares, 137,659 Class A Ordinary Shares owned by Mr. Huen, and 1,606,147 Class B Ordinary Shares owned by Jurchen. Jurchen Investment Corporation, is a company wholly owned by Mr. Huen, and their ownership only includes those securities held in their name. Mr. Huen maintains sole voting control over the shares held by Jurchen, the principal office address of which is at 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong.

(4)

David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such Class A Ordinary Shares. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes, except to the extent of their pecuniary interests. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(5)	CGY Investments Limited is 50% held by Seng Fun Yee, 25% held by Mandy Lui and 25% held by Adrian Lui (all of whom are related to our former CEO, Mr. Darren Lui). Mr. Lui controls and/or has substantial influence on the disposition and voting rights of the shares held by his spouse, but no such control over the shares held by his sister or brother. Includes 533,575 Class A Ordinary Shares held by CGY Investments Limited. The address for CGY is Unit A 3/F Cheong Sun Tower, 116-118 Wing Lok St, Sheung Wan, Hong Kong.

DIAMIR’S SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of DiamiR’s common stock. The information below indicates:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of DiamiR’s issued and outstanding shares of common stock;

●	each of DiamiR’s directors, executive officers and nominees to become directors; and

●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 4,440,891 shares of common stock outstanding and 0 shares of Preferred Stock outstanding as of December 4, 2025.

Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of any shares of common stock, over which he or she has or shares, directly or indirectly, voting or investment power, or of which he or she has the right to acquire beneficial ownership at any time within 60 days after December 4, 2025. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

The address for the DiamiR officers and directors is 11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Number		%
Alidad Mireskandari	66,000	(1)	1.5%
Kira S. Sheinerman	1,992,221		44.2%
Samuil Umansky	1,777,956		39.4%
Gary Anthony(2)	—		—
All executive officers and directors as a group (4 persons)	3,836,177		85.1%

*	less than 1%.

(1)	Represents Mr. Mireskandari’s option to purchase common stock that can be vested and exercised within the next 60 days.

(2)	Since November 2023, Mr. Anthony has been serving as a financial consultant and immediately following the Merger, he will step into the role of Chief Financial Officer.

PRO FORMA
PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table provides information anticipated as of the Merger Closing, regarding beneficial ownership of 5% or more of Aptorum Delaware’s common stock by: (i) each person known to Aptorum Delaware who beneficially owns more than five percent of Aptorum Delaware’s common stock; (ii) each of the expected officers and directors of the Combined Company. The following table assumes [   ] shares of Aptorum Delaware Common Stock will be issued in the Merger.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days after September 30, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

Unless otherwise indicated, the address for each beneficial owner is [   ].

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES OUTSTANDING BENEFICIALLY OWNED
Directors and Executive Officers:
Ian Huen, Chief Executive Officer & Director
Gary Anthony, Chief Financial Officer
Alidad Mireskandari, President & COO
Kira Sheinerman, Director
Laura A. Philips, Director**
Justin Wu, Director
Douglas Arner, Director
All executive officers and directors as a group (7 persons)
5% or Greater Stockholders

*	Less than 1%.

**	This individual has indicated her consent to occupy such position upon closing of the Merger and is considered one of the Primary Stockholder Designees.

DESCRIPTION OF SHARE CAPITAL

The Company is a Cayman Islands exempted company with limited liability and our affairs are governed by our Memorandum and Articles, the Companies Law, the common law of the Cayman Islands, our corporate governance documents and rules and regulations of the stock exchange on which are shares are traded.

As of the date hereof, the authorized share capital of the Company is $100,000,000, consisting of 9,999,996,000,000 Class A Ordinary Shares, par value $0.00001 each and 4,000,000 Class B Ordinary Shares, par value $0.00001 each. As of December 4, 2025, 6,346,823 Class A Ordinary Shares and 1,796,934 Class B Ordinary Shares are issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid.

Shares

The following are summaries of material provisions of our Memorandum and Articles, corporate governance policies and the Companies Law insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares (our class B Ordinary Shares are not registered pursuant to Section 12(b), 12(g) or Section 15(d) of the Act, but we are voluntarily including information with respect to same in this exhibit).

Objects of Our Company

Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of Memorandum and Articles, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to 100 votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the Memorandum and Articles, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Law and to our Memorandum and Articles.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to 100 votes, and each Class A Ordinary Share is entitled to one vote, voting together as one class. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded by the chairman or persons holding certain amounts of shares as set forth in the Memorandum and Articles. Actions that may be taken at a general meeting also may be taken by a unanimous resolution of the shareholders in writing.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; two members present in person or by proxy, one of whom shall be the holder of the majority of the shares in the Company, shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the Memorandum and Articles and reduce the share capital.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment.

Transfer of Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Shares and Forfeiture of Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of a simple majority of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Law or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Law.

Issuance of Additional Shares

Our Memorandum and Articles authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our Memorandum and Articles also authorizes our Board of Directors to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the Memorandum and Articles, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available. Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our Memorandum and Articles); and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. However, our Memorandum and Articles provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the Memorandum and Articles were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

The Company is an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Companies Law, including the filing an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value (subject to the provisions of the Companies Law);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to: the solvency of the consolidated or surviving company, the merger or consolidation being bona fide and not intended to defraud creditors, no petition or other proceeding, order or resolution to wind up the Company, no receiver, administrator or similar having been appointed over assets or property and no scheme or other arrangement having been entered into with creditors; a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company; and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. The non-surviving constituent company must have resigned from any fiduciary office held or will do so and each constituent company having complied with any applicable regulatory laws. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Law subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. As stated above, our Memorandum and Articles permit indemnification of officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party. Our Memorandum and Articles do not disqualify a director from acting or from contacting with the Company as a vendor, purchaser or otherwise provided that it does not adversely affect his or her performance of duties or responsibilities and the nature of the interest is disclosed at the meeting at which the contract or arrangement is considered (if not previously disclosed), and having disclosed such interest the director is not counted in the quorum and must refrain from voting on the contract or arrangement. A director of a Cayman Islands company also owes to the company a duty to exercise the powers for the purpose for which they were given and the duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our Memorandum and Articles allow our shareholders holding not less than 1/10 of all voting power of our (paid up) share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles do not provide our shareholders other rights to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings although our Memorandum and Articles provide for same.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Law but our Memorandum and Articles do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, directors may be removed with or without cause, by the directors or by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. Our Memorandum and Articles, as well as our Code of Business Conduct and Ethics that applies to our officers, directors and employees outlines how to handle these types of transactions and other potential conflicts of interest.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law a company may be dissolved, liquidated or wound up by a special resolution of our shareholders; however, under our Memorandum and Articles, only our Directors have power to present a winding up petition in the name of the Company and/or to apply for the appointment of provisional liquidators in respect of the Company.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Law, each of our Memorandum of Association and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Rule 144

Shares Held for Six Months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of the IPO, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Class A Ordinary Shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our Company or from an affiliate of our Company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding; or

●	the average weekly trading volume of our Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The six-month holding period of Rule 144 does not apply to sales of unrestricted securities. Accordingly, persons who hold unrestricted securities may sell them under the requirements of Rule 144 described above without regard to the six-month holding period, even if they were considered our affiliates at the time of the sale or at any time during the 90 days preceding such date.

Shares Held by Non-Affiliates for One Year

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of the IPO.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Securityholders of any or all of the Class A Ordinary Shares. For additional information regarding the issuance of Class A ordinary shares covered by this prospectus, see the section titled “Recent Events – Registered Direct Offering and Concurrent Private Placement” above.

We are registering the shares of common stock pursuant to the provisions of the Purchase Agreement entered into in October 2025.

The following table sets forth:

●	the name of the Selling Securityholder;

●	the number of Class A ordinary shares that the Selling Securityholders beneficially owned prior to the Offering for resale of the shares under this prospectus;

●	the maximum number of our Class A ordinary shares that may be offered for resale for the account of the Selling Securityholders under this prospectus; and

●	the number and percentage of our Class A ordinary shares beneficially owned by the after the Offering of the shares (assuming all of the offered shares are sold by the Selling Securityholders), is based on 6,346,823 Class A Ordinary Shares and 1,796,934 Class B Ordinary Shares.

None of the Selling Securityholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Securityholders has any agreement or understanding to distribute any of the shares being registered.

Each Selling Securityholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Securityholders will sell all of the shares offered for resale. A Selling Securityholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Securityholder	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Class A Ordinary Shares to be Sold	Number of Class A Ordinary Shares Owned After Offering(2)	Percentage Ownership After Offering(3)
3i, LP(4)	250,000	500,000	250,000	*
Intracoastal Capital LLC(5)	250,000	500,000	250,000	*
BPY Limited(6)	95,000	190,000	95,000	*
Lincoln Alternative Strategies LLC(7)	250,000	500,000	250,000	*
Nomis Bay Ltd(8)	155,000	310,000	155,000	*
Augustus Trading LLC(9)	-	38,475	-	*
Noam Rubinstein(9)	-	18,900	-	*
Wilson Drive Holdings LLC(9)	-	2,025	-	*
Charles Worthman(9)	-	600	-	*

*	Represents beneficial ownership of less than one percent of our outstanding shares (assuming all of the offered shares are sold by the Selling Securityholders).

(1)	For the purpose of this selling securityholder table only, the Offering refers to the resale of the Class A Ordinary Shares by each Selling Securityholder listed above.

(2)	Since we do not have the ability to control how many, if any, of their shares each of the Selling Securityholders will sell, we have assumed that the Selling Securityholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the Offering.

(3)	All percentages have been rounded up to the nearest one hundredth of one percent.

(4)	The business address of 3i, LP is 2 Wooster Street, 2nd Floor, New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by 3i Management, LLC and 3i, LP. Mr. Tarlow disclaims any beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(5)	Intracoastal Capital, LLC (“Intracoastal”) is a limited liability company. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, Florida 33483.

(6)	The address of BPY Limited is 145 Adelaide St. West, Suite 400, M5H 4E5, Toronto, Ontario, Canada. Marc Bistricer is the Chief Information Officer of BPY Limited and Murchinson Ltd is the subadvisor of BPY Limited. They have voting and investment power over the securities held by it. Marc Bistricer disclaims beneficial ownership of the shares held by BPY Limited except to the extent of his pecuniary interest, if any, in such shares.

(7)	Stephen Temes is the managing member of Lincoln Alternative Strategies LLC (“LAS”), has discretionary authority to vote and dispose of the shares held by LAS and may be deemed to be the beneficial owner of these shares. The address for LAS is 404 Washington Ave. #650, Miami Beach, Florida 33139.

(8)	The address of Nomis Bay Ltd. is 145 Adelaide St. West, Suite 400, M5H 4E5, Toronto, Ontario, Canada. Marc Bistricer is the Chief Information Officer of Nomis Bay Ltd. and Murchinson Ltd is the subadvisor of Nomis Bay Ltd. They have voting and investment power over the securities held by it. Marc Bistricer disclaims beneficial ownership of the shares held by Nomis Bay Ltd. except to the extent of his pecuniary interest, if any, in such shares.

(9)	Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of Class A ordinary shares issuable upon exercise of placement agent warrants, which were received as compensation for acting as placement agent. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The Selling Securityholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Securityholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Class A Ordinary Shares.

We may be required to amend or supplement this prospectus in the event that (a) a Selling Securityholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) the selling shareholder sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

TAXATION

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A Ordinary Shares. Please note that this summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to purchase Class A Ordinary Shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares except on instruments executed in, or brought within, the jurisdiction of the Cayman Islands.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a brief description of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of purchasing, owning and disposing of Class A Ordinary Shares. It is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to a particular person’s decision to acquire Class A Ordinary Shares. This discussion applies only to a U.S. Holder that holds a Class A Ordinary Share as a capital asset for U.S. federal income tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, non-U.S. tax consequences, federal estate or gift tax consequences, alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare Contribution Tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	banks and other financial institutions;

●	insurance companies;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding Class A Ordinary Shares as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the Class A Ordinary Shares;

●	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

●	tax exempt entities, including “individual retirement accounts” and “Roth IRAs”;

●	former citizens or long-term residents of the United States;

●	entities or arrangements classified as partnerships for U.S. federal income tax purposes;

●	regulated investment companies or real estate investment trusts;

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of an employee share option or otherwise as compensation;

●	persons that own or are deemed to own ten percent or more of our shares; and

●	persons holding Class A Ordinary Shares in connection with a trade or business conducted outside the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Class A Ordinary Shares, the U.S. federal income tax treatment of such partnership and each partner thereof will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Class A Ordinary Shares and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of purchasing, holding and disposing of Class A Ordinary Shares.

The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Such change could materially and adversely affect the tax consequences described below.

For purposes of this brief discussion, a “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Class A Ordinary Shares or warrants and that is:

(1)	an individual citizen or resident of the United States;

(2)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(3)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	a trust, (i) if a court within the United States is able to exercise primary supervision over its administration and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) if a valid election is in effect for the trust to be treated as a U.S. person.

U.S. Holders are encouraged to consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of Class A Ordinary Shares in their particular circumstances.

Taxation of Distributions

Subject to the discussion below under “Passive Foreign Investment Company (PFIC) Rules,” a U.S. Holder will be required to include in gross income as dividend income the gross amount of any distributions paid on Class A Ordinary Shares (including any amount of taxes withheld), other than certain pro rata distributions of Class A Ordinary Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares and thereafter as a gain from the sale of the Class A Ordinary Shares. However, because we do not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends.

In case of a U.S. Holder that is a corporation, dividends paid on the Class A Ordinary Shares will be subject to regular corporate rates and will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not an income tax treaty between the United States and the Cayman Island, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the NASDAQ Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign income tax withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such investor elects to do so for all creditable foreign income taxes. For purposes of calculating the foreign tax credit limitation, dividends paid by us will, depending on the circumstances of the U.S. Holder, be either general or passive income.

While we do not expect to pay dividends in the near future, in the event any dividends are paid and if a dividend is paid in non-U.S. currency, it must be included in a U.S. Holder’s income as a U.S. dollar amount based on the exchange rate in effect on the date such dividend is actually or constructively received, regardless of whether the dividend is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder generally will not recognize a foreign currency gain or loss. If the non-U.S. currency is converted into U.S. dollars on a later date, however, the U.S. Holder must include in income any gain or loss resulting from any exchange rate fluctuations. Such gain or loss will generally be ordinary income or loss and will be from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in non-U.S. currency.

Sale or Other Taxable Disposition of Shares

Subject to the discussion below under “Passive Foreign Investment Company (PFIC) Rules,” gain or loss realized on the sale or other taxable disposition of Class A Ordinary Shares and warrants will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A Ordinary Shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class A Ordinary Shares disposed of and the amount realized on the disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on the disposition of Class A Ordinary Shares, including the availability of the foreign tax credit under an investor’s own particular circumstances.

A U.S. Holder that receives non-U.S. currency on the disposition of the Class A Ordinary Shares will realize an amount equal to the U.S. dollar value of the foreign currency received on the date of disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date) whether or not converted into U.S. dollars at that time. Generally, the U.S. Holder will recognize currency gain or loss if the U.S. dollar value of the currency received on the settlement date differs from the amount realized with respect to the Class A Ordinary Shares. Any currency gain or loss on the settlement date or on any subsequent disposition of the foreign currency generally will be U.S.-source ordinary income or loss.

Passive Foreign Investment Company (PFIC) Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

●	at least 75% of its gross income for such taxable year is passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

●	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the equity.

A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change. In particular, the total value of our assets generally will be calculated using the market price of our Class A Ordinary Shares, which may fluctuate considerably. Fluctuations in the market price of our Class A Ordinary Shares may result in our being a PFIC for any taxable year.

Due to the amount of restricted and unrestricted cash and investments that we had on hand during our year ending December 31, 2024, we believe that we were classified as a PFIC for that tax year. Depending on the future composition and value of our assets, we may be classified as a PFIC for future years.

If we continue to be classified as a PFIC, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder (i) takes no action, (ii) makes an election to treat us as a “Qualified Electing Fund” (a “QEF election”) or (iii) if permitted, makes a “mark-to-market” election with respect to our Class A Ordinary Shares. A U.S. Holder of our Class A Ordinary Shares will also be required under applicable Treasury Regulations to file an annual information return (Form 8621) containing information regarding our company. Additional explanations of the PFIC rules are set forth below: this material is complex and may affect different U.S. Holders differently. Accordingly, U.S. Holders should consult their own tax advisors about the consequences of our company being classified as a PFIC and about what steps, if any, they might take to lessen the tax impact of our PFIC status on them.

A U.S. Holder who does not make a timely QEF or mark-to-market election (a “Non-Electing Holder”), as discussed below, will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of Class A Ordinary Shares. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

It should be noted that, until such time as we make a distribution, there are no tax consequences to Non-Electing Holders. However, if we ever did make a distribution it would in all likelihood be an excess distribution (because we would not have previously made any distributions to holders of Class A Ordinary Shares). At that point, and for all subsequent distributions, the rules described above would apply to Non-Electing Holders. The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of stock in a PFIC may make a “qualified electing fund (QEF)” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If a QEF election is available with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. This election must be made by the deadline (including extensions) for filing the U.S. Holder’s federal tax return for the year in question. U.S. Holders should discuss their election alternatives with their own tax advisors. Once an election is made, the Electing Holder is subject to the QEF rules for as long as we are a PFIC.

As an alternative to making a QEF election, a U.S. Holder may make a “mark-to-market” election with respect to our Class A Ordinary Shares provided our Class A Ordinary Shares are treated as “marketable stock.” The Class A Ordinary Shares generally will be treated as marketable stock if they are regularly traded on a “qualified exchange or other market” (within the meaning of applicable Treasury Regulations) on at least 15 days during each calendar quarter (other than in de minimis amounts).

If a U.S. Holder makes an effective mark-to-market election, for each taxable year that we are a PFIC, the U.S. Holder will include as ordinary income the excess of the fair market value of its Class A Ordinary Shares at the end of the year over its adjusted tax basis in the Class A Ordinary Shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the Class A Ordinary Shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your Class A Ordinary Shares in a year that we are PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Class A Ordinary Shares are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including NASDAQ. If the Class A Ordinary Shares are regularly traded on NASDAQ and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders may be required to report information relating to the Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their purchase, ownership and disposition of the Class A Ordinary Shares.

Material U.S. Federal Income Tax Consequences of the Domestication and the Merger

General

The following are the material U.S. federal income tax consequences of (i) the Domestication and (ii) the DiamiR Merger to the U.S. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Company shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Company shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This brief summary is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures of the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own Company shares, or who will own and hold Company shares as a result of owning the corresponding DiamiR shares, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	Non-U.S. Holders (except as specifically provided below);

●	persons that actually or constructively own five percent (5%) or more of Company shares or voting securities (except as specifically provided below);

●	persons that acquired Company shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold Company shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or

●	passive foreign investment companies.

This brief discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of DiamiR shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Company shares. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Company shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Company shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Company shares will be in U.S. dollars. In addition, this discussion assumes that a holder who owns rights in DiamiR shares will own a sufficient number of rights such that upon conversion of such rights, the holder will acquire only full ordinary Company shares and, thus, will not forfeit any rights or have a right to acquire a fractional share after such conversion.

Neither the Company nor DiamiR will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER IN CONNECTION WITH OR FOLLOWING THE DOMESTICATION AND DIAMIR MERGER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER IS URGED TO CONSULT WITH HIS OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING TRANSACTION, AND THE OWNERSHIP AND DISPOSITION OF SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

TAX CONSEQUENCES TO U.S. HOLDERS

Tax Consequences of the Domestication to U.S. Holders of Aptorum Shares

The following discussion under this subsection, “Tax Consequences of the Domestication to U.S. Holders of Aptorum Shares” constitutes the opinion of HTFL, counsel to Aptorum, as to the material U.S. federal income tax consequences of the Domestication to U.S. Holders of Company shares, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and herein.

As discussed below, it is the opinion of our counsel that, while the issue is not entirely free from doubt, the Domestication will qualify as a “reorganization” within the meaning of Code section 368(a)(1)(F); therefore (subject to the Section 367(b) rules and the Passive Foreign Investment Company (“PFIC”) rules (both discussed below)) U.S. Holders will not recognize gain or loss on the exchange of their Company shares for Purchaser Common Stock.

Code section 354 provides: “No gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.” Under Code section 368(a)(1), a “reorganization” includes “(F) a mere change in identity, form, or place of organization of one corporation, however effected.” Under Code section 368(b), a “party to a reorganization” includes “(1) a corporation resulting from a reorganization, and (2) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.” Accordingly, the Domestication, as a change in the place of organization of Company, constitutes a reorganization under Section 368(a)(1)(F) to which Company is a party, provided that the transaction otherwise qualifies under Section 368 and the regulations promulgated under Section 368.

Treasury Regulation Section (“Reg Sec.”) 1.368-2(m) provides that six requirements must be satisfied in order for a reorganization to qualify as a reorganization under Section 368(a)(1)(F). These requirements are intended to assure that, at least immediately after the reorganization, the only parties involved in the transaction are the resulting corporation and the former corporation and its shareholders, and that the only assets and liabilities, and tax attributes, transferred by the former corporation and received by the resulting corporation are those of the former corporation (and that the former corporation is wound up). The Domestication meets all of these requirements.

Treasury Regulations also require, as a general rule, that in order to qualify as a reorganization under Section 368(a)(1), a transaction must meet a “continuity of interest” test (under which a substantial portion of the resulting corporation’s stock is owned by shareholders of the former corporation) and a “continuity of business enterprise” test (under which the resulting corporation carries on the historic business of the former corporation or uses a significant part of its assets in a new business). If the Domestication is viewed, under a step-transaction analysis, as part of a larger transaction that includes the DiamiR Merger, then it does not meet either of these tests. However, Reg. Sec. 1.368-2(m)(2) provides: “A continuity of the business enterprise and a continuity of interest are not required for a potential F reorganization to qualify as a reorganization under section 368(a)(1)(F).” Moreover, the Regulations strongly imply that, in determining whether a qualified F reorganization has occurred, it is permissible to examine only the transactions constituting the reorganization itself, not events that happen after (or before) the reorganization. See Treasury Decision (T.D.) 9739, Sep. 21, 2015: “The Final Regulations adopt the [previously expressed rule] that related events preceding or following the Potential F Reorganization that constitutes a Mere Change generally would not cause that Potential F Reorganization to fail to qualify as an F reorganization.”

Reg. Sec. 1.368-2(m) is a complex regulation and, as it was only adopted in 2015, there are few IRS revenue rulings or private letter rulings, or court decisions, illustrating how it is applied to specific fact patterns. None of the examples provided in the regulation itself describe a series of transactions like those involved in this offering. Nonetheless, while the application of the Treasury regulations to a transaction such as the Domestication is not entirely free from doubt, it is the opinion of our counsel that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that (subject to the Section 367(b) rules and the PFIC rules discussed below) U.S. Holders of Company shares will not recognize gain or loss on the exchange of those shares for Purchaser stock. U.S. Holders should be aware that Company has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication. There can be no assurance that the IRS will not take a contrary position to our counsel’s opinion or that a court will not agree with a contrary position of the IRS.

Subject to the discussions of the Section 367 rules and the PFIC rules, below, it is therefore the opinion of our counsel that the consequences of the Domestication exchange are as follows:

A U.S. Holder of Company shares will not recognize a gain or loss on the exchange of his Company shares for Purchaser stock.

The U.S. Holder’s tax basis in his Purchaser stock will be the same as his adjusted basis in his Company shares.

Following the exchange, the U.S. Holder’s holding period in his Purchaser stock will include the period of time that he held his Company shares.

U.S. Holders should note that if the Domestication is a qualified reorganization under Section 368(a)(1)(F), then, since a U.S. Holder retains his basis in his Company shares as his basis in his stock, the U.S. Holder will realize a gain in an amount equal to the excess (if any) of the fair market value of the assets received by him in the DiamiR Merger over his carryover basis in his Company stock.

Effect of Section 367 on the Domestication for U.S. Holders of Company Shares

Code section 367(b) applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a)(1) reorganization. When it applies, Section 367(b) imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) will apply to certain U.S. Holders who exchange Company shares for Purchaser Common Stock as part of the Domestication.

A. “U.S. Shareholders” of Company

A U.S. Holder who on the day of the Domestication beneficially owns (directly, indirectly, or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Company shares entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Company shares (referred to herein as a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to his shares he directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Company shares entitled to vote or 10% or more of the total value of shares of all classes of Company shares for U.S. federal income tax purposes, and any U.S. Holder who owns Company shares is urged to consult his own tax advisor with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to his Company shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Company shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of the Company shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount attributable to his Company shares as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. However, Company does not expect that its cumulative earnings and profits will be greater than zero through the date of the Domestication (moreover, cumulative earnings and profits will be reduced by the amount of any distribution that is made and that is taxable as a dividend, as discussed below under “Tax Consequences of the Disposition”). If Company’s cumulative earnings and profits through the date of Domestication are not greater than zero, then a U.S. Shareholder generally would not be required to include in gross income an all earnings and profits amount with respect to his Company shares.

However, it is possible that the amount of Company’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination. The determination of Company’s earnings and profits is complex and may be impacted by numerous factors, and it is possible that one or more of such factors may cause Company to have positive earnings and profits through the date of the Domestication. As a result, depending upon the period in which such a U.S. Shareholder held his Company shares, he could be required to include his share of Company’s all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication. See below, under “Effect of PFIC Rules on the Domestication” for a discussion of whether amounts included in income under Code Section 367(b) should be reduced by amounts required to be taken into account by a U.S. Holder under the proposed Treasury Regulations under Code Section 1291(f).

B. U.S. Holders Who Own Less Than 10 Percent of Company

A U.S. Holder who on the day of the Domestication beneficially owns (directly, indirectly, or constructively) Company shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Company shares entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Company shares must either recognize gain with respect to the Domestication or, in the alternative, elect to recognize his share of the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, he generally must recognize gain (but not loss) with respect to Aptorum common stock received in exchange for his DiamiR shares pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of the Company stock received over the U.S. Holder’s adjusted tax basis in the Company shares surrendered in exchange. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder had held the Company shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to his Company shares under Section 367(b). However, there are strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange; (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Company establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Company shares, and (B) a representation that the U.S. Holder has notified Company (or Purchaser) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or Treasury regulations. See Reg. Sec 1.367(b)-1(c). In addition, the election must be attached by the U.S. Holder to his timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice to Company (or Purchaser) of the election no later than the date such tax return is filed. Company cannot assure its U.S. Holders that it will provide the information required for them to make this election and, if it is unable to do so, the election will not be available to a U.S. Holder and he will then be required to recognize gain on the Domestication as described above.

As noted above, Company does not expect that its cumulative earnings and profits will be greater than zero through the date of the Domestication (and its cumulative earnings and profits will be reduced in any event by any portion of a distribution that is treated as a dividend) and it will endeavor to provide its shareholders with information establishing the absence of cumulative earnings and profits. U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

See the discussion below, “Effect of the PFIC Rules on the Domestication” for an explanation of when amounts taken into account under Code section 367(b) should be reduced by amounts required to be taken into account under proposed Treasury regulations addressing the PFIC rules.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly, or constructively) Company shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the all earnings and profits amount in income under Section 367(b) of the Code in connection with the Domestication.

Effect of the PFIC Rules on the Domestication

Aptorum’s status as a PFIC.

If Aptorum would be a Passive Foreign Investment Company (“PFIC”) with respect to a U.S. Holder if for any taxable year in which the U.S. Holder held Aptorum shares (i) at least 75% of Aptorum’s gross income for the taxable year was passive income, or (ii) at least 50% of the value, determined on the basis of a quarterly average, of Aptorum’s assets was attributable to assets that produced, or were held for the production of, passive income.

Passive income generally includes dividends, interest, rents, certain royalties and gains from the disposition of passive assets. Once a foreign corporation is classified as a PFIC for any taxable year during which a U.S. holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that U.S. holder.

If Aptorum is treated as owning its VIE (and therefore the VIE’s subsidiaries) for purposes of U.S. federal income tax laws, then in determining its PFIC status it could take into account all of the income and assets of the subsidiaries of its VIE and, based on Aptorum’s financial statements, Aptorum would not be considered a PFIC.

Aptorum does not own an equity interest in its VIE. Instead, through another wholly-owned subsidiary, it controls and receives the economic benefits of the VIE’s and its subsidiaries’ business operations through a series of contractual arrangements which are designed to provide Aptorum with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of the VIE, including absolute control rights and the rights to the assets, property and revenue of the VIE.

There is no authority as to whether such an arrangement constitutes ownership of the VIE by Aptorum for purposes of U.S. federal income tax law. While its contractual arrangements with the VIE would seem to give Aptorum an ownership interest in the VIE as a practical matter, there is no assurance that the IRS or a U.S. court would determine that such ownership interest in fact exists. Accordingly, there can be no assurance that Aptorum will not be treated as a PFIC.

Effect of the PFIC rules on the Domestication

Even if the Domestication qualifies as a “reorganization” within the meaning of Code section 368(a)(1)(F), the Domestication may be a taxable event to U.S. Holders of Aptorum shares under the PFIC rules to the extent that Section 1291(f) of the Code applies.

Code section 1291(f) requires that, to the extent provided in Treasury regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, in the manner described below, notwithstanding any other provision of the Code (including the nonrecognition provisions of Section 354). No final Treasury regulations are in effect under Section 1291(f); however, the IRS has published proposed regulations, described below, that (according to the regulations as proposed) if adopted would be retroactive to the date of their publication. If final regulations under Code section 1291(f) were adopted as proposed, the PFIC rules would apply to a U.S. Holder of Aptorum shares if Aptorum has been a PFIC with respect to the U.S. Holder at any time that the U.S Holder has owned his Aptorum shares.

The proposed Treasury regulations were promulgated in 1992. If finalized in their present form, and if Aptorum were determined to be a PFIC with respect to any U.S. Holder, the Proposed Regulations would require taxable gain recognition from the Domestication for a U.S. Holder who had not made a certain election (described below) with respect to his Aptorum shares. Any such gain would be taxed as follows: the amount of the gain would be (i) allocated ratably to each day that the U.S. Holder has held shares of Aptorum’s shares and (ii) taxed as ordinary income that was earned in each of the years to which it was allocated. The rate of tax on such income would be the highest rate of tax in effect for the category of U.S. Holder during each such year. The tax imposed on income allocated to any prior taxable year would also be subject to an interest charge that would accrue from the taxable year to which the income was allocated until the date that the tax due under the PFIC rules was paid. However, any gain required to be taken into account under the Section 1291(f) regulations would be reduced by the amount of any distributions pursuant to the Disposition that were also taxed under the PFIC rules.

The Proposed Regulations also provide rules intended to coordinate the PFIC rules with the rules of Code section 367(b), discussed above under “Effect of Section 367 on the Domestication for U.S. Holders of Aptorum Shares”. Under these coordinating rules, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that was also subject to the rules of Section 367(b) – because the foreign corporation had an all earnings and profit amount -- the gain realized on the transfer would first be taxable under Section 1291(f) and any gain not taxable under Section 1291(f) would then be taxable as provided under Section 367(b).

As with distributions pursuant to the Disposition, The foregoing tax effects of PFIC status on the Domestication would be different if any U.S. Holder has, during his ownership of Aptorum shares, made an election (a so-called “mark-to-market” election) to include in income for each of the years that he has owned his Aptorum shares an amount of income representing the increase in the value of his shares during the year. Any U.S. Holder who has made such an election should consult with his own tax advisor about the tax ramifications of having done so.

Aptorum intends to take the position that it is not and has never been a PFIC with respect to any U.S. Holder but cannot provide any assurances that its position will be upheld. The PFIC rules are complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Aptorum shares are urged to consult their own tax advisors concerning the application of the PFIC rules to their shares.

ALL U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION AND ITS APPLICATION TO THEM.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of our total expenses, which are expected to be incurred in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee		$573.12
Legal fees and expenses	$
Other professional fees	$
Placement agent’s fee	$
Total	$

LEGAL MATTERS

The validity of the Class A Ordinary Shares being offered by this prospectus and other legal matters relating to Cayman Islands law will be passed upon for the Company by Campbells. Certain legal matters with respect to the United States federal securities law and New York law will be passed upon for the Company by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

The consolidated balance sheets of Aptorum Group Limited as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes, incorporated by referenced in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Marcum Asia CPAs LLP, an independent registered public accounting firm given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of DiamiR Biosciences Corp. as of May 31, 2025, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended May 31, 2025, included herein, have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, which contains an explanatory paragraph relating to substantial doubt about the ability of DiamiR Biosciences Corp. to continue as a going concern as described in Note 2 to the financial statements, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of DiamiR Biosciences Corp. as of May 31, 2024, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended May 31, 2024, included herein have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, which contains an explanatory paragraph relating to substantial doubt about the ability of DiamiR Biosciences Corp. to continue as a going concern as described in Note 2 to the financial statements, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside the United States. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States, United Kingdom or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date of this prospectus, no treaty or other form of reciprocity exists between the Cayman Islands and United Kingdom and/or Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, United Kingdom or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this Offering of our Class A Ordinary Shares. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits and schedules filed therewith. The rules and regulations of the SEC allow the Company to omit certain information from this prospectus that is included in the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement or other document are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including this registration statement, that file electronically with the SEC. The address is www.sec.gov.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

The Company is subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements file reports with the SEC. Those other reports or other information may be inspected without charge at the location or website described above. As a foreign private issuer, the Company will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Company will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information for the first six months of each fiscal year.

The Company maintains a corporate website at www.aptorumgroup.com. Information contained on, or that can be accessed through, the Company’s website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement incorporates by reference important business and financial information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 30, 2025, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

(2)	the Company’s Current Reports on Form 6-K and 6-K/A, filed with the SEC on July 22, 2025, September 10, 2025, October 3, 2025, October 8, 2025, October 15, 2025 and October 16, 2025;

(3)	the description of our Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on December 14, 2018, including any amendments and reports filed for the purpose of updating such description.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 17 Hanover Square, London W1S 1BN, United Kingdom, Attention: Ian Huen, Chief Executive Officer, +44 20 80929299. Additionally, copies of the documents incorporated herein by reference may be accessed at our website at www.aptorumgroup.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our Class A Ordinary Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Offering

On October 10, 2025, the Company entered into a certain securities purchase agreement (the “Purchase Agreement”) with certain non-affiliated institutional investors (the “Purchasers”) pursuant to which the Company agreed to sell (1) 1,000,000 Class A ordinary shares (the “Ordinary Shares”), and (2) in a concurrent private placement, restricted warrants to purchase an aggregate of up to 2,000,000 Ordinary Shares (the “Investor Warrants”), for aggregate gross proceeds of approximately $2 million (the “Offering”). The Company currently intends to use the net proceeds from the Offering for working capital and general corporate use. Additionally, some of the proceeds from the Offering will be used to fund expenses expected to be incurred in connection with the Acquisition and for general working capital of the two companies pending the anticipated closing of the Acquisition, which is subject to several closing conditions. The Offering closed on October 14, 2025.

Each Investor Warrant is exercisable immediately as of the date of issuance at an exercise price of $2.00 per Ordinary Share and expires twenty-four months from the effective date of a registration statement registering for resale the Ordinary Shares underlying the Investor Warrants.

H.C. Wainwright & Co., LLC, acted as the exclusive placement agent (the “Placement Agent”), in connection with the Offering. The Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds raised in the Offering. The Company will also pay the Placement Agent a cash management fee equal to 1.0% of the gross proceeds raised in the Offering, $5,000 for non-accountable expenses, up to $50,000 for expenses of legal counsel and other out-of-pocket expenses and $10,000 for clearing fees all associated with the Offering. The Company also issued the Placement Agent’s designees warrants (the “Placement Agent Warrants”) to purchase up to 60,000 Class A Ordinary Shares, at an exercise price equal to $2.50 per share. The Placement Agent Warrants are exercisable immediately upon issuance on October 10, 2025 and expire on the earlier of 24 months from the effective date of a registration statement or October 10, 2030.

After deducting fees due to the Placement Agent and offering expenses, the net proceeds from the Offering were approximately $1.7 million.

Acquisition

On July 14, 2025, the Company entered into a Merger Agreement with DiamiR Biosciences Corp. encompassing a license agreement, management agreement and merger agreement for the purchase and sale of DiamiR Biosciences Corp. (“DiamiR”, the “Target”). Pursuant to the merger agreement, if completed, the Company would acquire all of the issued and outstanding capital stock of DiamiR, a private company incorporated in Delaware, United States, from DiamiR’s shareholders through the issuance of shares of the Company’s common stock with an estimated fair value of $32.8 million (the “Acquisition”). The Company considers completion of the merger agreement to be probable.

Basis of Presentation

The accompanying unaudited pro forma condensed combined statement of financial position as of June 30, 2025 gives effect to both the Offering and the Acquisition as if each had been consummated on June 30, 2025. The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025 give effect to both the Offering and the Acquisition as if each had been consummated on January 1, 2024.

The accompanying unaudited pro forma condensed combined statement of financial position as of June 30, 2025 combines the historical consolidated balance sheet of Aptorum as of June 30, 2025 with the historical balance sheet of DiamiR as of May 31, 2025, giving further effect to the pro forma adjustments described in Note (i) to the “Notes To The Unaudited Pro Forma Condensed Combined Financial Statements” included in this registration statement, as if they had been consummated as of June 30, 2025.

The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combine the historical consolidated statement of operations of Aptorum for the year ended December 31, 2024 and the historical statements of operations of DiamiR for the twelve months ended February 28, 2025 (consisting of the first nine months of its fiscal year ending May 31, 2025 and the last three months of its fiscal year ended May 31, 2024), giving effect to the pro forma adjustments described in Note (i) to the “Notes To The Unaudited Pro Forma Condensed Combined Financial Statements” included in this registration statement, as if they had been consummated on January 1, 2024, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 combine the historical consolidated statement of operations of Aptorum for the six months ended June 30, 2025 and the historical statements of operations of DiamiR for the six months ended May 31, 2025. DiamiR’s revenue and net loss for the three months ended February 28, 2025, amounting to $188,909 and $211,183, respectively, are included in the pro forma condensed combined statements of operations for both the year ended December 31, 2024 and the six months ended May 31, 2025.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited consolidated financial statements of Aptorum as of and for the year ended December 31, 2024 and the related notes included in this registration statement;

●	the historical unaudited financial statements of Aptorum as of and for the six months ended June 30, 2025 and the related notes included in this registration statement;

●	the historical audited financial statements of DiamiR as of and for the year ended May 31, 2025 and the related notes included this registration statement;

●	the sections entitled “Aptorum Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aptorum,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DiamiR,” and other financial information relating to Aptorum and DiamiR.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Transaction Accounting Adjustments have been presented in separate columns, with one column representing the adjustments associated with the Offering and other columns representing the adjustments associated with the Acquisition and related conversion of notes payable in connection with the Acquisition. The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Acquisition. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of a true picture of the financial position and the results of operations of the combined companies following the completion of the Acquisition. The pro forma adjustments are subject to material change and are based upon currently available information and certain assumptions that the Company believes are reasonable.

There were no significant accounting policy differences or other items which required adjustment in the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2025
(In U.S. dollars except share and per share data)

	Aptorum 6/30/2025	DiamiR 5/31/2025	Offering Transaction accounting adjustments	Notes	Conversion of notes payable (c)	Acquisition Transaction accounting adjustments	Notes	Pro Forma Combined
Cash and equivalents	$2,756,894	$56,836	$1,715,999	(a) (b)	$-	$(300,000)	(e)	$4,229,729
Other current assets	248,846	46,649	-		-	-		295,495
Total current assets	3,005,740	103,485	1,715,999		-	(300,000)		4,525,224
Long-term investments, net	15,098,846	-	-		-	-		15,098,846
Other assets	-	83,378	-		-	-		83,378
Goodwill and intangible assets	-	197,761	-		-	32,966,039	(d)	33,163,800
Total Assets	$18,104,586	$384,624	$1,715,999		$-	$32,666,039		$52,871,248

Amounts due to related parties	$79,700	$-	$-		$-	$-		$79,700
Accounts payable and accrued expenses	850,750	231,858	-		-	-		1,082,608
Operating lease; liabilities	76,992	41,383	-		-	-		118,375
Deferred revenue	-	43,982	-		-	-		43,982
Convertible notes to a related party	-	-	-		-	-		-
Warrant liabilities	-	-	1,297,312	(a) (b)	-	-		1,297,312
Total current liabilities	1,007,442	317,223	1,297,312		-	-		2,621,977
Income taxes payable	-	176,002	-		-	-		176,002
Other liabilities	-	22,698	-		-	-		22,698
Convertibles notes to a related party	3,328,500	957,662	-		(4,286,162)	-		-
Total Liabilities	4,335,942	1,473,585	1,297,312		(4,286,162)	-		2,820,677

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION — (Continued)
AS OF JUNE 30, 2025
(In U.S. dollars except share and per share data)

	Aptorum 6/30/2025	DiamiR 5/31/2025	Offering Transaction accounting adjustments	Notes	Conversion of notes payable (c)	Acquisition Transaction accounting adjustments	Notes	Pro Forma Combined
Preferred Stock ($0.00001 par value, 1,796,934 shares authorized, 0 shares issued and outstanding as of June 30, 2025; 1,796,934 issued and outstanding pro forma)	-	-	-		-	18	(f)	18
Common Stock ($0.00001 par value, [ ] shares authorized, 0 shares issued and outstanding as of June 30, 2025; 29,453,447 shares issued and outstanding pro forma) (g )	-	-	-		-	292	(d) (f)	292
Class A Ordinary Shares ($0.00001 par value, 9,999,996,000,000 shares authorized, 5,346,823 shares issued and outstanding as of June 30, 2025; 0 shares issued and outstanding pro forma)	52	-	10	(a)	13	(75)	(d)	-
Aptorum Class B ordinary shares ($0.00001 par value; 4,000,000 shares authorized, 1,796,934 shares issued and outstanding as of June 30, 2025; 0 shares issued and outstanding pro forma)	18	-	-		-	(18)	(f)	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 4,440,891 issued and outstanding at May 31, 2025	-	4,441	-		-	(4,441)	(d)	-
Additional paid-in capital	96,174,010	4,729,169	621,105	(a) (b)	4,286,149	27,647,692	(d) (e) (f)	133,458,125
Accumulated other comprehensive income	(169,160)	-	-		-	-		(169,160)
Accumulated deficit	(72,871,308)	(5,822,571)	(202,428)	(b)	-	5,022,571	(d) (e)	(73,873,736)
Total equity attributable to the shareholders of Aptorum Group Limited	23,133,612	(1,088,961)	418,687		4,286,162	32,666,039		59,415,539
Non-controlling interests	(9,364,968)	-	-		-	-		(9,364,968)
Total Equity	13,768,644	(1,088,961)	418,687		4,286,162	32,666,039		50,050,571
Total Liabilities and Equity	$18,104,586	$384,624	$1,715,999		$-	$32,666,039		$52,871,248

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2025
(In U.S. dollars except share and per share data)

			Offering			Acquisition
	Aptorum 6/30/2025	DiamiR 5/31/2025	Transaction accounting adjustments	Notes	Conversion of notes payable (c)	Transaction accounting adjustments	Notes	Pro Forma Combined
Revenue	$-	$188,910	$-		$-	$-		$188,910

Operating expenses
Research and development expenses	(19,375)	(249,383)	-		-	-		(268,758)
General and administrative fees	(383,391)	(349,985)	-		-	-		(733,376)
Total operating expenses	(402,766)	(599,368)	-		-	-		(1,002,134)

Interest (expense) income, net	(46,529)	(43,207)	-		-	133,207	(h)	43,471
Total other (expense) income, net	(46,529)	(43,207)	-		-	133,207		43,471
Net loss before income taxes	(449,295)	(453,665)	-		-	133,207		(769,753)
Income taxes	-	(7,038)	-		-	-		(7,038)
Net loss	(449,295)	(460,703)	-		-	133,207		(776,791)
Net (loss) income attributable to non-controlling interests	7,515	-	-		-	-		7,515
Net loss attributable to Aptorum Group Limited	$(441,780)	$(460,703)	$-		$-	$133,207		$(769,276)

Net loss per share attributable to Aptorum Group Limited
–Basic(1)	$(0.06)	$(0.10)						$(0.03)
–Diluted(1)	$(0.06)	$(0.10)						$(0.03)
Weighted-average shares outstanding
–Basic(1)	7,126,896	4,440,891					(i)	29,700,972
–Diluted(1)	7,126,796	4,440,891					(i)	29,700,972

Net loss	$(449,295)	$(460,703)	$-		$-	$133,207		$(776,791)

Other comprehensive income (loss)
Other comprehensive income (loss)	-	-	-		-	-		-

Comprehensive loss	(449,295)	(460,703)	-		-	133,207		(776,791)
Comprehensive (loss) income attributable to non-controlling interests	-	-	-		-	-		-
Comprehensive loss attributable to the shareholders of Aptorum Group Limited	$(449,295)	$(460,703)	$-		$-	$133,207		$(776,791)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(In U.S. dollars except share and per share data)

	Aptorum 12/31/2024	DiamiR 2/28/2025	Offering Transaction accounting adjustments	Notes	Conversion of notes payable (c)	Acquisition Transaction accounting adjustments	Notes	Pro Forma Combined

Revenue	$-	$960,817	$-		$-	$-		$960,817

Operating expenses
Research and development expenses	(2,195,161)	(831,600)	-		-	-		(3,026,761)
General and administrative fees	(1,745,380)	(660,917)	(202,428)	(b)	-	(800,000)	(e)	(3,408,725)
Total operating expenses	(3,940,541)	(1,492,517)	(202,428)		-	(800,000)		(6,435,486)

Other (expense) income, net
Impairment loss of long-term investment	(1,000,000)	-	-		-	-		(1,000,000)
Interest (expense) income, net	(146,924)	(74,576)	-		-	254,577	(h)	33,077
Gain on disposal of subsidiaries	703	-	-		-	-		703
Government subsidies	928,461	-	-		-	-		928,461
Sundry income	564	-	-		-	-		564
Interest (expense) income, net	(217,196)	(74,576)	-		-	254,577		(37,195)
Total other (expense) income, net	(217,196)	(74,576)	-		-	254,577		(37,195)
Net loss before income taxes	(4,157,737)	(606,276)	(202,428)		-	(545,423)		(5,511,864)
Income taxes	-	(46,166)	-		-	-		(46,166)
Net loss	(4,157,737)	(652,442)	(202,428)		-	(545,423)		(5,558,030)
Net (loss) income attributable to non-controlling interests	(110,069)	-	-		-	-		(110,069)
Net loss attributable to Aptorum Group Limited	$(4,267,806)	$(652,442)	$(202,428)		$-	$(545,423)		$(5,668,099)

Net loss per share attributable to Aptorum Group Limited
–Basic(1)	$(0.76)	$(0.15)						$(0.19)
–Diluted(1)	$(0.76)	$(0.15)						$(0.19)
Weighted-average shares outstanding
–Basic(1)	5,453,103	4,440,891					(i)	29,700,972
–Diluted(1)	5,453,103	4,440,891					(i)	29,700,972

Net loss	$(4,157,737)	$(652,442)	$(202,428)		$-	$545,423		$(5,558,030)

Other comprehensive income (loss)
Exchange differences on translation of foreign operations	99,785	-	-		-	-		99,785
Other comprehensive income (loss)	99,785	-	-		-	-		99,785

Comprehensive loss	(4,057,952)	(652,442)	(202,428)		-	(545,423)		(5,458,245)
Comprehensive (loss) income attributable to non-controlling interests	(110,069)	-	-		-	-		(110,069)
Comprehensive loss attributable to the shareholders of Aptorum Group Limited	$(4,168,021)	$(652,442)	$(202,428)		$-	$(545,423)		$(5,568,314)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of Transactions and Basis of Presentation

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of DiamiR (included herein) as well as those of the Company. The historical consolidated financial statements referred to above for the Company were included in its Annual Report on Form 20-F for the year ended December 31, 2024 and its Current Report on Form 6-K for the six months ended June 30, 2025. The historical consolidated financial statements referred to above for DiamiR are contained herein.

The unaudited pro forma condensed combined statement of financial position reflects the Acquisition as if it had been consummated on June 30, 2025 and the unaudited pro forma condensed combined statements of operations reflect the Acquisition as if it had been consummated on January 1, 2024. Adjustments related to the Acquisition are reflected in the “Other transaction accounting adjustments” column on the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of financial position reflects the Offering as if it had been consummated on June 30, 2025 and the unaudited pro forma condensed combined statements of operations reflect the Offering as if it had been consummated on January 1, 2024. Adjustments related to the Offering are reflected in the “Transaction accounting adjustments” column on the pro forma condensed combined financial statements.

Transaction Accounting Adjustments

The following transaction accounting adjustments are included in the unaudited pro forma condensed combined financial statements:

(a)	Gives pro forma effect to the closing of the Offering and, accordingly, reflects the issuance of 1,000,000 Class A ordinary shares and 2,000,000 Investor Warrants for gross proceeds of $2,000,000. The Company determined that the Investor Warrants are classified as warrant liabilities and, accordingly, allocated the proceeds between the Investor Warrants, which had an estimated fair value of $1,260,000, with the balance of $740,000 allocated to the Class A ordinary shares.

(b)

The Company recognized the issuance costs attributable to the Offering, which included cash costs of $284,001 and non-cash costs associated with the fair value of the Placement Agent Warrants of $37,312 which are classified as warrant liabilities, by allocating to the Class A ordinary shares and Investor Warrants. Issuance costs allocated to the Class A ordinary shares of $118,885 were recognized as a reduction of additional paid-in capital and issuance costs allocated to the Investor Warrants of $202,428 were recognized as expense and included in general and administrative fees during the year ended December 31, 2024.

(c)	Convertible notes due to shareholders in the amount of $4,286,162 are to be converted into 1,338,223 shares of common stock in connection with the consummation of the Acquisition.

(d)	The Acquisition is considered as a business combination and is accounted for using the acquisition method in accordance with ASC 805, “Business Combinations” as the directors of the Company believe that the Target acquired constitutes a business in accordance with ASC 805. The Acquisition will enable the Group to further its business strategies.

Upon completion of the Acquisition, Aptorum would hold 100% of the Target Company’s equity interest and obtain control over the Target Company. Accordingly, the Target Company would become a subsidiary of the Company.

For the purpose of preparing the unaudited pro forma condensed combined financial information, the directors of the Company had assumed that with the exception of intangible assets (details set out below), the pro forma fair value of the identifiable assets and liabilities of the Target Group as at June 30, 2025 are substantially the same as their respective carrying amounts as at June 30, 2025.

The Group has applied the acquisition method in accordance with ASC 805 to account for the Acquisition as if the Acquisition had been completed on June 30, 2025 and the calculation of pro forma goodwill is as follows:

US$ (’000)
Fair value of total consideration (note i)	$32,835
Less:
Net assets of the Target Group as at June 30, 2025	131
Pro forma acquired intangible assets and goodwill (note ii)	$32,966

Note i:	The fair value of total consideration represents the number of shares of Aptorum expected to be issued in the share exchange based on aggregate fair value of Aptorum common stock at $2.02 per share, representing the closing Aptorum share price on September 30, 2025, less the estimated aggregate fair value of preferred stock to be issued of $10.5 million.

Note ii:	The pro forma fair value adjustments to intangible assets mainly arise from the recognition, on a pro forma basis, of in-process research and development of Target. The pro forma fair values of the intangible assets are based on estimation by the directors of the Company and the assistance of an independent qualified professional valuation advisor using primarily a cost approach.

The consideration paid for the Acquisition effectively included amounts in relation to the benefit of expected revenue growth, future market development and the assembled workforce of Target. These benefits are not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

Should there be any adverse changes to the business of the Target, including but not limited to, any subsequent adverse changes in the operation, or decline in share price, impairment may be required to be recognized against provisional goodwill in accordance with ASC 350-20-35 and the Company’s accounting policies. The Company’s directors confirmed that they will adopt consistent approach to assess impairment of goodwill in subsequent reporting periods in accordance with the requirements of ASC 350-20-35 and will disclose in the Group’s annual report the basis and assumptions adopted by the Company’s directors in the impairment assessment in accordance with the disclosure requirements in ASC 350-20-35.

The pro forma fair values of the identifiable assets and liabilities and goodwill, if any, in relation to the Acquisition are subject to material change upon the completion of a definitive merger agreement and re-determination of the accounting acquirer and purchase price allocation as of the date any closing, which may be substantially different from their estimated amounts used in the preparation of this unaudited pro forma financial information.

Amounts allocated to patents are generally subject to amortization over the lives of the patents, as definite-live intangible assets.

Amounts allocated to in-process research and development are subject periodic impairment, including upon the abandonment of programs. Amounts allocated to goodwill are subject to periodic impairment, including upon Company market price declines.

Each Aptorum Class A Ordinary share is exchanged for one share of common stock of the combined company. Each Aptorum Class B Ordinary Share is exchanged for one share of common stock of the combined company and one share of preferred stock.

DiamiR’s historical stockholder equity balances are eliminated.

(e)	The adjustment represents the estimated transaction costs of the Acquisition, including legal and professional fees directly attributable to the Acquisition and settled in cash, as well as warrants to be issued to Wainwright upon consummation of the Merger that have a fair value of approximately $500,000 and are currently presumed to be classified within stockholders’ equity.

(f)	Reflects the automatic conversion in connection with the Domestication of 1,796,934 Aptorum Class B Ordinary Shares into 1,796,934 shares of common stock of Aptorum Delaware and 1,796,934 shares of Series A preferred stock of Aptorum Delaware.

(g)	Pro forma shares of common stock outstanding include:

Aptorum Class A Ordinary Shares at June 30, 2025 that were converted into common stock	5,346,823
Conversion of Aptorum Class B Ordinary Shares into common stock	1,796,934
Conversion of note payable into common stock	1,338,223
Exercise of warrants	54,054
Conversion of Class A Ordinary Shares issued in Offering into common stock	1,000,000
Issuance of common stock to DiamiR shareholders in merger	19,917,413
Pro Forma Common Stock Outstanding at June 30, 2025	29,453,447

Other than the above adjustments, no adjustments have been made to reflect any results of operations or other transactions entered into subsequent to June 30, 2025. Unless otherwise stated, the adjustments above do not have a recurring effect.

(h)	Represents interest expense related to convertible notes to be converted into shares of common stock of Aptorum Delaware.

(i)	Weighted average shares outstanding on a pro forma basis includes:

Aptorum Class A Ordinary Shares at June 30, 2025	5,346,823
Conversion of Aptorum Class B Ordinary Shares into common stock	1,796,934
Conversion of note payable into common stock	1,338,223
Exercise of warrants	54,054
Conversion of Class A Ordinary Shares issued in Offering into common stock	1,000,000
Shares issued to DiamiR shareholders in merger	19,917,413
Warrants issuable for nominal consideration to Wainwright	247,525
Weighted Average Shares Outstanding – Basic and Diluted	29,700,972

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

DiamiR Biosciences Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DiamiR Biosciences Corp. (the “Company”) as of May 31, 2025, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended May 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2025, and the results of its operations and its cash flows for the year ended May 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of the Company as of and for the year ended May 31, 2024, were audited by Marcum LLP, whose report dated July 16, 2024, except for Note 15, Subsequent Events, as to which the date is August 1, 2024, expressed an unmodified opinion on those statements and included an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2023 (such date takes into account the acquisition of the attest business of Marcum llp by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY
October 6, 2025

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

DiamiR Biosciences Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DiamiR Biosciences Corp. (the “Company”) as of May 31, 2024, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended May 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2024, and the results of its operations and its cash flows for the year ended May 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum  LLP

Marcum LLP

We have served as the Company’s auditor from 2023 to 2025.

New York, NY

July 16, 2024, except for Note 15, Subsequent Events, as to which the date is August 1, 2024

DIAMIR BIOSCIENCES CORP.

CONSOLIDATED BALANCE SHEETS

	May 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$56,836	$70,276
Accounts receivable	—	89,281
Prepaid expenses and other current assets	46,649	120,139
Total current assets	103,485	279,696

Property and equipment, net	20,029	40,857
Right of use asset, net	63,349	61,519
Intangible assets	197,761	197,761
Total assets	$384,624	$579,833

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$231,858	$148,648
Lease liability, current	41,383	40,178
Deferred revenue	43,982	—
Total current liabilities	317,223	188,826

Convertible notes payable to founder	957,662	614,182
Lease liability, noncurrent	22,698	22,036
Income taxes payable	176,002	159,519
Total liabilities	1,473,585	984,563

Commitments and contingencies (Note 9)	—	—

Stockholders’ deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 4,440,891 issued and outstanding at May 31, 2025 and 2024	4,441	4,441
Additional paid in capital	4,729,169	4,670,165
Accumulated deficit	(5,822,571)	(5,079,336)
Total stockholders’ deficit	(1,088,961)	(404,730)
Total liabilities and stockholders’ deficit	$384,624	$579,833

See accompanying notes to consolidated financial statements

DIAMIR BIOSCIENCES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended May 31,
	2025	2024
Grant revenue	$531,729	$1,319,531
Other revenue	100,000
Total revenue	631,729	1,319,531

Operating costs and expenses
Research and development	650,591	1,156,860
General and administrative	624,388	614,074
Total operating costs and expenses	1,274,979	1,770,934
Loss from operations	(643,250)	(451,403)

Other expense
Interest expense	82,046	48,599
Total other expense	82,046	48,599

Net loss before income taxes	(725,296)	(500,002)
Income taxes	17,939	114,403
Net loss	$(743,235)	$(614,405)

Net loss per common share, basic and diluted	$(0.17)	$(0.14)

Weighted average number of common shares outstanding
Basic and diluted	4,440,891	4,440,891

See accompanying notes to consolidated financial statements

DIAMIR BIOSCIENCES CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of May 31, 2023	4,440,891	$4,441	$4,440,256	$(4,464,931)	$(20,234)
Stock compensation expense			194,846		194,846
Discount on note payable to founder			35,063		35,063
Net loss	—	—	—	(614,405)	(614,405)
Balance as of May 31, 2024	4,440,891	$4,441	$4,670,165	$(5,079,336)	$(404,730)
Stock compensation expense			24,312		24,312
Discount on note payable to founder			34,692		34,692
Net loss	—	—	—	(743,235)	(743,235)
Balance as of May 31, 2025	4,440,891	$4,441	$4,729,169	$(5,822,571)	$(1,088,961)

See accompanying notes to consolidated financial statements

DIAMIR BIOSCIENCES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended May 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(743,235)	$(614,405)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expense	20,828	20,052
Stock compensation	24,312	194,846
Deferred offering costs expensed	150,526	—
Noncash lease expense	(1,830)	(8,450)
Operating lease liabilities	1,867	7,115
Amortization of note discount	43,538	25,367
Increase (decrease) in cash resulting from changes in operating assets and liabilities
Accounts receivable	89,281	(89,281)
Prepaid expenses	(77,036)	(89,334)
Accounts payable and accrued expenses	83,210	108,997
Accrued interest	34,634	23,232
Deferred revenue	43,982	—
Income taxes payable	16,483	112,947
Net cash used in provided by operating activities	(313,440)	(308,914)

Cash flows from investing activities:
Purchases of fixed assets	—	(1,278)
Net cash used in investing activities	—	(1,278)

Cash flows from financing activities:
Proceeds from notes payable to founder	300,000	200,000
Net cash provided by financing activities	300,000	200,000

Net decrease in cash	(13,440)	(110,192)
Cash and cash equivalents at beginning of the year	70,276	180,468
Cash and cash equivalents at end of the year	$56,836	$70,276

Non-cash investing and financing activities:
Discounts on note payable to founder	$34,692	$35,063

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$1,456	$1,456

See accompanying notes to consolidated financial statements

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

DiamiR Biosciences Corp. (“DiamiR” or the “Company”) is a molecular diagnostic company focused on developing noninvasive tests for early detection and monitoring of Mild Cognitive Impairment, Alzheimer’s, Parkinson’s, other neurodegenerative diseases, and cancer. The proprietary technology developed at the Company is based on quantitative analysis of circulating organ-enriched microRNAs in plasma. Short-term objectives of the Company include the development of Lab-Developed tests (LDTs) under CLIA guidelines based on the identified miRNA signatures. The tests will be used for screening, patient stratification, as well as disease and treatment monitoring. The Company’s patent portfolio includes United States patents, issued between 2014 and 2024 and set to expire between 2030 and 2038, and certain foreign counterparts, in seven patent families.

The Company was incorporated in 2014 and also operates through its wholly-owned subsidiary, DiamiR, LLC, which was incorporated as a limited liability company in Delaware in 2009. In 2014, the Company entered into a Share Exchange Agreement with DiamiR, LLC, pursuant to which the Company acquired 100% of the issued and outstanding units of DiamiR, LLC in a combination of entities under common control.

NOTE 2 — BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development and commercialization of methods for the early detection and monitoring of neurodegenerative diseases. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The Company has a limited operating history and has incurred a net loss of $743,235 and $614,405 for the years ended May 31, 2025 and 2024, respectively, and had net cash used in operating activities of $313,440 for the year ended May 31, 2025.

Since the inception of the Company, the operations of the Company have been funded primarily through capital contributions and loans of its founders as well as grant funding, primarily received through the U.S. Department of Treasury and the National Institutes of Health (“NIH”). Management believes this capital is insufficient to fund the Company’s operations for the next twelve months. Management does not anticipate that the Company’s existing working capital alone will be sufficient to fund its operations through the successful development and commercialization of products. As a result, the Company will need to raise additional capital to fund its operations and continue to conduct activities to support its product development and commercialization activities. Management may raise additional funds by way of a public or private offering or may be awarded additional grants

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION (cont.)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date these consolidated financial statements are available to be issued. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DiamiR Biosciences Corp. and its wholly-owned subsidiary, DiamiR, LLC (collectively referred to as the “Company”). There are no material intercompany transactions.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of May 31, 2025 and May 31, 2024.

Related Parties

Parties are considered related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged. See note 8, Convertible Notes Payable — Founders.

Research and Development Expenses

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical study costs, contracted services, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 730, Research and Development.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Accounting for Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of May 31, 2025 and 2024, the recorded values of cash, accounts receivable, accounts payable and accrued expenses, and convertible note payable to founder approximate the fair values due to the short-term nature of the instruments. See note 8, Convertible Notes Payable — Founder.

The Company determines the fair value of financial and non-financial assets using the highest level inputs available in the fair value hierarchy, which establishes three levels of inputs that may be used to measure fair value as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible for identical assets or liabilities;

Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3:	Unobservable inputs that are supported by little or no market activity.

Since inception, the Company has made certain fair value estimates that are not recurring, generally related to share values and expected volatility, compensation expense and interest expense. Such estimates involve management’s review of available information of comparable companies and are therefore, generally nonobservable Level 3 inputs.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations of Credit Risk

Cash, cash equivalents and accounts receivable potentially subject the Company to concentration of credit risk. Cash and cash equivalents are held at U.S. FDIC-insured financial institutions and the amounts on deposit are sometimes above the FDIC insured limits of up to $250,000 per account.

Intangible Assets

The Company records acquired intangible assets based on fair value on the date of acquisition. Finite-lived intangible assets are recorded at cost and amortized on a straight-line basis over the estimated lives of the assets. Indefinite-lived intangible assets are not subject to amortization.

Impairment of Long-lived Assets

The Company assesses impairment of asset groups, including intangible assets, when events or changes in circumstances indicate that their carrying amount may not be recoverable. Long-lived assets consist of property and equipment, net, right of use assets and other intangible assets, net. Circumstances which could trigger a review include, but are not limited to: (i) changes in Company plans; (ii) competition; (iii) significant adverse changes in the business climate or legal or regulatory factors; (iv) or, expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. If the estimated future undiscounted cash flows, excluding interest charges, from the use of an asset are less than its carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. The Company recorded no impairment charges in the years ended May 31, 2025 and 2024.

Patent Costs

The Company has no experience or historical data to support a probable future economic benefit for the arising patent application, filing and prosecution costs. Therefore, patent costs were expensed as a general and administrative expense as incurred. Should the Company experience a legal cost to defend the patent in the future, that cost would be capitalized only when it is part of the cost of retaining and obtaining the future economic benefit of the patent. Costs related to an unsuccessful outcome would be expensed.

Revenue

Grant revenue

The Company’s primary source of revenue has been grant revenue from non-customers. The Company applies the provisions of ASC Topic 958, Not-For-Profit Entities, applicable to contributions received and recognizes grant revenue as qualified expenses are incurred. In the years ended May 31, 2025 and 2024, all grant revenue was received from the National Institutes of Health (“NIH”). As of May 31, 2025, the Company has used all funding available under the grants.

Under these NIH grants, the Company received funds monthly on a cost-reimbursement basis for agreed-upon direct and indirect costs for specific research and development activities, together with a specified fee. Allowable direct costs included personnel costs, fees for laboratory and other contract services and supplies, among others.

The Company was responsible for performing research and development activities but was not required to achieve any specified identified results. Accordingly, these grants did not contain general payback provisions. However, the Company’s performance, costs and compliance are subject to periodic review and audit and the Company may be required to repay funds already received in the event of noncompliance. Grant-years ending after May 31, 2024 remained subject to review as of May 31, 2025.

As of May 31, 2025 and 2024, respectively, the Company had $0 and $89,281 of unbilled revenue related to grants, representing grant costs incurred, which were reimbursed in future periods

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue from customers

The Company recognizes revenue from customers in accordance with FASB Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when (or as) customers obtain control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company applies the provisions of ASC 606 to an arrangement when a substantive contract exists and collectability is probable.

The Company’s deferred revenue represents amounts invoiced in excess of revenue earned and relates to fees for the Company’s laboratory testing services. The deferred revenue is expected to be recognized as revenue within a year, as samples are tested in accordance with customer specifications. There is no variable consideration. Customer acquisition costs are not significant.

Contract assets and deferred revenues related to contracts with customers consist of the following as of May 31, 2025 and May 31, 2024:

	Contract assets		Contract liability
	Contract costs	Unbilled revenue	Total	Deferred revenue
May 31, 2023	$—	$—	$—	$—
Net change due to billings	—	—	—	—
Revenue recognized	—	—	—	—
May 31, 2024	—	—	—	—
Net change due to billings	—	—	—	43,982
Revenue recognized	—	—	—	—
May 31, 2025	$—	$—	$—	$43,982

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other revenue

In the year ended May 31, 2025, the Company’s other revenue consists of nonrecurring fees earned under a material transfer agreement with a non-customer. The Company recognized other revenue upon shipment of the subject materials.

Accounting for Derivative Financial Instruments

The Company evaluates stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity (“ASC Topic 815-40”) and ASC Topic 470, Debt. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. The Company has no financial instruments meeting the criteria for derivative accounting as of May 31, 2025 and 2024.

Stock Based Compensation

The Company accounts for share-based compensation arrangements with employees and non-employees using a fair value method which requires the recognition of compensation expense for costs related to all share-based payments including share options. The fair value method requires the Company to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the requisite service period, which is generally the vesting period. The Company accounts for forfeitures as they occur.

Leases

The Company accounts for its operating leases under ASC 842, Leases. Accordingly, the Company determines whether a contract is, or contains, a lease at inception. Right-of-use assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company uses an estimated incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments.

Convertible Notes Payable

Debt issuance costs and discounts (premiums) related to notes payable are reported as direct deductions (increases) to the outstanding debt and amortized over the term of the debt using the effective interest method as an addition (reduction) to interest expense.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which simplifies the accounting for convertible instruments by removing major separation models currently required. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The standard also simplifies the diluted net income per share calculation in certain areas. The amendments in this update were effective for public entities that are smaller reporting companies, as defined by the Securities and Exchange Commission (“SEC”), for the fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted the pronouncement early on a fully retrospective basis prior to the year ended May 31, 2024 and has not recognized calculated beneficial conversion features in its notes payable.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Information

FASB ASC 280, Segment Reporting (“ASC 280”), establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company performs research and development activities of its own and for others substantially in one location using resources common to internal research activities and revenue-producing services, which have been limited to date. Accordingly, the Company’s chief operating decision maker (“CODM”), the Executive Chairman, manages the Company’s business activities as a single operating and reportable segment at the consolidated level using cash flow and EBITDA measures to allocate resources and assess performance. Further, the CODM reviews and utilizes functional expenses (personnel, other research and development, and general and administrative) at the consolidated level to manage the Company’s operations. Other segment items included in consolidated net income are depreciation and amortization, stock based compensation, interest expense and the provision for income taxes.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 requires additional disclosure of certain amounts included in the expense captions presented on the condensed consolidated statement of operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently evaluating the impact of ASU 2024-03 on its condensed consolidated financial statements and related disclosures.

There are no other recently issued accounting pronouncements that the Company believes might have a material impact on its financial position or results of operations.

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	May 31, 2025	May 31, 2024
Deferred costs of equity financing	$—	$114,000
Advances to suppliers	45,252	—
Other	1,397	6,139
Total	$46,649	$120,139

NOTE 5 — INTANGIBLE ASSETS

In the Company’s fiscal year ended May 31, 2021, the Company acquired laboratory assets and operations, including the laboratory’s CLIA certification and its state operating licenses from a provider of molecular diagnostic tests. The Company allocated $197,761 of the total purchase price to the certification and licenses, which it considers indefinite-lived intangible assets.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	Estimated Life	May 31, 2025	May 31, 2024
Laboratory equipment	5 years	$88,388	$88,388
Furniture	7 years	11,780	11,780
Computer equipment	3 years	5,176	5,176
Total property and equipment		105,344	105,344
Accumulated depreciation		(85,315)	(64,487)
Property and equipment, net		$20,029	$40,857

Depreciation expense was $20,828 and $20,052 for the years ended May 31, 2025 and 2024, respectively.

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	May 31, 2025	May 31, 2024
Outside services	$220,411	$123,065
Employee compensation	5,884	12,285
Other	5,563	13,298
Total	$231,858	$148,648

NOTE 8 — CONVERTIBLE NOTES PAYABLE

Founders

Convertible notes payable consist of the following:

	May 31, 2025	May 31, 2024
Executive director	$872,245	$536,861
Former Chief Scientific Officer	85,417	77,321
Total	$957,662	$614,182

In the year ended May 31, 2024, the Company amended its outstanding convertible note (“Note”) to its executive director to reflect additional borrowings of $200,000 during the year and interest accrued to the date of the amended note. In the year ended May 31, 2025, the Company amended its outstanding convertible note (“Note”) to its executive director to reflect additional borrowings of $300,000 during the year and interest accrued to the date of the amended note. The Company estimates that the nominal interest rate on the Note is less than rates that may be obtained from third parties. The Company recorded discounts of $35,063 on the additional borrowing at an estimated effective rate of 10%, as an addition to paid-in capital. Other terms and conditions of the Note were not affected. The notes are payable in full on December 31, 2026.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — CONVERTIBLE NOTES PAYABLE (cont.)

No payments of principal or interest on the notes are required prior to maturity. The notes call for interest at 4% per annum, compounded monthly and are convertible, at the option of the holder, upon the Company’s next equity financing involving the Company’s sale of its equity securities to third party investors. Upon any conversion, all unpaid principal and accrued unpaid interest on the Notes will be exchanged for the Company’s securities at the lowest per unit price for securities sold to third parties in the next equity financing.

In addition, the Notes are due upon demand at the option of the holder when there is a liquidation event, which shall include:

(i)	The closing of the sale, lease, transfer or other disposition of all or substantially all of the assets of Company or the grant of any exclusive license to any material portion of the Company’s intellectual property;

(ii)	The consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold, directly or indirectly, at least fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity);

(iii)	The closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity);

(iv)	An initial public offering of securities by Company or one of its subsidiaries; or

(v)	A liquidation, dissolution or winding up of the Company.

The Company estimates that the nominal interest rate on the Notes is less than rates that may be obtained from third parties. The Company has recorded discounts on the Notes, calculated at an estimated effective rate of 10%, as an addition to paid-in capital. Unamortized discounts presented as a deduction from the face amount of the Notes amounted to $96,332 and $105,178 as of May 31, 2025 and 2024, respectively.

See Note 16 “Subsequent Events” regarding the Company’s definitive merger agreement.

Interest expense

Interest expense consists of the following in the years ended May 31:

	2025	2024
Interest on notes	$38,508	$23,232
Amortization of discount	43,538	25,367
Total	$82,046	$48,599

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — LEASES

As of May 31, 2023, the Company had a lease for laboratory space with a term of one year and a one-year Company renewal option. The Company renewed the lease on a one-year basis in each of the years ended May 31, 2024 and 2025. The Company considers exercise of its renewal options to be probable. Accordingly, it has recorded right of use assets and lease liabilities related to the lease.

The lease agreement does not provide an implicit borrowing rate; therefore, an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments and recording lease liabilities. In determining this rate, the Company estimated the rate of interest it would pay on collateralized loans with similar payment terms, in a similar economic environment, by reference to comparable lessee companies.

Supplemental cash flow information and non-cash activity related to leases include the following in the years ended May 31:

	2025	2024
Cash paid on operating lease liabilities	$42,052	$40,827
Right of use assets acquired under operating leases	$39,083	$37,319

Lease terms and assumed discount rates are as follows:

	May 31, 2025	May 31, 2024
Average lease term	1.6 years	1.6 years
Discount rate	10%	10%

Minimum lease payments under leases with terms greater than one year are as follows:

Year	Amount
Year ending May 31, 2026	$43,313
Year ending May 31, 2027	25,703
Total	69,016
Less imputed interest	(4,935)
Lease liability	$64,081

The Company also leases office space on a monthly basis. Total lease costs were $40,103 and $47,493 in the years ended May 31, 2025 and 2024, respectively

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Legal

The Company is not involved in any legal matters arising in the normal course of business. While incapable of estimation, in the opinion of the management, the individual regulatory and legal matters in which it might involve in the future are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — STOCKHOLDERS’ EQUITY

The Company was capitalized by its two founders with a cash contribution by one of its founders of $250,000 for 2,200,000 shares of common stock and a non-cash contribution by the other founder for 2,000,000 shares of common stock. The non-cash contribution consisted of all of the founders’ rights, title, and interest in any intellectual property, proprietary property or other property of a similar nature related to the business to be conducted by the Company involving methods of using small RNA from bodily fluids for diagnosis and monitoring of neurodegenerative diseases.

Founder Contributions

In the years ended May 31, 2025 and 2024, its founders also made contributions to the Company in the form of below market interest rates on loans and in the form of uncompensated services. the Company recorded discounts on founder notes payable of $34,692 and $35,063 respectively, as additional paid-in capital.

Warrant

Concurrent with the issuance of a note payable settled prior to the year ended May 31, 2024, the Company issued a warrant for 29,336 shares of the Company’s common stock at an exercise price of $5.87 per share. The warrant expired in the year ended May 31, 2025, in accordance with its terms.

Stock Option Plans

The Company maintains stock option plans, under which shares are available for issuance of stock-based awards under terms established by the board of directors. Through May 31, 2025, awards under the plans generally consisted of options with exercise prices equal to fair market value, vesting and service conditions of 18 months to three years without market or performance conditions and ten-year lives. Options granted in the year ended May 31, 2024 for an aggregate of 246,000 shares are subject to vesting conditions related to research and financing milestones. As of May 31, 2025, 600,000 shares remain available for future grant under the 2024 Stock Option Plan. The number of shares available under the 2024 Stock Option Plan will increase by 2% per year or such lower number of shares as may be determined by the Company’s board of directors.

The following is an analysis of the stock option activity under the Plans:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding May 31, 2023	557,450	$6.04
Granted	153,000	0.01
Exercised	—	—
Expired or forfeited	(198,500)	4.95
Outstanding May 31, 2024	511,950	$4.66
Granted	—	—
Exercised	—	—
Expired or forfeited	—	—
Outstanding May 31, 2025	511,950	$4.66	5.5 years
Exercisable May 31, 2025	263,450	$4.96	4.0 years

The weighted average grant-date fair value of stock options granted during the years ended May 31, 2024 was $7.00, based on the following weighted average assumptions:

2024
Expected term in years	10
Expected volatility	81%
Risk-free interest rate	4.1%
Expected dividend yield	0%

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — STOCKHOLDERS’ EQUITY (cont.)

In the year ended May 31, 2024, the Company modified the terms of certain of its outstanding stock options representing an aggregate of 140,000 shares. These modifications included a reduction in exercise prices from $7.01 per share to $0.01 per share and the addition of performance and vesting conditions, not currently considered probable of achievement, related to corporate transactions.

In the year ended May 31, 2025, stock-based compensation expense amounted to $24,312, which is included in research and development expenses. In the year ended May 31, 2024, stock-based compensation expense amounted to $194,846, of which $182,912 is included in research and development expenses and $11,934 is included in general and administrative expenses. As of May 31, 2025, unrecognized stock-based compensation expense related to options for which vesting is considered probable was $0. As of May 31, 2025, unrecognized stock-based compensation expense related to options for which vesting is not considered probable was $1,093,712.

In the year ended May 31, 2023, the Company issued 132,000 restricted stock units, vesting upon a change in control or public listing of the Company’s common stock. In the year ended May 31, 2024, concurrent with the modification of stock options described above, the Company terminated outstanding restricted stock units representing 44,000 shares. Vesting of the units is not considered probable and no compensation expense has been recognized through the year ended May 31, 2025. The grant-date fair value and unrecognized compensation expense as of May 31, 2025 related to the restricted stock units amounts to $652,080.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES

For the years ended May 31, 2025 and 2024, the provision for income taxes consisted of the following:

	2025	2024
Current:
Federal	$16,483	$112,947
State	1,456	1,456
Total current	17,939	114,403
Deferred:
Federal	—	—
State	—	—
Total deferred	—	—
Total	$17,939	$114,403

For the years ended May 31, 2025 and 2024, a reconciliation of the Company’s effective tax rate to the statutory U.S. Federal rate is as follows:

	2025	2024
Income taxes at Federal statutory rate	21.0%	21.0%
Discounts and interest on notes	(2.4)%	(2.1)%
Financing costs	(4.3)%	—%
State taxes	—%	(4.2)%
Other	(2.3)%	(1.2)%
Change in valuation allowance	(14.3)%	(36.3)%
Income tax provision	(2.3)%	(22.9)%

The Company’s deferred tax assets and liabilities consist of the following at May 31, 2025 and 2024:

	May 31, 2025	May 31, 2024
Deferred tax assets:
Tax benefit of net operating loss carry-forward (NOL)	$351,453	$247,637
FIN48 reduction in NOL	(269,420)	(219,793)
Stock compensation	351,136	346,030
Research and development expenses	422,170	372,544
Other	1,152	2,432
Total deferred tax assets:	856,490	748,850
Deferred tax liabilities	(8,152)	(4,583)
Net deferred tax assets:	848,338	744,267
Valuation allowance for deferred tax assets	(848,338)	(744,267)
Deferred tax assets, net of valuation allowance	$—	$—

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES (cont.)

As of May 31, 2025 and 2024, the Company had federal net operating loss (“NOL”) carryforwards available to reduce future taxable income of approximately $1,541,000 and $1,047,000, respectively. As of May 31, 2025 and 2024, the Company had state NOL carryforwards of approximately $392,000 and $392,000, respectively. Federal NOLs of approximately $165,000 will begin to expire in 2025 and remaining Federal NOLs have an indefinite expiration period and can be utilized to offset up to 80% of future taxable income. State loss carryforwards expire between 2036 and 2044.

When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company’s valuation allowance increased by $104,071 and $181,606 in the years ended May 31, 2025 and 2024, respectively.

Uncertain tax positions are evaluated based on the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustment may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue. The Company recognizes a tax benefit from an uncertain tax position when it is more-likely-than-not that it will be sustained upon examination by tax authorities.

Unrecognized tax benefits, May 31, 2023	$217,239
Gross increases – tax positions in current period	155,305
Unrecognized tax benefits, May 31, 2024	372,544
Gross increases – tax positions in current period	49,626
Unrecognized tax benefits, May 31, 2025	$422,170

The gross increase in unrecognized tax benefits in the years ended May 31, 2024 and 2025 relate to expected current deductions for certain funded research and development expenses subject to interpretations of applicable tax law, in excess of available net operating carryforwards. Future changes in the unrecognized tax benefits would affect the Company’s effective tax rate. In the absence of changes in related rulings or regulations, the Company does not anticipate any such change over the next 12 months.

The Company’s policy is to recognize interest expense and penalties related to income tax matters in income tax expense. As of May 31, 2025 and 2024, accrued interest related to uncertain tax positions amounted to $20,483 and $4,000, respectively.

The Company and its subsidiary are subject to U.S. federal and state income tax, and in the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities. As of May 31, 2025, the 2017 to 2025 tax years remained subject to examination.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — LOSS PER SHARE

The following common stock equivalents have been excluded from the calculation of loss per share because their effects would be antidilutive:

	2025	2024
Stock options	511,950	511,950
Restricted stock	88,000	88,000
Warrants	—	29,336

Additional shares are issuable under the Company’s convertible notes, the amount of which is dependent on future events.

NOTE 14 — DEFINED CONTRIBUTION PLAN

The Company maintains a 401K plan for the benefit of its employees. Company contributions amounted to $5,948 and $12,711 in the years ended May 31, 2025 and 2024, respectively.

NOTE 15 — SEGMENT INFORMATION

Segment revenue and expenses are as follows in the years ended May 31, 2025 and 2024.

	2025	2024
Revenue	$631,729	$1,319,531
Research and development
Salaries and benefits	449,344	692,875
Consultants and contractors	176,935	278,837
Stock based compensation	24,312	182,912
Other R&D	—	2,236
Total research and development	650,591	1,156,860
General and administrative
Salaries and benefits	105,761	117,883
Consultants and contractors	213,509	292,234
Stock based compensation	—	11,934
Patents	44,363	30,167
Depreciation	20,828	20,052
Offering costs	150,526	—
Rent and facilities	53,483	55,600
Other	35,918	86,204
Total general and administrative	624,388	614,074
Interest expense	82,046	48,599
Income taxes	17,939	114,403
Net loss	$(743,235)	$(614,405)

Other general and administrative expenses include software services, statutory and licensing fees, insurance and office expenses, among others.

DIAMIR BIOSCIENCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SUBSEQUENT EVENTS

In June 2025, DiamiR amended the convertible note with Kira Sheinerman, one of its founders and the Executive Director, such that the founder loaned us additional $150,000.

In July 2025, the Company entered into a definitive merger agreement with Aptorum Group Limited, a publicly traded Cayman Islands company. Pursuant to the merger agreement, if completed, shareholders of the Company would receive shares of the acquirer’s common stock in a share exchange. Accounting for the merger, if consummated, is not complete. Under the merger agreement, the Company’s outstanding convertible notes are expected to be converted to shares of common stock. Concurrent with the execution of the merger agreement, the companies entered into a management service agreement and a license agreement through earlier of the closing of the merger or December 31, 2025 under which the Company will provide certain development services.

On July 4, 2025, H.R.1, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The OBBB eliminates the requirement under Internal Revenue Code Section 174 to capitalize and amortize U.S.-based research and experimental expenditures over five years, making these expenditures fully deductible in the period incurred, among other provisions. The Company is currently evaluating the impact on its consolidated financial statements of the provisions of the OBBBA, which may result in a significant reduction of recorded income tax liabilities. The provisions were not effective as of May 31, 2025 and their effects, if any, are expected to be recorded in the Company’s consolidated financial statements for the year ending May 31, 2026.

On July 7, 2025, DiamiR entered into a financial advisory agreement with H.C. Wainwright & Co., LLC (“Wainwright”), with Wainwright to act as exclusive financial advisor to DiamiR in connection with the merger with Aptorum. As compensation for its services, upon the consummation of the Merger, Wainwright will receive common stock purchase warrants to purchase up to a number of shares of common stock of the combined company equal to $500,000 divided by the closing price of the combined company’s common stock on the date of consummation of the Merger, which warrants shall have an exercise price of $0.01 per share and a term of exercise of five years. In the event that DiamiR (or the combined company) consummates one or more financing transactions, with gross proceeds of at least $4,000,000 following the execution of the Merger Agreement through and including the consummation of the Merger and within 90 days thereafter, Wainwright shall receive a cash fee of $250,000, which cash fee shall be paid in lieu of a number of warrants equal to $250,000. The Executive Director and co-founder of DiamiR, is currently a managing director of Wainwright.

The Company has evaluated subsequent events through October 6, 2025, the date these financial statements were available to be issued.

Aptorum Group Limited

2,060,000 Class A Ordinary Shares

PRELIMINARY PROSPECTUS

December 5, 2025